Form 10KSB, Exhibit 13
period 1993-12-31
COMMERCIAL BANCSHARES INC /WV/
filed 1994-03-29
CIK 726738

                                                              EXHIBIT 13



            [LOGO OF COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES]


                                                              COMMERCIAL
                                                              BANCSHARES, INC.
- --------------------------------------------------------------------------------
                                                              1993 ANNUAL REPORT

[LOGO OF Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries

PRESIDENT'S MESSAGE
- -------------------------------------------------------------------------------

Dear Shareholders and Friends:

  Commercial BancShares enjoyed another very successful year in 1993. Net income achieved a new record of $2.77 million, which was up 12.35% from the record attained in 1992. Fully diluted earnings on a per share basis reached $2.95. I am particularly pleased to report that the return on average assets in 1993 was 1.10%, up from 1.02% in 1992. Each of the subsidiary banks made strong attempts to maintain their net interest margins, improve noninterest income and contain noninterest expense growth. Their efforts made BancShares' success in 1993 possible.

  A major contributor to the improved earnings was our ability to reduce the provision for loan loss by 88.7% from the 1992 level. Although the loan portfolio decreased $1.6 million from December 31, 1992 to December 31, 1993, because recoveries exceeded loan losses in 1993, the balance of the reserve increased 4.7%. The overall quality of the loan portfolio also was improved. At year-end 1993, loans past due 90 days or more were 11.6% less than they were at year-end 1992. Nonaccrual loans were only 46.4% of the December, 1992, level and both past due and nonaccrual loans were at their lowest level in the last five years.

  As shown in the graph on the next page, total assets and deposits both climbed to record highs in 1993. At year-end, assets were up $9.4 million or 3.8% from the 1992 level. Deposits increased $7.9 million or 3.47%. Total shareholders' equity grew by 8.9% to $21.3 million. This resulted in a fully diluted book value per common share of $22.65 per share at December 31.

  Despite the arrival of "mega-banks" on the West Virginia banking scene, BancShares continues to believe that its customers appreciate the emphasis it places on community banking. Although some "back office" functions, such as data processing, are centralized, each of BancShares' banks operates independently, making its own decisions on such important matters as loan pricing, product offerings and deposit interest rates. Each bank is operated by its own board of directors and president--local residents, involved in the community.

  In September, 1993, Hometown Bankshares, which operates community banks in Tyler, Wetzel and Ritchie Counties in West Virginia signed an agreement and plan of merger whereby Hometown will merge with and into Commercial BancShares in exchange for common shares of Commercial. Preparation of the regulatory applications is in process and it is anticipated that a special meeting of Commercial shareholders will be held during the first half of 1994 to consider the merger. Because Hometown shares Commercial's philosophy of community banking, we are hopeful the merger will be approved by the shareholders of each company and the transaction can be accomplished as soon as possible.

  In November, 1993, we were saddened by the death of James R. O'Hair who joined Commercial Banking & Trust in 1944 and remained until his retirement in 1969. Jim served as our President from 1967-1969 and served on the Board for over 30 years. He was dedicated, served our company well, and will be missed.

  As in all our successes, we are grateful to the people who help make them possible: our faithful staff of officers and employees, our directors, our shareholders and our loyal customers. We hope you will recommend BancShares and its banks to your friends and associates.


                                     Sincerely,


                                     /S/ William E. Mildren, Jr.
                                     ---------------------------
                                     William E. Mildren, Jr.
                                     Chairman, President and
                                     Chief Executive Officer

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
SELECTED FINANCIAL DATA
- -------------------------------------------------------------------------------

COMMERCIAL BANCSHARES,
INCORPORATED AND SUBSIDIARIES
At Year End                          1993      1992      1991      1990      1989
(Thousands of Dollars)
Total Assets..................   $258,217  $248,784  $233,662  $226,396  $207,748
Total Deposits................    234,082   226,229   210,920   206,857   189,533
Total Loans...................    174,476   176,086   156,105   132,339   120,309
Total Shareholders' Equity....     21,284    19,537    18,076    16,540    16,076
Long-Term Debt................        424       362       196       393       589
- ---------------------------------------------------------------------------------
For the Year Ended
(Thousands of Dollars)
Total Interest Income.........   $ 18,475  $ 19,964  $ 20,684  $ 20,458  $ 19,742
Net Interest Income...........     11,361    11,452     9,925     9,148     8,535
Provision for Loan Losses.....         88       779       782       604       512
Net Income....................      2,774     2,469     1,698     1,564     1,840
- ---------------------------------------------------------------------------------
Per Common Share
(Dollars)
Net Income (Primary)..........   $   3.38  $   2.97  $   1.96  $   1.78  $   2.10
Cash Dividends Declared.......        .94       .83       .80       .76       .72
- ---------------------------------------------------------------------------------

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
as of December 31, 1993 and 1992
- -------------------------------------------------------------------------------

                                                              IN THOUSANDS OF DOLLARS
                                                                   1993      1992
                                                               ---------------------
                                                                          (Restated)
ASSETS
Cash and Due from Banks......................................  $ 10,172    $ 10,499
Interest-Bearing Deposits in Banks...........................        99          99
Federal Funds Sold...........................................     7,924      14,213
Investment Securities, at Amortized Cost
   (Market Values:  1993 - $57,274; 1992 - $39,964)..........    56,269      38,841
Loans - Net..................................................   174,476     176,086
LESS:  Reserve for Loan Losses...............................    (2,388)     (2,281)
Premises and Equipment - Net.................................     5,658       5,793
Notes Receivable.............................................       255         255
Accrued Interest Receivable..................................     1,659       1,481
Foreclosed Properties - Net..................................     1,253       1,369
Other Assets.................................................     2,840       2,429
                                                               --------------------
TOTAL ASSETS.................................................  $258,217    $248,784
                                                               ====================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Demand - Non-Interest Bearing ............................  $ 32,819    $ 31,226
   Demand - Interest Bearing.................................    47,550      45,253
   Savings...................................................    52,618      50,965
   Time Deposits.............................................   101,095      98,785
                                                               --------------------
        TOTAL DEPOSITS.......................................  $234,082    $226,229
Federal Funds Purchased and Securities Sold under
   Agreements to Repurchase..................................       -0-         125
ESOP Borrowings..............................................       424         362
Accrued Interest Payable.....................................       550         635
Other Liabilities............................................     1,877       1,896
                                                               --------------------
        TOTAL LIABILITIES....................................  $236,933    $229,247
                                                               --------------------
SHAREHOLDERS' EQUITY
  Convertible Preferred Stock
     ($100.00 Par Value:  43,328 Shares Authorized:
     Issued Shares; 27,165 in 1993; 27,246 in 1992)..........  $  2,716    $  2,725
  Common Stock
     ($5.00 Par Value:  1,000,000 Shares Authorized:
     Issued Shares; 758,506 in 1993; 757,913 in 1992)........     3,792       3,789
  Additional Paid in Capital.................................     5,683       5,677
  Undivided Profits..........................................     9,864       8,058
  LESS:  Employee Stock Ownership Plan Shares
             Collateralizing Debt, at Cost
             (43,062 Shares in 1993; 52,014 Shares in 1992)..      (424)       (362)
             Treasury Stock, at Cost
             (17,643 Shares in 1993; 17,778 Shares in 1992)..      (347)       (350)
                                                               --------------------
        TOTAL SHAREHOLDERS' EQUITY...........................  $ 21,284    $ 19,537
                                                               --------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................  $258,217    $248,784
                                                               ====================

The accompanying notes are an integral part of these consolidated financial statements.

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
for the years ended December 31, 1993, 1992, and 1991
- -------------------------------------------------------------------------------

                                                                 IN THOUSANDS OF DOLLARS
                                                                EXCEPT FOR PER SHARE DATA
                                                         --------------------------------------
                                                            1993         1992           1991
                                                                      (Restated)     (Restated)
INTEREST INCOME
 Interest and Fees on Loans............................  $15,276         $16,252        $15,927
 Interest on Notes Receivable..........................       17              14             12
 Interest on Securities at Amortized Cost..............    2,782           3,357          4,298
 Interest on Federal Funds Sold........................      394             339            412
 Interest on Deposits with Banks.......................        6               2             35
       TOTAL INTEREST INCOME...........................  $18,475         $19,964        $20,684
                                                         --------------------------------------
INTEREST EXPENSE
 Interest on Deposits..................................  $ 7,089         $ 8,465        $10,634
 Interest on Other Borrowings..........................       25              47            125
                                                         --------------------------------------
       TOTAL INTEREST EXPENSE..........................  $ 7,114         $ 8,512        $10,759
                                                         --------------------------------------
       NET INTEREST INCOME.............................  $11,361         $11,452        $ 9,925
 Provision for Loan Losses.............................       88             779            782
                                                         --------------------------------------
       NET INTEREST INCOME AFTER
       PROVISION FOR LOAN LOSSES.......................  $11,273         $10,673        $ 9,143
                                                         --------------------------------------
NONINTEREST INCOME
 Trust Department Income...............................  $   535         $   409        $   362
 Service Charges, Fees, and Commissions................      978             819            804
 Security Gains........................................       15               5             83
 Other Income..........................................      434             390            195
                                                         --------------------------------------
       TOTAL NONINTEREST INCOME........................  $ 1,962         $ 1,623        $ 1,444
                                                         --------------------------------------
NONINTEREST EXPENSES
 Employee Compensation and Benefits....................  $ 4,756         $ 4,267        $ 4,164
 Occupancy Expense, Net of Revenues....................      532             539            547
 Furniture and Equipment Expense.......................      741             755            714
 Other Operating Expenses..............................    2,970           3,046          2,980
                                                         --------------------------------------
       TOTAL NONINTEREST EXPENSES......................  $ 8,999         $ 8,607        $ 8,405
                                                         --------------------------------------
       INCOME BEFORE INCOME TAXES......................  $ 4,236         $ 3,689        $ 2,182
 Applicable Income Taxes...............................    1,462           1,220            484
                                                         --------------------------------------
       NET INCOME......................................  $ 2,774         $ 2,469        $ 1,698
                                                         ======================================
NET INCOME AVAILABLE FOR
COMMON SHAREHOLDERS....................................  $ 2,502         $ 2,196        $ 1,425
                                                         --------------------------------------
EARNINGS PER SHARE DATA:
 Primary...............................................    $3.38           $2.97          $1.96
                                                         ======================================
 Fully Diluted.........................................    $2.95           $2.63          $1.83
                                                         ======================================

The accompanying notes are an integral part of these consolidated financial statements.

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
for the years ended December 31, 1993, 1992, and 1991
- -------------------------------------------------------------------------------

                                                                 IN THOUSANDS OF DOLLARS
                                                               1993        1992        1991
                                                             ------------------------------
                                                                      (Restated)  (Restated)
CONVERTIBLE PREFERRED STOCK
       (43,328 Shares Authorized):
       Cumulative Preferred $100.00 Series:
         Balance at Beginning of Year......................  $2,725      $2,725      $2,733
         Conversion of Preferred Stock to Common Stock.....      (9)        -0-          (8)
                                                             ------------------------------
BALANCE AT END OF YEAR -
       27,165 Shares Outstanding in 1993;
       27,246 Shares Outstanding in 1992; and
       27,246 Shares Outstanding in 1991...................  $2,716      $2,725      $2,725
                                                             ------------------------------
COMMON STOCK
       ($5.00 Par Value; 1,000,000 Shares Authorized):
       Balance at Beginning of Year........................  $3,789      $3,789      $3,786
       Issuance of Common Stock under Conversion
         of Preferred Stock................................       3         -0-           3
       Issuance of Common Stock............................     -0-         -0-         -0-
                                                             ------------------------------
BALANCE AT END OF YEAR -
       758,506 Shares Issued in 1993;
       757,913 Shares Issued in 1992; and
       757,913 Shares Issued in 1991.......................  $3,792      $3,789      $3,789
                                                             ------------------------------
ADDITIONAL PAID IN CAPITAL
       Balance at Beginning of Year........................  $5,677      $5,677      $5,661
       Additional Paid in Capital from Conversion
         of Preferred Stock to Common Stock................       5         -0-           5
       Additional Paid in Capital from Resale of
         Treasury Stock....................................       1         -0-          11
       Issuance of Common Stock............................     -0-         -0-         -0-
                                                             ------------------------------
BALANCE AT END OF YEAR.....................................  $5,683      $5,677      $5,677
                                                             ------------------------------
UNDIVIDED PROFITS
       Balance at Beginning of Year:
         Previously Reported...............................  $8,058      $6,433      $5,399
         SFAS 109 Retrospective Deferred
           Tax Adjustment..................................      NA          NA          22
         Restated..........................................   8,058       6,433       5,421
       Net Income..........................................   2,774       2,469       1,698
       Cash Dividends Declared:
         Convertible Preferred Stock.......................    (272)       (273)       (273)
         Common Stock......................................    (696)       (571)       (413)
                                                             ------------------------------
BALANCE AT END OF YEAR.....................................  $9,864      $8,058      $6,433
                                                             ------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (CONTINUED)
for the years ended December 31, 1993, 1992, and 1991
- -------------------------------------------------------------------------------

                                                                                 IN THOUSANDS OF DOLLARS
                                                                            1993        1992         1991
                                                                         -----------------------------------
                                                                                     (Restated)   (Restated)
LESS:  EMPLOYEE STOCK OWNERSHIP PLAN
       SHARES COLLATERALIZING DEBT, AT COST
     Balance at Beginning of Year......................................  $   362        $   196      $   393
     Purchase of Common Stock..........................................       94            362          -0-
     Principal Reduction of ESOP Obligation............................      (32)          (196)        (197)
                                                                         -----------------------------------
BALANCE AT END OF YEAR
     43,062 Shares in 1993;
     52,014 Shares in 1992; and
     32,204 Shares in 1991.............................................  $   424        $   362      $   196
                                                                          -----------------------------------
LESS:  TREASURY STOCK, AT COST
     Balance at Beginning of Year......................................  $   350        $   352      $   646
     Purchase of 2,000 Shares, at Cost,
      of Common Stock in 1991..........................................      -0-            -0-           43
     Resale of 135 Shares, 90 Shares,
      and 16,622 Shares of Treasury Stock, at
      Cost in 1993, 1992, and 1991,
      Respectively.....................................................       (3)            (2)        (337)
                                                                         -----------------------------------
BALANCE AT END OF YEAR
     17,643 Shares in 1993;
     17,778 Shares in 1992; and
     17,868 Shares in 1991.............................................  $   347        $   350      $   352
                                                                         -----------------------------------
TOTAL SHAREHOLDERS' EQUITY.............................................  $21,284        $19,537      $18,076
                                                                         ===================================




The accompanying notes are an integral part of these consolidated financial statements.

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
for the years ended December 31, 1993, 1992 and 1991
- ------------------------------------------------------------------------------

                                                               IN THOUSANDS OF DOLLARS
                                                             1993      1992         1991
                                                         ----------------------------------
                                                                    (Restated)   (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income........................................  $  2,774    $  2,469     $  1,698
                                                         ----------------------------------
Adjustments to Reconcile Net Income to Net
      Cash from Operating Activities:
        Deferred Employee Benefits.....................  $     33    $    196     $    197
        Depreciation...................................       678         684          681
        Provision for Loan Losses......................        88         779          782
        Provision for Losses on Foreclosed Properties..       190         -0-          -0-
        Net Amortization (Accretion) on Investments....       264          (7)         (11)
        Provision for Deferred Taxes...................       (58)       (114)         (82)
        (Gain) Loss on Sale of Capitalized Assets......         2           4           (1)
        Realized Gains on Investment
          Securities...................................       (15)         (5)         (83)
        Income Tax Benefit.............................      (255)       (228)        (360)
        Other Items - Net..............................       (13)        (13)         (12)
        (Increase) Decrease:
          Accrued Interest Receivable..................      (182)        327          352
          Other Assets.................................      (876)        (26)         272
        Increase (Decrease):
          Accrued Interest Payable.....................       (85)       (336)        (132)
          Other Liabilities............................       233         812          325
                                                         ----------------------------------
        TOTAL ADJUSTMENTS............................    $      4    $  2,073     $  1,928
                                                         ----------------------------------
NET CASH FLOWS FROM
OPERATING ACTIVITIES...................................  $  2,778    $  4,542     $  3,626
                                                         ----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Decrease (Increase) in Short-Term
       Investments.....................................  $  6,289    $ (5,203)    $ 10,609
     Proceeds from Sales of Securities
       Reported at Amortized Cost......................       -0-         -0-     $  5,876
     Proceeds from Maturities and Calls of
       Securities Reported at Amortized Cost...........    18,570      20,002       10,837
     Purchases of Securities Reported
       at Amortized Cost...............................   (35,815)    (12,448)      (6,929)
     Net (Loans Originated) Principal
       Collected.......................................     1,648     (20,337)     (24,775)
     Proceeds from Sale of Premises
       and Equipment...................................        43          39            2
     Purchases of Premises and Equipment...............      (638)       (835)        (710)
                                                         ----------------------------------
NET CASH FLOWS FROM
INVESTING ACTIVITIES...................................  $ (9,903)   $(18,782)    $ (5,090)
                                                         ----------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

[LOGO of Commercial BancShares, Inc. and Subsidiaries]
Commercial BancShares, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
for the years ended December 31, 1993, 1992 and 1991
- ------------------------------------------------------------------------------

                                                              IN THOUSANDS OF DOLLARS
                                                           1993      1992         1991
                                                        ---------------------------------
                                                                  (Restated)   (Restated)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net Increase (Decrease) in Total
  Deposits............................................  $ 7,855     $15,308      $ 4,363
 Net Increase (Decrease) in Federal
  Funds Purchased and Securities Sold
  under Agreements to Repurchase......................     (125)     (2,530)       2,155
 Net Increase (Decrease) in Other
  Short-Term Borrowings...............................      -0-         -0-         (200)
 Proceeds from Sale of Treasury Stock.................        3           2          348
 Purchase of Treasury Stock...........................      -0-         -0-          (43)
 Principal Payments on ESOP Borrowings................      (33)       (196)        (197)
 Principal Payments on Capital Lease Obligation.......      (28)        (25)         (17)
 Proceeds from Issuance of ESOP Debt..................       94         362          -0-
 Dividends Paid.......................................     (968)       (844)        (686)
                                                        ---------------------------------
NET CASH FLOWS FROM
 FINANCING ACTIVITIES.................................  $ 6,798     $12,077      $ 5,723
                                                        ---------------------------------
NET INCREASE (DECREASE) IN CASH
 AND DUE FROM BANKS...................................  $  (327)    $(2,163)     $ 4,259
                                                        ---------------------------------
CASH AND DUE FROM BANKS
 AT BEGINNING OF YEAR.................................   10,499      12,662        8,403
                                                        ---------------------------------
CASH AND DUE FROM BANKS
 AT END OF YEAR.......................................  $10,172     $10,499      $12,662
                                                        =================================
SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
 Conversion of Convertible Preferred Stock to
  Common Stock........................................  $     9     $   -0-      $     8
 Loans Transferred to Foreclosed Properties...........  $   124     $   119      $    86
 Capital Lease Obligation.............................  $   -0-     $   -0-      $    82

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
 Cash Paid during the Year For:
  Interest............................................  $ 7,200     $ 8,849      $10,892
  Income Taxes........................................  $ 2,086     $   665      $   581

The accompanying notes are an integral part of these consolidated financial statements.

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1993
- --------------------------------------------------------------------------------
NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

BASIS OF PRESENTATION

  The accounting and reporting policies of Commercial BancShares, Inc. and Subsidiaries are in conformity with generally accepted accounting principles followed within the banking industry. The significant accounting policies employed in the preparation of the accompanying consolidated financial statements are summarized below.

  Certain items previously reported have been reclassified to conform with current year's classifications.

RETROSPECTIVE CHANGE IN ACCOUNTING PRINCIPLE

  The Corporation adopted Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes" retrospectively, resulting in the restatement of the prior periods comparative financial information. The new standard changed many of the requirements of prior accounting standards, particularly with respect to the criteria for the recognition of deferred tax assets and liabilities. A further discussion of the temporary differences resulting in deferred tax balances is incorporated in Note 8 to the consolidated financial statements.

  The following adjustments resulting from the adoption of SFAS 109 have increased (decreased) previously reported categories:

                                                   In Thousands of Dollars
                                                        December 31
                               --------------------------------------------------------------------
                                                 1992                         1991
                               --------------------------------------------------------------------
                               Previously  Accounting             Previously  Accounting
                                Reported     Change     Restated   Reported     Change     Restated
BALANCE SHEET
Other Assets.................      $2,095       $ 335     $2,430
Other
  Liabilities................      $1,767       $ 130     $1,897
Undivided
  Profits....................      $7,852       $ 205     $8,057

STATEMENTS OF
  INCOME
Applicable Income
  Taxes......................      $1,323       $(103)    $1,220      $  566       $ (82)    $  484
Net Income...................      $2,366       $ 103     $2,469      $1,616       $  82     $1,698
Net Income
  Available for
  Common
  Shareholders...............      $2,093       $ 103     $2,196      $1,343       $  82     $1,425
Primary-Per
  Share......................      $ 2.83       $ .14     $ 2.97      $ 1.84       $ .12     $ 1.96
Fully Diluted-
  Per Share..................      $ 2.52       $ .11     $ 2.63      $ 1.74       $ .09     $ 1.83
                               --------------------------------------------------------------------

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements of Commercial BancShares, Inc. and Subsidiaries (the Corporation) include the accounts of the Corporation and its subsidiaries. Material intercompany transactions and accounts have been eliminated. Purchase accounting adjustments applicable to the acquisition of The Jackson County Bank have been included in the Corporation's consolidated financial statements.

  Effective February 1, 1992, the Corporation acquired the net assets of The Dime Bank by exchanging 214,266 shares of its common stock for all of the outstanding shares of The Dime Bank. The combination has been recorded using the pooling-of-interests method of accounting and, accordingly, the accompanying consolidated financial statements were prepared as if the combination had occurred on January 1, 1991. All significant intercompany transactions have been eliminated.

  Summarized results of operations, in thousands, of the Corporation and The Dime Bank for the periods January 1, 1992 to February 1, 1992 and January 1, to December 31, 1991, respectively, are as follows:

                                         In Thousands of Dollars
                             -----------------------------------------------
                                       1992                    1991
                              Commercial             Commercial
                              BancShares,    The     BancShares      The
                               Inc, and      Dime     Inc. and       Dime
                             Subsidiaries    Bank   Subsidiaries     Bank
Total Interest Income......        $1,448   $ 284        $17,550    $ 3,242
Total Interest Expense.....          (718)   (140)        (9,017)    (1,742)
Provision for Loan Losses..          ( 56)    -0-         (  692)    (   90)
Other Income...............           131      24          1,142        263
Other Expenses.............          (542)   (130)        (7,152)    (1,321)
Applicable Income Taxes....          (118)   ( 10)        (  483)    (   83)
                             ----------------------------------------------
NET INCOME.................        $  145   $  28        $ 1,348    $   269
                             ==============================================

STATEMENT OF CASH FLOWS

  For the purpose of reporting cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks."

SECURITIES

  It is the policy of the Corporation and its subsidiaries to prohibit the use of their respective investment accounts to maintain a trading account or to speculate in securities that would demonstrate management's intent to profit from short-term price movements.

  Debt securities which management intends and which the Corporation has the ability to hold until maturity are carried at cost, adjusted on the interest-method basis for amortization of premiums and accretion of discounts which are recognized as adjustments to investment interest income. The Corporation and its subsidiaries generally anticipate prepayments of principal in the calculation of the effective yield for collateralized mortgage obligations. Market values of securities are determined by prices obtained from independent market sources. Realized gains or losses on disposition are computed on the identified cost basis and are reported under investment securities gains on the accompanying consolidated statements of income.

NOTE RECEIVABLE

  The Corporation has a note receivable with Move Capital, Inc. which had an original principal balance of $255 thousand. The principal balance of the note matures March 31, 1996. The borrower promises to pay one-half of the interest when and as earned on certain certificates of deposit and one-half of all payments of interest when and as received from certain investments and such additional amount as needed per year so that interest paid equals five percent per annum on the unpaid principal balance.

LOANS

  Loans are stated at the amount of unpaid principal, reduced by unearned interest and deferred loan fees.

  The net amount of loan origination and commitment fees, and direct costs incurred to underwrite and issue the loan are deferred and amortized as an adjustment of the related loan's yield over the contractual life of the loan in a manner which approximates the interest method.

  Interest income on discounted loans is generally recognized as income based on methods that approximate the interest method. For all other loans, interest is accrued daily on the outstanding balances. Unearned income on discounted loans is credited to the unearned interest account when the loan is made and is recorded as interest income monthly over the life of the loan using the interest method.

  Nonaccrual loans are those on which the accrual of interest has ceased. Loans, other than consumer loans, are placed on nonaccrual status immediately if, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement, or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. In addition, any interest accrued in prior years is charged to the reserve for loan losses. Subsequent cash receipts are applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal and interest. Loans are reclassified to accrued status only when interest and principal payments are brought current and future payments appear assured.

  Restructured loans are loans with original terms which have been modified to below market rate terms as a result of a change in the borrower's financial condition. Interest income on restructured loans is accrued at the reduced rates.

  A commitment to extend credit is a binding agreement to make a loan to a customer in the future if certain conditions are met and is subject to the same risk, credit review, and approval process as a loan. Many commitments expire without being used and, therefore, do not represent future funding requirements.

RESERVE FOR POSSIBLE LOAN LOSSES

  The reserve for loan losses is maintained at a level determined by management to be adequate to provide for probable losses inherent in the loan portfolio, including commitments to extend credit. The reserve is maintained through the provision for loan losses, which is a charge to operations. When a loan is considered uncollectible, the loss is charged to the reserve. Recoveries of previously charged off loans are credited to the reserve. The potential for loss in the portfolio reflects the risks and uncertainties inherent in the extension of credit.

  The determination of the adequacy of the reserve is based upon management's assessment of risk elements in the portfolio, factors affecting loan quality, and assumptions about the economic environment in which the Corporation operates. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant individual problem credits. In addition, management reviews overall portfolio quality through an analysis of current levels and trends in charge-off, delinquency, and nonaccruing loan data, review of forecasted economic conditions, and the overall banking environment. These reviews are of necessity dependent upon estimates, appraisals, and judgments which may change quickly because of changing economic conditions and the Corporation's perception as to how these factors may affect the financial condition of debtors.

FORECLOSED PROPERTIES

  Properties acquired through foreclosure or in settlement of loans and in-substance foreclosures are classified as foreclosed properties and are valued at the lower of the loan value or estimated fair value of the property acquired less estimated selling costs. An in-substance foreclosure occurs when a borrower has little or no equity in the collateral, repayment can only be expected to come from the operations or sale of the collateral, and the borrower has effectively abandoned the collateral or has doubtful ability to rebuild equity in the collateral. At the time of foreclosure, the excess, if any, of the loan value over the estimated fair value of the property acquired less estimated selling costs is charged to the reserve for loan losses. Additional decreases in the carrying values of foreclosed properties or changes in estimated selling costs, subsequent to the time of foreclosure, are recognized through a provision charged to operations. A valuation reserve is maintained for estimated selling costs and to record the excess of the carrying values over the fair market values of properties if changes in the carrying values are judged to be temporary.

  The fair value of foreclosed properties is determined based upon appraised value, utilizing either the estimated replacement cost, the selling price of properties utilized for similar purposes, or discounted cash flow analyses of the properties' operations.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over their estimated useful lives using either straight-line or an accelerated method. Useful lives are revised when a change in life expectancy becomes apparent.

  Maintenance and repairs are charged to expense and major renewals and betterments are capitalized. Gains or losses on dispositions of premises and equipment are included in income as realized.

APPLICABLE INCOME TAXES

  Income tax expense is based on income reported in the financial statements. Deferred income taxes are generally provided for transactions reported for tax purposes in periods different than when reported in the Corporation's financial statements.

  The Corporation and its subsidiaries file consolidated Federal and state tax returns. Tax allocation arrangements between the Corporation and its subsidiaries follow the policy of determining Federal and state income taxes as if the subsidiaries filed separate Federal and state income tax returns with consolidation surtax eliminations at the Corporation's level.

TRUST FEES

  In accordance with general practices within the banking industry, trust fees are recorded when received. Reporting such income on an accrual basis would not materially affect the results of operations as reported.

EARNINGS PER SHARE

  Primary earnings per share of common stock are based on the weighted-average number of shares of common stock outstanding during each period. Such weighted-average shares outstanding were 740,623 shares, 740,135 shares, and 728,789 shares for the years 1993, 1992, and 1991, respectively. Fully diluted earnings per share assumes the conversion of outstanding convertible preferred stock and elimination of dividends paid thereon, as of the beginning of each period, in order to compute the weighted-average of common shares outstanding during each period. Such weighted-average shares assuming full dilution were 939,907 shares, 939,903 shares, and 929,033 shares in 1993, 1992, and 1991, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS 107 requires the Corporation to disclose the fair value of its financial instruments. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that conveys or imposes the contractual right or obligation to either receive or deliver cash or another financial instrument. Examples of financial instruments included in the Corporation's balance sheet are cash, Federal funds sold or purchased, debt and equity securities, loans, demand, savings, and other interest-bearing deposits, and notes. Examples of financial instruments which are not included in the Corporation's balance sheet are commitments to extend credit, and standby letters-of-credit. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

NOTE 2:   INVESTMENT SECURITIES

  The following represents the amortized costs and estimated market values of investments in securities for the years ended:

                                          In Thousands of Dollars
                                              December 31, 1993
                                --------------------------------------------
                                             Gross       Gross     Estimated
                                Amortized  Unrealized  Unrealized   Market
                                  Cost       Gains       Losses      Value
U. S. Government and
  Federal Agency/
  Corporation Obligations:
  Mortgage-Backed Securities..    $ 3,659      $   16        $  9    $ 3,666
  Collateralized Mortgage
  Obligations.................      3,122          36          19      3,139
  Government Agencies and
  U.S. Treasuries.............     36,503         538          49     36,992
Obligations of States and
  Political Subdivisions......     11,123         472           8     11,587
Other Debt Securities.........      1,416          28         -0-      1,444
Equity Securities -
  FHLB Stock..................        446         -0-         -0-        446
                                --------------------------------------------
       TOTAL..................    $56,269      $1,090        $ 85    $57,274
                                ============================================

                                          In Thousands of Dollars
                                             December 31, 1992
                                --------------------------------------------
                                             Gross       Gross     Estimated
                                Amortized  Unrealized  Unrealized   Market
                                  Cost       Gains       Losses      Value
U. S. Government and
  Federal Agency/
  Corporation Obligations:
  Mortgage-Backed Securities..    $ 1,147      $   20        $-0-    $ 1,167
  Collateralized Mortgage
  Obligations.................      2,430          35           2      2,463
  Government Agencies and
  U.S. Treasuries.............     23,694         701          15     24,380
Obligations of States and
  Political Subdivisions......      9,524         384         -0-      9,908
Other Debt Securities.........      2,046         -0-         -0-      2,046
                                --------------------------------------------
       TOTAL..................    $38,841      $1,140        $ 17    $39,964
                                ============================================

  The amortized cost and estimated market value of securities at December 31, 1993, by contractual maturity, are presented as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

                                          Reported at Amortized Cost
                                           In Thousands of Dollars
                                          --------------------------
                                                        Estimated
                                          Amortized      Market
                                            Cost          Value
Due in One Year or Less.................    $10,318       $10,452
Due after One Year through Five Years...     28,794        29,235
Due after Five Years through Ten Years..     14,532        14,917
Due after Ten Years.....................      2,179         2,224
Equity Securities - FHLB Stock..........        446           446
                                            ---------------------
TOTAL...................................    $56,269       $57,274
                                            ---------------------

  Proceeds from sales of investments in debt securities during 1993, 1992, and 1991 were $-0-, $-0-, and $5,876 thousand, respectively. Gross gains of $-0-, $-0-, and $83 thousand and gross losses of $-0-, $-0-, and $-0- were realized on those sales during 1993, 1992, and 1991, respectively. Security gains of $15 thousand and $5 thousand recognized in 1993 and 1992, respectively, resulted from calls of investment obligations beyond the control of the Company.

  The market values of obligations of state and political subdivisions are established with the assistance of an independent pricing service and are based on available market data which often reflect transactions of relatively small size and are not necessarily indicative of the prices at which large amounts of particular issues could readily be sold or purchased.

  Securities pledged to secure government deposits and other purposes as required or permitted by law had a book value of $13,315 thousand and $15,420 thousand as of December 31, 1993 and 1992, respectively. The estimated market values of the pledged securities totalled $13,780 thousand and $17,946 thousand at December 31, 1993 and 1992, respectively.

INTEREST ON INVESTMENT SECURITIES

  The following represents the interest on securities, presented by investment classifications, for the years ended:

                            In Thousands of Dollars
                                  December 31,
                            ------------------------
                               1993    1992    1991
                            ------------------------

U. S. Government and
Federal Agency/Corporation
Obligations.................  $2,056  $2,415  $3,118
State, County, and
Municipal Bonds
(Substantially All Exempt
from Federal Income Tax)....     614     695     820
Other Investments...........     112     247     360
                              ----------------------
TOTAL.......................  $2,782  $3,357  $4,298
                              ======================

NOTE 3:   LOANS

  Major classifications of loans, net of deferred fees, are summarized as follows for the years ended:

                               In Thousands of Dollars
                                      December
                               -----------------------
                                   1993       1992
                               -----------------------

  Real Estate..................  $ 65,771   $ 58,715
  Consumer.....................    29,027     34,667
  Commercial and Industrial....    76,534     79,554
  Credit Card Loans............     3,169      3,219
                                 -------------------
                                 $174,501   $176,155
  Unearned Income..............       (25)       (69)
                                 -------------------
              LOANS - NET......  $174,476   $176,086
                                 ===================

  Changes in the allowance for loan losses were as follows for the years ended:

                           In Thousands of Dollars
                                 December 31,
                          -------------------------
                           1993     1992     1991
                          -------------------------
BALANCE, BEGINNING
  OF YEAR...............  $2,281   $1,757   $1,643
    Provisions Charged
      to Operations.....      88      779      782
    Loans Charged Off...    (146)    (541)    (758)
    Recoveries..........     165      286       90
                          ------------------------
BALANCE, END OF YEAR....  $2,388   $2,281   $1,757
                          ========================

  Set forth below are the principal balances of nonaccrual (cash basis) and renegotiated loans and other assets acquired in loan related transactions for the years ended:

                                      In Thousands of Dollars
                                            December 31,
                                      ------------------------
                                        1993    1992    1991
                                      ------------------------
Nonaccrual Loans.....................  $  277  $  596  $  921
Renegotiated or Restructured Loans...     -0-     -0-     -0-
                                      ------------------------
TOTAL NONPERFORMING LOANS............  $  277  $  596  $  921
Other Assets Acquired in
  Satisfaction of Loans
  (Primarily Foreclosed Properties)..   1,310   1,424   1,310
                                      ------------------------
TOTAL NONPERFORMING ASSETS...........  $1,587  $2,020  $2,231
                                      ========================

  Restructured or renegotiated loans are those loans on which the rate of interest has been reduced as a result of the inability of the borrower to meet the original terms of the loan. At December 31, 1993, there were no commitments to lend additional funds to borrowers whose loans were classified nonaccrual (cash basis) or renegotiated.

  The approximate effect of foregone revenue from nonaccrual or renegotiated loans was as follows for the years ended:

                                              In Thousands of Dollars
                                                    December 31,
                                              -----------------------
                                              1993    1992    1991
                                              -----------------------
Gross Amount of Interest That
Would Have Been Recorded at
Original Rate...............................  $  47   $  64    $ 113
Interest That Was Reflected in Revenue (1)..    -0-       5       44
                                              ----------------------
NEGATIVE INTEREST
REVENUE IMPACT..............................  $  47   $  59    $  69
                                              ======================

(1)  Represents interest collected on nonaccrual loans.


  Foreclosed properties of $1,443 thousand and $1,255 thousand are stated net of reserves of $190 thousand and $-0- at December 31, 1993 and 1992, respectively. The reserve at December 31, 1993 includes $-0- for estimated selling costs. Provisions charged to operations for changes in the carrying value of foreclosed properties amounted to $190 thousand, $-0-, and $-0- in 1993, 1992, and 1991, respectively.

NOTE 4:   BANK PREMISES AND EQUIPMENT

  Bank premises and equipment is presented on the balance sheet at cost net of accumulated depreciation and consists of the following for the years ended:

                                                      In Thousands of Dollars
                                                           December 31,
                                                      -----------------------
DESCRIPTION                    ESTIMATED USEFUL LIFE
                                                           1993         1992
                                                      -----------------------
Land................................................     $ 1,194     $ 1,071
Bank Premises....................  15 to 40 Years...       5,629       5,809
Furniture and Equipment..........  5 to 10 Years....       4,501       4,107
                                                      -----------------------
                                                         $11,324     $10,987
LESS:  Accumulated Depreciation.....................      (5,666)     (5,194)
                                                      -----------------------
TOTAL...............................................     $ 5,658     $ 5,793
                                                      -----------------------

  Depreciation and amortization amounted to $678 thousand, $684 thousand, and $681 thousand for the years ended December 31, 1993, 1992, and 1991, respectively.

  A capital lease obligation of a subsidiary used for financing the acquisition of a phone system is recorded in the assets and liabilities. Included in furniture and equipment as of December 31, 1993 and 1992 is equipment acquired under the capital lease with a capitalized cost of $82 thousand, less accumulated depreciation of $42 thousand and $28 thousand, respectively. The approximate present value of future minimum lease payments which run through 1994 is $9 thousand.

NOTE 5:   TIME DEPOSITS

  The maturity of time deposits in denominations of $100 thousand or more was as follows for the years ended:

                            In Thousands of Dollars
                                  December 31,
                      -----------------------------------
                            1993               1992
                      -----------------------------------
                      BALANCE  PERCENT   BALANCE  PERCENT
MATURING:
Three Months or
  Less..............   $2,009       20%   $3,200       41%
Over Three to
  Six Months........    1,024       10     1,050       13
Over Six to Twelve
  Months............    4,437       45     1,653       21
Over One Year.......    2,515       25     1,916       25
                      -----------------------------------
                       $9,985      100%   $7,819      100%
                      ===================================

  Interest expense on time deposits in denominations of $100 thousand or more as of December 31, 1993, 1992, and 1991 was $318 thousand, $349 thousand, and $548 thousand, respectively.

NOTE 6:   FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO
REPURCHASE

  Federal funds purchased and securities sold under agreement to repurchase generally represent overnight borrowing transactions.

  The details of these classifications for the years 1993 and 1992 are as follows:

                                In Thousands of Dollars
                                -----------------------
                                     1993     1992
                                -----------------------
FEDERAL FUNDS PURCHASED
  Balance at End of Year.....      $  -0-   $  125
  Average during Year........      $  780   $  988
  Maximum Month-End Balance..      $1,500   $3,000
  Average Rate during Year...        3.05%    3.37%
  Rate at Year-End...........         N/A%    3.00%

SECURITIES SOLD UNDER
AGREEMENT TO REPURCHASE
  Balance at End of Year.....      $  -0-   $  -0-
  Average during Year........      $  -0-   $  135
  Maximum Month-End Balance..      $  -0-   $1,050
  Average Rate during Year...         N/A%    4.88%
  Rate at Year End...........         N/A%    0.00%

NOTE 7:   ESOP BORROWINGS

  ESOP borrowings, as presented on the consolidated balance sheet, is as follows for the years ended:

                                                                   In Thousands
                                                                    of Dollars
                                                                   December 31,
                                                            -----------------------
                                                               1993         1992
                                                            -----------------------
During 1992, the ESOP Trust obtained a revolving
conversion note for the principal amount of one
million dollars to finance the acquisition of the
Corporation's common stock, pledging those shares
as collateral. The revolving conversion note was a
conversion line-of-credit up to $1,000,000,
available on a revolving basis until May 31, 1993.
The amount of the credit outstanding on May 31,
1993 converted to a term loan. Interest on the
unpaid principal balance of the loans is payable
on each calendar quarter since September 30, 1992.
The principal balance of the term loan is payable
on each calendar quarter commencing on June 30,
1993 in 28 equal quarterly installments. Interest
is at a rate of the lender's prime plus 1/2
percent, fluctuating accordingly. The interest
rate at December 31, 1993 was 6.50%. The
Corporation had principal borrowings and
repayments of $362 thousand and $-0-,
respectively, in 1992 and $94 thousand and $32
thousand, respectively, in 1993. Interest expense
of $25 thousand and $21 thousand was recognized in
1993 and 1992, respectively...........................          424         362
                                                            -----------------------
TOTAL.................................................         $424        $362
                                                            =======================

NOTE 8:  INCOME TAXES

  A reconciliation of the Federal statutory tax rate to the reported effective tax rate is as follows for the years ended:

                                          December 31,
                                 ---------------------------------
                                  1993        1992         1991
                                 ---------------------------------
                                           (Restated)   (Restated)
Federal Statutory Tax Rate.        34 %        34 %        34 %
Tax-Exempt Interest Income.       (12)%       (12)%       (16)%
State Income Tax...........         5 %         4 %         3 %
Tax Effect of Other Items..         7 %         7 %         1 %
REPORTED EFFECTIVE
  TAX RATE.................        34 %         33 %        22 %
                                 =================================

     The provision for income taxes in the consolidated statement of income consists of the following for the years ended:

                            In Thousands of Dollars
                                  December 31,
                         -------------------------------
                          1993       1992        1991
                         -------------------------------
                                  (Restated)  (Restated)
Current Income Taxes:
  Federal..............  $1,292      $1,094       $ 454
  State................     228         240         112
Deferred Income Taxes..     (58)       (114)        (82)
                         -------------------------------
NET INCOME TAXES.......  $1,462      $1,220       $ 484
                         -------------------------------

  The approximate tax effects of the net investment securities transactions for the years ended December 31, 1993, 1992, and 1991 were $5 thousand, $2 thousand, and $15 thousand, respectively.

  Deferred income tax expense (benefit) results from differences in the timing of revenue and expense recognition for income tax return and financial reporting purposes. These temporary differences are primarily attributable to the following transacitons presented below:

                                     In Thousands of Dollars
                                            December 31,
                                     ------------------------
                                      1993    1992     1991
                                     ------------------------
Provision for Loan Losses..........  $  43    $ (48)  $ (31)
Provision for Foreclosed
  Properties.......................    (50)     -0-     -0-
Amortization of Organizational
  Expenses.........................      3      (12)    -0-
Excess Tax Depreciation over Book
  Depreciation.....................     (5)      (4)     (5)
Deferred Compensation for
  Officers and Directors...........    (49)     (50)    (46)
                                     ------------------------
TOTAL..............................  $ (58)   $(114)  $ (82)
                                     ------------------------

  Deferred taxes are recorded by applying the marginal tax rate to temporary differences. Temporary differences, such as provisions for loan losses, are transactions reported for tax purposes in periods different from the periods when such transactions are reported in the Corporation's financial statements. Deferred tax assets represent the tax benefit of future deductible temporary differences and, if it is more likely than not (a greater than 50 percent likelihood) that deferred tax assets will not be realized, a valuation allowance will be required to reduce the recorded deferred tax assets to net realizable value.

  The Corporation adopted SFAS 109 retrospectively in the First Quarter of 1993. The income tax benefit of the Corporation's deductible temporary differences are recognized under the new standard and are subjected to an evaluation of whether it is more likely than not that the income tax benefits will not be realized. The level of the valuation allowance has been determined taking into consideration management's best judgments regarding the amounts and timing of future taxable income and available tax planning strategies.

NOTE 9:  SHAREHOLDERS' EQUITY

COMMON STOCK

  The Corporation has 1,000,000 shares of $5.00 par value common stock authorized and each share carries voting rights of one vote per common share. Shares issued were 758,506 shares, 757,913 shares, and 757,913 shares at December 31, 1993, 1992, and 1991, respectively. Shares outstanding were 740,863 shares, 740,135 shares, and 740,045 shares at December 31, 1993, 1992, and 1991, respectively.

  The outstanding shares at December 31, 1993, 1992, and 1991 include 79,051 shares, 75,001 shares, and 54,653 shares, respectively, owned by the ESOP.

  During 1991, 84 shares of convertible preferred stock were converted into 615 shares of common stock and during 1993, 81 shares of convertible preferred stock were converted into 593 shares of common stock.

  Cash dividends paid per share on common stock were $.94, $.83, and $.80 for the years 1993, 1992, and 1991, respectively.

CONVERTIBLE PREFERRED STOCK

  During 1985, the shareholders approved and authorized 43,328 shares of convertible preferred stock $100.00 Series of which 28,764 shares of convertible preferred stock were issued in connection with the acquisition of Jackson County Bank. As of December 31, 1993, 1992, and 1991, this is the only series of convertible preferred stock authorized, issued, and outstanding. Convertible preferred stock outstanding as of December 31, 1993, 1992, and 1991 was 27,165 shares, 27,246 shares, and 27,246 shares, respectively.

  The holders of the convertible preferred stock are entitled to receive, before any dividends are paid to holders of common stock, dividends at the rate of $10.00 per share per year and cumulative to the extent not paid.

  The convertible preferred stock is convertible at the option of the holders, at any time prior to redemption, into 7.332 shares of common stock of Commercial BancShares. No fractional shares shall be issued on conversion but a cash adjustment will be paid to the shareholder otherwise entitled to receive a fractional interest. The shares have a redemption provision entitling the holders to be paid as follows:

         YEAR         PRICE
         1994         $105.00
         Thereafter   $100.00

  None of the convertible preferred stock has been redeemed for cash as of December 31, 1993.

  To the extent that at least one-half of the convertible preferred stock originally issued remains outstanding, the shareholders of the then outstanding convertible preferred stock voting separately as a class, shall be entitled to elect two members to the Board of Directors of Commercial BancShares, Inc. with each share entitled to one vote. In the event the number of shares of convertible preferred stock outstanding is reduced to less than one-half of the number of shares originally issued, then the number of directors elected by the shareholders is reduced to one.

  Upon the reacquisition of shares of convertible preferred stock through redemption, conversion, or otherwise, such reacquired shares shall be cancelled and shall become part of the authorized and unissued preferred stock but shall not be authorized and unissued shares of the convertible preferred stock.

  In the event of any liquidation of Commercial BancShares, Inc., the convertible preferred stock has priority over common stock. In addition, any common stock dividend or split of any kind will affect and change, in proportion, the conversion ratio of convertible preferred stock into common stock.

NOTE 10:  CONCENTRATION OF
CREDIT RISK

  Most of the Subsidiaries' loans, commitments, lines-of-credit, and standby letters-of-credit have been granted to customers in that subsidiaries' market area. Most customers are depositors of that subsidiary. Investments in state and municipal securities also involve governmental entities within that subsidiary's market area. The concentrations of credits, by type of loan, are set forth in
Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters-of-credit were granted primarily to commercial borrowers. The subsidiaries, as a matter of policy, do not extend credit to any single borrower or group of related borrowers in excess of 15% of that subsidiary's capital at the time of the loan closing.

  The Corporation manages its loan portfolio to avoid concentration by industry or loan size to minimize its credit exposure. Commercial loans may be collateralized by the assets underlying the borrower's business such as accounts receivable, equipment, inventory, and real property. Consumer loans such as residential mortgage and installment loans are generally secured by the real or personal property financed. Commercial real estate loans are generally secured by the underlying real property and rental agreements.

  Securities and short-term investment activities are conducted with a diverse group of domestic governments, corporations, depository, and other financial institutions. The Corporation evaluates the counterparty's creditworthiness and the need for collateral on a case by case basis.

NOTE 11:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Subsidiaries of the Corporation are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, standby letters-of-credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit, interest rate, or liquidity risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments express the extent of involvement the Subsidiaries have in particular classes of financial instruments.

  Loan commitments are made to accommodate the financial needs of the subsidiaries' customers. Standby letters-of-credit commit the subsidiaries to make payments on behalf of customers if certain specified future events occur. They primarily are issued to support public and private borrowing arrangements including commercial paper, bond financing, and similar transactions. Historically, approximately 90 percent of the standby letters-of-credit expire unfunded.

  Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the subsidiaries' normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

  A summary of these financial instruments are as follows for the years ended:

                                        In Thousands of Dollars
                                             December 31,
                                        -----------------------
                                              1993      1992
                                        -----------------------
Financial Instruments Whose Contract
  Amounts Represent Credit Risk:
    Commitments to Extend Credit......     $10,832   $ 7,874
    Standby Letters-of-Credit.........         766     1,653
    Lines-of-Credit...................      21,059    13,242
                                          -------------------
 TOTAL................................     $32,657   $22,769
                                          ===================

NOTE 12:  COMMITMENTS AND
CONTINGENT LIABILITIES

  A subsidiary of the Corporation leases property for its branch facilities under non-cancelable operating leases which contain renewal or purchase options. Rent expense under these leases was $47 thousand per year for the years ended December 31, 1993, 1992, and 1991, respectively. Future minimum lease payments in thousands of dollars, excluding real estate taxes and insurance, for the years ending December 31 are as follows:

      1994      $31
      1995       22
      1996       17
                ---
      TOTAL     $70
                ===

  In the ordinary course of business, there are various legal proceedings pending against or involving the Corporation or its subsidiaries. Management, after consultation with legal counsel, does not consider that the anticipated impact, if any, arising from such pending legal proceedings is expected to have a material adverse affect upon the consolidated financial position and consolidated results of operations of the Corporation.

NOTE 13:  REGULATORY MATTERS

  The Corporation is a bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. As a bank holding company, the Corporation's activities are limited to the business of banking and activities closely related or incidental to banking.

  The Corporation's subsidiary banks, Commercial Banking and Trust Company, Jackson County Bank, Farmers and Merchants Bank of Ritchie County, and The Dime Bank, are subject to supervision and examination by various Federal and state regulatory authorities. The deposits of the Corporation's subsidiary banks are insured by and, therefore, the subsidiary banks are subject to the regulations of the Federal Deposit Insurance Corporation. The banks are also subject to requirements and restrictions under Federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, limitations on the types of investments that may be made, and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Corporation's subsidiary banks.

  The payment of dividends to shareholders by Commercial BancShares, Inc. is not encumbered by any restrictive provisions in its long-term indentures. There are, however, limitations set by law on the amount of funds available to Commercial BancShares, Inc. from its subsidiaries. Dividends may be paid out of funds legally available therefore subject to the restrictions set forth in West Virginia Code, Section 31A-4-25 which provides that prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank's net profits for that year combined with its retained net profits for the preceding two years. The amount of funds legally available for distribution of dividends by the subsidiaries to the Corporation without prior approval from regulatory authorities at December 31, 1993 was $4,444 thousand.

  The Federal Reserve Board has issued standards requiring banks and bank holding companies to maintain minimum amounts of capital to total "risk-weighted" assets, as defined by the banking regulators. The Federal Financial Institutions Examination Council (FFIEC) announced on December 23, 1992, among other things, that beginning in 1993, Federally supervised banks and savings associations should report deferred tax assets in accordance with generally accepted accounting principles in the regulatory reports filed with the respective Federal regulatory agencies beginning with the quarter ending March 31, 1993. The Board of Governors of the Federal Reserve System issued revisions to capital adequacy guidelines whereby the Board indicated they will allow adoption of the new standard for regulatory reporting purposes. The Board also adopted the FFIEC's recommendation with respect to limiting the amount of deferred tax assets that can be used to meet risk-based capital requirements. This recommendation limits deferred tax assets to those assets which may be realized from income taxes paid in prior carryback years, the reversal of future taxable temporary differences, and the lesser of: (1) the amount of deferred tax assets expected to be realized within one year of the quarter-end date based on future taxable income (exclusive of tax carryforwards and reversals of existing temporary differences) for that year, or (2) ten percent of Tier 1 capital. The Corporation did not use the deferred tax asset at December 31, 1993 in computing regulatory risk-based capital. At December 31, 1993, the Corporation and its subsidiaries are required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. The Corporation's consolidated actual ratios at that date were 12.21% and 13.46%, respectively.

  Management and the Board of Directors, based on an annual review of capital objectives, have adopted an objective of achieving a Tier 1 risk-based capital ratio of 6.00% and a total risk-based capital ratio of 10.00% for the Corporation, and an objective of achieving a Tier 1 risk-based capital ratio of 6.00% and a total risk-based capital ratio of 10.00% for the subsidiary banks. The actual ratios for the Corporation and its subsidiary banks exceeded the minimum regulatory requirements and management's and the Board of Directors' objectives at December 31, 1993.

  The corporation's subsidiary banks are required to maintain reserves against certain deposit liabilities in either cash or balances on deposit with the Federal Reserve System. The Corporation's subsidiary banks maintained average reserves of approximately $415 thousand in 1993 with the Federal Reserve Bank of Richmond.

NOTE 14:  POST-RETIREMENT
BENEFIT PLANS

  The Corporation restated and amended its previous post retirement benefit plans into an Employee Stock Ownership Plan with 401(k) provisions, effective January 1, 1993. The Plan covers all eligible employees of the Corporation and its subsidiaries that qualify under the Plan's provisions. Annual contributions are provided in such amounts as the Board of Directors of the Corporation may determine and amounted to $268 thousand for 1993.

  Prior to 1993 the Corporation administered a contributory profit sharing plan with payments of $40 thousand each in 1992 and 1991. The Corporation's payments to its previous ESOP Plan were $224 thousand each in 1992 and 1991 which approximated the principal and interest requirements of the ESOP Plan borrowings.

  Currently, the ESOP Trust owns 79,051 shares of Commercial BancShares, Inc. common stock, of which approximately 35,989 shares of stock have or will be allocated to specific employee accounts as of December 31, 1993. The remaining 43,062 shares are held as collateral on the ESOP borrowing.

NOTE 15:  EXECUTIVE AND DIRECTOR
BENEFIT PLANS

DIRECTORS' DEFERRED INCOME PLAN

  The subsidiaries of the Corporation have each established a Director's Deferred Income Plan with certain directors of the applicable banks which defers payment of directors' fees until such time as the director reaches age 65.

  The subsidiaries are funding the future payments through an investment with a value of $495 thousand in 1993 and $503 thousand in 1992. The expense recorded for the future liability was $82 thousand, $88 thousand, and $79 thousand in 1993, 1992, and 1991, respectively.

EXECUTIVE SUPPLEMENTAL INCOME PLAN

  The subsidiaries of the Corporation have each established an Executive Supplemental Income Plan in which the officers of the Banks are covered. The Plan is non-contributory and is a non-vesting plan. Benefits are payable only upon retirement.

  The subsidiaries are funding the future payments through an investment with a value of $1,629 thousand in 1993 and $1,248 thousand in 1992. The expense recorded for the future liability was $84 thousand, $96 thousand, and $66 thousand in 1993, 1992, and 1991, respectively.

NOTE 16:  TRANSACTIONS WITH
DIRECTORS AND OFFICERS

  Some of the officers and directors (including their affiliates, families, and entities in which they are principal owners) of the Corporation and its subsidiaries are customers of the subsidiaries and have had, and are expected to have, transactions with the subsidiaries in the ordinary course of business. In addition, some officers and directors are also officers and directors of corporations which are customers of the subsidiaries and have had, and are expected to have, transactions with the subsidiaries in the ordinary course of business. These transactions with officers and directors were made on the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with the general public and none of these transactions involve more than the normal risk of collectibility or present other unfavorable features.

 Indebtedness of related parties is summarized as follows for the years ended:

                               In Thousands of Dollars
                                    December 31,
                               -----------------------
                                    1993      1992
                               -----------------------
BALANCE AT BEGINNING OF YEAR..  $ 8,506     $ 7,378
  Repayments..................   (6,547)     (5,236)
  Borrowings..................    7,260       6,364
                               ----------------------
BALANCE AT END OF YEAR........  $ 9,219     $ 8,506
                               ======================

NOTE 17:  OTHER OPERATING EXPENSES

  The following represents the major expense classifications included in other operating expenses for the years ended:

                                     In Thousands of Dollars
                                           December 31,
                                     -----------------------
                                       1993    1992    1991
                                     -----------------------
EDP Processing and Services.........  $  583  $  554  $  540
Professional and Directors Fees.....     559     517     536
Advertising and Public Relations....     287     195     187
Deposit and Liability Insurance.....     557     566     498
Franchise and Other Taxes...........     184     290     221
Provision for Losses on Foreclosed
  Properties........................     190     -0-     -0-
Other Operating Expense.............     610     924     998
                                     -----------------------
TOTAL...............................  $2,970  $3,046  $2,980
                                     =======================

NOTE 18:  DISCLOSURES ABOUT FAIR
VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS Number 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                      (In Thousands)
                                   --------------------
                                     December 31, 1993
                                   --------------------
                                   Carrying   Estimated
                                    Amount   Fair Value
FINANCIAL ASSETS:
Cash and Short-Term Investments..  $ 18,195    $ 18,195
Marketable Securities............  $ 56,269    $ 57,275
Loans, Net.......................  $172,088    $187,652
Other Financial Instruments......  $    255    $    260

FINANCIAL LIABILITIES:
Demand Deposits..................  $ 80,369    $ 80,369
Time Deposits....................  $153,713    $148,883
Other Debt.......................  $    424    $    424

OFF-BALANCE-SHEET
UNREALIZED GAINS (LOSSES):
Commitments to Extend Credit.....              $   (839)
Standby Letters-of-Credit........              $     (5)

NON-FINANCIAL INSTRUMENTS:
Core Deposit Valuation...........  $    -0-    $  1,330

  The fair value of marketable securities is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair value of loans, time deposits, other financial instruments, and commitments is estimated based on present values using applicable risk-adjusted spreads to the
U. S. Treasury curve to approximate current entry-value interest rates applicable to each category of such financial instruments.

  No adjustment was made to the entry-value interest rates for changes in credit of performing commercial loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates along with the general reserves applicable to the performing commercial loan portfolio for which there are no known credit concerns result in a fair valuation of such loans on an entry-value basis. The fair value of nonperforming loans with a recorded book value of $277 thousand was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans.

  As required by the Statement, deposit liabilities with no stated maturity, such as demand deposits, NOW, and money market accounts, are shown at their face value and, therefore, there is no inherent value recognition of these core deposit relationships. Management estimates, however, that such deposits have an unrealized embedded market value discount or gain of approximately $1.3 million, shown separately. The estimated fair value ascribed to core deposits is computed based on an estimate of cost savings from the low cost of such deposits over their estimated life, discounted using an incremental cost of funds rate. In addition, the statement does not require disclosure of the fair value of nonfinancial instruments, such as the Corporation's premises and equipment, its banking and trust franchises, and its core deposit intangible. The Corporation believes these nonfinancial instruments have significant fair value.

  The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1993. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

        NOTE 19:  CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

  The following financial statements reflect the financial position and results of operations of Commercial BancShares, Inc. and Subsidiaries (Parent Company
Only).

                            CONDENSED BALANCE SHEETS

                                                                  December 31,
                                                           ----------------------
                                                               1993          1992
                                                           ------------------------
ASSETS
 Cash and Due from Banks
 (All from Subsidiaries).................................  $   214,738   $   287,223
 Accounts Receivable.....................................       91,383       312,612
 Notes Receivable........................................      254,852       254,951
 Investment in Subsidiaries (Equity Basis)...............   20,888,238    18,961,363
 Premises and Equipment - Net............................      478,365       597,477
 Other Assets............................................      286,696       307,410
                                                           -------------------------
  TOTAL ASSETS...........................................  $22,214,272   $20,721,036
                                                           =========================
LIABILITIES
 ESOP Borrowings.........................................  $   423,849   $   362,275
 Other Liabilities.......................................      506,289       821,768
                                                           -------------------------
  TOTAL LIABILITIES......................................  $   930,138   $ 1,184,043
                                                           =========================
SHAREHOLDERS' EQUITY
 Convertible Preferred Stock (Par Value
 $100.00), Authorized 43,328 Shares;
 (Issued Shares:  27,165 in 1993 and
 27,246 in 1992).........................................  $ 2,716,500   $ 2,724,600
 Common Stock (Par Value $5.00),
 Authorized 1,000,000 Shares,
 (Issued Shares:  758,506 in 1993 and
 757,913 in 1992)........................................    3,792,530     3,789,565
 Additional Paid in Capital..............................    5,682,712     5,676,649
 Undivided Profits.......................................    9,863,505     8,058,350
LESS:  Employee Stock Ownership Plan Shares
 Collateralizing Debt, at Cost
 (43,062 Shares in 1993 and
 52,014 Shares in 1992)..................................     (423,849)     (362,275)
 Treasury Stock, at Cost
 (17,643 Shares in 1993 and
 17,778 Shares in 1992)..................................     (347,264)     (349,896)
                                                           -------------------------
 TOTAL SHAREHOLDERS'
 EQUITY..................................................  $21,284,134   $19,536,993
                                                           -------------------------
 TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY....................................  $22,214,272   $20,721,036
                                                           =========================

                         CONDENSED STATEMENTS OF INCOME

                                                     December 31,
                                        ------------------------------------
                                           1993         1992         1991
                                        ------------------------------------
REVENUE
 Interest Income......................  $   17,351   $   14,425   $   12,567
 Data Processing Fees.................     525,890      310,618      162,151
 Dividends from Subsidiaries..........   1,250,920      500,040    1,115,328
 Other Income.........................         -0-          -0-           20
                                        ------------------------------------
     TOTAL REVENUE....................  $1,794,161   $  825,083   $1,290,066
                                        ------------------------------------
EXPENSES
 Interest on Notes Payable............  $      -0-   $      -0-   $    3,736
 Employee Compensation
  and Benefits........................     651,308      352,685      522,657
 Occupancy Expense,
  Net of Revenues.....................      48,000       29,184        8,639
 Furniture and
  Equipment Expense...................     225,471      264,280      277,241
 Other Operating Expenses.............     277,788      232,723      215,786
                                        ------------------------------------
     TOTAL EXPENSES...................  $1,202,567   $  878,872   $1,028,059
                                        ------------------------------------
 Income (Loss) before Income Taxes,
 Equity in Undistributed Net Income
 of Subsidiaries......................  $  591,594   $  (53,789)  $  262,007
 Applicable Income Taxes
  (Benefit)...........................    (254,687)    (217,500)    (359,851)
                                        ------------------------------------
 Income before Equity in
 Undistributed Net Income of
 Subsidiaries.........................  $  846,281   $  163,711   $  621,858
 Equity in Undistributed
 Net Income (Loss)....................   1,927,454    2,305,222    1,076,259
                                        ------------------------------------
     NET INCOME.......................  $2,773,735   $2,468,933   $1,698,117
                                        ====================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                      December 31,
                                         ---------------------------------------
                                             1993          1992          1991
                                         ---------------------------------------
CASH FLOWS FROM
  OPERATING ACTIVITIES:
Net Income.............................  $ 2,773,735    $ 2,468,933  $ 1,698,117
Adjustments to
  Reconcile Net Income to
       Net Cash Provided by
       Operating Activities:
          Deferred Employee Benefits...  $    32,606    $   196,457  $   196,457
          Depreciation.................      165,034        182,978      229,914
          Net Amortization of
          Purchase Adjustments.........        9,951         39,772       39,772
          Undistributed Net (Income)
          Loss of Subsidiaries.........   (1,927,454)    (2,305,222)  (1,076,259)
          Income Tax Benefit...........     (254,687)      (228,298)    (359,851)
          (Gain) Loss on Sale of
          Capitalized Assets...........          -0-          3,744          -0-
       (Increase) Decrease:
          Accounts Receivable..........      221,229       (100,049)      60,556
          Accrued Interest Receivable..      (11,833)        (6,704)      (1,973)
          Other Assets.................       22,596          6,153      (39,602)
       Increase (Decrease):
          Other Liabilities............     (154,577)       621,341      228,296
                                         ---------------------------------------
TOTAL ADJUSTMENTS......................  $(1,897,135)   $(1,589,828) $  (722,690)
                                         ---------------------------------------
     NET CASH FLOWS FROM
       OPERATING ACTIVITIES............  $   876,600    $   879,105  $   975,427
                                         ---------------------------------------
     CASH FLOWS FROM
       INVESTING ACTIVITIES:
          Proceeds from Sale of
            Capitalized Assets.........  $       -0-    $    20,500  $       -0-
          Proceeds from Note
            Receivable.................           99            151          229
          Capitalized Expenditures.....      (45,922)        (5,331)    (160,191)
                                         ---------------------------------------
     NET CASH FLOWS FROM
       INVESTING ACTIVITIES............  $   (45,823)   $    15,320  $  (159,962)
                                         ---------------------------------------
     CASH FLOWS FROM
       FINANCING ACTIVITIES:
          Net Increase (Decrease) in
            Short-Term Borrowings......  $       -0-    $       -0-  $  (200,000)
          Proceeds from Sale of
            Treasury Stock.............        3,180          1,980      347,792
          Purchase of Treasury Stock...          -0-            -0-      (42,548)
          Payment for Fractional
            Shares of Converted
            Preferred Stock............          (16)           -0-          (16)
          Principal Payments on
            ESOP Borrowings............      (32,606)      (196,372)    (196,457)
          Proceeds from Issuance
            of ESOP Debt...............       94,180        362,275          -0-
          Cash Dividends Paid..........     (968,000)      (843,844)    (685,118)
                                         ---------------------------------------
NET CASH FLOWS FROM
  FINANCING ACTIVITIES.................  $  (903,262)   $  (675,961) $  (776,347)
                                         ---------------------------------------
NET INCREASE (DECREASE) IN
  CASH.................................  $   (72,485)   $   218,464  $    39,118
CASH AT BEGINNING OF YEAR..............      287,223         68,759       29,641
                                         ---------------------------------------
CASH AT END OF YEAR....................  $   214,738    $   287,223  $    68,759
                                         =======================================
SUPPLEMENTAL DISCLOSURE
  OF CASH FLOWS
  INFORMATION
     Cash Paid during the Year For:
         Interest......................  $       -0-    $       -0-  $     3,736
         Income Taxes..................  $ 2,086,352    $   665,084  $   580,576

  Principal sources of revenues for the Corporation are dividends received from its banks, interest earned on short-term investments, and fees for services provided to subsidiaries. State law imposes limitations on the payment of dividends by the subsidiaries of the Corporation. A dividend may not be paid if the total of all dividends declared by a bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years unless the bank obtains regulatory approval.

  Loans and extensions of credit from an affiliate must be secured in specified amounts. The Corporation had no borrowings outstanding from any of its subsidiary banks during 1993.

NOTE 20: PLAN OF MERGER

  On September 30, 1993, the Corporation and Hometown Bancshares, Inc. entered into an agreement and plan of merger to be accounted for by the pooling-of-interests method. The consummation of this merger is anticipated to occur in 1994 upon final approval of regulatory authorities and shareholders of both corporations.

NOTE 21:  FUTURE IMPACT OF RECENTLY
ISSUED ACCOUNTING STANDARDS

  The Corporation will adopt SFAS Number 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994. It is anticipated that the Corporation's existing investment securities will fall into the "held-to-maturity" and "available-for-sale" categories. Those securities classified as "available-for-sale" will be accounted for at fair market value, with any resultant unrealized gains or losses reported as a valuation allowance, net of deferred tax, in the equity section of the balance sheet. No impact to operations is anticipated at this time.

NOTE 22: QUARTERLY FINANCIAL DATA (IN THOUSANDS OF DOLLARS EXCEPT FOR PER COMMON SHARE AND CASH DIVIDENDS PAID INFORMATION)

                                        FIRST   SECOND    THIRD    FOURTH
                                       QUARTER  QUARTER  QUARTER  QUARTER    TOTAL
1993
 Net Interest Revenue................   $2,807   $2,739   $2,936   $2,879   $11,361
 Provision for Possible Loan Losses..   $  164   $   44   $   45   $ (165)  $    88
 Net Operating Revenue...............   $1,110   $1,251   $1,199   $  676   $ 4,236
 Applicable Income Taxes.............   $  401   $  425   $  406   $  230   $ 1,462
 Net Income..........................   $  709   $  826   $  793   $  446   $ 2,774
 Applicable to Common Stock..........   $  641   $  758   $  725   $  378   $ 2,502
 Per Common Share....................   $  .87   $ 1.02   $  .98   $  .51   $  3.38
 Cash Dividends Paid - Common Stock..   $  .23   $  .23   $  .23   $  .25   $   .94
1992
 Net Interest Revenue................   $2,845   $2,912   $2,792   $2,903   $11,452
 Provision for Possible Loan Losses..   $  189   $  248   $  200   $  142   $   779
 Net Operating Revenue...............   $  764   $  878   $  829   $1,218   $ 3,689
 Applicable Income Taxes.............   $  236   $  308   $  324   $  352   $ 1,220
 Net Income..........................   $  528   $  570   $  505   $  866   $ 2,469
 Applicable to Common Stock..........   $  460   $  476   $  437   $  823   $ 2,196
 Per Common Share....................   $  .62   $  .68   $  .59   $ 1.08   $  2.97
 Cash Dividends Paid - Common Stock..   $  .20   $  .20   $  .20   $  .23   $   .83
1991
 Net Interest Revenue................   $2,204   $2,437   $2,571   $2,713   $ 9,925
 Provision for Possible Loan Losses..   $  149   $  141   $  202   $  290   $   782
 Net Operating Revenue...............   $  434   $  387   $  755   $  607   $ 2,182
 Applicable Income Taxes.............   $   38   $   60   $  296   $   90   $   484
 Net Income..........................   $  397   $  328   $  458   $  516   $ 1,698
 Applicable to Common Stock..........   $  329   $  260   $  390   $  447   $ 1,426
 Per Common Share....................   $  .46   $  .36   $  .54   $  .60   $  1.96
 Cash Dividends Paid - Common Stock..   $  .20   $  .20   $  .20   $  .20   $   .80

  Financial data for 1992 and 1991 has been restated to reflect retrospective application of SFAS 109 "Accounting for Income Taxes," which resulted in a decrease of applicable income taxes of $103 thousand and $82 thousand for 1992 and 1991, respectively.

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
INDEPENDENT ACCOUNTANT'S REPORT
- ----------------------------------------------------------------------------

HARMAN, THOMPSON, MALLORY & ICE                                 Towne Square
 Certified Public Accountants               Parkersburg, West Virginia 26102


Board of Directors
Commercial BancShares, Inc.
Parkersburg, West Virginia


  We have audited the accompanying consolidated balance sheets of Commercial BancShares, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1993, 1992, and 1991. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial BancShares, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the years ended December 31, 1993, 1992, and 1991 in conformity with generally accepted accounting principles.

  As described in Note 1 to the financial statements, in 1993 the Bank adopted Statement of Financial Accounting Standards 109, "Accounting For Income Taxes" retrospectively, resulting in the restatement of the prior periods' financial information.



Parkersburg, West Virginia
February 16, 1994

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------

  The purpose of this discussion is to focus on information about Commercial BancShares, Incorporated and its financial condition and results of operations which is not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

FINANCIAL CONDITION

  BancShares functions as a financial intermediary, and as such its financial condition should be examined in terms of trends in its sources and uses of funds. Ordinarily, BancShares' primary use of funds is to meet the loan demands of bank customers. Average loans outstanding increased by $3.8 million or 2.25% in 1993, which followed a 12.4% increase in 1992. Real estate mortgage loans was the only category demonstrating growth during 1993. Sales and repayments of some large commercial loans reduced the volume of commercial loans, while the demand for consumer loans declined and credit card loans remained steady.

  Investment securities, another major use of funds, increased $5.4 million in the taxable category in 1993 after decreasing $7.0 million in 1992. Non-taxable investments were decreased by $.8 million, or 7.9% in 1993, after having decreased 8.2% in 1992. The declines occurred as maturing securities were reinvested into taxable investments and Federal funds sold. Because of the tax structure in West Virginia, obligations of states and political subdivisions outside of the state are subjected to a heavier tax which has effectively limited BancShares subsidiaries in West Virginia to purchasing only West Virginia "bank-qualified" issues. However, there are very few such issues and the market is such that there is insufficient spread between the tax-equivalent rate on the few issues available and comparable U. S. Treasury issues to justify the additional risk of the tax-free bond. BancShares prefers to invest in non-taxable issues whenever it is economically justifiable and will continue to pursue those issues in the future.

  Average Federal funds sold increased $3.6 million, or 36.7% in 1993, following an 11.5% increase in 1992. Simultaneously, borrowed funds were increased $0.1 million (10.8%) in 1993, after decreasing $2.0 million (58.0%) in 1992. BancShares has intended to maintain a net position of selling Federal funds, and the small amount of short-term borrowings represents sales to a BancShares subsidiary by one of its correspondent banks for that bank's convenience.

  As the primary source of funds, aggregate deposits increased $10.4 million (4.76%) in 1993 and $13.6 million (6.65%) in 1992. However, the increase was not consistent in all deposit categories. Since the difference between the rates paid on time deposits and the rates on savings narrowed considerably, consumers expressed their preference for liquidity by moving their deposits into savings accounts. In 1993 savings deposits were the category with the largest growth, increasing $7.0 million (15.12%) after having increased $12.7 million, or 38% in 1992. Certificates of Deposit of $100,000 or more were up $2.4 million, or 31.36%, after declining $1 million (11.6%) in 1992. Other time deposits remained stable, with an increase of 0.20% ($0.2 million) in 1993, after being down $6.5 million (6.6%) in 1992. Interest-bearing demand deposits were up $1.5 million or 3.33% in 1993, and grew 7.8% ($3.2 million) in 1992. Average noninterest-bearing demand deposits declined 1.90% ($0.6 million) in 1993 after increasing substantially ($5.2 million or 21.04%) in 1992.

  Scheduled payments were made in 1993 and 1992 by the ESOP on long-term borrowings guaranteed by BancShares.

  The following table indicates the average balances and interest rates on a fully taxable equivalent basis for the years indicated.

AVERAGE BALANCES AND INTEREST RATES

                                            1993                          1992                         1991
                                 ----------------------------------------------------------------------------------------
                                 Average              Yield/  Average               Yield/  Average               Yield/
                                 Balance Interest/2/   Rate   Balance  Interest/2/   Rate   Balance  Interest/2/   Rate
                                 ----------------------------------------------------------------------------------------
                                                           (Thousands of Dollars)
 ASSETS
Interest-earning Assets:
  Interest-bearing Deposits
      with Other Banks.........  $     99       6     6.06%   $     71       2       2.82%  $    388        35      9.02%
  Federal Funds Sold...........    13,291     393     2.96%      9,720     339       3.49%     8,718       412      4.73%
  Taxable Investments..........    37,312   2,164     5.80%     31,944   2,536       7.94%    38,948     3,474      8.92%
  Non-taxable Investments......     9,286     618     6.66%     10,080     821       8.14%    10,983       824      7.50%
  Notes Receivable.............       255      17     6.67%        255      14       5.49%       255        12      4.71%
  Loans/1/.....................   172,445  15,276     8.86%    168,645  16,369       9.71%   150,063    16,035     10.69%
                                 ----------------             ----------------              ------------------
TOTAL INTEREST-
  EARNING ASSETS...............  $232,688  18,474     7.94%   $220,715  20,081       9.10%  $209,355    20,792      9.93%
                                 ----------------             ----------------              ------------------
Non-Interest Earning Assets:
  Cash and due from banks......  $ 11,756                     $ 11,183                      $  8,940
  Other Assets.................    11,373                       11,398                        11,062
Less:  Allowance for
  Loan Losses..................    -2,505                       -2,044                        -1,771
                                 --------                     --------                      --------
TOTAL ASSETS...................  $253,312                     $241,252                      $227,586
                                 ========                     ========                      ========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest-bearing Liabilities:
  Savings Deposits.............  $ 52,965   1,072     2.02%   $ 46,007   1,826       3.97%  $ 33,351     1,224      3.67%
  NOW, MMDA Accounts...........    45,444   1,133     2.49%     43,980   1,464       3.33%    40,802     1,622      3.98%
  CD's of 100,000+.............     9,878     308     3.12%      7,520     348       4.63%     8,504       501      5.89%
  Other Time Deposits..........    90,983   4,576     5.03%     90,802   4,827       5.32%    97,257     7,286      7.49%
                                 ----------------             ----------------              ------------------
    Total Deposits.............  $199,270   7,089     3.56%   $188,309   8,465       4.50%  $179,914    10,633      5.91%
  Other Borrowed Funds.........  $  1,632      25     1.53%   $  1,473      47       3.19%  $  3,510       125      3.56%
                                 ----------------             ----------------              ------------------
TOTAL INTEREST-
  BEARING LIABILITIES..........  $200,902   7,114     3.54%   $189,782   8,512       4.49%  $183,424    10,758      5.87%
Non-interest Bearing
  Liabilities:
    Demand Deposits............  $ 29,408                     $ 29,977                      $ 24,766
    Other Liabilities..........     2,291                        2,334                         1,896
                                 --------                     --------                      --------
TOTAL LIABILITIES..............  $232,601                     $222,093                      $210,086
Shareholders' Equity...........    20,711                       19,159                        17,500
                                 --------                     --------                      --------
TOTAL LIABILITIES AND
  SHAREHOLDERS EQUITY..........  $253,312                     $241,252                      $227,586
                                 ========                     ========                      ========
Net Interest Earnings..........            11,360                       11,569                          10,034
Net Yield on Interest-earning
  Assets.......................                       4.88%                          5.24%                          4.79%

/1/ For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

/2/ Interest received on tax-exempt investments is calculated on a fully taxable equivalent at the 34% rate.

  The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates.

                  RATE/VOLUME ANALYSIS OF NET INTEREST REVENUE
                        (Fully Taxable Equivalent Basis)

                                 1993 Compared to 1992        1992 Compared to 1991
                                  Increase (Decrease)          Increase (Decrease)
                                         Due to/1/                   Due to/1/
                                 ------------------------------------------------------
                                 Volume     Rate     Net     Volume      Rate     Net
                                 -------------------------------------------------------
                                             (In Thousands of Dollars)
Interest-bearing Deposits with
  Other Banks...................   $  1   $     3   $     4   $  (18)  $   (15)  $   (33)
Federal Funds Sold..............    111      ( 57)       54       44      (117)      (73)
Taxable Investments.............    382      (754)     (372)    (582)     (356)     (938)
Non-taxable Investments.........    (61)     (142)     (203)     (71)       68        (3)
Notes Receivable................      0         3         3        0         2         2
Total Loans.....................    362    (1,455)   (1,093)   1,881    (1,547)      334
                                 -------------------------------------------------------
TOTAL INTEREST-EARNING
  ASSETS........................   $795   $(2,402)  $(1,607)  $1,254   $(1,965)  $  (711)
                                 =======================================================
Interest-Bearing Liabilities:
Savings Deposits................   $244   $  (998)  $  (754)  $  496   $   106   $   602
NOW, MMDA.......................     47      (378)     (331)     120      (278)     (158)
CD's of +100,000................     92      (132)      (40)     (54)      (99)     (153)
Other Time Deposits.............     10      (261)     (251)    (457)   (2,002)   (2,459)
Other Borrowed Funds............      5       (27)      (22)     (66)      (12)      (78)
                                 -------------------------------------------------------
TOTAL INTEREST-BEARING
  LIABILITIES...................   $398   $(1,796)  $(1,398)  $   39   $(2,285)  $(2,246)
                                 =======================================================

  /1/ The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

INVESTMENT PORTFOLIO
  The following table sets forth the carrying amount of investments securities at the dates indicated.

                                    December 31
                              -------------------------
                                1993     1992     1991
                              -------------------------
                              (In thousands of dollars)
U. S. Treasury and Other
  U. S. Government Agencies..  $43,284  $27,271  $33,034
Obligations of States and
  Political Subdivisions.....   11,123    9,524   11,286
Other Investments............    1,862    2,046    2,064
                              -------------------------
Total........................  $56,269  $38,841  $46,384
                              -------------------------

  The following table sets forth the maturities of investment securities at December 31, 1993, and the weighted average yields of such securities (calculated after adjusting annualized interest revenue for the accretion of discounts and the amortization of premiums). Tax-equivalent adjustments (using a 34% rate) have been made in calculating yield on obligations of states and political subdivisions.

                                                                 Maturing
                    -----------------------------------------------------------------------------------------------------
                                                       After 1                   After 5
                                1 Year                 Year to                   Years to                    Over
                               or Less                  5 Years                  10 Years                  10 Years
                    -----------------------------------------------------------------------------------------------------
                         Amount       Yield        Amount       Yield       Amount        Yield        Amount      Yield
                    -----------------------------------------------------------------------------------------------------
                                                     (Amounts in thousands of dollars)
U.S. Treasury
  and other U.S.
  government
  agencies........        $ 7,148       6.18%       $24,214       4.85%       $10,294       4.91%       $1,628       4.74%
States and
  political
  subdivisions....          3,170       8.11%         4,556       8.23%         3,397       8.09%
Other.............              0                        24       6.65%           841       8.67%          551       4.41%
                    ------------------------------------------------------------------------------------------------------
Total.............        $10,318       6.77%       $28,794       5.38%       $14,532       5.87%       $2,179       4.66%
                    ======================================================================================================

LOAN PORTFOLIO

    The following table shows BancShares' loan distribution at the end of each of the last five years.

                                    December 31
                    1993     1992      1991       1990     1989
                  ------------------------------------------------
                             (In thousands of dollars)
Commercial and
  Industrial....  $ 76,534  $ 79,554  $ 62,972  $ 63,013  $ 45,263
Real Estate.....    65,771    58,707    55,732    52,519    43,947
Installment.....    29,002    34,606    33,810    34,599    27,334
Credit Card.....     3,169     3,219     3,591     3,646     3,765
                  ------------------------------------------------
Total...........  $174,476  $176,086  $156,105  $153,777  $120,309
                  ================================================

  The following table shows the maturity of loans (excluding residential mortgages of 1-4 family residences, installment loans and credit card loans) as of December 31, 1993.

                                                   Maturing
                                       ------------------------------------------
                                        Within   After One but    After
                                       One Year  Within 5 Years  5 Years    Total
                                       ------------------------------------------
                                               (In thousands of dollars)
Commercial and
Industrial Loans......................  $69,946       $3,153     $3,435    $76,534
                                       ===========================================
Loans maturing after
one year with:
  Fixed interest rates...............                 $3,091     $3,425
  Variable interest rates............                     62         10
                                       ------------------------------------------
                                                      $3,153     $3,435
                                       ------------------------------------------

NONACCRUAL, PAST DUE, AND RESTRUCTURED LOANS

    The following table summarizes BancShares' nonaccrual, past due, and restructured loans.

                              1993    1992    1991    1990     1989
                              --------------------------------------
                                    (In thousands of dollars)
Accruing Loans Past due
  90 days or more...........   $260    $294    $422   $1,427   $2,524
                              =======================================
Principal amount of
  nonaccrual loans at
  year end..................   $277    $596    $921   $  931   $2,436
Restructured loans..........      0       0       0      120      974
                              --------------------------------------
                               $277    $596    $921   $1,051   $3,410
                              =======================================
Gross amount of interest
  that would have been
  recorded at the original
  rate on nonaccrual
  loans.....................   $ 47    $ 64    $113   $   90   $  247
Interest collected on
  nonaccrual loans
  which was reflected
  in revenue................      0       5      44       37      188
                              --------------------------------------
Net impact on interest
  revenue...................   $(47)   $(59)   $(69)  $  (53)  $  (59)

RESERVE FOR POSSIBLE LOAN LOSSES

  The following table summarizes BancShares' loan loss experience for each of the five years ended December 31, 1993.

                              1993      1992     1991     1990     1989
                            --------------------------------------------
                                     (In thousands of dollars)
Balance at January 1......   $2,281    $1,757   $1,643   $1,460   $1,232
Charge-offs:
  Commercial loans........   $    4    $  348   $  515   $  327   $  108
  Real estate.............       36        17       46        2       35
  Consumer................       75        56      138      126      174
  Credit card.............       31       124       59       25       50
                            --------------------------------------------
    Total.................   $  146    $  545   $  758   $  480   $  367
Recoveries:
  Commercial loans........   $  107    $  213       58       26       36
  Real estate.............        1         2        5        2        1
  Consumer................       50        10       23       24       30
  Credit card.............        7        65        4        7       16
                            --------------------------------------------
    Total.................   $  165    $  290   $   90   $   59   $   83
                            --------------------------------------------
Net Charge-offs...........   $  (19)   $  255   $  668   $  421   $  284
Additions charged to
  operations/1/...........       88       779      782      604      512
                            --------------------------------------------
Balance at December 31....   $2,388    $2,281   $1,757   $1,643   $1,460
                            ============================================
Ratio of net charge-offs
  to average loans
  outstanding.............    (0.01%)    0.15%    0.45%    0.35%    0.24%

  /1/ The amount charged to operations and the related balance in the reserve for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several important factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimation of future potential losses.

   The following table shows an allocation of the allowance for loan losses as of the end of each of the last five years.

                Dec. 31, 1993     Dec. 31, 1992     Dec. 31, 1991
               ----------------------------------------------------
                         Percent          Percent          Percent
                        of loans         of loans          of loans
                        in each           in each           in each
                        category         category          category
                        to total         to total          to total
               Amount    loans   Amount   loans    Amount   loans
               ----------------------------------------------------
                            (In thousands of dollars)
Commercial
  and
  Industrial..  $1,048   43.9%   $1,031   45.2%    $  709    40.3%
Real Estate...     900   37.7%      762   33.4%       627    35.7%
Consumer......     397   16.6%      449   19.7%       381    21.7%
Credit Card...      43    1.8%       39    1.7%        40     2.3%
               ----------------------------------------------------
Total.........  $2,388  100.0%   $2,281  100.0%    $1,757   100.0%
               ====================================================

                Dec. 31, 1990     Dec. 31, 1989
               -----------------------------------
                         Percent          Percent
                        of loans         of loans
                        in each           in each
                        category         category
                        to total         to total
               Amount    loans   Amount   loans
               -----------------------------------
                    (In thousands of dollars)
Commercial
  and
  Industrial..  $  674   41.0%   $  549   37.6%
Real Estate...     560   34.1%      533   36.5%
Consumer......     370   22.5%      331   22.7%
Credit Card...      39    2.4%       47    3.2%
               --------------------------------
Total.........  $1,643  100.0%   $1,460  100.0%
               ================================

  Commercial BancShares, Inc. does not follow the practice of allocating the allowance for loan losses by loan category, therefore, the amounts allocated for this schedule were based on the percentage of loans in each category to total loans as of the end of each period.

DEPOSITS

  The average daily amount of deposits and rates paid on such deposits is summarized for the periods indicated in the following table.

                           1993             1992             1991
                     ------------------------------------------------
                     Balance   Rate   Balance   Rate   Balance   Rate
                     ------------------------------------------------
                                (In thousands of dollars)
Non-interest
  bearing
  demand
  deposits.........  $ 29,408   N/A   $ 29,977   N/A   $ 24,766   N/A
Interest
  bearing
  demand
  deposits.........    45,444  2.49%    43,980  3.33%    40,802  3.98%
Savings
  deposits.........    52,965  2.02%    46,007  3.97%    33,351  3.67%
Time
  deposits.........   100,861  4.84%    98,322  5.26%   105,761  7.36%
                     ------------------------------------------------
Total..............  $228,678         $218,286         $204,680
                     ------------------------------------------------

CAPITAL RESOURCES

  In January, 1990, the Federal Reserve Board released new standards for measuring capital adequacy for U.S. banking organizations. In general, the standards require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance-sheet activities such as loan commitments.

  The Federal Reserve Board standards classify capital into two tiers, referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock, and minority interests less goodwill. Tier 2 capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier 1), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. On December 31, 1992, all banks were required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets with at least 4% Tier 1 capital. Capital that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital.

  The final standards also provide for a transition period for implementing the risk-based capital standards. As of December 31, 1991, banks and bank holding companies were expected to meet an interim target risk-based capital ratio of 7.25%. One-half of that amount had to be in the form of Tier 1 capital, as defined in the interim period.

  Effective September 7, 1991, the Federal Reserve Board implemented regulations that established a minimum leverage capital ratio of 3% of Tier 1 capital to total assets less goodwill.

  The table below illustrates BancShares' regulatory capital ratios at December 31 under the year-end 1992 requirements.

                                           1993         1992
                                       (In thousands of dollars)
Tier 1 Capital.........................  $ 20,984     $ 19,331
Tier 2 Capital.........................     2,148        2,186
                                         ---------------------
Total Qualifying Capital...............  $ 23,132     $ 21,517
                                         =====================
Risk Adjusted Total Assets (including
off-balance sheet exposures)...........  $171,878     $174,858
                                         =====================
Tier 1 Risk-based Capital Ratio........     12.21%       11.05%
                                         ---------------------
Total Risk-based Capital Ratio.........     13.46%       12.30%
                                         =====================
Leverage Ratio.........................      8.13%        8.66%
                                         ---------------------

  As shown in the table above, BancShares' capital ratios under the year-end 1993 requirements were approximately 13.45% (and approximately 12.21% for Tier
1) compared with the 8% (and 4% for Tier 1) that are required. For most banks, including BancShares' subsidiary banks, the minimum Tier 1 leverage ratio is to be 3% plus an additional cushion of at least 100 to 200 basis points depending upon risk profiles and other factors. As of December 31, 1993, BancShares' Tier 1 leverage ratio was 8.13%.

  In addition to these regulatory requirements, a certain level of capital growth must be achieved to maintain appropriate ratios of equity to total assets. As shown in the table on selected financial data, growth in total average assets was 5.0% in 1993 and 6.0% in 1992. In order to maintain appropriate ratios of equity to total assets, a corresponding level of capital growth must be achieved. During 1993 total shareholders' equity grew 8.10%, following an increase of 9.48% in 1992, as shown in the table of Selected Financial Data. BancShares expects to continue to rely on internal capital growth as the primary means of maintaining capital adequacy.

  The following table illustrates the relationship between earnings retention and internal capital growth.


                            1993    1992    1991
                           ----------------------
Return on equity.........  13.39%  12.89%   9.71%
    times
Earnings retained........  63.77%  65.82%  59.62%
    equals
Internal capital growth..   8.54%   8.48%   5.79%

  Management intends to continue its efforts to increase BancShares' return on assets while maintaining a dividend payout consistent with others in the banking industry.

CAPITAL AND DIVIDENDS

  Total shareholders' equity as a measure of capital increased by approximately $1.7 million in 1993 and $1.5 million in 1992 with retained earnings accounting for the major portion of the increase in both years. Total dividends paid in 1993 amounted to $968 thousand compared to $844 thousand for 1992.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

  The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margin and to enhance consistent growth of net interest income through periods of changing interest rates.

  Marketable investment securities, particularly those of short maturities, and Federal funds sold are the principal sources of asset liquidity. Securities maturing in one year or less amounted to $10.3 million at December 31, 1993, representing 18.3% of the investment portfolio. Other types of assets, such as Federal funds sold, as well as maturing loans, are sources of liquidity. Federal funds sold at December 31, 1993, were $7.9 million.

  Available to BancShares are short-term market-rate liabilities, including Federal funds purchased and securities sold under agreements to repurchase. These instruments are currently used to accommodate customers and on a limited basis to provide a short-term source of funds. BancShares largest subsidiary is a member of the Federal Home Loan Bank of Pittsburgh, which makes available to its members a number of credit products, any or all of which could be used to meet liquidity needs. Additionally, BancShares is aware of several brokers who could, in a short period of time, provide large amounts of certificates of deposit at market rates. None of BancShares' banks currently use or intend to use brokered funds, but the source exists should liquidity needs require its use. BancShares' banks also have extensions of credit which are guaranteed by
U. S. government agencies and are, therefore, saleable.

  Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight Federal funds on which rates change daily and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits over $100,000 and short-term certificates are much more interest sensitive than savings accounts and longer-term certificates of deposit. The shorter term interest rate sensitivities are the key to management of the interest sensitivity gap, or the excess of interest-sensitive earning assets over interest-bearing liabilities.

  The following table shows the interest sensitivity gaps for four different time intervals as of December 31, 1993. For the first 90 days, there is an $18 million excess of interest-earning assets over interest-bearing liabilities. Much of BancShares' loan portfolio is in variable rate loans which reprice whenever the prime rate changes, while the largest volume of deposits is in time accounts where the most popular terms are 90 days to one year. Federal funds also reprice daily, adding to the gap in the 0-90 day category. The cumulative gap at one year is $(18.9) million or 7.9% of total earning assets. There are several issues of investment securities that are either callable or have variable repayments and could reprice in a different category than that indicated in the table below. The likelihood of any of these securities actually being called or repaid cannot be determined. Therefore, the table reflects contractual maturities of all investment securities.

                                       0-90   91-365       1 Year    Over
                                       Days    Days       to 5 Yrs   5 Yrs
                                     --------------------------------------
                                         (In thousands of dollars)
Federal funds sold.................   $ 7,924   $      0   $     0  $     0
Investment securities..............     1,504      8,814    28,794   17,157
Loans..............................    79,394     37,455    39,681   17,946
Other interest-earning.............        99          0         0        0
                                     --------------------------------------
    Total..........................   $88,921   $ 46,269   $68,475  $35,103
                                     --------------------------------------
Interest-bearing demand deposits1..    16,643     14,265     9,510    7,132
Savings deposits1..................   $30,400   $      0   $     0  $22,218
CD's of $100,000 and more..........     2,009      5,461     2,515        0
Other Time Deposits................    21,459     63,410     6,241        0
Borrowed funds.....................       424          0         0        0
                                     --------------------------------------
    Total..........................   $70,935   $ 83,136   $18,266  $29,350
                                     --------------------------------------
Interest sensitivity gap...........   $17,986   $(36,867)  $50,209  $ 5,753
                                     --------------------------------------

  /1/ Although interest-bearing demand deposits and savings deposits are subject to immediate repricing contractually, experience has shown that portions of those deposits are much less sensitive to rate fluctuations. The amounts indicated as repricing in more than 3 months are estimates by Management of the true sensitivity of those deposits.

RESULTS OF OPERATIONS

  Net interest income, which is the major determinant of BancShares' income, decreased by 0.79% in 1993 after increasing 15.39% in 1992. Because of the general decline in interest rates, interest expense declined by 16.42% in 1993 and 20.88% in 1992. Interest income decreased 7.46% in 1993 after experiencing a 3.48% decrease in 1992. Because of the continued growth in earning assets, particularly in investment securities in 1993 and commercial loans in 1992, the interest income did not decline in proportion to the interest expense.

  During 1993, the volume of investment securities increased as the amount invested in the loan portfolio decreased. However, because the new investments were at lower rates than those maturing during the year, income on taxable investments declined 14.67% in 1993. The declining volume of investments in 1992 caused the 23.46% reduction in income in that year. Non-taxable investment income declined 24.73% in 1993, after decreasing 15.24% in 1992. The December 31, 1993, investment in tax-exempt securities was greater than the December 31, 1992, volume due to purchases which occurred late in the year. The average volume of Federal funds sold increased in 1993, and the income on Fed funds sold increased 15.93%, which followed a 17.72% decrease in 1992. Despite a small increase in the quantity of short-term borrowings, the interest expense for borrowings declined 15.9% in 1993, after having decreased 62.4% in 1992.

  The provision for possible loan losses which is charged to operations is based on the growth of the loan portfolio, the amount of net loan losses incurred, and Management's estimation of potential losses based on an evaluation of the portfolio risk and economic factors. The allowance for loan losses was increased by the provision for possible loan losses of $88 thousand, in addition to the net recoveries of $19 thousand. This compares with a provision of $779 thousand in 1992 ($524 thousand more than net charge-offs of $255 thousand) and $782 thousand in 1991 ($114 thousand more than net charge-offs of $668 thousand.)

  The reserve for possible loan losses at year end 1993 totalled $2.4 million (1.37% of total loans), as compared to $2.3 million (1.30% of total loans) in 1992.

  Non-interest income increased 20.89% in 1993, following a 12.32% increase in 1992. Trust department income grew 30.81% in 1993 and 12.98% in 1992, most of which results from personal trusts and estate handling. Service charges, fees and commissions rose 19.41% in 1993, compared with a 1.87% growth in 1992.

  Securities gains were up 200% in 1993 after having decreased 93.98% in 1992. The only gains in either year resulted from securities being called early by issuers who chose to exercise their options and reduce their expense. BancShares does not operate a trading account.

  Other income increased 11.28% in 1993, following a 98.98% increase in 1992. Income resulting from the sale of commercial loans helped to raise the level of other income in 1993. The 1992 increase came from income on other real estate which is held for sale.

  Non-interest expenses grew 4.55% in 1993, following a 2.40% increase in 1992. Employee compensation and benefits were up $489 thousand in 1993 (11.46%), following a $103 thousand rise in 1992 (2.47%). The increase for 1993 was enlarged because of the enactment of new incentive bonus programs for officers of BancShares and its subsidiaries. It was compounded because there had been a special reduction in group medical/dental insurance in 1992. Furniture and equipment expense decreased 1.85% in 1993, after increasing 5.74% in 1992. The depreciation costs of data processing equipment leveled in 1993, and efforts to reduce maintenance costs were effective. Occupancy expense has remained stable, decreasing 1.30% in 1993, following a decrease of 1.46% in 1992. All other operating expenses decreased 2.50% in 1993, compared to a rise of 2.21% in 1992. This decrease occurred despite a provision of $190,000 to the valuation reserve for other real estate made in 1993.

  Income tax expense increased 19.84% in 1993, following a 152.07% increase in 1992. The effective tax rate for 1993 was 34% compared to an effective rate of 33% for 1992.

 FINANCIAL RATIOS

  One means of measuring the results of operations is analysis of various ratios. Two widely recognized performance indicators are the return on equity and the return on assets. The following table sets forth those and other ratios frequently used in analyzing bank holding company financial statements. It is Management's intention to continue efforts to return 1% or better on average total assets.

                                                      Year Ended December 31,
                                                  -------------------------------
                                                  1993         1992        1991
                                                  -------------------------------
Profitability ratios:
  Rate of Return/1/ on Average:
    Earning Assets............................     1.19%        1.12%       0.81%
    Total Assets..............................     1.10%        1.02%       0.75%
    Total Shareholders' Equity................    13.39%       12.89%       9.71%
Liquidity and Capital Ratios:
  Average Shareholders' Equity to
    Average Earning Assets....................     8.90%        8.68%       8.36%
  Average Shareholders' Equity to
    Average Total Assets......................     8.18%        7.94%       7.69%
Common Dividend Payout Ratio/2/...............    27.82%       26.00%      28.98%

Notes:
    /1/ Based on Net Income
    /2/ Cash dividends declared on common stock as a percentage of net income applicable to common stock.

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
MARKET FOR THE REGISTRANT'S COMMON STOCK
- ------------------------------------------------------------------------------

  Commercial BancShares, Incorporated's common stock has not been traded extensively and such trades cannot be characterized as amounting to an active trading market. BancShares is not listed on any exchange and is not a NASDAQ quoted stock. Several trades during 1993 were initiated through Hazlett, Burt & Watson, Inc., although that firm is not considered to be making a market in BancShares stock. Further, BancShares does not anticipate that a trading market will develop in the foreseeable future. On December 31, 1993, the total number of holders of Commercial BancShares, Inc. common stock was 493.

  The tables below present the high and low sales price reported for Commercial BancShares, Incorporated and the cash dividends declared on common stock in each quarter of the past five years.

MARKET VALUE OF COMMON STOCK:
(In Dollars)
                                       1993                 1992               1991               1990                1989
                                 ---------------------------------------------------------------------------------------------
    First Quarter..............    $24.00-25.00         $      18.50       $      21.00        $20.00-21.00       $19.00-20.00
    Second Quarter.............     26.00-27.00                19.50              21.00         19.00-20.00        19.00-20.25
    Third Quarter..............     27.00-29.00                20.00        17.00-20.50         19.00-20.00        19.00-20.00
    Fourth Quarter.............     28.00-29.50          21.00-22.00        17.50-21.00         18.50-19.50        19.00-20.00
- ------------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED ON
 COMMON STOCK:
(In Dollars)
                                       1993                 1992               1991                1990               1989
                                 ---------------------------------------------------------------------------------------------
    First Quarter..............    $        .23         $        .20       $        .20        $        .19       $        .18
    Second Quarter.............             .23                  .20                .20                 .19                .18
    Third Quarter..............             .23                  .20                .20                 .19                .18
    Fourth Quarter.............             .25                  .23                .20                 .19                .18
- ------------------------------------------------------------------------------------------------------------------------------

ANNUAL MEETING

   The Annual Meeting of Stockholders will take place at 3:00 P.M. on Wednesday, May 11, 1994 at The Blennerhassett Hotel, Fourth and Market Streets, Parkersburg, West Virginia.
- --------------------------------------------------------------------------------

Copies of Commercial BancShares, Inc.'s Annual Report to the Securities and Exchange Commission on Form 10-K are available to stockholders after April 1, 1994, on request to Larry G. Johnson, Secretary-Treasurer, Commercial BancShares, Inc., 415 Market Street, Parkersburg, WV 26101

[LOGO of Commercial BancShares, Inc. and Subsidiaries]

Commercial BancShares, Inc. and Subsidiaries
DIRECTORS
- -------------------------------------------------------------------------------

DIRECTORS
COMMERCIAL BANCSHARES, INC.

[PHOTO]   WILLIAM E. MILDREN, JR.
          Chairman, President & Chief
          Executive Officer

[PHOTO]   BRUCE BINGHAM
          Retired

[PHOTO]   ROBERT W. BURK, JR.
          Attorney at Law

[PHOTO]   FRANK L. CHRISTY
          Real Estate Developer

[PHOTO]   A. V. CRISS, III
          President, Century Block, Inc.
          President, Century Limestone, Inc.
          Vice President, Atlas Towing
          Secretary-Treasurer, Bluestone Quarries, Inc.

[PHOTO]   CARL E. DOLLMAN
          Retired

[PHOTO]   JAMES A. MEAGLE, JR.
          President & Chief Executive Officer
          The Dime Bank

[PHOTO]   WILLIAM E. MILDREN
          Retired Chairman

[PHOTO]   JACK F. POE
          Retired

[PHOTO]   ROBERT E. RICHARDSON
          Chairman, Richardson Printing
          Corporation

[PHOTO]   W. S. RITCHIE, JR.
          Self-Employed

[PHOTO]   SUSAN S. ROSS
          Chairman & Chief Executive Officer
          Storck Baking Company

[PHOTO]   THOMAS N. WEBSTER
          Vice-Chairman

[PHOTO]   MORRIS B. WILKINS
          President, Caesars Pocono Resorts

COMMERCIAL BANKING AND
TRUST COMPANY
415 MARKET STREET
PARKERSBURG, WV 26101
304/424-0300

WILLIAM E. MILDREN, JR.
Chairman

CARL E. DOLLMAN
Retired

PEYTON J. DUDLEY
J. W. Dudley Sons Company

LARRY G. JOHNSON
Secretary-Treasurer
Commercial BancShares, Inc.

ARTHUR A. MAHER
President & Chief Operating Officer,
St. Joseph's Hospital

DANIEL O. MARTIN
Executive Vice President,
Mullen Motors Company

WILLIAM E. MILDREN
Retired Chairman

JACK F. POE
Retired President

DONALD L. SCOTHORN
President & Chief
Executive Officer

JAMES W. SWEARINGEN
Retired

ROBERT K. TEBAY
Owner-Operator, Tebay Dairy

THOMAS N. WEBSTER
Vice-Chairman,
Commercial BancShares, Inc.

BERT F. HIDER
Director Emeritus

THE DIME BANK
200 PUTNAM STREET
MARIETTA, OH 45750
614/373-0237

ROBERT E. RICHARDSON
Chairman

PAUL G. BERTRAM, JR.
Vice-Chairman

KENNETH E. BENNETT
Retired Physician

HARRY M. COGSWELL
President & Owner,
Apex Feed & Supply, Inc.

C. FRED HUNTER, JR.
National Accounts Manager
Major Appliance,
GE Plastics

ROBERT G. KELLEY
Vice President & Director,
New Weihl Olds-GMC Trucks

WALTER J. MCCARTHY
Real Estate Broker

JAMES A. MEAGLE, JR.
President

WILLIAM E. MILDREN, JR.
Chairman,
Commercial BancShares, Inc.

RICHARD A. SPINDLER
President,
Dowling Pool Company

DAN S. STEPHAN, JR.
Vice President,
Valley News Service, Inc.

WILLIAM C. WIGAL
Retired Accountant

NEIL R. WYNN
President,
Wynn Oil & Gas

FARMERS & MERCHANTS BANK
OF RITCHIE COUNTY
1500 EAST MAIN STREET
HARRISVILLE, WV 26362
304/643-2974

DONALD L. SCOTHORN
Chairman

PATRICK G. ALLEN
Vice President,
Allen's Pontiac-Buick & GMC, Inc.

A. D. JACKSON
Owner, Western Auto Store

WILLIAM E. MILDREN, JR.
Chairman, Commercial BancShares, Inc.

DONNA L. PERINE
President & Chief Executive Officer

HENRY D. SASSI
Vice-Chairman

JACKSON COUNTY BANK
WALL STREET
RAVENSWOOD, WV 26164
304/273-9351

CLAYMORE ROWLEY
Chairman

BRUCE BINGHAM
Retired President

ROBERT P. HARTLEY
President, Hartley Oil Company
Incorporated & Subsidiaries

LARRY G. JOHNSON
Secretary-Treasurer
Commercial BancShares, Inc.

CHARLES V. KELLY, O.D.
Optometrist

THOMAS M. LOOKABAUGH
President

WILLIAM E. MILDREN, JR.
Chairman, Commercial BancShares, Inc.

A. CLARK RITCHIE
Real Estate Developer
Data Processing Consultant

W. S. RITCHIE, JR.
Self-Employed

STEPHEN F. SEAMAN
Merchant - Almeda's

THOMAS N. WEBSTER
Vice-Chairman
Commercial BancShares, Inc.

OFFICERS

COMMERCIAL BANCSHARES, INC.

WILLIAM E. MILDREN, JR.
Chairman, President & Chief Executive Officer

THOMAS N. WEBSTER
Vice-Chairman

LARRY G. JOHNSON
Secretary-Treasurer

DANIEL N. CANADA
Assistant Vice President &
Director of Human Resources

PETER G. GALLO
Systems and Programming Manager

MARTHA H. GARRETT
Auditor

LEO P. MALLAMACI
Assistant Vice President &
Senior Data Processing Officer

W. BRYAN PENNYBACKER
Senior Audit Manager

FAITH J. SMITH
Data Center Operations Manager

PATRICIA A. TUCKER
Assistant Vice President

COMMERCIAL BANKING
AND TRUST COMPANY

WILLIAM E. MILDREN, JR.
Chairman

DONALD L. SCOTHORN
President & Chief Executive Officer

THOMAS N. WEBSTER
Vice-Chairman

COMMERCIAL LOAN DEPARTMENT

DAVID M. RIGHTER
Senior Vice President

DOUGLASS J. SWEARINGEN
Vice President

DEBRA V. MILLER
Loan Officer

MORTGAGE LOAN DEPARTMENT

HENRY D. SASSI
Senior Vice President

CAROLYN S. CALHOUN
Vice President

SALLIE A. FANKHAUSER
Mortgage Loan &Elite Banking Officer

INSTALLMENT LOANS

RONALD L. BUCHANAN
Senior Vice President

JACK D. CARR
Vice President

OPERATIONS

WAYNE F. LEE
Senior Vice President & Cashier

JOAN P. SNIDER
Vice President

WILLIAM C. DEEM
Data Support Manager

THERESA J. WESTFALL
Director of Marketing

BRANCH MANAGERS

WILLIAM P. CRITES
Vice President of Branch Operations

PAUL R. MANCUSO, JR.
Vice President

JOHN O. STEWART
Assistant Vice President

TRUST DEPARTMENT

C. RANDALL LAW
Senior Vice President & Senior Trust Officer

CHARLOTTE J. POTTER
Vice President & Trust Officer

LINDA L. DAGGETT
Trust Operations Officer

PAMELA S. ROBINSON
Assistant Trust Operations Officer

THE DIME BANK

JAMES A. MEAGLE, JR.
President & Chief Executive Officer

STEVEN C. HALL
Executive Vice President & Senior Loan Officer

ALICE V. SKIDMORE
Vice President & Security Officer

SONJA P. VAN WEY
Cashier & Treasurer

JENNIFER L. ANTILL
Assistant Vice President & Compliance Officer

THOMAS L. BOGARD
Assistant Vice President & Loan Officer

CAROLYN A. EWART
Assistant Vice President & Secretary

SUSAN J. HOBENSACK
Assistant Vice President & Loan Officer

SHIRLEY K. LANG
Assistant Vice President & Head Teller

FARMERS & MERCHANTS BANK OF RITCHIE COUNTY

DONALD L. SCOTHORN
Chairman

HENRY D. SASSI
Vice-Chairman

DONNA L. PERINE
President & Chief Executive Officer

MARTHA K. KELLAR
Vice President & Cashier

ROBERT E. BOLIN
Assistant Vice President

TAMMY J. RICHARDS
Credit & Compliance Officer

JACKSON COUNTY BANK

THOMAS M. LOOKABAUGH
President

B. SCOTT MILLER
Vice President & Loan Officer

DONNA J. OVERTON
Assistant Vice President

BETTY L. MATHEW
Assistant Vice President

CHAD R. MATICS
Cashier

            [LOGO OF COMMERCIAL BANCSHARES, INC. AND SUBSIDIARIES]

                          COMMERCIAL BANCSHARES, INC.
                               415 Market Street
                        Parkersburg, West Virginia 26101