Form 10-K405, Exhibit 13
COMMERCIAL BANCSHARES INC /WV/
filed 1995-03-31
CIK 726738

                                                                    EXHIBIT 13



                     [LOGO OF COMMERCIAL BANCSHARES, INC]



                                                            COMMERCIAL
                                                            BANCSHARES, INC.
-------------------------------------------------------------------------------
                                                            1994 ANNUAL REPORT


                         [FRONT COVER--ANNUAL REPORT]

Commercial BancShares, Inc. and Subsidiaries

President's Message
-----------------------------------------------------------------------------

Dear Shareholders and Friends:

     I am pleased to report on another very successful year for Commercial BancShares. Net income in 1994 rose 18.35% to $4.4 million from $3.7 million in 1993. Fully diluted earnings per share reached $3.03 compared to $2.56 for 1993.

     The financial statements have been significantly affected by the acquisition of Hometown Bancshares in October, 1994. The acquisition totaled $95 million in assets and was accounted for as a pooling of interest, which resulted in the restatement of all financial information contained within this annual report.

     Total assets grew to $372 million compared to $350 million in 1993. Each of Commercial's subsidiary banks had a return of over 1% on assets, with a 1.22% return on assets on a consolidated basis for Commercial BancShares. This was the best year in the history of the holding company for earnings as a percentage of assets.

     With the acquisition of Hometown Bancshares, Commercial BancShares now has seven subsidiary community banks located in eleven different communities. Growth through acquisitions has been the key to our success over the last ten years and we believe the acquisitions will add value for our shareholders for many years to come.

     I believe our key strength and franchise value lies in the fact that we have a local presence and flavor in each community we serve, with each Bank having its own President and Board of Directors. However, back office functions are being consolidated to achieve economies of scale. Much of our earnings improvement, I feel, is the result of the consolidation of the support functions, particularly data processing.

     Because of our strong earnings, the Board of Directors voted to increase the dividend to $1.03 per share which compares to $0.94 in 1993, a 9.7% increase.

     In November, we were saddened by the death of Robert W. Burk, Jr. Bob had been associated with the bank for many years and served on Commercial's board of director from 1982 until his untimely death. He was an attorney and represented the 10th District in the West Virginia House of Delegates. His contributions to the board were important and will be missed.

     My father retired from active service on the board of directors of the holding company after 50 years of continuous service to the company. A native of Marietta, he came to Commercial Banking and Trust Company in 1944 as Executive Vice President and became President in 1947. He continues to serve on the Board of Directors of Commercial Banking and Trust Company, and was elevated to the status of Director Emeritus of Commercial BancShares, Inc.

     Four new members joined the board of directors in 1994. Three were added as a result of the acquisition of Hometown Bancshares. Mr. Gary R. Davis, Mr. Wilson Davis and Mr. David L. Mendenhall, each an officer of one of the newly-acquired subsidiary banks, joined the Board at its November meeting. Mr. James L. Wahle, President and Chief Executive Officer of Kardex Systems, Inc., Marietta, Ohio, was appointed to the board to replace Mr. Mildren, Sr.

     Commercial continues to be receptive to discussing affiliation with banks interested in becoming part of a successful network of community banks. We expect to continue to improve the support systems provided by the holding company to its subsidiary banks, so they may offer the finest in customer products and services.

     I encourage our shareholders to take advantage of the quality products and high level of service provided by the seven subsidiary banks and to recommend them to your associates.

                                                  Sincerely,



                                                  William E. Mildren, Jr.
                                                  Chairman, President and
                                                  Chief Executive Officer

                     [INSIDE FRONT COVER--ANNUAL REPORT]

Commercial BancShares, Inc. Subsidiaries

Selected Financial Data
----------------------------------------------------------------------------

Commercial BancShares, Incorporated
and Subsidiaries
At Year End                       1994     1993     1992     1991     1990
(Thousands of Dollars)
Total Assets                    $372,223 $349,713 $337,005 $317,876 $309,000
Total Deposits                   323,959  311,303  301,714  286,119  280,754
Total Loans                      256,402  222,621  223,013  203,131  200,226
Total Shareholders' Equity        33,608   30,844   28,373   26,416   24,583
Long-term Debt                         0      424      362      221      393
----------------------------------------------------------------------------
For the Year Ended
(Thousands of Dollars)
Total Interest Income           $ 26,933 $ 25,559 $ 27,468 $ 28,536 $ 28,482
Net Interest Income               17,312   15,594   15,494   13,677   12,725
Provision for Loan Losses            417      247      983      962      792
Net Income                         4,398    3,716    3,240    2,212    2,090
----------------------------------------------------------------------------
Per Common Share
(Dollars)
Net Income (Primary)            $   3.26 $   2.98 $   2.60 $   1.79 $   1.47
Cash Dividends Declared             1.03      .94      .83      .80      .76
----------------------------------------------------------------------------

[GRAPH OF TOTAL ASSETS]                           [GRAPH OF NET INCOME]
Points Plotted, In millions of Dollars            Points Plotted, In Thousands of Dollars
1990    309                                       1990    2,090
1991    318                                       1991    2,212
1992    337                                       1992    3,240
1993    350                                       1993    3,716
1994    372                                       1994    4,398

[GRAPH OF SHAREHOLDERS' EQUITY]                   [GRAPH OF TOTAL DEPOSITS]
Points Plotted, In Millions of Dollars            Points Plotted, In Millions of Dollars
1990     25                                       1990      281
1991     26                                       1991      286
1992     28                                       1992      302
1993     31                                       1993      311
1994     34                                       1994      324

                             [Annual Report Page 1]

Commercial BancShares, Inc. and Subsidiaries

Consolidated Balance Sheets
as of December 31, 1994 and 1993
-----------------------------------------------------------------------------

                                                                                             IN THOUSANDS OF DOLLARS
                                                                                             1994                1993
                                                                                             ----                ----
ASSETS
Cash and Due from Banks..................................................................  $ 16,304            $ 13,680
Interest-Bearing Demand Deposits with Other Banks........................................       323                 182
Interest-Bearing Time Deposits with Other Banks..........................................       299                 307
Federal Funds Sold.......................................................................     1,405               8,699
Investment Securities:
  Held to Maturity, at Amortized Costs (Market
    Values: 1994 - $40,384; 1993 - $88,676)..............................................    41,150              86,846
  Available-for-Sale, at Market Values...................................................    42,940               5,718
Loans - Net..............................................................................   256,402             222,621
LESS:  Reserve for Loan Losses...........................................................    (3,430)             (3,138)
Premises and Equipment - Net.............................................................     7,129               7,141
Notes Receivable.........................................................................       255                 255
Accrued Interest Receivable..............................................................     2,549               2,437
Foreclosed Properties - Net..............................................................     1,329               1,274
Other Assets.............................................................................     5,568               3,691
                                                                                           ----------------------------
TOTAL ASSETS.............................................................................  $372,223            $349,713
                                                                                           ============================

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
  Demand - Noninterest Bearing...........................................................  $ 46,499            $ 40,138
  Demand - Interest Bearing..............................................................    44,462              63,668
  Savings................................................................................    98,039              77,273
  Time Deposits..........................................................................   134,959             130,224
                                                                                           ----------------------------
TOTAL DEPOSITS...........................................................................  $323,959            $311,303
Federal Funds Purchased and Securities Sold
  under Agreements to Repurchase.........................................................    10,972               4,182
ESOP Borrowings..........................................................................       -0-                 424
Accrued Interest Payable.................................................................       812                 748
Other Liabilities........................................................................     2,872               2,212
                                                                                           ----------------------------
TOTAL LIABILITIES........................................................................  $338,615            $318,869
                                                                                           ============================
SHAREHOLDERS' EQUITY
  Convertible Preferred Stock ($100.00 Par Value: 43,328 Shares
    Authorized:  Issued Shares: -0- in 1994, 27,165 in 1993).............................  $    -0-            $  2,716
  Common Stock
    ($5.00 Par Value: 2,000,000 Shares Authorized:
    Issued Shares; 1,467,040 in 1994; 1,267,904 in 1993).................................     7,335               6,339
  Additional Paid in Capital.............................................................    10,079               8,298
  Undivided Profits......................................................................    17,122              14,185
  LESS:  Employee Stock Ownership Plan Shares
         Collateralizing Debt, at Cost
          (-0- Shares in 1994; 43,062 Shares in 1993)....................................       -0-                (424)
         Treasury Stock, at Cost (10,578 Shares in 1994;
          17,643 Shares in 1993).........................................................      (209)               (347)
         Unrealized Gain (Loss) on Securities Available-for-
          Sale, Net of Applicable Deferred Income Taxes..................................      (719)                 77
                                                                                           ----------------------------
          TOTAL SHAREHOLDERS' EQUITY.....................................................  $ 33,608            $ 30,844
                                                                                           ----------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...............................................  $372,223            $349,713
                                                                                           ============================

The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 2]

Commercial BancShares, Inc. and Subsidiaries

Consolidated Statements of Income
for the year ended December 31, 1994, 1993, and 1992
-----------------------------------------------------------------------------

                                                                                                     IN THOUSANDS OF DOLLARS
                                                                                                    EXCEPT FOR PER SHARE DATA
                                                                                           -----------------------------------------

                                                                                             1994             1993           1992
                                                                                                                          (restated)

INTEREST INCOME
  Interest and Fees on Loans............................................................   $ 21,777         $ 20,052        $ 21,328

  Interest on Notes Receivable..........................................................        -0-               17              14

  Interest and Dividends on Securities..................................................      4,894            4,975           5,612

  Interest on Federal Funds Sold........................................................        242              498             499

  Interest on Deposits with Banks.......................................................         20               17              15

                                                                                           -----------------------------------------

TOTAL INTEREST INCOME...................................................................   $ 26,933         $ 25,559        $ 27,468

                                                                                           -----------------------------------------

INTEREST EXPENSE
  Interest on Deposits..................................................................   $  9,370         $  9,805        $ 11,894

  Interest on Other Borrowings..........................................................        251              160              80

                                                                                           -----------------------------------------

TOTAL INTEREST EXPENSE..................................................................   $  9,621         $  9,965        $ 11,974

                                                                                           -----------------------------------------

NET INTEREST INCOME.....................................................................   $ 17,312         $ 15,594        $ 15,494

  Provision for Loan Losses.............................................................        417              247             983

                                                                                           -----------------------------------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES.............................................................   $ 16,895         $ 15,347        $ 14,511

                                                                                           -----------------------------------------

NONINTEREST INCOME
  Trust Department Income...............................................................   $    529         $    536        $    409

  Service Charges, Fees, and Commissions................................................      1,221            1,203           1,026

  Security Gains (Losses)...............................................................       (220)              15               5

  Other Income..........................................................................        485              601             555

                                                                                           -----------------------------------------

TOTAL NONINTEREST INCOME................................................................   $  2,015         $  2,355        $  1,995

                                                                                           -----------------------------------------

NONINTEREST EXPENSES
  Employee Compensation and Benefits....................................................   $  7,000         $  6,278        $  5,746

  Occupancy Expense, Net of Revenues....................................................        675              727             737

  Furniture and Equipment Expense.......................................................        955              946             968

  Other Operating Expenses..............................................................      4,356            4,119           4,179

                                                                                           -----------------------------------------

TOTAL NONINTEREST EXPENSES..............................................................   $ 12,986         $ 12,070        $ 11,630

                                                                                           -----------------------------------------

INCOME BEFORE INCOME TAXES..............................................................   $  5,924         $  5,632        $  4,876

  Applicable Income Taxes...............................................................      1,526            1,916           1,636

                                                                                           -----------------------------------------

NET INCOME..............................................................................   $  4,398         $  3,716        $  3,240

                                                                                           -----------------------------------------

NET INCOME AVAILABLE FOR COMMON
  SHAREHOLDERS..........................................................................   $  4,194         $  3,443        $  2,967

                                                                                           -----------------------------------------

EARNINGS PER SHARE DATA:
  Primary...............................................................................      $3.26            $2.98          $2.60

                                                                                           -----------------------------------------

  Fully Diluted.........................................................................      $3.03            $2.56           $2.24

                                                                                           -----------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 3]

Commercial BancShares, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity
for the year ended December 31, 1994, 1993, and 1992
-------------------------------------------------------------------------------

                                                                                                      IN THOUSANDS OF DOLLARS
                                                                                                 ----------------------------------
                                                                                                   1994        1993         1992
                                                                                                   ----        ----         ----
                                                                                                                          (restated)

CONVERTIBLE PREFERRED STOCK
  (43,328 Shares Authorized):
  Cumulative Preferred $100.00 Series:
    Balance at Beginning of Year............................................................     $ 2,716      $ 2,725      $ 2,725
    Conversion of Preferred Stock to
      Common Stock..........................................................................      (2,716)          (9)         -0-
                                                                                                 ----------------------------------
BALANCE AT END OF YEAR -
     -0- Shares Outstanding in 1994;
  27,165 Shares Outstanding in 1993; and
  27,246 Shares Outstanding in 1992.........................................................     $   -0-      $ 2,716      $ 2,725
                                                                                                 ----------------------------------
COMMON STOCK
  ($5.00 Par Value; 2,000,000 Shares
    Authorized):
      Balance at Beginning of Year..........................................................     $ 6,339      $ 6,336      $ 6,336
      Issuance of Common Stock under Conversion
        of Preferred Stock..................................................................         996            3          -0-
                                                                                                 ----------------------------------
BALANCE AT END OF YEAR -
  1,467,040 Shares Issued in 1994;
  1,267,904 Shares Issued in 1993; and
  1,267,311 Shares Issued in 1992...........................................................     $ 7,335      $ 6,339      $ 6,336
                                                                                                 ----------------------------------
ADDITIONAL PAID IN CAPITAL
  Balance at Beginning of Year..............................................................     $ 8,298      $ 8,292      $ 8,292
  Additional Paid in Capital from
    Conversion of Preferred Stock to
    Common Stock............................................................................       1,720            5          -0-
  Additional Paid in Capital from
    Resale of Treasury Stock................................................................          68            1          -0-
  Payment of Fractional Shares..............................................................          (7)         -0-          -0-
                                                                                                 ----------------------------------
BALANCE AT END OF YEAR......................................................................     $10,079      $ 8,298      $ 8,292
                                                                                                 ----------------------------------
UNDIVIDED PROFITS
  Balance at Beginning of Year..............................................................     $14,185      $11,761      $ 9,628
  Net Income................................................................................       4,398        3,716        3,240
  Cash Dividends Declared:
    Convertible Preferred Stock.............................................................        (204)        (273)        (273)
    Common Stock............................................................................      (1,257)      (1,019)        (834)
                                                                                                 ----------------------------------
BALANCE AT END OF YEAR......................................................................     $17,122      $14,185      $11,761
                                                                                                 ----------------------------------
UNREALIZED GAIN (LOSS) ON SECURITIES
  AVAILABLE-FOR-SALE, NET OF APPLICABLE
  DEFERRED INCOME TAXES
  Balance at Beginning of Year..............................................................     $    77      $   (29)     $   (18)
  Change in Unrealized Gain (Loss) on
    Securities Available-for-Sale...........................................................        (796)         106          (11)
                                                                                                 ----------------------------------
BALANCE AT END OF YEAR......................................................................     $  (719)     $    77      $   (29)
                                                                                                 ----------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 4]

Commercial BancShares, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity
for the years ended December 31, 1994, 1993, and 1992
----------------------------------------------------------------------------

                                                                                                    IN THOUSANDS OF DOLLARS
                                                                                                ----------------------------------
                                                                                                  1994         1993         1992
                                                                                                  ----         ----         ----
                                                                                                                          (restated)

LESS:  EMPLOYEE STOCK OWNERSHIP PLAN SHARES
        COLLATERALIZING DEBT, AT COST
         Balance at Beginning of Year........................................................   $   424      $   362      $   196
         Purchase of Common Stock............................................................                     94          362
         Principal Reduction of ESOP Obligation..............................................      (424)         (32)        (196)
                                                                                                ----------------------------------
       BALANCE AT END OF YEAR
         -0- Shares in 1994; 43,062 Shares in 1993; and
         52,014 Shares in 1992...............................................................   $   -0-      $   424      $   362
                                                                                                ----------------------------------
LESS:  TREASURY STOCK, AT COST
        Balance at Beginning of Year.........................................................   $   347      $   350      $   352
        Resale of 7,065 Shares, 135 Shares, and 90 Shares of
        Treasury Stock, at Cost in 1994, 1993, and 1992,
        Respectively.........................................................................      (138)          (3)          (2)
                                                                                                ----------------------------------
       BALANCE AT END OF YEAR
        10,578 Shares in 1994; 17,643 Shares in 1993; and
        17,778 Shares in 1992................................................................    $   209      $   347      $   350
                                                                                                ----------------------------------
TOTAL SHAREHOLDERS' EQUITY...................................................................    $33,608      $30,844      $28,373
                                                                                                ==================================



The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 5]

Commercial BancShares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
for the years ended December 31, 1994, 1993 and 1992
-------------------------------------------------------------------------

                                                                     IN THOUSANDS OF DOLLARS
                                                                  -------------------------------
                                                                    1994      1993        1992
                                                                    ----      ----        ----
                                                                                        (restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income..................................................    $  4,398   $  3,716    $  3,240
                                                                  -------------------------------
  Adjustments to Reconcile Net Income
    to Net Cash from Operating Activities:
      Deferred Compensation Benefits..........................    $    -0-   $     60    $    218
      Depreciation............................................         861        850         862
      Provision for Loan Losses...............................         417        247         983
      Provision for Losses on Foreclosed Properties...........         -0-        190         -0-
      Net Amortization (Accretion) on Investments.............         610        375          77
      Provision for Deferred Taxes............................        (782)      (173)       (125)
      (Gain) Loss on Sale of Capitalized Assets...............          21          2           4
      Realized (Gain) Loss on Sale of Investment Securities...         220        (15)         (5)
      Income Tax Benefit......................................        (160)      (258)       (228)
      Purchase Adjustments....................................          83         82         113
      Other Items - Net.......................................         (16)         7         (13)
      (Increase) Decrease:
        Accrued Interest Receivable...........................        (112)      (168)        356
        Other Assets..........................................      (1,844)      (997)        (69)
      Increase (Decrease):
        Accrued Interest Payable..............................          64       (121)       (429)
        Other Liabilities.....................................       1,334        304         787
                                                                  -------------------------------
          TOTAL ADJUSTMENTS...................................    $    696   $    385    $  2,531
                                                                  -------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES......................    $  5,094   $  4,101    $  5,771
                                                                  -------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (Increase) Decrease in Short-Term Investments...........    $  7,294   $  7,042    $ (2,794)
  Proceeds from Sales of Investments Held-to-Maturity.........         806      1,097         -0-
  Proceeds from Sales of Investments Available-for-Sale.......      12,737        -0-         -0-
  Proceeds from Maturities of
    Investments Held-to-Maturity..............................      15,911     25,938      26,977
  Proceeds from Maturities of
    Investments Available-for-Sale............................       6,364        -0-         -0-
  Purchases of Investments Held-to-Maturity...................     (10,126)   (47,134)    (25,427)
  Purchases of Investments Available-for-Sale.................     (18,265)       -0-         -0-
  Net (Increase) Decrease in Loans............................     (34,774)       551     (20,945)
  Proceeds from Sale of REO...................................         419        120         -0-
  Proceeds from Sale of Capital Assets........................         -0-         43          39
  Capital Expenditures........................................        (857)      (749)       (875)
                                                                  -------------------------------
NET CASH FLOWS FROM INVESTING ACTIVITIES......................    $(20,491)  $(13,092)   $(23,025)
                                                               -------------------------------



The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 6]

Commercial BancShares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
for the years ended December 31, 1994, 1993 and 1992
-----------------------------------------------------------------------------

                                                     IN THOUSANDS OF DOLLARS
                                                  -----------------------------
                                                   1994       1993       1992
                                                   ----       ----       ----
                                                                      (restated)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase (Decrease) in Total
    Deposits....................................  $12,657    $ 9,420    $15,595
  Net Increase (Decrease) in Federal
    Funds Purchased and Securities Sold
    under Agreements to Repurchase..............    6,790        596        930
  Proceeds from Sale of Treasury Stock..........      204          3          2
  Payment for Fractional Shares.................       (7)       -0-        -0-
  Principal Payments on ESOP Borrowings.........      -0-        (32)      (196)
  Principal Payments on Capital Lease
    Obligations.................................      -0-        (27)       (25)
  Principal Payments on Notes Payable...........      -0-        -0-        (25)
  Proceeds from Issuance of ESOP Debt...........      -0-         94        362
  Liquidating Dividend Paid.....................      (22)       -0-        -0-
  Dividends Paid................................   (1,461)    (1,292)    (1,107)
                                                  -----------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES........  $18,161    $ 8,762    $15,536
                                                  -----------------------------
NET INCREASE (DECREASE) IN CASH AND DUE
  FROM BANKS....................................  $ 2,764    $  (229)   $(1,718)

CASH AND DUE FROM BANKS AT BEGINNING OF
  YEAR..........................................   13,863     14,092     15,810
                                                  -----------------------------
CASH AND DUE FROM BANKS AT END OF YEAR..........  $16,627    $13,863    $14,092
                                                  -----------------------------
SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
    Conversion of Convertible Preferred
      Stock to Common Stock.....................  $ 2,716    $     9    $   -0-

    Loans Transferred to Foreclosed Properties..  $   247    $   124    $   288

    Change in Unrealized Gain (Loss)
      on Available-for-Sale Securities..........  $  (796)   $   106    $   (11)

SUPPLEMENTARY DISCLOSURE OF CASH FLOWS
  INFORMATION:
    Cash Paid during the Year For:
      Interest..................................  $ 9,557    $10,087    $12,404

Income Taxes....................................  $ 1,996    $ 2,642    $ 1,118



The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 7]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------

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

Principles of Consolidation

     The consolidated financial statements of Commercial BancShares, Inc. and Subsidiaries (the Corporation) include the accounts of the Corporation and its eight wholly-owned subsidiaries. Material intercompany transactions and accounts have been eliminated. Purchase accounting adjustments applicable to the acquisitions of various wholly-owned subsidiaries have been included in the Corporation's consolidated financial statements.

Business Combinations

     Effective February 1, 1993, the Corporation acquired the net assets of The Dime Bank by exchanging 214,266 shares of its common stock for all of the outstanding shares of The Dime Bank. The combination has been recorded using the pooling- of-interests method of accounting and, accordingly, the accompanying consolidated financial statements were prepared as if the combination had occurred on January 1, 1992. All significant intercompany transactions have been eliminated.

     Effective August 1, 1994, the Corporation acquired the net consolidated assets of Hometown Bancshares, Inc. (Hometown) by exchanging 509,398 shares of its common stock for all of the outstanding shares of Hometown. The combination has been recorded using the pooling-of-interests method of accounting and, accordingly, the accompanying consolidated financial statements were prepared as if the combination had occurred on January 1, 1992. All significant intercompany transactions have been eliminated.

     Summarized results of operations, in thousands, of the Corporation, The Dime Bank, and Hometown Bancshares, Inc. for each of the appropriate operating periods are as follows:

                                         1994                       1993                                   1992
                             --------------------------   --------------------------  ----------------------------------------
                              COMMERCIAL     HOMETOWN      COMMERCIAL     HOMETOWN     COMMERCIAL      HOMETOWN
                              BANCSHARES,   BANCSHARES,    BANCSHARES,   BANCSHARES,   BANCSHARES,    BANCSHARES,
                               INC. AND      INC. AND       INC. AND      INC. AND      INC. AND       INC. AND       THE DIME
                             SUBSIDIARIES  SUBSIDIARIES   SUBSIDIARIES  SUBSIDIARIES  SUBSIDIARIES   SUBSIDIARIES       BANK
                              (12 MONTHS)   (7 MONTHS)     (12 MONTHS)   (12 MONTHS)   (12 MONTHS)    (12 MONTHS)     (1 MONTH)
                                                                                        (restated)                  (restated)
Total Interest Income            $ 22,998        $ 3,935      $18,474       $ 7,085        $19,680        $ 7,504      $ 284
Total Interest Expense             (8,155)        (1,466)      (7,114)       (2,852)        (8,372)        (3,462)      (140)
Provision for Loan Losses            (351)           (66)         (88)         (159)          (779)          (204)       -0-
Other Income                        1,563            452        1,966           390          1,599            372         24
Other Expenses                    (11,110)        (1,876)      (9,002)       (3,068)        (8,477)        (3,023)      (130)
Applicable Income Taxes            (1,176)          (350)      (1,462)         (454)        (1,212)          (416)        (8)
                                 --------        -------      -------       -------        -------        -------      -----
NET INCOME                       $  3,769        $   629      $ 2,774       $   942        $ 2,439        $   771      $  30
                                 --------        -------      -------       -------        -------        -------      -----

                             [Annual Report Page 8]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------

Change in Accounting Principles

     In 1993, the Corporation adopted Statement of Financial Accounting Standards (SFAS) 109, Accounting for Income Taxes, retrospectively, resulting in the restatement of the 1992 comparative financial information. The new standard changed many of the requirements of prior accounting standards, particularly with respect to the criteria for the recognition of deferred tax assets and liabilities. A further discussion of the temporary differences resulting in deferred tax balances is incorporated in Note 8 to the consolidated financial statements.

    The following adjustments resulting from the adoption of SFAS 109 have increased (decreased) previously reported categories:

                                     In Thousands of Dollars
                                         December 31, 1992
                              -------------------------------------
                              Previously    Accounting
                               Reported       Change       Restated
BALANCE SHEET
  Other Assets                   $ 2,536       $ 335     $ 2,871
  Other Liabilities              $ 1,766       $ 130     $ 1,896
  Undivided Profits              $11,556       $ 205     $11,761

STATEMENTS OF INCOME
  Applicable Income Taxes        $ 1,739       $(103)    $ 1,636
  Net Income                     $ 3,137       $ 103     $ 3,240
  Net Income Available for
    Common Shareholders          $ 2,864       $ 103     $ 2,967
Primary - Per Share              $  2.39       $ .21     $  2.60
Fully Diluted - Per Share        $  2.06       $ .18     $  2.24

     In 1994, the Corporation adopted SFAS Number 115, Accounting for Certain Investments in Debt and Equity Securities, by classifying its debt and marketable equity securities, including previously reported investment securities, in a new balance sheet caption, securities available-for-sale. These securities are valued at fair value, with the resulting net unrealized gains and losses recorded directly to a separate component of shareholders' equity, net of deferred income tax. The adoption of SFAS 115 had no effect on net income.

Statement of Cash Flows

     For the purpose of reporting cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks" and "Interest-Bearing Demand Deposits with Other Banks."

Securities

     It is the policy of the Corporation and its subsidiaries to prohibit the use of their respective investment accounts to maintain a trading account or to speculate in securities that would demonstrate management's intent to profit from short-term price movements.

     Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Corporation has the ability, at the time of purchase, to hold securities until maturity or on a long-term basis, they are classified as held-to-maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value. Securities held for indefinite

                             [Annual Report Page 9]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------

periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes.

     Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to shareholders' equity, whereas realized gains and losses flow through the Corporation's yearly operations.

     The Corporation generally anticipates prepayments of principal in the calculation of the effective yield for collateralized mortgage obligations. Market values of all securities are determined by prices obtained from independent market sources.

Note Receivable

     The Corporation has a note receivable with MOVE Capital, Inc. which had an original principal balance of $255 thousand. The principal balance of the note matures March 31, 1996. The borrower promises to pay one-half of the interest when and as earned on certain certificates of deposit and one-half of all payments of interest when and as received rom certain investments and such additional amount as needed per year so that interest paid equals five percent per annum on the unpaid principal balance.

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

                            [Annual Report Page 10]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------

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

Foreclosed Properties

     Properties acquired through foreclosure or in settlement of loans are classified as foreclosed properties and are valued at the lower of the loan value or estimated fair value of the property acquired less estimated selling costs. At the time of foreclosure, the excess, if any, of the loan value over the estimated fair value of the property acquired less estimated selling costs is charged to the reserve for loan losses. Additional decreases in the carrying values of foreclosed properties or changes in estimated selling costs, subsequent to the time of foreclosure, are recognized through a provision charged to operations. A valuation reserve is maintained for estimated selling costs and to record the excess of the carrying values over the fair market values of properties if changes in the carrying values are judged to be temporary.

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

                            [Annual Report Page 11]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------

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

Earnings Per Share

     Primary earnings per share of common stock are based on the weighted-average number of shares of common stock outstanding during each period. Such weighted-average shares outstanding were 1,285,391 shares, 1,250,283 shares, and 1,249,795 shares for the years 1994, 1993, and 1992, respectively. Fully diluted earnings per share assumes the conversion of outstanding convertible preferred stock and elimination of dividends paid thereon, as of the beginning of each period, in order to compute the weighted-average of common shares outstanding during each period. Such weighted-average shares assuming full dilution were 1,449,641 shares, 1,449,567 shares, and 1,449,563 shares in 1994, 1993, and 1992, respectively.

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

NOTE 2:   SECURITIES

     At December 31, 1994, the investment securities portfolio was comprised of securities classified as available for sale and held-to-maturity, in accordance with SFAS Number 115. This resulted in investment securities available for sale being carried at market values and investment securities held-to-maturity being carried at amortized cost, adjusted for amortization of premiums and accretions of discounts. Hometown had elected early adoption of SFAS Number 115, resulting in its investment securities portfolio at December 31, 1993, to be comprised of securities classified as available-for-sale and held-to-maturity. Since SFAS Number 115 does not allow retroactive restatement only the portion of the investment securities portfolio at December 31, 1993 relating to Hometown is presented per SFAS Number 115 requirements.

                            [Annual Report Page 12]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------

The following represents the investment securities portfolio for the years ended:

                                                                 In Thousands of Dollars
                                                                     December 31, 1994
                                                       ----------------------------------------------
                                                                     Gross       Gross      Estimated
                                                       Amortized   Unrealized  Unrealized     Market
                                                          Cost       Gains       Losses       Value
Securities Held-to-Maturity
  U. S. Government and Federal
  Agency/Corporation Obligations:
    Mortgage-Backed Securities.....................       $   218     $   -0-    $   -0-    $   218
    Other, Primarily U. S. Treasuries..............        26,733          25       (668)    26,090
  Obligations of States and Political  Subdivisions        13,723         110       (248)    13,585
  Other Debt Securities............................           476          18         (3)       491
                                                          -----------------------------------------
TOTAL..............................................       $41,150     $   153    $  (919)   $40,384
                                                          -----------------------------------------
Securities Available-for-Sale:
  U. S. Government and Federal
  Agency/Corporation Obligations:
    Mortgage-Backed Securities.....................       $ 3,970     $     2    $  (265)   $ 3,707
    Collateralized Mortgage Obligations............         1,916           5        (37)     1,884
    Other, Primarily U. S. Treasuries..............        36,785          51       (862)    35,974
  Other Debt Securities............................           149         -0-        -0-        149
                                                          -----------------------------------------
                                                         $ 42,820     $    58    $(1,164)   $41,714
  Equity Securities................................         1,313         -0-        (87)     1,226
                                                          -----------------------------------------
TOTAL..............................................       $44,133     $    58    $(1,251)   $42,940
                                                          -----------------------------------------
                                                                 In Thousands of Dollars
                                                                     December 31, 1994
                                                       ----------------------------------------------
                                                                     Gross       Gross      Estimated
                                                       Amortized   Unrealized  Unrealized     Market
                                                          Cost       Gains       Losses       Value
  Securities Held-to-Maturity
  U. S. Government and Federal
  Agency/Corporation Obligations:
    Mortgage-Backed Securities.....................       $ 3,895     $    27    $    (9)   $ 3,913
    Collateralized Mortgage Obligations............         3,122          36        (19)     3,139
    Government Agencies and U. S. Treasuries.......        64,153       1,303        (60)    65,396
  Obligations of States and Political
    Subdivisions...................................        13,814         533         (9)    14,338
  Other Debt Securities............................         1,416          28        -0-      1,444
  Equity Securities - FHLB Stock...................           446         -0-        -0-        446
                                                          -----------------------------------------
TOTAL..............................................       $86,846     $ 1,927    $   (97)   $88,676
                                                          -----------------------------------------
Securities Available-for-Sale:
  U. S. Government and Federal Agency..............       $ 4,731     $    63    $   (21)   $ 4,773
  Equity Securities................................           871         103        (29)       945
                                                          -----------------------------------------
TOTAL..............................................       $ 5,602     $   166    $   (50)   $ 5,718
                                                          -----------------------------------------

                            [Annual Report Page 13]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
------------------------------------------------------------------------------

     The amortized cost and estimated market value of securities at December 31, 1994, by contractual maturity, are presented as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

                                                                          Securities He        Securities Available-
                                                                            to-Maturity              for-Sale
                                                                        --------------------   -----------------------
                                                                                   Estimated                 Estimated
                                                                        Amortized    Market      Amortized     Market
                                                                           Cost       Value         Cost        Value
Due in One Year or Less...........................................        $10,717     $10,692     $ 6,938     $ 6,914
Due after One Year through Five Years.............................         23,760      23,142      26,220      25,468
Due after Five Years through Ten Years............................          5,915       5,766       8,206       7,880
Due after Ten Years...............................................            758         784       1,456       1,452
                                                                          -------     -------     -------     -------
                                                                          $41,150     $40,384     $42,820     $41,714
Equity Securities.................................................            -0-         -0-       1,313       1,226
                                                                          -------     -------     -------     -------
TOTAL.............................................................        $41,150     $40,384     $44,133     $42,940
                                                                          -------     -------     -------     -------

     Proceeds from sales of investments in debt securities during 1994, 1993, and 1992 were $13,543, $1,097, and $-0- thousand, respectively. Gross gains of $110, $3, and $-0- thousand and gross losses of $331, $-0-, and $-0- thousand were realized on those sales during 1994, 1993, and 1992, respectively. Security gains of $-0- thousand and $15 thousand recognized in 1994 and 1993, respectively, resulted from calls of investment obligations beyond the control of the Corporation.

     The market values of obligations of state and political subdivisions are established with the assistance of an independent pricing service and are based on available market data which often reflect transactions of relatively small size and are not necessarily indicative of the prices at which large amounts of particular issues could readily be sold or purchased.

     Securities pledged to secure public monies and other purposes as required or permitted by law had a carrying value of $27,607 thousand and $22,534 thousand and estimated market value of $28,367 thousand and $23,296 thousand at December 31, 1994 and 1993, respectively.

Interest on Securities

     The following represents the interest on securities, presented by investment classifications, for the years ended:

                                         In Thousands of Dollars
                                               December 31,
                                         ------------------------
                                           1994    1993     1992
                                         ------------------------
U. S. Government and Federal Agency/
  Corporation Obligations.............   $4,014   $4,055   $4,452
State, County, and Municipal Bonds
  (Substantially All Exempt from
   Federal Income Tax)................      747      756      858
Other Investments.....................      133      164      302
                                         ------------------------
TOTAL.................................   $4,894   $4,975   $5,612
                                         ------------------------

                            [Annual Report Page 14]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------

NOTE 3:    LOANS
           Major classifications of loans, net of deferred fees, are summarized as follows for the years ended:

                                                                                 In Thousands of Dollars
                                                                                      December 31,
                                                                                 -----------------------
                                                                                      1994         1993
                                                                                      ----         ----
             Real Estate.......................................................    $ 88,321    $ 82,354
             Consumer..........................................................      61,305      48,696
             Commercial and Industrial.........................................     103,230      88,790
             Credit Card Loans.................................................       4,527       3,805
                                                                                   --------------------
                                                                                   $257,383    $223,645
             Unearned Interest.................................................        (981)     (1,024)
                                                                                   --------------------
             LOANS - NET.......................................................    $256,402    $222,621
                                                                                   --------------------

     Changes in the allowance for loan losses were as follows for the years ended:

                                                                                 In Thousands of Dollars
                                                                                       December 31,
                                                                              ------------------------------
                                                                                 1994        1993      1992
                                                                              ------------------------------
BALANCE, BEGINNING OF YEAR.................................................   $  3,138    $  2,958    $2,360
  Provisions Charged to Operations.........................................        417         247       983
  Loans Charged Off........................................................       (245)       (280)     (699)
  Recoveries...............................................................        120         213       314
                                                                              ------------------------------
BALANCE, END OF YEAR.......................................................   $  3,430    $  3,138    $2,958
                                                                              ------------------------------

     Set forth below are the principal balances of nonaccrual (cash basis) and renegotiated loans and other assets acquired in loan relatedtransactions for the years ended:


                                                                                 In Thousands of Dollars
                                                                                       December 31,
                                                                              ------------------------------
                                                                                 1994        1993      1992
                                                                              ------------------------------
Nonaccrual Loans...........................................................   $    739    $    355    $  766
Renegotiated or Restructured Loans.........................................      1,403         121        86
                                                                              ------------------------------
TOTAL NONPERFORMING LOANS..................................................   $  2,142    $    476    $  852
Other Assets Acquired in Satisfaction of
  Loans (Primarily Foreclosed Properties)..................................      1,329       1,274     1,593
                                                                              ------------------------------
TOTAL NONPERFORMING ASSETS.................................................   $  3,471    $  1,750    $2,445
                                                                              ------------------------------

     Restructured or renegotiated loans are those loans on which the rate of interest has been reduced as a result of the inability of the borrower to meet the original terms of the loan. At December 31, 1994, there were no commitments to lend additional funds to borrowers whose loans were classified nonaccrual (cash basis) or renegotiated.

     The approximate effect of foregone revenue from nonaccrual or renegotiated loans was as follows for the years ended:

                                                                                 In Thousands of Dollars
                                                                                       December 31,
                                                                              ------------------------------
                                                                                 1994        1993      1992
                                                                              ------------------------------
Gross Amount of Interest That Would Have
  Been Recorded at Original Rate...........................................   $    154    $     60    $   77
Interest That Was Reflected in Revenue /(1)/...............................        (17)         (3)       (9)
                                                                              ------------------------------
NEGATIVE INTEREST REVENUE IMPACT...........................................   $    137    $     57    $   68
                                                                              ------------------------------

/(1)/  Represents interest collected on nonaccrual loans.

                            [Annual Report Page 15]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------

     Foreclosed properties of $1,329 thousand and $1,274 thousand are stated net of reserves of $190 thousand and $190 thousand at December 31, 1994 and 1993, respectively. The reserve at December 31, 1994 includes $-0- for estimated selling costs. Provisions charged to operations for changes in the carrying value of foreclosed properties amounted to $-0- thousand, $190 thousand, and $-0- thousand in 1994, 1993, and 1992, respectively.

NOTE 4:   BANK PREMISES AND EQUIPMENT

     Bank premises and equipment is presented on the balance sheet at cost net of accumulated depreciation and consists of the following for the years ended:

                                                       In Thousands of Dollars
                                                            December 31,
                                      Estimated        ------------------------
  Description                        Useful Life             1994     1993
  -----------                        -----------             ----     ----
Land..................................................     $ 1,421  $ 1,404
Bank Premises...................... 5 to 40 Years.....       7,453    7,354
Furniture and Equipment............ 5 to 10 Years.....       4,861    6,353
                                                           ----------------
                                                           $13,735  $15,111
LESS:  Accumulated Depreciation.......................      (6,606)  (7,970)
                                                           ----------------
TOTAL.................................................     $ 7,129  $ 7,141
                                                           ----------------

     Depreciation and amortization amounted to $861 thousand, $850 thousand, and $862 thousand for the years ended December 31, 1994, 1993, and 1992, respectively.

NOTE 5:    TIME DEPOSITS

     The maturity of time deposits in denominations of $100 thousand or more was as follows for the years ended:

                                                In Thousands of Dollars
                                                      December 31,
                                 ------------------------------------------------------
                                          1994                            1993
                                 ------------------------------------------------------
                                 BALANCE        PERCENT          BALANCE        PERCENT
MATURING:
  Three Months or Less           $ 5,385           31%           $ 2,609           20%
  Over Three to Six Months         2,380           14              1,487           12
  Over Six to Twelve Months        2,860           16              4,991           38
  Over One Year                    6,888           39              3,786           30
                                 ---------------------           ----------------------
                                 $17,513          100%           $12,873          100%
                                 ------------------------------------------------------

     Interest expense on time deposits in denominations of $100 thousand or more as of December 31, 1994, 1993, and 1992 was $589 thousand, $454 thousand, and $553 thousand, respectively.

                            [Annual Report Page 16]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------


NOTE 6:   FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO
REPURCHASE


     Federal funds purchased and securities sold under agreement to repurchase generally represent overnight-borrowing transactions.

     The details of these classifications for the years 1994 and 1993 are as follows:

                                                                                  In Thousands of Dollars
                                                                                        December 31,
                                                                               -----------------------------
                                                                                 1994                  1993
                                                                               -----------------------------
FEDERAL FUNDS PURCHASED
  Balance at End of Year                                                        $7,233                $  750
  Average during Year                                                           $4,635                $  840
  Maximum Month-End Balance                                                     $8,233                $2,250
  Average Rate during Year                                                        4.62%                 2.86%
  Rate at Year End                                                                6.21%                 3.00%

SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE
  Balance at End of Year                                                        $3,739                $3,432
  Average during Year                                                           $5,027                $4,619
  Maximum Month-End Balance                                                     $6,377                $9,312
  Average Rate during Year                                                        4.48%                 2.91%
  Rate at Year End                                                                5.12%                 3.17%


NOTE 7:   ESOP BORROWING

     ESOP borrowing, as presented on the consolidated balance sheet, is as follows for the years ended:

                                                                                                        In Thousands of Dollars
                                                                                                               December 31,
                                                                                                        -----------------------
                                                                                                           1994          1993
During 1992, the ESOP Trust obtained a revolving conversion note for the principal amount of one million dollars to finance the acquisition of the Corporation's common stock, pledging those shares as collateral.  The revolving conversion note was a conversion line-of-credit up to
$1,000,000, available on a revolving basis until May 31, 1993.  The amount of the credit outstanding on May 31, 1993 converted to a term loan.  Interest on the unpaid principal balance of the loans is payable on each calendar quarter since September 30, 1992.  The principal balance of the term loan is payable on each calendar quarter commencing on June 30, 1993 in 28 equal quarterly installments.  The Corporation had principal borrowings and repayments of $-0- thousand and $424 thousand, respectively, in 1994 and $94 thousand and $32 thousand, respectively, in
1993.  Interest expense of $-0- thousand and 25 thousand recognized in 1994 and 1993,
respectively. .........................................................................................        -0-      $  424
                                                                                                             -----------------
TOTAL ..................................................................................................     $ -0-      $  424
                                                                                                             =================

                            [Annual Report Page 17]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------


NOTE 8:   INCOME TAXES

     A reconciliation of the Federal statutory tax rate to the reported effective tax rate is as follows for the years ended:

                                                                              December 31,
                                                                      ----------------------------
                                                                       1994      1993        1992
                                                                       ----      ----        ----
                                                                                        (restated)
Federal Statutory Tax Rate.........................................      34 %     34 %        34 %
Tax-Exempt Interest Income.........................................     (11)%    (12)%       (12)%
State Income Tax...................................................       4 %      5 %         4 %
Tax Effect of Other Items..........................................      (1)%      7 %         7 %
                                                                      ----------------------------
REPORTED EFFECTIVE TAX RATE........................................      26 %     34 %        33 %
                                                                      ============================

     The provision for income taxes in the consolidated statement of income consists of the following for the years ended:

                                                                              December 31,
                                                                      ----------------------------
                                                                       1994      1993        1992
                                                                       ----      ----        ----
                                                                                        (restated)
Current Income Taxes:
  Federal..........................................................    $2,014   $1,791     $1,466
  State............................................................       294      298        295
Deferred Income Taxes..............................................      (782)    (173)      (125)
                                                                      ----------------------------
NET INCOME TAXES...................................................    $1,526   $1,916     $1,636
                                                                      ============================

     The approximate tax effects of the net investment securities transactions for the years ended December 31, 1994, 1993, and 1992 were $(88) thousand, $7 thousand, and $2 thousand, respectively.

     Deferred income tax expense (benefit) results from differences in the timing of revenue and expense recognition for income tax return and financial reporting purposes. These temporary differences are primarily attributable to the following transactions presented below:


                                                          December 31,
                                                     --------------------------
                                                      1994     1993     1992
                                                      ----     ----     ----
                                                                     (restated)
Provision for Loan Losses..........................  $(680)   $ (48)   $ (48)
Provision for Foreclosed Properties................    -0-      (50)     -0-
Amortization of Organizational Expenses............      3        1      (14)
Differences Between Tax and Book Depreciation......    (22)       1      (11)
Accretion of Bond Discount.........................    -0-      (16)      (2)
Deferred Compensation for Officers and Directors...    (83)     (61)     (50)
                                                     -----------------------
TOTAL                                                $(782)   $(173)   $(125)
                                                     =======================

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

                            [Annual Report Page 18]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------

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

NOTE 9:   SHAREHOLDERS' EQUITY

Common Stock

     The Corporation has 2,000,000 shares of $5.00 par value common stock authorized and each share carries voting rights of one vote per common share. Shares issued were 1,467,040 shares, 1,267,904 shares, and 1,267,311 shares at December 31, 1994, 1993, and 1992, respectively. Shares outstanding were 1,456,462 shares, 1,250,261 shares, and 1,249,533 shares at December 31, 1994,
1993, and 1992, respectively.

     The outstanding shares at December 31, 1994, 1993, and 1992 include 87,427 shares, 79,051 shares, and 75,001 shares, respectively, owned by the ESOP.

     During 1993, 81 shares of convertible preferred stock were converted into 593 shares of common stock and during 1994, 27,165 shares of convertible preferred stock were converted into 199,130 shares of common stock.

     Cash dividends paid per share on common stock were $1.03, $.94, and $.83 for the years 1994, 1993, and 1992, respectively.

Convertible Preferred Stock

     During 1985, the shareholders approved and authorized 43,328 shares of convertible preferred stock $100.00 Series of which 28,764 shares of convertible preferred stock were issued in connection with the acquisition of Jackson County Bank. As of December 31, 1994, 1993, and 1992, this was the only series of convertible preferred stock authorized, issued, and outstanding. Convertible preferred stock outstanding as of December 31, 1994, 1993, and 1992 was -0-shares, 27,165 shares, and 27,246 shares, respectively.

     The holders of the convertible preferred stock were entitled to receive, before any dividends were paid to holders of common stock, dividends at the rate of $10.00 per share per year and cumulative to the extent not paid.

     The convertible preferred stock was convertible at the option of the holders, at any time prior to redemption, into 7.332 shares of common stock of Commercial BancShares. No fractional shares were issued on conversion but a cash adjustment was paid to the shareholder otherwise entitled to receive a fractional interest. The shares had a redemption provision entitling the holders to be paid as follows:

                         YEAR                    PRICE
                         1994                    $105.00
                         Thereafter              $100.00

     During 1994, following a notice of redemption issued by the Corporation, the preferred stock shareholders converted all 27,165 shares of preferred stock into 199,130 shares of common stock.

                            [Annual Report Page 19]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
-------------------------------------------------------------------------------

     Upon the reacquisition of shares of convertible preferred stock through conversion, such reacquired shares have been cancelled and have become part of the authorized and unissued preferred stock but shall not be authorized and unissued shares of the convertible preferred stock.

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

                            [Annual Report Page 20]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
--------------------------------------------------------------------------------

  A summary of these financial instruments is as follows for the years ended:

                                                                                                In Thousands of Dollars
                                                                                                      December 31,
                                                                                              ---------------------------
                                                                                                1994                1993
                                                                                              ---------------------------
Financial Instruments Whose Contract
  Amounts Represent Credit Risk:
    Commitments to Extend Credit                                                              $ 8,794             $11,082
    Standby Letters-of-Credit                                                                   1,106                 877
    Lines-of-Credit                                                                            24,257              24,568
                                                                                              ---------------------------
TOTAL                                                                                         $34,157             $36,527
                                                                                              ===========================

NOTE 12:   COMMITMENTS AND CONTINGENT LIABILITIES

     Two of the subsidiaries of the Corporation lease properties for their branch facilities under non-cancelable operating leases which contain renewal or purchase options. Rent expense under these leases was $71 thousand per year for the years ended December 31, 1994, 1993, and 1992, respectively. Future minimum lease payments in thousands of dollars, excluding real estate taxes and insurance, for the years ending December 31 are as follows:

           1995                             $ 56
           1996                               47
           1997                               42
           1998                               25
           1999                               25
           Thereafter                        125
                                            ----
           TOTAL                            $320
                                            ====

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

     The Corporation's subsidiary banks are subject to supervision and examination by various Federal and state regulatory authorities. The deposits of the Corporation's subsidiary banks are insured by and, therefore, the subsidiary banks are subject to the regulations of the Federal Deposit Insurance Corporation. The banks are also subject to requirements and restrictions under Federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, limitations on the types of investments that may be made, and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Corporation's subsidiary banks.

                            [Annual Report Page 21]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
--------------------------------------------------------------------------------

     The payment of dividends to shareholders by Commercial BancShares, Inc. is not encumbered by any restrictive provisions in its long-term indentures. There are, however, limitations set by law on the amount of funds available to Commercial BancShares, Inc. from its subsidiaries. Dividends may be paid out of funds legally available therefore subject to the restrictions set forth in West Virginia Code, Section 31A-4-25 which provides that prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank's net profits for that year combined with its retained net profits for the preceding two years. The amount of funds legally available for distribution of dividends by the subsidiaries to the Corporation without prior approval from regulatory authorities at December 31, 1994 was $7,627 thousand.

     The Federal Reserve Board has issued standards requiring banks and bank holding companies to maintain minimum amounts of capital to total "risk-weighted" assets, as defined by the banking regulators. The Federal Financial Institutions Examination Council (FFIEC) announced on December 23, 1992, among other things, that beginning in 1993, Federally supervised banks and savings associations should report deferred tax assets in accordance with generally accepted accounting principles in the regulatory reports filed with the respective Federal regulatory agencies beginning with the quarter ending March 31, 1993. The Board of Governors of the Federal Reserve System issued revisions to capital adequacy guidelines whereby the Board indicated they will allow adoption of the new standard for regulatory reporting purposes. The Board also adopted the FFIEC's recommendation with respect to limiting the amount of deferred tax assets that can be used to meet risk-based capital requirements. This recommendation limits deferred tax assets to those assets which may be realized from income taxes paid in prior carryback years, the reversal of future taxable temporary differences, and the lesser of: (1) the amount of deferred tax assets expected to be realized within one year of the quarter-end date based on future taxable income (exclusive of tax carryforwards and reversals of existing temporary differences) for that year, or (2) ten percent of Tier 1 capital. The Corporation did use the deferred tax asset at December 31, 1994 in computing regulatory risk-based capital. At December 31, 1994, the Corporation and its subsidiaries are required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. The Corporation's consolidated actual ratios at that date were 13.16% and 14.41%, respectively, which exceeded the minimum regulatory requirements.

     Management and the Board of Directors, based on an annual review of capital objectives, have adopted an objective of achieving a Tier 1 risk-based capital ratio of 6.00% and a total risk-based capital ratio of 10.00% for the Corporation and each of its subsidiary banks.

     The Corporation's subsidiary banks are required to maintain reserves against certain deposit liabilities in either cash or balances on deposit with the Federal Reserve System. The Corporation's subsidiary banks maintained average reserves of approximately $400 thousand in 1994 with the Federal Reserve Bank of Richmond.

NOTE 14:  POST-RETIREMENT BENEFIT PLANS

     The Corporation restated and amended its previous post retirement benefit plans into an Employee Stock Ownership Plan with 401(k) provisions, effective January 1, 1993. The Plan covers all eligible employees of the Corporation and its subsidiaries that qualify under the Plan's provisions. Annual contributions are provided in such amounts as the Board of Directors of the Corporation may determine and amounted to $297 thousand and $287 thousand in 1994 and 1993, respectively. Under the previous post retirement plan, the Corporation's contribution payment was $279 thousand in 1992.

                            [Annual Report Page 22]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
--------------------------------------------------------------------------------

NOTE 15:  EXECUTIVE AND DIRECTOR BENEFIT PLANS

     Five of the subsidiaries of the Corporation have established Directors' Deferred Income Plans and Executive Supplemental Income Plans that cover certain directors and officers of their respective banks which defers payment of directors fees and officer income. The payment of the director fees will commence at such time the director reaches age 65. The Executive Supplemental Income Plan is non-contributory and non-vesting plan with benefits payable only upon retirement of the officer.

     The subsidiary banks are funding the future payments of these plans through an investment with a value of $3,165 thousand and $2,377 thousand in 1994 and 1993, respectively. The expense recorded for the future liability was $338 thousand, $193 thousand, and $206 thousand in 1994, 1993, and 1992, respectively.

     Four of the subsidiary bank's plans are primarily funded through insurance plans underwritten by Confederation Life. During 1994, Confederation Life was placed in rehabilitation, resulting in a temporary freeze on the applicable funding contracts. It is managements opinion, based partially on correspondence from the plan administrator, that the situation with Confederation Life is only temporary and the effect, if any, on the funding contracts will be immaterial.

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

     Indebtedness of related parties is summarized as follows for the year:

                              In Thousands
                               of Dollars
                              December 31,
                              ------------
                                  1994
                                  ----
BALANCE AT BEGINNING OF YEAR    $ 14,168
  Repayments                     (11,458)
  Borrowings                      15,422
                                --------
BALANCE AT END OF YEAR          $ 18,132
                                ========

                            [Annual Report Page 23]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
--------------------------------------------------------------------------------

NOTE 17:  OTHER OPERATING EXPENSES

     The following represents the major expense classifications included in other operating expenses for the years ended:

                                                                                                       December 31,
                                                                                      --------------------------------------------
                                                                                        1994             1993            1992
                                                                                        ----             ----            ----
EDP Processing and Services.............................................               $  845           $  662          $  640
Professional and Directors Fees.........................................                1,335              725             649
Advertising and Public Relations........................................                  307              327             240
Deposit and Liability Insurance.........................................                  755              736             746
Franchise and Other Taxes...............................................                  282              184             290
Provision for Losses on Foreclosed Properties...........................                  -0-              190             -0-
Other Operating Expense.................................................                  832            1,295           1,614
                                                                                       ---------------------------------------
TOTAL...................................................................               $4,356           $4,119          $4,179
                                                                                       =======================================

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

                                                                                             (IN THOUSANDS)
                                                                                       --------------------------
                                                                                           DECEMBER 31, 1994
                                                                                       --------------------------
                                                                                      CARRYING          ESTIMATED
                                                                                        AMOUNT         FAIR VALUE
FINANCIAL ASSETS:
  Cash and Short-Term Investments.............................................         $ 18,331          $ 18,331
  Marketable Securities.......................................................         $ 84,090          $ 83,324
  Loans, Net..................................................................         $256,402          $245,000
  Other Financial Instruments.................................................         $    255          $    200

FINANCIAL LIABILITIES:
  Demand Deposits.............................................................         $ 90,961          $ 91,000
  Time Deposits...............................................................         $232,998          $234,500

OFF-BALANCE-SHEET UNREALIZED GAINS (LOSSES):
  Commitments to Extend Credit................................................         $    -0-          $    (93)
  Standby Letters-of-Credit...................................................         $    -0-          $    (88)
  Lines-of-Credit.............................................................         $    -0-          $ (1,031)

NON-FINANCIAL INSTRUMENTS:
  Core Deposit Valuation......................................................         $    -0-          $  1,364

                            [Annual Report Page 24]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
--------------------------------------------------------------------------------

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

     No adjustment was made to the entry-value interest rates for changes in credit of performing commercial loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates along with the general reserves applicable to the performing commercial loan portfolio for which there are no known credit concerns result in a fair valuation of such loans on an entry-value basis. The fair value of nonperforming loans with a recorded book value of $2,142 thousand was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans.

     As required by the Statement, deposit liabilities with no stated maturity, such as demand deposits, NOW, and money market accounts, are shown at their face value and, therefore, there is no inherent value recognition of these core deposit relationships. Management estimates, however, that such deposits have an unrealized embedded market value discount or gain of approximately $1.4 million, shown separately. The estimated fair value ascribed to core deposits is computed based on an estimate of cost savings from the low cost of such deposits over their estimated life, discounted using an incremental cost of funds rate. In addition, the statement does not require disclosure of the fair value of nonfinancial instruments, such as the Corporation's premises and equipment, its banking and trust franchises, and its core deposit intangible. The Corporation believes these nonfinancial instruments have significant fair value.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                            [Annual Report Page 25]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
--------------------------------------------------------------------------------

NOTE 19:  CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

     The following financial statements reflect the financial position and results of operations of Commercial BancShares, Inc. and Subsidiaries (Parent Company Only).

                                                     CONDENSED BALANCE SHEETS
                                                                                                DECEMBER 31,
                                                                              -------------------------------------------------
                                                                                   1994                                 1993
                                                                                   ----                                 ----
ASSETS
  Cash and Due from Banks (All from
    Subsidiaries).............................................                $   968,108                           $   418,206
  Accounts Receivable.........................................                    835,243                                91,383
  Notes Receivable............................................                    254,813                               254,852
  Investment in Subsidiaries (Equity Basis)...................                 31,126,318                            29,575,513
  Investment Securities Available-for-Sale....................                        -0-                               394,740
  Premises and Equipment - Net................................                    333,250                               478,365
  Other Assets................................................                    651,786                               596,280
                                                                              -------------------------------------------------
TOTAL ASSETS..................................................                $34,169,518                           $31,809,339
                                                                              =================================================
LIABILITIES
  ESOP Borrowings.............................................                $       -0-                           $   423,849
  Other Liabilities...........................................                    561,291                               541,212
                                                                              -------------------------------------------------
TOTAL LIABILITIES.............................................                $   561,291                           $   965,061
                                                                              -------------------------------------------------
SHAREHOLDERS' EQUITY
  Convertible Preferred Stock (Par Value $100.00),
    Authorized 43,328 Shares:(Issued Shares: -0- in 1994
    and 27,165 in 1993).......................................                $       -0-                           $ 2,716,500
  Common Stock (Par Value $5.00), Authorized 2,000,000
    Shares, (Issued Shares: 1,467,040 in 1994 and 1,267,904
    in 1993)..................................................                  7,335,200                             6,339,520
  Additional Paid in Capital..................................                 10,079,567                             8,297,792
  Undivided Profits...........................................                 17,121,662                            14,185,096
  LESS:   Employee Stock Ownership Plan Shares Collateralizing
  Debt, at Cost (43,062 Shares in 1993).......................                        -0-                              (423,849)
Treasury Stock, at Cost (10,578 Shares in 1994
  and 17,643 Shares in 1993)..................................                   (209,496)                             (347,264)
Unrealized Gain (Loss) on Securities Available-for-Sale,
  Net of Applicable Deferred Income Taxes.....................                   (718,706)                               76,483
                                                                              -------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY....................................                $33,608,227                           $30,844,278
                                                                              -------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................                $34,169,518                           $31,809,339
                                                                              =================================================

                            [Annual Report Page 26]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
--------------------------------------------------------------------------------

                        CONDENSED STATEMENTS OF INCOME

                                                            DECEMBER 31,
                                              --------------------------------------
                                                  1994         1993          1992
                                                  ----         ----          ----
REVENUE
  Interest Income..........................   $     (422)   $   17,351    $   14,425
  Management Fees from Subsidiaries........      981,855       525,890       310,618
  Dividends from Subsidiaries..............    2,599,235     1,710,920       915,040
  Other Dividend Income....................          -0-        13,932        13,932
  Other Income.............................           80         6,325         6,073
  Security Gains...........................      102,717           -0-           -0-
                                              --------------------------------------
      TOTAL REVENUE........................   $3,683,465    $2,274,418    $1,260,088
                                              --------------------------------------

EXPENSES
  Interest on Notes Payable................   $      -0-    $      -0-    $      717
  Employee Compensation and Benefits.......      906,408       658,376       357,899
  Occupancy Expense, Net of Revenues.......       65,697        48,000        29,184
  Furniture and Equipment Expense..........      236,519       228,617       267,426
  Other Operating Expenses.................      536,822       419,735       374,548
                                              --------------------------------------
      TOTAL EXPENSES.......................   $1,745,446    $1,354,728    $1,029,774
                                              --------------------------------------

Income (Loss) before Income Taxes,
  Equity in Undistributed Net Income
  of Subsidiaries..........................   $1,938,019    $  919,690    $  230,314
Applicable Income Taxes (Benefit)..........     (160,273)     (257,871)     (219,925)
                                              --------------------------------------
Income before Equity in Undistributed
  Net Income of Subsidiaries...............   $2,098,292    $1,177,561    $  450,239
Equity in Undistributed Net Income (Loss)..    2,299,445     2,538,447     2,789,622
                                              --------------------------------------
NET INCOME.................................   $4,397,737    $3,716,008    $3,239,861
                                              ======================================

                            [Annual Report Page 27]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS
                                                                              DECEMBER 31,
                                                                              ------------
                                                                    1994         1993          1992
                                                                    ----         ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income..................................................   $ 4,397,737   $ 3,716,008   $ 3,239,861
                                                                ---------------------------------------
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
    Deferred Employee Benefits...............................   $       -0-   $    32,606   $   196,457
    Depreciation.............................................       170,061       165,034       186,124
    Net Amortization of Purchase Accounting Adjustments......        83,260       108,285       153,172
    Undistributed Net (Income) Loss of Subsidiaries..........    (2,299,445)   (2,538,447)   (2,789,622)
(Gain) Loss from Sale of Investments.........................      (102,717)
    Income Tax Benefit.......................................      (160,273)     (257,871)     (228,298)
    (Gain) Loss on Sale of Capitalized Assets................                                     3,744
    (Increase) Decrease:
      Accounts Receivable....................................      (743,860)      221,229      (100,049)
      Accrued Interest Receivable............................         2,412       (11,833)       (6,704)
      Other Assets...........................................       (57,916)       (4,430)       10,553
    Increase (Decrease):
      Other Liabilities......................................       153,258      (154,577)      616,155
                                                                ---------------------------------------
TOTAL ADJUSTMENTS............................................   $(2,955,220)  $(2,440,004)  $(1,958,468)
                                                                ---------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES.....................   $ 1,442,517   $ 1,276,004   $ 1,281,393
                                                                ---------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sales of Investments Available-for-Sale......   $   394,740   $       -0-   $       -0-
  Proceeds from Sale of Capitalized Assets...................                                    20,500
  Proceeds from Note Receivable..............................            39            99           151
  Capitalized Expenditures...................................       (24,946)      (45,922)       (5,331)
  Purchases of Investments Held-to-Maturity..................           -0-       (13,488)          -0-
                                                                ---------------------------------------
NET CASH FLOWS FROM INVESTING ACTIVITIES.....................   $   369,833   $   (59,311)  $    15,320
                                                                ---------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase (Decrease) in Short-Term Borrowings...........   $       -0-   $       -0-   $       -0-
  Proceeds from Sale of Treasury Stock.......................       204,715         3,180         1,980
  Payment for Fractional Shares of Converted Preferred Stock.        (5,993)          (16)
  Principal Payments on Borrowings...........................                     (32,606)     (221,372)
  Proceeds from Issuance of ESOP Debt........................                      94,180       362,275
  Cash Dividends Paid........................................    (1,461,170)   (1,291,594)   (1,106,764)
                                                                ---------------------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES.....................   $(1,262,448)  $(1,226,856)  $  (963,881)
                                                                ---------------------------------------

NET INCREASE (DECREASE) IN CASH..............................   $   549,902   $   (10,163)  $   332,832
CASH AT BEGINNING OF YEAR....................................       418,206       428,369        95,537
                                                                ---------------------------------------
CASH AT END OF YEAR..........................................   $   968,108   $   418,206   $   428,369
                                                                =======================================
SUPPLEMENTARY DISCLOSURE OF CASH FLOWS INFORMATION
    Cash Paid during the Year for:
      Interest...............................................   $       -0-   $       -0-   $       717
      Income Taxes...........................................   $ 1,996,423   $ 2,090,038   $   666,724

                            [Annual Report Page 28]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1994
--------------------------------------------------------------------------------

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

     Loans and extensions of credit from an affiliate must be secured in specified amounts. The Corporation had no borrowings outstanding from any of its subsidiary banks during 1994.

NOTE 20: QUARTERLY FINANCIAL DATA (IN THOUSANDS OF DOLLARS EXCEPT FOR PER COMMON SHARE AND CASH DIVIDENDS PAID INFORMATION)


                                        FIRST   SECOND    THIRD   FOURTH
                                      QUARTER  QUARTER  QUARTER  QUARTER   TOTAL
1994
----
  Net Interest Revenue..............   $3,868   $4,300   $4,567   $4,160   $16,895
  Provision for Possible Loan Loss..   $   93   $   89   $  114   $  120   $   416
  Net Operating Revenue.............   $1,798   $1,340   $1,953   $  832   $ 5,923
  Applicable Income Taxes...........   $  541   $  670   $  486   $ (171)  $ 1,526
  Net Income........................   $  908   $1,019   $1,467   $1,004   $ 4,398
  Applicable to Common Stock........   $  840   $  950   $1,400   $1,004   $ 4,194
  Per Common Share..................   $ 0.65   $ 0.74   $ 1.09   $ 0.78   $  3.26
  Cash Dividends Paid Common Stock..   $ 0.25   $ 0.25   $ 0.25   $ 0.28   $  1.03

1993
----
  Net Interest Revenue..............   $3,872   $3,788   $3,974   $3,960   $15,594
  Provision for Possible Loan Loss..   $  210   $   82   $   82   $ (127)  $   247
  Net Operating Revenue.............   $1,474   $1,570   $1,547   $1,041   $ 5,632
  Applicable Income Taxes...........   $  542   $  548   $  546   $  361   $ 1,997
  Net Income........................   $1,013   $1,022   $1,001   $  680   $ 3,716
  Applicable to Common Stock........   $  945   $  954   $  933   $  612   $ 3,444
  Per Common Share..................   $ 0.79   $ 0.79   $ 0.78   $ 0.62   $  2.98
  Cash Dividends Paid Common Stock..   $ 0.23   $ 0.23   $ 0.23   $ 0.25   $  0.94

1992
----
  Net Interest Revenue..............   $3,824   $3,914   $3,794   $3,962   $15,494
  Provision for Possible Loan Loss..   $  237   $  308   $  248   $  190   $   983
  Net Operating Revenue.............   $1,060   $1,154   $1,111   $1,551   $ 4,876
  Applicable Income Taxes...........   $  350   $  410   $  459   $  417   $ 1,636
  Net Income........................   $  710   $  744   $  652   $1,134   $ 3,240
  Applicable to Common Stock........   $  642   $  650   $  584   $1,091   $ 2,967
  Per Common Share..................   $ 0.55   $ 0.56   $ 0.51   $ 0.98   $  2.60
  Cash Dividends Paid Common Stock..   $ 0.20   $ 0.20   $ 0.20   $ 0.23   $  0.83

     Financial data for 1992 has been restated to reflect retrospective application of SFAS 109 Accounting for Income Taxes, which resulted in a decrease of applicable income taxes of $103 thousand for 1992.

     Cash dividends paid on common stock for 1993 and 1992 are historical dividends paid by Commercial BancShares, Inc.

                            [Annual Report Page 29]

Commercial BancShares, Inc. and Subsidiaries

Independent Accountant's Report
------------------------------------------------------------------------------


Harman, Thompson, Mallory & Ice, A.C.                             Towne Square
   Certified Public Accountants              Parkersburg, West Virginia  26102


Board of Directors
Commercial BancShares, Inc.
Parkersburg, West Virginia


     We have audited the accompanying consolidated balance sheets of Commercial BancShares, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1994, 1993, and 1992. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial BancShares, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years ended December 31, 1994, 1993, and 1992 in conformity with generally accepted accounting principles.

    As described in Note 1 to the consolidated financial statements, in 1994 the Corporation adopted SFAS Number 115, Accounting for Certain Investments in Debt and Equity Securities.

                                       /s/ Harman, Thompson, Mallory & Ice, A.C.



Parkersburg, West Virginia
March 9, 1995

                            [Annual Report Page 30]

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis
of Financial Condition and Results of Operations
-------------------------------------------------------------------------------


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

Financial Condition

     BancShares functions as a financial intermediary, and as such its financial condition should be examined in terms of trends in its sources and uses of funds. Ordinarily, BancShares' primary use of funds is to meet the loan demands of bank customers. Average loans outstanding increased by $19.8 million or 9% in 1994, which followed a 2.25% increase in 1993. Every major category of loans grew during 1994 and total loans outstanding at December 31, 1994, were up 15% from the year-end 1993 figure. Consumer loans increased 25.9% and commercial loans grew 16.3% during 1994, with credit card outstandings up 19% from the prior year's December 31 amount. Real estate loans, which were affected by the rising rate environment more than other types of loans, grew by 7.25%

     Investment securities, another major use of funds, increased $6.3 million in the taxable category in 1994 after increasing $8.8 million in 1993. Non-taxable investments were increased by $2.1 million, or 19% in 1994, after decreasing in 1993. The growth in non-taxable securities resulted from an increased issuance of bonds by political subdivisions in areas where BancShares has subsidiary banks located. In general, the issues were small and not rated, and were placed in the banks' portfolios to be held to maturity.

     Average Federal funds sold decreased $10.8 million, or 64.7% in 1994, following a 17.2% increase in 1993. Simultaneously, borrowed funds were increased $0.1 million (1.9%) in 1994, after increasing $3.6 million (139%) in 1993. During 1994, BancShares has intentionally reduced its selling position in Federal funds, reinvesting in more profitable loans and securities. As the year progressed, there was increasing reliance on borrowed funds to meet short-term liquidity needs. In addition, there continued to be a small amount of short-term borrowings representing sales to a BancShares subsidiary by one of its correspondent banks for that bank's convenience.

     As the primary source of funds, average deposits increased $13.8 million (4.5%) in 1994 and $9.4 million (3.2%) in 1993. However, the increase was not consistent in all deposit categories. Among interest-bearing deposits, savings deposits were the largest source of funds in both years, with the average balance increasing 5% in 1994, following a 16% increase in 1993. Average NOW and money market deposit accounts grew 3% in 1994, after remaining constant in 1993. The average balances of all other time deposits decreased slightly in both years. Average noninterest-bearing demand deposits was the deposit category with the greatest increase in 1994, growing $9.2 million, or 24.7%, following a decline of $0.4 million (0.9%) in 1993.

     In 1993, scheduled payments were made by the ESOP on long-term borrowings guaranteed by BancShares, however, in March 1994 the ESOP paid off the debt completely.

                            [Annual Report Page 31]

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis
of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

     The following table indicates the average balances and interest rates on a fully taxable equivalent basis for the years indicated.

Average Balances and Interest Rates



                                              1994                               1993                             1992
                                --------------------------------  ------------------------------   -------------------------------
                                Average                  Yield/   Average                 Yield/   Average                  Yield/
                                Balance    Interest/2/    Rate    Balance    Interest/2/   Rate    Balance    Interest/2/    Rate
                                -------   -------------   ----    -------   -------------  ----    -------   -------------  ------
                                                                       (Thousands of Dollars)
Assets
Interest-earning assets:
   Interest-bearing deposits
      with other banks           $    603          20      3.32%    $    352       17       4.83%    $    386       15      3.89%
   Federal funds sold               5,906         242      4.10%      16,726      498       2.98%      14,270      500      3.50%
   Taxable investments             75,181       4,084      5.43%      68,874    4,215       6.12%      60,076    4,627      7.70%
   Non-taxable investments         13,332       1,227      9.20%      11,204      833       7.43%      12.333    1,068      8.66%
   Notes receivable                   255           0      0.00%         255       17       6.67%         255       14      5.49%
   Loans/1/                       239,938      21,777      9.08%     220,164   20,052       9.11%     215,311   21,445      9.96%
                                 --------------------               -----------------                -----------------
TOTAL INTEREST-
   EARNING ASSETS                $335,215      27,350      8.16%    $317,575   25,632       8.07%    $302,631   27,669      9.14%
                                 --------------------               -----------------                -----------------
Non-Interest Earning Assets:
   Cash and due from banks       $ 13,502                             15,503                           14,514
   Other Assets                    16,047                             14,841                           15,001
Less:  Allowance for
   Loan Losses                     -3,271                             -3,236                           -2,693
                                 --------                           --------                         --------
TOTAL ASSETS                     $361,493                           $344,683                         $329,453
                                 ========                           ========                         ========
Liabilities and
   Shareholders' Equity
Interest-bearing Liabilities:
   Savings Deposits              $ 79,016       2,295     2.90%     $ 75,278    1,847       2.45%    $ 64,891    2,648      4.08%
   NOW, MMDA Accounts              60,846       1,458     2.40%       59,104    1,513       2.56%      59,080    1,999      3.38%
   Time Deposits                  133,119       5,617     4.22%      133,969    6,446       4.81%     134,585    7,246      5.38%
                                 --------------------               -----------------                -----------------
      Total Deposits             $272,981       9,370     3.43%     $268,351    9,806       3.65%    $258,556   11,893      4.60%
   Other Borrowed Funds             6,370         252     3.96%        6,251      160       2.56%       2,620       80      3.05%
                                 --------------------               -----------------                -----------------
TOTAL INTEREST-
   BEARING  LIABILITIES          $279,351       9,622     3.44%     $274,602    9,966       3.63%    $261,176   11,973      4.58%
Non-interest Bearing
   Liabilities:
      Demand Deposits              46,287                             37,134                           37,487
      Other Liabilities             3,539                              3,038                            3,044
                                 --------                           --------                         --------
TOTAL  LIABILITIES               $329,177                           $314,774                         $301,707
Shareholders' Equity               32,316                             29,909                           27,746
                                 --------                           --------                         --------
LIABILITIES AND
   SHAREHOLDERS EQUITY           $361,493                           $344,683                         $329,453
                                 ========                           ========                         ========
Net Interest Earnings                        $ 17,728                         $15,666                          $15,696
 Net Yield on Interest-earning
   Assets                                                 5.29%                             4.93%                           5.19%

/1/ For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.
/2/ Interest received on tax-exempt investments is calculated on a fully taxable equivalent at the 34% rate.

                            [Annual Report Page 32]

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis
of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates.

Rate/Volume Analysis of Net Interest Revenue
(Fully Taxable Equivalent Basis)


                                             1994 Compared to 1993                            1993 Compared to 1992
                                               Increase (Decrease)                              Increase (Decrease)
                                                    Due to/1/                                        Due to/1/
                                       ------------------------------------           -------------------------------------
                                          Volume         Rate         Net               Volume        Rate          Net
                                       -------------------------------------          -------------------------------------
Interest bearing deposits with
  other banks                             $    9         $   (6)      $    3           $   (1)      $     3         $     2
Federal funds sold                          (399)           143         (256)              79           (81)             (2)
Taxable investments                          367           (498)        (131)             619        (1,031)           (412)
Non-taxable investments                      175            219          394              (92)         (143)           (235)
Notes receivable                               0            (17)         (17)               0             3               3
Loans                                      1,791            (66)       1,725              474        (1,867)         (1,393)
                                       ------------------------------------------------------------------------------------
TOTAL INTEREST EARNING
  ASSETS                                  $1,943         $( 225)      $1,718           $1,079       $(3,116)        $(2,037)
                                       ====================================================================================
Savings deposits                          $   95         $  353       $  448           $  376       $(1,177)        $  (801)
NOW, MMDA accounts                            43            (98)         (55)               1          (487)           (486)
Time deposits                                (41)          (788)        (829)             (33)         (767)           (800)
Other borrowed funds                           3             89           92               95           (15)             80
                                       ------------------------------------------------------------------------------------
TOTAL INTEREST BEARING
  LIABILITIES                             $  100         $ (444)       $(344)          $  439       $(2,446)        $(2,007)
                                       ====================================================================================

/1/ The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.


Investment Portfolio

     The following table sets forth the amortized cost of the investment securities at the dates indicated.


                                                                       December 31
                                                                       -----------
                                                                 1994              1993            1992
                                                                 ----              ----            ----
                                                                       (In thousands of dollars)
U. S. Treasury and other U.S.
  government agencies                                            $69,622           $75,901          $57,792
Obligations of States and political
  subdivisions                                                    13,723            13,814           11,670
Other Investments                                                  1,938             2,733            2,786
                                                             -----------------------------------------------
Total                                                            $85,283           $92,448          $72,248
                                                             ===============================================


                            [Annual Report Page 33]

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis
of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

     The following table sets forth the maturities of investment securities at December 31, 1994, and the weighted average yields of such securities (calculated after adjusting annualized interest revenue for the accretion of discounts and the amortization of premiums). Tax-equivalent adjustments (using a 34% rate) have been made in calculating yield on obligations of states and political subdivisions.


                                                          Maturing
                         ---------------------------------------------------------------------------
                                                After 1              After 5
                              1 Year            Year to              Years to             Over
                              or Less           5 Years              10 Years           10 Years
                              -------           -------              --------           --------
                          Amount   Yield     Amount   Yield       Amount   Yield      Amount   Yield
                          ------   -----     ------   -----       ------   -----      ------   -----
                                      (Amounts in thousands of dollars)
U.S. Treasury
 and other U.S.
 government
 agencies                $15,038   6.15%     $44,826  6.22%       $8,215    5.04%     $1,543   6.02%
States and
 political
 subdivisions              2,617   8.08%       5,130  7.72%        5,580   10.67%        396   6.76%
Other                          0                  24  6.65%          326    9.04%        275   5.39%
                         -------             -------             -------              ------
    Total                $17,655   6.44%     $49,980  6.37%      $14,121    7.36%     $2,214   6.07%
                         =======             =======             =======              ======


Loan Portfolio

     The following table shows BancShares' loan distribution at the end of each of the last five years.


                                                              December 31
                                        1994         1993         1992         1991         1990
                                        ----         ----         ----         ----         ----
                                                      (In thousands of dollars)

Commercial and Industrial             $103,230     $ 88,790     $ 93,216     $ 76,375     $ 76,772
Real Estate                             88,321       82,354       76,715       73,071       69,974
Installment and Credit Cards            64,851       51,477       53,082       53,685       53,480
                                      ------------------------------------------------------------
Total                                 $256,402     $222,621     $223,013     $203,131     $200,226
                                      ============================================================



     The following table shows the maturity of loans (excluding residential mortgages of 1-4 family residences, installment loans and credit card loans) as of December 31, 1994.


                                                               Maturing
                                 -------------------------------------------------------------------
                                      Within           After One but            After
                                     One Year          Within 5 Years          5 Years       Total
                                     -------           --------------          -------       -----
                                                        (In thousands of dollars)
Commercial and
 Industrial Loans                      $87,008             8,289                7,933       103,230

Loans maturing after one year with:
   Fixed interest rates                                   $7,662               $7,933
   Variable interest rates                                   627                    0
                                                         -----------------------------
                                                          $8,289               $7,933
                                                         =============================

                            [Annual Report Page 34]

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis
of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

Nonaccrual, Past Due, and Restructured Loans

     The following table summarizes BancShares' nonaccrual, past due, and restructured loans.


                                       1994         1993         1992        1991         1990
                                       ----         ----         ----        ----         ----
                                                      (In thousands of dollars)
Accruing Loans Past due
 90 days or more                      $  464       $  338       $ 464      $  582        $1,745
                                     ============================================================
Principal amount of nonaccrual
 loans at year end                       739          355         766      $1,121        $1,285
Restructured loans                     1,403          121          86         423           522
                                     ------------------------------------------------------------
                                      $2,142       $  476       $ 852      $1,544        $1,807
                                     ============================================================
Gross amount of interest that
 would have been recorded at
 the original rate on
 nonaccrual loans                     $  154       $   60       $  77      $  113        $   90
Interest collected on
 nonaccrual loans which
 was reflected in revenue                 17            3           9          44            37
                                     -----------------------------------------------------------
Net impact on interest
 revenue                              $( 137)      $(  57)      $( 68)     $(  69)       $(  53)


Reserve for Possible Loan Losses

     The following table summarizes BancShares' loan loss experience for each of the five years ended December 31, 1994.


                                       1994         1993         1992        1991         1990
                                       ----         ----         ----        ----         ----
                                                      (In thousands of dollars)
Balance at January 1                  $3,138       $2,958       $2,360      $2,191      $ 1,909
Charge-offs:
 Commercial loans                     $   81       $   74       $  406      $  532      $   365
 Real estate                              43           51           25          88           22
 Consumer                                121          155          268         311          248
                                    ------------------------------------------------------------
   Total                                 245       $  280       $  699      $  931      $   635
Recoveries:
 Commercial loans                         53          124          210          63           74
 Real estate                               7           15           10           5            2
 Consumer                                 60           74           94          70           49
                                    ------------------------------------------------------------
    Total                             $  120       $  213       $  314      $  138      $   125
                                    ------------------------------------------------------------
Net Charge-offs                          125       $   67       $  385      $  793      $   510
Additions charged to operations/1/       417          247          983         962          792
                                    ------------------------------------------------------------
Balance at December 31                $3,430       $3,138       $2,958      $2,360      $ 2,191
                                    ============================================================
Ratio of net charge-offs
 to average loans outstanding           0.05%        0.03%        0.18%       0.40%        0.30%

/1/ The amount charged to operations and the related balance in the reserve for management. These evaluations consider several important factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimation of future potential losses.

                            [Annual Report Page 35]

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis
of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

The following table shows an allocation of the allowance for loan losses as of the end of each of the last five years.


                               Dec. 31, 1994      Dec. 31, 1993    Dec. 31, 1992      Dec. 31, 1991        Dec. 31, 1990
                               -------------      -------------    -------------      -------------        -------------
                                      Percent            Percent           Percent             Percent             Percent
                                      of loans           of loans          of loans            of loans            of loans
                                      in each            in each           in each             in each             in each
                                      category           category          category            category            category
                                      to total           to total          to total            to total            to total
                            Amount    loans     Amount   loans    Amount   loans     Amount    loans      Amount   loans
                            ------    -----     ------   -----    ------   -----     ------    -----      -------  -----
                                                         (In thousands of dollars)
Commercial and industrial   $1,382    40.3%     $1,252   39.9%    $1,236    41.8%     $  887   37.6%     $  841     38.4%
Real estate                  1,180    34.4%      1,161   37.0%     1,017    34.4%        850   36.0%        765     34.9%
Consumer                       868    25.3%        725   23.1%       705    23.8%        623   26.4%        585     26.7%
                            ----------------------------------------------------------------------------------------------
Total                       $3,430   100.0%     $3,138  100.0%    $2,958   100.0%     $2,360  100.0%     $2,191    100.0%
                            =============================================================================================

    Commercial BancShares, Inc. does not follow the practice of allocating the allowance for loan losses by loan category, therefore, the amounts allocated for this schedule were based on the percentage of loans in each category to total loans as of the end of each period.

Deposits

     The average daily amount of deposits and rates paid on such deposits is summarized for the periods indicated in the following table.



                                          1994                 1993             1992
                                          ----                 ----             ----
                                  Balance      Rate     Balance    Rate    Balance    Rate
                                  -------      ----     -------    ----    -------    ----
                                               (In thousands of dollars)
Noninterest-bearing
 demand deposits                  $ 46,287     N/A      $ 37,134    N/A    $ 37,487    N/A
Interest-bearing
 demand deposits                    60,846    2.40%       59,104   2.56%     59,080   3.38%
Savings deposits                    79,016    2.90%       75,278   2.45%     64,891   4.08%
Time deposits                      133,119    4.22%      133,969   4.81%    134,585   5.38%
                                  ---------------------------------------------------------
Total                             $319,268              $305,485           $296,043
                                  =========================================================

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

     The Federal Reserve Board standards classify capital into two tiers, referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock, and minority interests less goodwill. Tier 2 capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier 1), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. On December 31, 1993, all banks were required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets with at least 4% Tier 1 capital. Capital that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital.

    The final standards also provide for a transition period for implementing the risk-based capital standards. As of December 31, 1991, banks and bank holding companies were expected to meet an

                            [Annual Report Page 36]

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis
of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

interim target risk-based capital ratio of 7.25%. One-half of that amount had to be in the form of Tier 1 capital, as defined in the interim period.

     Effective September 7, 1991, the Federal Reserve Board implemented regulations that established a minimum leverage capital ratio of 3% of Tier 1 capital to total assets less goodwill.

     The table below illustrates BancShares' regulatory capital ratios at December 31 under the year-end 1993 requirements.


                                                 1994                  1993
                                                 ----                  ----
                                                  (In thousands of dollars)
Tier 1 Capital                                 $ 32,553               $ 30,200
Tier 2 Capital                                    3,092                  2,700
                                             ----------------------------------
  Total Qualifying Capital                     $ 35,645               $ 32,900
                                             ==================================
Risk Adjusted Total Assets (including
 off-balance sheet exposures)                  $247,375               $219,020
                                             ==================================
Tier 1 Risk-based Capital Ratio                  13.16%                  13.79%
Total Risk-based Capital Ratio                   14.41%                  15.02%
Leverage Ratio                                    8.79%                   8.65%


     As shown in the table above, BancShares' capital ratios under the year-end 1994 requirements were approximately 14.41% (and approximately 13.16% for Tier 1) compared with the 8% (and 4% for Tier 1) that are required. For most banks, including BancShares' subsidiary banks, the minimum Tier 1 leverage ratio is to be 3% plus an additional cushion of at least 100 to 200 basis points depending upon risk profiles and other factors. As of December 31, 1994, BancShares' Tier 1 leverage ratio was 8.79%.

     In addition to these regulatory requirements, a certain level of capital growth must be achieved to maintain appropriate ratios of equity to total assets. As shown in the table on selected financial data, growth in total average assets was 4.9% in 1994 and 4.6% in 1993. In order to maintain appropriate ratios of equity to total assets, a corresponding level of capital growth must be achieved. During 1994 total shareholders' equity grew 8.96%, following an increase of 8.71% in 1993, as shown in the table of Selected Financial Data. BancShares expects to continue to rely on internal capital growth as the primary means of maintaining capital adequacy.

    The following table illustrates the relationship between earnings retention and internal capital growth.


                                 1994            1993             1991
                                 ----            ----             ----
Return on equity                13.61%          12.42%           11.68%
times
Earnings retained               62.85%          66.50%           65.83%
equals
Internal capital growth          8.55%           8.26%            7.69%


     Management intends to continue its efforts to increase BancShares' return on assets while maintaining a dividend payout consistent with others in the banking industry.

Capital and Dividends

     Total shareholders' equity as a measure of capital increased by approximately $2.8 million in 1994 and $2.5 million in 1993 with retained earnings accounting for the major portion of the increase in both years. Total dividends paid in 1994 amounted to $1.5 million compared to $1.3 million for 1993.

                            [Annual Report Page 37]

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis
of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

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

     Marketable investment securities, particularly those of short maturities, and Federal funds sold are the principal sources of asset liquidity. Securities maturing in one year or less amounted to $23.2 million at December 31, 1994, representing 27.6% of the investment portfolio. Other types of assets, such as Federal funds sold, as well as maturing loans, are sources of liquidity. Federal funds sold at December 31, 1994, were $1.4 million.

     Available to BancShares are short-term market-rate liabilities, including Federal funds purchased and securities sold under agreements to repurchase. These instruments are currently used to accommodate customers and on a limited basis to provide a short-term source of funds. Three of BancShares' subsidiaries are members of the Federal Home Loan Bank of Pittsburgh, which makes available to its members a number of credit products, any or all of which could be used to meet liquidity needs. Additionally, BancShares is aware of several brokers who could, in a short period of time, provide large amounts of certificates of deposit at market rates. None of BancShares' banks currently use or intend to use brokered funds, but the source exists should liquidity needs require its use. BancShares' banks also have extensions of credit which are guaranteed by U. S. government agencies and are, therefore, salable.

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

     The following table shows the interest sensitivity gaps for four different time intervals as of December 31, 1994. For the first 90 days, there is a $15 million excess of interest-bearing liabilities over interest-earning assets. Although much of BancShares' loan portfolio is in variable rate loans which reprice whenever the prime rate changes, increased reliance on short-term borrowings as a funding source, coupled with the large volume of interest-bearing demand deposits and savings accounts that are considered immediately repriceable combine to create the negative gap in assets and liabilities repricing in 0-90 days. The cumulative gap at one year is $(4.0) million or 1.2% of total earning assets. There are several issues of investment securities that are either callable or have variable repayments and could reprice in a different category than that indicated in the table below. The likelihood of any of these securities actually being called or repaid cannot be determined. Therefore, the table reflects contractual maturities of all investment securities.

                            [Annual Report Page 38]

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis
of Financial Condition and Results of Operations
--------------------------------------------------------------------------------


                                           0-90        91-365        1 Year        Over
                                           Days         Days        to 5 Yrs       5 Yrs
                                      ----------------------------------------------------
                                                    (In thousands of dollars)
Federal funds sold                    $   1,405      $      0      $      0     $      0
Investment securities                     4,628        18,611        48,179       12,672
Loans                                    96,160        51,533        76,247       32,462
Other interest-earning                      622             0             0            0
                                     ------------------------------------------------------
Total                                 $ 102,815      $ 70,144      $124,426     $ 45,134
                                     ------------------------------------------------------
Interest-bearing demand deposits/1/   $  22,231      $      0      $      0     $ 22,231
Savings deposits/1/                      49,021             0             0       49,017
CD's of $100,000 and more                 5,673         5,201         6,384            0
Other time deposits                      30,133        45,750        41,849           12
Borrowed funds                           10,972             0             0            0
                                     ------------------------------------------------------
Total                                 $ 118,030      $ 50,951      $ 48,233     $ 71,260
                                     ------------------------------------------------------
Interest sensitivity gap              $ (15,215)     $ 19,193      $ 76,193     $(26,126)
                                     ------------------------------------------------------


/1/Although interest-bearing demand deposits and savings deposits are subject to immediate repricing contractually, experience has shown that portions of those deposits are much less sensitive to rate fluctuations. The amounts indicated as repricing in more than 3 months are estimates by Management of the true sensitivity of those deposits.

Results of Operations

     Net interest income, which is the major determinant of BancShares' income, increased by 11.02% in 1994 after increasing only 0.65% in 1993. The improvement in 1994 resulted from a decline in interest expense of 3.45% and an increase in interest income of 5.38%. Market interest rates generally increased during 1994. Since BancShares assets repriced faster than its deposits, the trend proved favorable to the company. In 1993, when rates were more stable and historically low, interest expense was down by 16.78% as maturing time deposits repriced into a lower market. Interest income had decreased 6.95% in 1993 due to the lower rate environment, but this drop was offset by the decreased expense for deposits.

    In 1994, as the volume of Federal funds decreased and the funds were redirected primarily to loans, income on those short term investments fell 51.41%. This compared to a virtually stable level of Fed funds income in 1993. Securities income declined in both 1994 and 1993, falling 1.63% in 1994 and 11.35% in 1993. Decreasing yields on the taxable bond portfolio offset the effect of the increasing volume of securities. Loan income increased 8.60% in 1994, following a decline of 5.98% in 1993. The increase was due to the growth in the loan portfolio in 1994, while the 1993 decline was caused by falling interest rates.

     The provision for possible loan losses which is charged to operations is based on the growth of the loan portfolio, the amount of net loan losses incurred, and Management's estimation of potential losses based on an evaluation of the portfolio risk and economic factors. The allowance for loan losses was increased by the provision for possible loan losses of $417 thousand, $292 thousand more than net charge-offs of $125 thousand. This compares with a provision of $247 thousand in 1993 ($180 thousand more than net charge-offs of $67 thousand) and $983 thousand in 1992 ($598 thousand more than net charge-offs of $385 thousand.)

     The reserve for possible loan losses at year end 1994 totaled $3.4 million (1.34% of total loans), as compared to $3.1 million (1.41% of total loans) in 1993.

     Non-interest income decreased 14.44% in 1994, following an 18.05%
increase in 1993. Trust department income declined 1.31% in 1994 after a 31.05% increase 1993. Income for the department can be affected by changes in the volume of estates being handled. Service charges, fees and commissions rose 1.50% in 1994, compared with a 17.25% growth in 1993.

     There were securities losses of $220 thousand in 1994. This compared to minimal gains in 1993 which resulted from securities being called early by issuers who chose to exercise their options and reduce their expense. The losses of 1994 primarily resulted from sales of lower-yielding securities late in the year. The proceeds from the sales were reinvested in higher-yielding securities that only modestly

                            [Annual Report Page 39]

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis
of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

increased the average maturity of the investment. The reinvested securities will have a positive effect on BancShares 1995 earnings. BancShares does not operate a trading account.

     Other income decreased 19.30% in 1994, following an 8.29% increase in 1993.

     Non-interest expenses grew 7.59% in 1994, following a 3.78% increase in 1993. Employee compensation and benefits were up $722 thousand in 1994 (11.50%), following a $532 thousand rise in 1993 (9.26%). The incentive bonus programs for officers of BancShares and its subsidiaries which was enacted in 1993 also impacted 1994's level of compensation. Furniture and equipment expense increased only 0.95% in 1994, after decreasing 2.27% in 1993. Occupancy expense decreased 7.15% in 1994, following a decrease of 1.36% in 1993. All other operating expenses increased 5.75% in 1994, compared to a decline of 1.44% in 1993.

     Income tax expense decreased 23.59% in 1994, following a 22.07% increase in 1993. The change in applicable income tax expense was primarily attributable to the reduction of the deferred tax valuation allowance account. This determination considers that the reversal of the deductible temporary difference could be offset by reversals of existing taxable temporary differences through carryback provisions under the tax laws.

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



                                                    Year Ended December 31,
                                                   -------------------------
                                                1994        1993         1992
                                                ----        ----         ----
Profitability ratios:
    Rate of Return/1/ on Average:
       Earning Assets                           1.31%        1.17%        1.07%
       Total Assets                             1.22%        1.08%        0.98%
       Total Shareholders' Equity              13.61%       12.42%       11.68%
Liquidity and Capital Ratios:
    Average Shareholders' Equity to
      Average Earning Assets                    9.64%        9.42%        9.17%
    Average Shareholders' Equity to
      Average Total Assets                      8.94%        8.68%        8.42%
Common Dividend Payout Ratio/2/                29.97%       29.60%       28.11%


Notes:
/1/ Based on Net Income
/2/ Cash dividends declared on common stock as a percentage of net income applicable to common stock.

                            [Annual Report Page 40]

Commercial BancShares, Inc. and Subsidiaries

Market for the Registrant's Common Stock
-------------------------------------------------------------------------------

     Commercial BancShares, Incorporated's common stock has not been traded extensively and such trades cannot be characterized as amounting to an active trading market. Commercial is not listed on any exchange and is not a NASDAQ quoted stock. In 1994, Legg Mason Wood Walker became an active market maker for Commercial's common stock. In addition, several trades throughout 1994 were initiated through Hazlett, Burt & Watson, Inc., although that firm is not considered to be making a market in BancShares stock. On December 31, 1994, the total number of holders of Commercial BancShares, Inc. common stock was 1,159.

     The tables below present the high and low sales price reported for Commercial BancShares, Incorporated and the cash dividends declared on common stock in each quarter of the past five years.

Market Value of Common Stock:
(In Dollars)

                               1994            1993          1992           1991           1990
                          --------------------------------------------------------------------------
First Quarter              $28.50-29.50    $24.00-25.00   $      18.50   $     21.00   $20.00-21.00
Second Quarter              28.50-29.50     26.00-27.00          19.50         21.00    19.00-21.00
Third Quarter               28.50-29.50     27.00-29.00          20.00   17.00-20.50    19.00-20.00
Fourth Quarter              29.50-30.50     28.00-29.50    21.00-22.00   17.50-21.00    18.50-19.50

-----------------------------------------------------------------------------------------------------

Cash Dividends Declared on Common Stock:
(In Dollars)

                               1994            1993          1992           1991           1990
                          --------------------------------------------------------------------------
First Quarter                $  .25          $  .23        $  .20         $  .20         $  .19
Second Quarter                  .25             .23           .20            .20            .19
Third Quarter                   .25             .23           .20            .20            .19
Fourth Quarter                  .28             .25           .23            .20            .19
-----------------------------------------------------------------------------------------------------






Annual Meeting

The Annual Meeting of Stockholders will take place at 3:00 P.M. on Wednesday, May 10, 1995 at Dils Banquet & Meeting Center, 6th Street and Williams Court Alley, Parkersburg, WV.

-------------------------------------------------------------------------------

Copies of Commercial BancShares, Inc.'s Annual Report to the Securities and Exchange Commission on Form 10-KSB are available to stockholders after April 1, 1995, on request to Larry G. Johnson, Secretary-Treasurer, Commercial BancShares, Inc., P.O. Box 1427, Parkersburg, WV 26102-1427.

                            [Annual Report Page 41]

Commercial BancShares, Inc. and Subsidiaries

Directors
--------------------------------------------------------------------------------

Commercial BancShares, Inc.
415 Market Street
Parkersburg, WV  26101
304/424-0300

William E. Mildren, Jr.
Chairman, President and
Chief Executive Officer

Bruce Bingham
Chairman, Jackson County Bank

Frank L. Christy
Real Estate Developer

A. V. Criss, III
President, Century Block, Inc.
President, Century Limestone, Inc.
Vice President, Atlas Towing
Secretary-Treasurer,
Bluestone Quarries, Inc.

Gary R. Davis
Chairman & Chief Executive Officer
Union Bank of Tyler County

Wilson Davis
Chairman and President,
The Community Bank

Carl E. Dollman
Retired

James A. Meagle, Jr.
President & Chief Executive Officer
The Dime Bank

David L. Mendenhall
President & Chief Executive Officer
The Bank of Paden City

Jack F. Poe
Retired

Robert E. Richardson
Chairman, Richardson Printing Corp.

W. S. Ritchie, Jr.
Self-Employed

Susan S. Ross
Chairman & Chief Executive Officer
Storck Baking Company

Donald L. Scothorn
President & Chief Executive Officer
Commercial Banking and Trust Co.

James L. Wahle
President & Chief Executive Officer
Kardex Systems, Inc.

Thomas N. Webster
Vice-Chairman

Morris B. Wilkins
President, Caesars Pocono Resorts

William E. Mildren
Director Emeritus

Commercial Banking and
Trust Company
415 Market Street
Parkersburg, WV  26101
304/424-0300

William E. Mildren, Jr.
Chairman

Carl E. Dollman
Retired

Peyton J. Dudley
J.W. Dudley Sons Company

Larry G. Johnson
Executive Vice President & CFO
Commercial BancShares, Inc.

Arthur A. Maher
President & Chief Operating Officer
St. Joseph's Hospital

Daniel O. Martin
Executive Vice President
Mullen Motors Company

William E Mildren
Retired Chairman

Jack F. Poe
Retired President

Donald L. Scothorn
President & Chief Executive Officer

James W. Swearingen
Retired

Robert K. Tebay
Owner-Operator, Tebay Dairy

Thomas N. Webster
Vice-Chairman,
Commercial BancShares, Inc.

Bert F. Hider
Director Emeritus


The Dime Bank
200 Putnam St.
Marietta, OH  45750
614/373-0237

Robert E. Richardson
Chairman

Paul G. Bertram, Jr.
Vice-Chairman

Kenneth E. Bennett
Retired Physician

Harry M. Cogswell
President & Owner
Apex Feed & Supply, Inc.

C. Fred Hunter, Jr.
C. Fred Hunter & Associates
M.A. Hanna Engineering Resins

Robert G. Kelley
Vice President & Director
New Weihl Olds-GMC Trucks

Walter J. McCarthy
Real Estate Broker

James A. Meagle, Jr.
President

William E. Mildren, Jr.
Chairman, President & CEO
Commercial BancShares, Inc.

Richard A. Spindler
President,
Dowling Pool Company

Dan S. Stephan, Jr.
Vice President,
Valley News Service, Inc.

William C. Wigal
Retired Accountant

Neil R. Wynn
President,
Wynn Oil & Gas

                            [Annual Report Page 42]

Commercial BancShares, Inc. and Subsidiaries

Directors
-------------------------------------------------------------------------------

Jackson County Bank
Wall Street
Ravenswood, WV  26164
304/273-9351

Bruce Bingham
Chairman

Robert P. Hartley
President, Hartley Oil Company
Incorporated & Subsidiaries

Larry G. Johnson
Executive Vice President & CFO
Commercial BancShares, Inc.

Charles V. Kelly, O.D.
Optometrist

Thomas M. Lookabaugh
President

William E. Mildren, Jr.
Chairman,
Commercial BancShares, Inc.

A. Clark Ritchie
Real Estate Developer
Data Processing Consultant

W.S. Ritchie, Jr.
Self-Employed

Stephen F. Seaman
Merchant - Almeda's

Thomas N. Webster
Vice-Chairman
Commercial BancShares, Inc.


Farmers & Merchants Bank
of Ritchie County
1500 East Main Street
Harrisville, WV  26362
304/643-2974

Donald L. Scothorn
Chairman

Bobby O. Chancey
Manager, Armstrong Telephone Co.

Kenneth Paul Goodnight
President, All State Energy Corporation

A.D. Jackson
Owner, Western Auto Store

William E. Mildren, Jr.
Chairman,
Commercial BancShares, Inc.

Donna L. Perine
President & Chief Executive Officer

Henry D. Sassi
Vice-Chairman


Union Bank of Tyler County
Fair & Dodd Streets
Middlebourne, WV  26149
304/758-2191

Gary R. Davis
Chairman & Chief Executive Officer

Timothy R. Aiken
President & Chief Operating Officer

Gloria J. Burge
Executive Vice President

Robert E. Doak
Retired Partner, Doak's IGA

Philip B. Hill
Attorney at Law

William P. Ingram
Farmer

Donald K. Jemison
Retired Supervisor, Ormet Corporation

Paul E. Jemison
Retired Supervisor, PPG Industries

David L. Mendenhall
President & Chief Executive Officer,
Bank of Paden City

William E. Mildren, Jr.
Chairman, President &
Chief Executive Officer,
Commercial BancShares, Inc.

Robert C. Sellers
Retired Supervisor,
LCP Chemicals of WV, Inc.

Harry S. Peters
Retired Supervisor, Union Carbide Corp.
Owner, Peters Realty Co.

J. Allen Woodburn
Retired Colonel,
State of West Virginia
Department of Natural Resources

Bank of Paden City
4th & Main Street
Paden City, WV 26159
304/337-2205

Edwin P. Barrett
Retired, D & J Auto Parts and
Paden City Auto Parts

George G. Couch
Owner & Administrator,
New Martinsville Health Care Center

Robert M. Feldmeier
President,
The Paul Wissmach Glass Company

Robert W. Friend
Attorney at Law

Nelson Hachem
Owner, McDonald's Restaurant
New Martinsville and St. Marys

David L. Mendenhall
President & Chief Executive Officer

Donald L. Scothorn
President & Chief Executive Officer,
Commercial Banking and Trust Co.

Richard B. Stender
Optometrist

Norman D. Trowbridge
Reitred Owner,
Mowery - Trowbridge Funeral Home

The Community Bank
112 Collins Ave.
Pennsboro, WV  26415
304/659-2964

Wilson Davis
Chairman & President

Timothy R. Aiken
President & Chief Operating Officer,
Union Bank of Tyler County

Orville R. Bonnell
Retired Wholesale Grocer

Gary R. Davis
Chairman and Chief Executive Officer,
Union Bank of Tyler County

Robert J. Michels
Owner, Michels Oil Co.

William F. Prunty
Retired Purchasing Manager,
Equitable Gas

                            [Annual Report Page 43]

Commercial BancShares, Inc. and Subsidiaries

Officers
--------------------------------------------------------------------------------

Commercial BancShares, Inc.

William E. Mildren, Jr.
Chairman, President and
Chief Executive Officer

Thomas N. Webster
Vice Chairman

Larry G. Johnson
Executive Vice President and
Chief Financial Officer

Patricia A. Tucker
Assistant Vice President

Daniel N. Canada
Assistant Vice President and
Director of Human Resources

Data Processing Department
--------------------------
Leo P. Mallamaci
Vice President and
Senior Data Processing Officer

Peter G. Gallo
Systems and Programming Manager

Faith J. Smith
Data Center Operations Manager

Auditing Department
-------------------
W. Bryan Pennybacker, CPA
Senior Audit Manager

Martha H. Garrett
Auditor

Marcia S. Westfall, CPA
Auditor



Commercial Banking
and Trust Company

William E. Mildren, Jr.
Chairman

Donald L. Scothorn
President and Chief Executive Officer

Thomas N. Webster
Vice Chairman


Commercial Loan Department
--------------------------
David M. Righter
Senior Vice President

Douglass J. Swearingen
Vice President

Debra V. Miller
Loan Officer

Mortgage Loan Department
------------------------
Henry D. Sassi
Senior Vice President

Carolyn S. Calhoun
Vice President

Sallie A. Fankhauser
Mortgage Loan & Elite Banking Officer

Consumer Loan Department
------------------------
Ronald L. Buchanan
Senior Vice President

Jack D. Carr
Vice President

Operations Department
---------------------
Wayne F. Lee
Senior Vice President & Cashier

Joan P. Snider
Vice President

William C. Deem
Data Support Manager

Theresa J. Westfall
Director of Marketing

Branch Management
-----------------
William P. Crites
Vice President - Branch Operations

Paul R. Mancuso, Jr.
Vice President

John O. Stewart
Vice President

Trust Department
----------------
C. Randall Law
Senior Vice President
and Senior Trust Officer

Charlotte J. Potter
Vice President & Trust Officer

Linda L. Daggett
Trust Operations Officer

Pamela S. Robinson
Assistant Trust Operations Officer



Jackson County Bank

Thomas M. Lookabaugh
President

B. Scott Miller
Vice President & Loan Officer

Betty L. Mathew
Assistant Vice President

Chad R. Matics
Cashier

Donna R. McCoy
Loan Officer


Farmers & Merchants Bank of Ritchie County

Donald L. Scothorn
Chairman

Henry D. Sassi
Vice Chairman

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

Carolyn A Ewart
Assistant Vice President & Secretary

Susan J. Hobensack
Assistant Vice President & Loan Officer

Shirley K. Lang
Assistant Vice President & Head Teller

                            [Annual Report Page 44]

Commercial BancShares, Inc. and Subsidiaries

Officers
-------------------------------------------------------------------------------

Union Bank of Tyler County

Gary R. Davis
Chairman and Chief Executive Officer

Timothy R. Aiken
President & Chief Operating Officer

Gloria J. Burge
Executive Vice President

Jeffrey A. Davis
Operations Officer

Paul E. Davis
Vice President

Janet W. Dieringer
Loan Officer

Margaret F. Jeffries
Assistant Vice President & Trust Officer

Patricia G. Mason
Vice President & Cashier

Linda L. Stackpole
Assistant Vice President & Loan Officer

R. R. Ullom
Loan Officer



The Community Bank

Wilson Davis
Chairman & President

Robert J. Michels
Vice President

Patty S. Poling
Cashier & Chief Executive Officer

Rosa Wright
Assistant Vice President & Loan Officer

Shirley L. Dulaney
Assistant Cashier

Barbara A. Devericks
Assistant Cashier



Bank of Paden City

David L. Mendenhall
President & Chief Executive Officer

Larry M. Tracey
Executive Vice President

Shirley D. Kendle
Vice President & Cashier

Judith M. Yeager
Assistant Vice President

Genelle Ferrebee
Assistant Vice President

Julia A. Haught
Administrative Assistant

Tammy R. Waggoner
Loan Officer

Kathy A. Howell
Assistant Cashier

Tamara J. Bowers
Assistant Cashier

Ruth B. Longwell
Assistant Loan Officer

                            [Annual Report Page 45]

                     [Logo of Commercial BancShares, Inc.]

                          Commercial BancShares, Inc.
                               415 Market Street
                       Parkersburg, West Virginia  26101


                         [Back Cover - Annual Report]