Form 10KSB, Exhibit 13
period 1995-12-31
COMMERCIAL BANCSHARES INC /WV/
filed 1996-03-29
CIK 726738

                                                                      EXHIBIT 13


                      [LOGO OF COMMERCIAL BANCSHARES, INC]



                          COMMERCIAL BANCSHARES, INC.



                               1995 ANNUAL REPORT

Commercial BancShares, Inc. and Subsidiaries

Selected Financial Data
------------------------------------------------------------------------------

Commercial BancShares, Incorporated
and Subsidiaries
At Year End                       1995      1994      1993      1992      1991
(Thousands of Dollars)
Total Assets                  $385,656  $372,223  $349,713  $337,005  $317,876
Total Deposits                 340,584   323,959   311,303   301,714   286,119
Total Loans                    263,731   256,402   222,621   223,013   203,131
Total Shareholders' Equity      38,203    33,608    30,844    28,373    26,416
Long-term Debt                       0         0       424       362       221
------------------------------------------------------------------------------

For the Year Ended
(Thousands of Dollars)
Total Interest Income         $ 30,425  $ 26,933  $ 25,559  $ 27,468  $ 28,536
Net Interest Income             17,873    17,312    15,594    15,494    13,677
Provision for Loan Losses          418       417       247       983       962
Net Income                       4,745     4,398     3,716     3,240     2,212
------------------------------------------------------------------------------

Per Common Share
(Dollars)
Net Income (Fully Diluted)    $   3.24  $   3.03  $   2.56  $   2.24  $   1.44
Cash Dividends Declared           1.12      1.03       .94       .83       .80
------------------------------------------------------------------------------

Communities Served by Commercial BancShares


[Map showing Counties and Communities in which Commercial BancShares operates.]


Wetzel County, West Virginia
      New Martinsville
      Paden City
Tyler County, West Virginia
      Middlebourne
      Sistersville
Ritchie County, West Virginia
      Harrisville
      Pennsboro
      Cairo
Wood County, West Virginia
      Parkersburg
      Mineral Wells
      Vienna
Jackson County, West Virginia
      Ravenswood
      Ripley
Washington County, Ohio
      Marietta
      Barlow

                             [Annual Report Page 1]

Commercial BancShares, Inc. and Subsidiaries

President's Message
-------------------------------------------------------------------------------

Dear Shareholders and Friends:

          I am pleased to report on another very successful year for Commercial BancShares. Net income in 1995 rose 7.9% to $4.75 million from $4.4 million in 1994. Fully diluted earnings per share reached $3.24 compared to $3.03 for 1994.

                 CHART OF NET INCOME
               1995            $4,745,000
               1994            $4,398,000
               1993            $3,716,000
               1992            $3,240,000
               1991            $2,212,000

          Consolidated total assets increased to $386 million at December 31, 1995, an increase of 3.6% from a year earlier. Growth continues to come from the expanding network of branches operated by our affiliate banks.

          During 1995 Jackson County Bank acquired a supermarket branch in Ripley. This new office has given Ripley residents improved access to our complete offering of financial services. It has also increased the presence and visibility of the Jackson County Bank in the county seat and the surrounding area.

          Late in the year, The Dime Bank opened a new branch in Barlow, Ohio. The attractive facility serves a growing section of Washington County from a convenient location at an important highway intersection.

          Because of its continuing growth, the Vienna Branch of Commercial Banking and Trust Company had a major expansion project completed during the year. The enlarged facilities offer new drive-in lanes and more office and conference space. Also, security was improved and additional work space was provided.

          With the new facilities, there are now fifteen communities being served by the seven BancShares' banks. In addition to our investment in "bricks and mortar," we are continually striving to improve our data processing and communications systems. We also look for new ways to serve our customers. During 1995, Commercial Banking and Trust Company introduced Business|Manager(R), a program wherein the bank helps customers by collecting their receivables for them and improving their cash flow.

       CHART SHOWING NUMBER OF LOCATIONS
               1995             15
               1994             13
               1993              8
               1992              8
               1991              6

          In each community we serve, there is a local presence and flavor and each Bank has its own President and Board of Directors. That localized influence provides us with many opportunities to give back to the communities we serve. BancShares banks donated over $85,000 to charities in 1995. Our officers and employees participated in many local non-profit organizations, including Boy Scouts, Girl Scouts, American Red Cross, United Way, SW Resources, American Cancer Society, Partners in Education, Habitat for Humanity, Easter Seals,

                             [Annual Report Page 2]

Commercial BancShares, Inc. and Subsidiaries

President's Message
-------------------------------------------------------------------------------

local hospitals, economic development groups, fine arts groups, school boosters organizations and service clubs. Our affiliates own over six million dollars in investment securities issued by the counties, cities and towns where we are located.

          Dividends for the year amounted to $1.12 per common share which compares to $1.03 in 1994, an 8.7% increase. The dividend for 1995 was equal to 35% of net income.

            CHART SHOWING DIVIDENDS PER SHARE
               1995              $1.12
               1994              $1.03
               1993              $0.94
               1992              $0.83
               1991              $0.80

          Total Shareholders' equity at December 31, 1995, showed an increase of 13.7% from the December, 1994, amount. Earnings were the major factor in the growth, with retained earnings after dividend adding 9.25% to equity. The increase in the market value of securities available for sale added 3.2% and the sale of all remaining treasury stock added 0.9%. The sale of new shares to the Employee Stock Ownership Plan provided the remaining additions.

          The Board of Directors took a significant step in November when it decided to seek listing of Commercial BancShares common stock on the American Stock Exchange. The application process is expected to be completed in 1996, and listing will be widely announced. Listing on the AMEX should improve the liquidity of BancShares stock, make our company more visible to the investment community, and provide our shareholders with the opportunity to get the best possible price every time they trade.

            CHART SHOWING TOTAL SHAREHOLDERS' EQUITY
               1995               $38,203,000
               1994               $33,608,000
               1993               $30,844,000
               1992               $28,373,000
               1991               $26,416,000

          At Commercial BancShares, we continue to be committed to operate as a growing network of community banks. We pledge our best efforts to seeking opportunities for expansion that reinforce that commitment. Our banks offer the finest in customer products and services. And we will work to keep it that way.

          I encourage our shareholders and friends to actively promote our seven subsidiary banks. Use their services and recommend them to your associates.

                                    Sincerely,
                                    /s/ William E. Mildren, Jr.
                                    William E. Mildren, Jr.
                                    Chairman, President and
                                    Chief Executive Officer

                             [Annual Report Page 3]

Commercial BancShares, Inc. and Subsidiaries

Consolidated Balance Sheets
as of December 31, 1995 and 1994
-------------------------------------------------------------------------------

                                                              IN THOUSANDS
                                                        ----------------------
                                                          1995         1994
                                                          ----         ----
                  ASSETS
Cash and Due from Banks                                 $ 16,743      $ 16,304
Interest-Bearing Demand Deposits with                        686           323
 Other Banks
Interest-Bearing Time Deposits with                           99           299
 Other Banks
Federal Funds Sold                                         1,680         1,405
Investment Securities:
  Held to Maturity, at Amortized Costs
    (Market Values: 1995 - $34,675;                       34,058        41,150
     1994 - $40,384)
  Available-for-Sale, at Market Values                    53,366        42,940
Loans - Net                                              263,731       256,402
LESS:  Allowance for Loan Losses                          (3,516)       (3,430)
Premises and Equipment - Net                               8,585         7,129
Notes Receivable                                             255           255
Accrued Interest Receivable                                2,760         2,549
Foreclosed Properties - Net                                1,652         1,329
Other Assets                                               5,557         5,568
                                                        --------      --------
TOTAL ASSETS                                            $385,656      $372,223
                                                        ========      ========

    LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
  Demand - Noninterest Bearing                          $ 46,629      $ 46,499
  Demand - Interest Bearing                               44,577        44,462
  Savings                                                 85,673        98,039
  Time Deposits                                          163,705       134,959
                                                        --------      --------
     TOTAL DEPOSITS                                     $340,584      $323,959
Federal Funds Purchased and Securities Sold
 under Agreements to Repurchase                            2,134        10,972
Accrued Interest Payable                                   1,217           812
Other Liabilities                                          3,518         2,872
                                                        --------      --------
     TOTAL LIABILITIES                                  $347,453      $338,615
                                                        --------      --------
SHAREHOLDERS' EQUITY
  Common Stock ($5.00 Par Value: 2,000,000
   Shares Authorized: Issued Shares; 1,469,670
   in 1995, 1,467,040 in 1994)                          $  7,348      $  7,335

  Additional Paid in Capital                              10,261        10,079
  Undivided Profits                                       20,230        17,122
  Treasury Stock, at Cost (-0- Shares in 1995,
   10,578 Shares in 1994)                                    -0-          (209)
  Unrealized Gain (Loss) on Securities
   Available-for-Sale, Net of Applicable
   Deferred Income Taxes                                     364          (719)
                                                        --------      --------
     TOTAL SHAREHOLDERS' EQUITY                         $ 38,203      $ 33,608
                                                        --------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $385,656      $372,223
                                                        ========      ========

The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 4]

Commercial BancShares, Inc. and Subsidiaries

Consolidated Statements of Income
for the years ended December 31, 1995, 1994 and 1993
-------------------------------------------------------------------------------

                                                      IN THOUSANDS
                                                EXCEPT FOR PER SHARE DATA
                                          ------------------------------------
                                             1995           1994          1993
                                          -------       --------      --------
INTEREST INCOME
  Interest and Fees on Loans              $24,588       $ 21,777      $ 20,052
  Interest on Notes Receivable                 21            -0-            17
  Interest and Dividends on Securities      5,243          4,894         4,975
  Interest on Federal Funds Sold              535            242           498
  Interest on Deposits with Banks              38             20            17
                                          -------       --------      --------
     TOTAL INTEREST INCOME                $30,425       $ 26,933      $ 25,559
                                          -------       --------      --------
INTEREST EXPENSE
  Interest on Deposits                    $12,161       $  9,370      $  9,805
  Interest on Other Borrowings                391            251           160
                                          -------       --------      --------
    TOTAL INTEREST EXPENSE                $12,552       $  9,621      $  9,965
                                          -------       --------      --------
    NET INTEREST INCOME                   $17,873       $ 17,312      $ 15,594
  Provision for Loan Losses                   418            417           247
                                          -------       --------      --------
    NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES
                                          $17,455       $ 16,895      $ 15,347
                                          -------       --------      --------
NONINTEREST INCOME
  Trust Department Income                 $   684       $    529      $    536
  Service Charges, Fees, and Commissions    1,199          1,221         1,203
  Security Gains (Losses)                      (1)          (220)           15
  Other Income                              1,137            485           601
                                          -------       --------      --------
    TOTAL NONINTEREST INCOME              $ 3,019       $  2,015      $  2,355
                                          -------       --------      --------
NONINTEREST EXPENSES
  Employee Compensation and Benefits      $ 7,486       $  7,000      $  6,278
  Occupancy Expense, Net of Revenues          900            675           727
  Furniture and Equipment Expense           1,004            955           946
  Other Operating Expenses                  4,163          4,356         4,119
                                          -------       --------      --------
    TOTAL NONINTEREST EXPENSES            $13,553       $ 12,986      $ 12,070
                                          -------       --------      --------
    INCOME BEFORE INCOME TAXES            $ 6,921       $  5,924      $  5,632
  Applicable Income Taxes                   2,176          1,526         1,916
                                          -------       --------      --------
NET INCOME                                $ 4,745       $  4,398      $  3,716
                                          =======       ========      ========
NET INCOME AVAILABLE FOR COMMON
 SHAREHOLDERS'                            $ 4,745       $  4,194      $  3,443
                                          -------       --------      --------
EARNINGS PER SHARE DATA:
  Primary                                   $3.24          $3.26         $2.98
                                          -------       --------      --------
  Fully Diluted                             $3.24          $3.03         $2.56
                                          -------       --------      --------

The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 5]

Commercial BancShares, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity
for the years ended December 31, 1995, 1994, and 1993
-------------------------------------------------------------------------------

                                                     IN THOUSANDS
                                          ------------------------------------
                                             1995           1994          1993
                                          -------       --------      --------
CONVERTIBLE PREFERRED STOCK
  Cumulative Preferred $100.00
   Series:(43,328 Shares Authorized):
    Balance at Beginning of Year          $   -0-       $  2,716      $  2,725
    Conversion of Preferred Stock to
     Common Stock                             -0-         (2,716)           (9)
                                          -------       --------      --------
BALANCE AT END OF YEAR - -0- Shares
 Outstanding in 1995 and 1994,  27,165
 Shares Outstanding in 1993               $   -0-       $    -0-      $  2,716
                                          -------       --------      --------

COMMON STOCK
  ($5.00 Par Value; 2,000,000 Shares
   Authorized):
    Balance at Beginning of Year          $ 7,335       $  6,339      $  6,336
    Issuance of Common Stock for Cash          13
    Issuance of Common Stock under
     Conversion of Preferred Stock            -0-            996             3
                                          -------       --------      --------
BALANCE AT END OF YEAR - 1,469,670
 Shares Issued in 1995, 1,467,040
 Shares Issued in 1994, and 1,267,904
 Shares Issued in 1993                    $ 7,348       $  7,335      $  6,339
                                          -------       --------      --------
ADDITIONAL PAID IN CAPITAL
  Balance at Beginning of Year            $10,079       $  8,298      $  8,292
  Additional Paid in Capital from New
   Issuance                                    75
  Additional Paid in Capital from
   Conversion of Preferred Stock to
   Common Stock                               -0-          1,720             5
  Additional Paid in Capital from
   Resale of Treasury Stock                   108             68             1
  Payment of Fractional Shares                 (1)            (7)          -0-
                                          -------       --------      --------
BALANCE AT END OF YEAR                    $10,261       $ 10,079      $  8,298
                                          -------       --------      --------
UNDIVIDED PROFITS
  Balance at Beginning of Year            $17,122       $ 14,185      $ 11,761
  Net Income                                4,745          4,398         3,716
  Cash Dividends Declared:
    Convertible Preferred Stock               -0-           (204)         (273)
    Common Stock                           (1,637)        (1,257)       (1,019)
                                          -------       --------      --------
BALANCE AT END OF YEAR                    $20,230       $ 17,122      $ 14,185
                                          -------       --------      --------
UNREALIZED GAIN (LOSS) ON SECURITIES
 AVAILABLE-FOR-SALE, NET OF APPLICABLE
 DEFERRED INCOME TAXES
    Balance at Beginning of Year          $  (719)      $     77      $    (29)
    Change in Unrealized Gain (Loss) on
     Securities Available-for-Sale          1,083           (796)          106
                                          -------       --------      --------
BALANCE AT END OF YEAR                    $   364       $   (719)     $     77
                                          -------       --------      --------

The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 6]

Commercial BancShares, Inc. and Subsidiaries
for the years ended December 31, 1995, 1994, and 1993
-------------------------------------------------------------------------------

                                                  IN THOUSANDS
                                          ----------------------------
                                            1995      1994      1993
                                          --------  --------  --------
LESS: EMPLOYEE STOCK OWNERSHIP PLAN
 SHARES COLLATERALIZING DEBT AT COST
        Balance at Beginning of Year      $   -0-   $   424   $   362
        Purchase of Common Stock              -0-                  94
        Principal Reduction of ESOP
         Obligation                           -0-      (424)      (32)
                                          -------   -------   -------
    BALANCE AT END OF YEAR -0- Shares
     in 1995 and 1994, 43,062 Shares in
     1993                                 $   -0-   $   -0-   $   424
                                          -------   -------   -------

TREASURY STOCK, AT COST
    Balance at Beginning of Year          $   209   $   347   $   350
    Resale of 10,578 Shares, 7,065
     Shares, and 135 Shares of Treasury
     Stock, at Cost in 1995, 1994, and
     1993, Respectively                      (209)     (138)       (3)
                                          -------   -------   -------
    BALANCE AT END OF YEAR -0- Shares
     in 1995, 10,578 Shares in 1994,
     and 17,643 Shares in 1993            $   -0-   $   209   $   347
                                          -------   -------   -------
TOTAL SHAREHOLDERS' EQUITY                $38,203   $33,608   $30,844
                                          =======   =======   =======

The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 7]

Commercial BancShares, Inc. and Subsidiaries
for the years ended December 31, 1995, 1994, and 1993
-------------------------------------------------------------------------------

                                                    IN THOUSANDS
                                          -------------------------------
                                            1995       1994       1993
                                          ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                              $  4,745   $  4,398   $  3,716
                                          --------   --------   --------
  Adjustments to Reconcile Net Income
   to Net Cash from Operating
   Activities:
      Deferred Compensation Benefits      $    -0-   $    -0-   $     60
      Depreciation                             871        861        850
      Provision for Loan Losses                418        417        247
      Provision for Losses on
       Foreclosed Properties                   -0-        -0-        190
      Net Amortization (Accretion) on
       Investments                             227        610        375
      Provision for Deferred Taxes             (87)      (782)      (173)
      (Gain) Loss on Sale of
       Capitalized Assets                       19         21          2
      Realized (Gain) Loss on Sale of
       Investment Securities                     1        220        (15)
      Income Tax Benefit                      (366)      (160)      (258)
      Purchase Adjustments                      76         83         82
      Other Items - Net                        (15)       (16)         7
      (Increase) Decrease:
        Accrued Interest Receivable           (210)      (112)      (168)
        Other Assets                          (444)    (1,844)      (997)
      Increase (Decrease):
        Accrued Interest Payable               404         64       (121)
        Other Liabilities                    1,033      1,334        304
                                          --------   --------   --------
    TOTAL ADJUSTMENTS                     $  1,927   $    696   $    385
                                          --------   --------   --------
NET CASH FLOWS FROM OPERATING ACTIVITIES  $  6,672   $  5,094   $  4,101
                                          --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (Increase) Decrease in Short-Term
   Investments                            $    (75)  $  7,294   $  7,042
  Proceeds from Sales of Investments
   Held-to-Maturity                          1,274        806      1,097
  Proceeds from Sales of Investments
   Available-for-Sale                          -0-     12,737        -0-
  Proceeds from Maturities of
   Investments Held-to-Maturity             15,272     15,911     25,938
  Proceeds from Maturities of
   Investments Available-for-Sale           12,282      6,364        -0-
  Purchases of Investments
   Held-to-Maturity                        (11,170)   (10,126)   (47,134)
  Purchases of Investments
   Available-for-Sale                      (19,250)   (18,265)       -0-
  Net (Increase) Decrease in Loans         ( 8,611)   (34,774)       551
  Proceeds from Sale of Other Real
   Estate Owned                                322        419        120
  Proceeds from Sale of Capital Assets          11        -0-         43
  Capital Expenditures                      (2,357)      (857)      (749)
                                          --------   --------   --------
NET CASH FLOWS FROM INVESTING ACTIVITIES  $(12,302)  $(20,491)  $(13,092)
                                          --------   --------   --------

The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 8]

Commercial BancShares, Inc. and Subsidiaries
for the years ended December 31, 1995, 1994, and 1993
-------------------------------------------------------------------------------

                                                  IN THOUSANDS
                                          -----------------------------
                                            1995       1994      1993
                                          ---------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase (Decrease) in Total
   Deposits                                $16,503   $12,657   $ 9,420
  Net Increase (Decrease) in Federal
   Funds Purchased and Securities Sold
   under Agreements to Repurchase           (8,838)    6,790       596
  Proceeds from Issuance of Common Stock        88       -0-       -0-
  Proceeds from Sale of Treasury Stock         317       204         3
  Payment for Fractional Shares                 (1)       (7)      -0-
  Principal Payments on ESOP Borrowings        -0-       -0-       (32)
  Principal Payments on Capital Lease
   Obligations                                 -0-       -0-       (27)
  Proceeds from Issuance of ESOP Debt          -0-       -0-        94
  Liquidating Dividend Paid                    -0-       (22)      -0-
  Dividends Paid                            (1,637)   (1,461)   (1,292)
                                           -------   -------   -------
NET CASH FLOWS FROM FINANCING ACTIVITIES   $ 6,432   $18,161   $ 8,762
                                           -------   -------   -------
NET INCREASE (DECREASE) IN CASH AND DUE
 FROM BANKS                                $   802   $ 2,764   $  (229)

CASH AND DUE FROM BANKS AT BEGINNING OF
 YEAR                                       16,627    13,863    14,092
                                           -------   -------   -------
CASH AND DUE FROM BANKS AT END OF YEAR     $17,429   $16,627   $13,863
                                           =======   =======   =======
SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
    Conversion of Convertible Preferred
     Stock to Common Stock                 $   -0-   $ 2,716   $     9
    Loans Transferred to Foreclosed
     Properties                            $   527   $   247   $   124
    Change in Unrealized Gain (Loss) on
     Available-for-Sale Securities         $ 1,083   $  (796)  $   106

SUPPLEMENTARY DISCLOSURE OF CASH FLOWS
 INFORMATION:
    Cash Paid during the Year For:
      Interest                             $11,147   $ 9,557   $10,087
      Income Taxes                         $ 1,945   $ 1,996   $ 2,642

The accompanying notes are an integral part of these consolidated financial statements.

                             [Annual Report Page 9]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Basis of Presentation
---------------------

   The accounting and reporting policies of Commercial BancShares, Inc. and Subsidiaries (the Corporation) are in conformity with generally accepted accounting principles followed within the banking industry. The significant accounting policies employed in the preparation of the accompanying consolidated financial statements are summarized below.

   Certain items previously reported have been reclassified to conform with current year's classifications.

Principles of Consolidation
---------------------------

   The consolidated financial statements of Commercial BancShares, Inc. and Subsidiaries include the accounts of the Corporation and its eight wholly-owned Subsidiaries. Material intercompany transactions and accounts have been eliminated. Purchase accounting adjustments applicable to the acquisitions of various wholly-owned Subsidiaries have been included in the Corporation's consolidated financial statements.

Business Combinations
---------------------

   Effective August 1, 1994, the Corporation acquired the net consolidated assets of Hometown Bancshares, Inc. (Hometown) by exchanging 509,398 shares of its common stock for all of the outstanding shares of Hometown. The combination has been recorded using the pooling-of-interests method of accounting and, accordingly, the accompanying consolidated financial statements were prepared as if the combination had occurred on January 1, 1993. All significant intercompany transactions have been eliminated.

   Summarized results of operations, in thousands, of the Corporation and Hometown for each of the appropriate operating periods are as follows:

                                         1994                          1993
                           -----------------------------------------------------------
                              COMMERCIAL      HOMETOWN      COMMERCIAL      HOMETOWN
                              BANCSHARES,    BANCSHARES,    BANCSHARES,    BANCSHARES,
                               INC. AND       INC. AND       INC. AND       INC. AND
                             SUBSIDIARIES   SUBSIDIARIES   SUBSIDIARIES   SUBSIDIARIES
                              (12 MONTHS)    (7 MONTHS)     (12 MONTHS)    (12 MONTHS)
                             -------------  -------------  -------------  -------------

Total Interest Income            $ 22,998        $ 3,935        $18,474        $ 7,085
Total Interest Expense             (8,155)        (1,466)        (7,114)        (2,852)
Provision for Loan Losses            (351)           (66)           (88)          (159)
Other Income                        1,563            452          1,966            390
Other Expenses                    (11,110)        (1,876)        (9,002)        (3,068)
Applicable Income Taxes            (1,176)          (350)        (1,462)          (454)
                                 --------        -------        -------        -------
 NET INCOME                      $  3,769        $   629        $ 2,774        $   942
                                 ========        =======        =======        =======

Nature of Operations
---------------------------

   The Corporation's Subsidiaries provide a variety of financial services to individuals and businesses through their 15 facilities located throughout the Mid-Ohio Valley area encompassing West Virginia and Ohio. The Subsidiaries' primary deposit products are demand deposits and certificates of deposit, and their primary lending products are real estate mortgage, commercial, and consumer loans.

Use of Estimates
----------------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate or other property acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate or other property, management obtains independent appraisals for significant properties.

Change in Accounting Principles
-------------------------------

   In 1994, the Corporation adopted SFAS Number 115, Accounting for Certain Investments in Debt and Equity Securities, by classifying its debt and marketable equity securities, including previously reported investment securities, in a new balance sheet caption, Available-For-Sale. These securities are valued at fair value, with the resulting net unrealized gains and losses recorded directly to a separate component of shareholders' equity, net of deferred income tax. The adoption of SFAS 115 had no effect on net income.

Statement of Cash Flows
-----------------------

   For the purpose of reporting cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks" and "Interest-Bearing Demand Deposits with Other Banks."

Securities
----------

   It is the policy of the Corporation to prohibit the use of investment accounts to maintain a trading account or to speculate in securities that would demonstrate management's intent to profit from short-term price movements.

                            [Annual Report Page 10]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

   Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Corporation has the ability, at the time of purchase, to hold securities until maturity or on a long-term basis, they are classified as held-to-maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes.

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

Note Receivable
---------------

   The Corporation has a note receivable with MOVE Capital, Inc. which had an original principal balance of $255 thousand. The principal balance of the note matures during the month of April, 1996. The borrower promises to pay one-half of the interest when and as earned on certain certificates of deposit and one-half of all payments of interest when and as received from certain investments and such additional amount as needed per year so that interest paid equals five percent per annum on the unpaid principal balance.

Loans
-----
   Loans are stated at the amount of unpaid principal, reduced by deferred loan fees.

   The net amount of loan origination and commitment fees and direct costs incurred to underwrite and issue the loan are deferred and amortized as an adjustment of the related loan's yield over the contractual life of the loan in a manner which approximates the interest method. For all loans, interest is accrued daily on the outstanding balances.

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

   The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported through bad debt expense.

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

Allowance for Loan Losses
-------------------------

   The allowance for loan losses is maintained at a level determined by management to be adequate to provide for probable losses inherent in the loan portfolio, including commitments to extend credit. The allowance is maintained through the provision for loan losses, which is a charge to operations. When a loan is considered uncollectible, the loss is charged to the reserve. Recoveries of previously charged off loans are credited to the allowance. The potential for loss in the portfolio reflects the risks and uncertainties inherent in the extension of credit.

   The determination of the adequacy of the allowance is based upon management's assessment of risk elements in the portfolio, factors affecting loan quality, and assumptions about the economic environment in which the Corporation operates. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant individual problem credits. In addition, management reviews overall portfolio quality through an analysis of current levels and trends in charge-off, delinquency, and nonaccruing loan data, review of forecasted economic conditions, and the overall banking environment. In addition, regulatory agencies, as an integral part of their examination process, periodically review

                            [Annual Report Page 11]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

the Subsidiaries' allowances for losses on outstanding credit and foreclosed properties in satisfaction of such credit. Such agencies may require the Subsidiaries to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

   These reviews are of necessity dependent upon estimates, appraisals, and judgments which may change quickly because of changing economic conditions and the Corporation's perception as to how these factors may affect the financial condition of debtors.

   FASB Standard No. 114 was adopted at January 1, 1995. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported as bad debt expense. The adoption of this standard had no effect to the Corporation's reported net income.

Foreclosed Properties
---------------------

   Foreclosed properties acquired through foreclosure or in settlement of loans are classified as foreclosed properties and are valued at the lower of the loan value or estimated fair value of the property, utilizing either the estimated replacement cost, the selling price of properties utilized for similar purposes, or discounted cash flow analyses of the properties' operations, less estimated selling costs. In addition, foreclosed properties include in-substance foreclosed properties which are those properties that physical possession has been taken, regardless of whether formal foreclosure proceedings have taken place. At the time of foreclosure, the excess, if any, of the loan value over the estimated fair value of the property acquired less estimated selling costs is charged to the allowance for loan losses. Additional decreases in the carrying values of foreclosed properties or changes in estimated selling costs, subsequent to the time of foreclosure, are recognized through a provision charged to operations. A valuation reserve is maintained for estimated selling costs and to record the excess of the carrying values over the fair market values of properties if changes in the carrying values are judged to be temporary.

Premises and Equipment
----------------------

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

Applicable Income Taxes
-----------------------

   Income tax expense is based on income reported in the financial statements. Deferred income taxes are generally provided for transactions reported for tax purposes in periods different than when reported in the Corporation's consolidated financial statements.

   The Corporation and its Subsidiaries file consolidated Federal and state tax returns. Tax allocation arrangements between the Corporation and its Subsidiaries follow the policy of determining Federal and state income taxes as if the Subsidiaries filed separate Federal and state income tax returns with consolidation surtax elimination at the Corporation's level.

Trust Fees
----------

   In accordance with general practices within the banking industry, trust fees are recorded when received. Reporting such income on an accrual basis would not materially affect the results of operations as reported.

Earnings Per Share
------------------

   Primary earnings per share of common stock are based on the weighted-average number of shares of common stock outstanding during each period. Such weighted-average shares outstanding were 1,463,201 shares, 1,285,391 shares, and 1,250,283 shares for the years 1995, 1994, and 1993, respectively. Fully diluted earnings per share assumes the conversion of outstanding convertible preferred stock and elimination of dividends paid thereon, as of the beginning of each period, in order to compute the weighted-average of common shares outstanding during each period. Such weighted-average shares assuming full dilution were 1,463,201 shares, 1,449,641 shares, and 1,449,567 shares in 1995, 1994 and 1993, respectively.

NOTE 2:  SECURITIES

   The investment securities portfolio is comprised of securities classified as available-for-sale and held-to-maturity, in accordance with SFAS Number 115. This results in investment securities available-for-sale being carried at market values and investment securities held-to-maturity being carried at amortized cost, adjusted for amortization of premiums and accretions of discounts.

   Securities and short-term investment activities are conducted with a diverse group of domestic governments, corporations, depository, and other financial institutions. Investments in state and municipal securities also involve governmental entities within the Corporation's market area.

                            [Annual Report Page 12]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

   The following represents the investment securities portfolio for the years ended:

                                                         IN THOUSANDS
                                                       DECEMBER 31, 1995
                                          ---------------------------------------------
                                                       GROSS        GROSS     ESTIMATED
                                          AMORTIZED  UNREALIZED  UNREALIZED    MARKET
                                            COST       GAINS       LOSSES       VALUE
SECURITIES HELD-TO-MATURITY:
U. S. Government and Federal
 Agency/Corporation Obligations:
  Mortgage-Backed Securities                $    14        $-0-     $   -0-     $    14
  Other, Primarily U. S. Treasuries          21,012         265         (35)     21,242
Obligations of States and Political
 Subdivisions                                12,903         388          (4)     13,287

Other Debt Securities                           129           4          (1)        132
                                            -------        ----     -------     -------
  TOTAL                                     $34,058        $657     $   (40)    $34,675
                                            =======        ====     =======     =======
SECURITIES AVAILABLE-FOR-SALE:
U. S. Government and Federal
 Agency/Corporation Obligations:
  Mortgage-Backed Securities                $ 8,811        $ 49     $   (37)    $ 8,823
  Collateralized Mortgage Obligations         4,559          62         -0-       4,621
  Other, Primarily U. S. Treasuries          37,466         626         (66)     38,026
Other Debt Securities                         1,127           6         (52)      1,081
                                            -------        ----     -------     -------
                                            $51,963        $743     $  (155)    $52,551
Equity Securities                               815         -0-          0-         815
                                            -------        ----     -------     -------
  TOTAL                                     $52,778        $743     $  (155)    $53,366
                                            =======        ====     =======     =======

                                                        IN THOUSANDS
                                                      DECEMBER 31, 1994
                                          ---------------------------------------------
                                                       GROSS       GROSS      ESTIMATED
                                          AMORTIZED  UNREALIZED  UNREALIZED    MARKET
                                            COST       GAINS       LOSSES       VALUE
SECURITIES HELD-TO-MATURITY:
U. S. Government and Federal
 Agency/Corporation Obligations:
  Mortgage-Backed Securities                $   218        $-0-     $   -0-     $   218
  Other, Primarily U. S. Treasuries          26,733          25        (668)     26,090
Obligations of States and Political
 Subdivisions                                13,723         110        (248)     13,585

Other Debt Securities                           476          18          (3)        491
                                            -------        ----     -------     -------
  TOTAL                                     $41,150        $153     $  (919)    $40,384
                                            =======        ====     =======     =======
SECURITIES AVAILABLE-FOR-SALE:
U. S. Government and Federal
 Agency/Corporation Obligations:
  Mortgage-Backed Securities                $ 3,970        $  2     $  (265)    $ 3,707
  Collateralized Mortgage Obligations         1,916           5         (37)      1,884
  Other, Primarily U. S. Treasuries          36,785          51        (862)     35,974
Other Debt Securities                           149         -0-         -0-         149
                                            -------        ----     -------     -------
                                            $42,820        $ 58     $(1,164)    $41,714
Equity Securities                             1,313         -0-         (87)      1,226
                                            -------        ----     -------     -------
  TOTAL                                     $44,133        $ 58     $(1,251)    $42,940
                                            =======        ====     =======     =======

   The amortized cost and estimated market value of securities at December 31, 1995, by contractual maturity, are presented as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

                                                                 IN THOUSANDS
                                        ------------------------------------------------------------
                                          SECURITIES HELD-TO MATURITY  SECURITIES AVAILABLE-FOR-SALE
                                        -----------------------------  -----------------------------
                                            ESTIMATED                     ESTIMATED
                                            AMORTIZED       MARKET        AMORTIZED        MARKET
                                               COST          VALUE          COST           VALUE
Due in One Year or Less                          $ 7,815      $ 7,848          $12,296       $12,372
Due after One Year through Five Years             20,557       20,923           26,360        26,788
Due after Five Years through Ten Years             4,553        4,687            7,513         7,570
Due after Ten Years                                1,133        1,217            5,794         5,821
                                                 -------      -------          -------       -------
                                                 $34,058      $34,675          $51,963       $52,551
Equity Securities                                    -0-          -0-              815           815
                                                 -------      -------          -------       -------
TOTAL                                            $34,058      $34,675          $52,778       $53,366
                                                 =======      =======          =======       =======

   Proceeds from sales of investments in debt securities during 1995, 1994, and 1993 were $1,274, $806, and $1,097 thousand, respectively. Gross gains of $-0- , $110, and $3 thousand and gross losses of $1, $331, and $-0- thousand were realized on those sales during 1995, 1994, and 1993, respectively. Security gains of $-0- thousand recognized in 1995 and 1994, respectively, resulted from calls of investment obligations beyond the control of the Corporation.

   The market values of obligations of state and political subdivisions are established with the assistance of an independent pricing service and are based on available market data which often reflect transactions of relatively small size and are not necessarily indicative of the prices at which large amounts of particular issues could readily be sold or purchased.

   Securities pledged to secure public monies and other purposes as required or permitted by law had a carrying value of $17,098 thousand and $27,607 thousand and estimated market value of $18,671 thousand and $28,367 thousand at December 31, 1995 and 1994, respectively.

Interest on Securities
----------------------
   The following represents the interest on securities, presented by investment classifications, for the years ended:

                                                       IN THOUSANDS
                                                        DECEMBER 31,
                                              ---------------------------------
                                                1995        1994        1993
                                              ---------   ---------  ----------
U. S. Government and Federal Agency/
 Corporation Obligations                        $4,367    $  4,014    $  4,055
State, County, and Municipal Bonds
 (Substantially All Exempt from Federal
 Income Tax)                                       744         747         756
Other Investments                                  132         133         164
                                                ------    --------    --------
TOTAL                                           $5,243    $  4,894    $  4,975
                                                ======    ========    ========

NOTE 3:  LOANS

   Major classifications of loans, net of deferred fees, are summarized as follows for the years ended:

                                                  IN THOUSANDS
                                                  DECEMBER 31,
                                             -----------------------
                                                 1995           1994
                                             --------       --------
    Real Estate                              $102,941       $ 88,321
    Consumer                                   52,124         61,305
    Commercial and Industrial                 104,645        103,230
    Credit Card Loans                           4,299          4,527
                                             --------       --------
                                             $264,009       $257,383
    Deferred Loan Fees                           (278)          (981)
                                             --------       --------
    LOANS - NET                              $263,731       $256,402
                                             ========       ========

   Changes in the allowance for loan losses were as follows for the years ended:

                                                   IN THOUSANDS
                                                    DECEMBER 31,
                                          --------------------------------
                                            1995         1994         1993
                                          ------     --------     --------
BALANCE BEGINNING OF YEAR                 $3,430     $  3,138     $  2,958
  Provisions Charged to Operations           418          417          247
  Loans Charged Off                         (428)        (245)        (280)
  Recoveries                                  96          120          213
                                          ------     --------     --------
BALANCE, END OF YEAR                      $3,516     $  3,430     $  3,138
                                          ======     ========     ========

                            [Annual Report Page 13]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

   Information regarding impaired loans is as follows for the year ended:

                                                                                   IN THOUSANDS
                                                                                   DECEMBER 31,
                                                                                   ------------
                                                                                       1995
                                                                                     --------
Information on Impaired Loans for the Period:
  Average Investment in Impaired Loans                                               $    934
  Interest Income Recognized on Impaired Loans Including Interest
   Income Recognized on Cash Basis                                                        132

  Interest Income Recognized on Impaired Loans on Cash Basis                               30
Information on Impaired Loans for the Period Ended:
  Balance of Impaired Loans                                                          $  1,181
  LESS: Portion for which no Allowance for Loan Losses is Allocated                      (360)
                                                                                     --------
  Portion of Impaired Loan Balance for which an Allowance for Loan
   Losses is Allocated                                                               $    821
                                                                                     --------
  Portion of Allowance for Loan Losses Allocated to the Impaired
   Loan Balance                                                                      $    102
                                                                                     --------

   Set forth below are the principal balances of nonaccrual (cash basis) and renegotiated loans, including those loans which have been classified and presented as impaired loans, and other assets acquired in loan related transactions for the years ended:

                                               IN THOUSANDS
                                                DECEMBER 31,
                                          ----------------------
                                           1995    1994    1993
                                          ------  ------  ------
Nonaccrual Loans                          $  821  $  739  $  355
Renegotiated or Restructured Loans         1,399   1,403     121
                                          ------  ------  ------
TOTAL UNDER-PERFORMING LOANS              $2,220  $2,142  $  476
Other Assets Acquired in Satisfaction
 of Loans (Primarily Foreclosed
 Properties)                               1,652   1,329   1,274
                                          ------  ------  ------
TOTAL UNDER-PERFORMING ASSETS             $3,872  $3,471  $1,750
                                          ======  ======  ======

   Restructured or renegotiated loans are those loans on which the rate of interest has been reduced as a result of the inability of the borrower to meet the original terms of the loan. At December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans were classified nonaccrual (cash basis) or renegotiated.

   The approximate effect of foregone revenue from nonaccrual or renegotiated loans was as follows for the years ended:

                                              IN THOUSANDS
                                               DECEMBER 31,
                                          ----------------------
                                           1995    1994    1993
                                          ------  ------  ------
Gross Amount of Interest That Would
 Have Been Recorded at Original Rate      $  81   $ 154   $  60

Interest That Was Reflected in
 Revenue/1/                                 (30)    (17)     (3)
                                          -----   -----   -----
NEGATIVE INTEREST REVENUE IMPACT          $  51   $ 137   $  57
                                          =====   =====   =====

/1/ Represents interest collected on nonaccrual loans including loans classified as impaired.

   Foreclosed properties of $1,652 thousand and $1,329 thousand are stated net of reserves of $190 thousand and $190 thousand at December 31, 1995 and 1994, respectively. The reserve at December 31, 1995 includes $-0- for estimated selling costs. Provisions charged to operations for changes in the carrying value of foreclosed properties amounted to $-0- thousand, $-0- thousand, and $190 thousand in 1995, 1994, and 1993, respectively.

NOTE 4:  BANK PREMISES AND EQUIPMENT

   Bank premises and equipment is presented on the balance sheet at cost net of accumulated depreciation and consists of the following for the years ended:

                                                             IN THOUSANDS
                                                              DECEMBER 31,
                                                       ------------------------
         DESCRIPTION            ESTIMATED USEFUL LIFE    1995         1994
                                                       ---------  -------------
Land                                                    $ 1,431        $ 1,421
Bank Premises                      15 to 40 Years         8,970          7,453
Furniture and Equipment             5 to 10 Years         4,733          4,861
Construction in Progress                                    340            -0-
                                                        -------        -------
                                                        $15,474        $13,735
LESS:  Accumulated
 Depreciation                                            (6,889)        (6,606)
                                                        -------        -------
TOTAL                                                   $ 8,585        $ 7,129
                                                        =======        =======

   Depreciation and amortization amounted to $871 thousand, $861 thousand, and $850 thousand for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 5:  TIME DEPOSITS

   The maturity of time deposits in denominations of $100 thousand or more was as follows for the years ended:

                                            IN THOUSANDS
                               -------------------------------------
                               DECEMBER 31, 1995   DECEMBER 31, 1994
                               -----------------   -----------------
                               BALANCE   PERCENT   BALANCE   PERCENT
MATURING:
  Three Months or Less          $ 7,808    32%      $ 5,385     31%
  Over Three to Six Months        3,637    15%        2,380     14%
  Over Six to Twelve Months       3,554    15%        2,860     16%
  Over One Year                   9,087    38%        6,888     39%
                                -------   ---       -------    ---
                                $24,086   100%      $17,513    100%
                                =======   ===       =======    ===

   Interest expense on time deposits in denominations of $100 thousand or more as of December 31, 1995, 1994, and 1993 was $1,101 thousand, $589 thousand, and $454 thousand, respectively.

                            [Annual Report Page 14]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

NOTE 6: FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO
REPURCHASE

     Federal funds purchased and securities sold under agreement to repurchase generally represent overnight-borrowing transactions. The details of these classifications for the years 1995 and 1994 are as follows:

                                               IN THOUSANDS
                                               DECEMBER 31,
                                       ---------------------------
                                         1995             1994
                                         ----             ----
FEDERAL FUNDS PURCHASED
  Balance at End of Year                $  606           $7,233
  Average during Year                   $  914           $4,635
  Maximum Month-End Balance             $7,624           $8,233
  Average Rate during Year                5.91 %           4.62 %
  Rate at Year End                        5.23 %           6.21 %
SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE
  Balance at End of Year                $1,528           $3,739
  Average during Year                   $1,793           $5,027
  Maximum Month-End Balance             $4,898           $6,377
  Average Rate during Year                5.04 %           4.48 %
  Rate at Year End                        5.20 %           5.12 %

NOTE 7:  ESOP BORROWING

   During 1992, the ESOP Trust obtained a revolving conversion note for the principal amount of one million dollars to finance the acquisition of the Corporation's common stock, pledging those shares as collateral. The revolving conversion note was a conversion line-of-credit of up to $1,000,000, available on a revolving basis until May 31, 1993, at which time it was converted to a term loan. The Corporation repaid the ESOP borrowing in full during the first quarter of 1994.

NOTE 8:  INCOME TAXES

   A reconciliation of the Federal statutory tax rate to the reported effective tax rate is as follows for the years ended:

                                                 DECEMBER 31,
                                          -------------------------
                                           1995     1994     1993
                                          -------  -------  -------
Federal Statutory Tax Rate                  34  %    34  %    34  %
Tax-Exempt Interest Income                  (9) %   (11) %   (12) %
State Income Tax                             3  %     4  %     5  %
Tax Effect of Other Items                    3  %    (1) %     7  %
                                          ------   ------   ------
REPORTED EFFECTIVE TAX RATE                 31  %    26  %    34  %
                                          ======   ======   ======

   The provision for income taxes in the Consolidated Statement of Income consists of the following for the years ended:

                                               IN THOUSANDS
                                                DECEMBER 31,
                                          ------------------------
                                           1995     1994     1993
                                          ------   ------   ------
Current Income Taxes:
  Federal                                 $2,198   $2,014   $1,791
  State                                       61      294      298
Deferred Income Taxes                        (83)    (782)    (173)
                                          ------   ------   ------
NET INCOME TAXES                          $2,176   $1,526   $1,916
                                          ======   ======   ======

   The approximate tax effects of the net investment securities transactions for the years ended December 31, 1995, 1994, and 1993 were $-0- thousand, $(88) thousand, and $7 thousand, respectively.

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

   Net deferred income taxes are included in other assets on the Consolidated Balance Sheets. Significant temporary differences between tax and financial reporting that give rise to net deferred tax assets (liabilities) are as follows for the years ended:

                                                IN THOUSANDS
                                                 DECEMBER 31,
                                          -------------------------
                                           1995     1994    CHANGE
                                          -------  -------
Allowance for Loan Losses                 $1,399   $1,429    $ (30)
Valuation Allowance on Related Deferred
 Tax                                        (492)    (506)      14
Organizational Expenses                        3        6       (3)
Premises and Equipment                      (234)    (227)      (7)
Deferred Compensation for Officers and
 Directors                                   561      452      109
                                          ------   ------    -----
                                          $1,237   $1,154    $  83
Unrealized Gain (Loss) On Securities
 Available-For-Sale                         (222)     437     (659)
                                          ------   ------    -----
TOTAL                                     $1,015   $1,591    $(576)
                                          ======   ======    =====

Common Stock
----------------------------------------

   The Corporation has 2,000,000 shares of $5.00 par value common stock authorized and each share carries voting rights of one vote per common share. Shares issued were 1,469,670 shares, 1,467,040 shares, and 1,267,904 shares at December 31, 1995, 1994, and 1993, respectively. Shares outstanding were 1,469,670 shares, 1,456,462 shares, and 1,250,261 shares at December 31, 1995,
1994, and 1993, respectively.

   The outstanding shares at December 31, 1995, 1994, and 1993 include 127,141 shares, 87,427 shares, and 79,051 shares, respectively, owned by the ESOP.

   During 1993, 81 shares of convertible preferred stock were converted into 593 shares of common stock and during 1994, 27,165 shares of convertible preferred stock were converted into 199,130 shares of common stock.

   Cash dividends paid per share on common stock were $1.12, $1.03, and $.94 for the years 1995, 1994, and 1993, respectively.

Convertible Preferred Stock
---------------------------

   During 1985, the shareholders approved and authorized 43,328 shares of convertible preferred stock $100.00 Series of which 28,764 shares of convertible preferred stock were issued in connection with the acquisition of Jackson County Bank. As

                            [Annual Report Page 15]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

of December 31, 1994 and 1993, this was the only series of convertible preferred stock authorized, issued, and outstanding. Convertible preferred stock outstanding as of December 31, 1994 and 1993 was -0- shares and 27,165 shares, respectively.

   The holders of the convertible preferred stock were entitled to receive, before any dividends were paid to holders of common stock, dividends at the rate of $10.00 per share per year and were cumulative to the extent not paid.

   The convertible preferred stock was convertible at the option of the holders, at any time prior to redemption, into 7.332 shares of common stock of the Corporation. No fractional shares were issued on conversion but a cash adjustment was paid to the shareholder otherwise entitled to receive a fractional interest.

   During 1994, following a notice of redemption issued by the Corporation, the preferred stock shareholders converted all 27,165 shares of preferred stock into 199,130 shares of common stock.

   Upon the reacquisition of shares of convertible preferred stock through conversion, such reacquired shares have been canceled and have become part of the authorized and unissued preferred stock.

NOTE 10:  CONCENTRATION OF CREDIT RISK

   Most of the Subsidiaries' loans, commitments, lines-of-credit, and standby letters-of-credit have been granted to customers in that subsidiary's market area. Most customers are depositors of that Subsidiary. The concentrations of credits, by type of loan, are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters-of-credit were granted primarily to commercial borrowers. The Subsidiaries, as a matter of policy, do not extend credit to any single borrower or group of related borrowers in excess of 15% of that Subsidiary's capital at the time of the loan closing.

   The Subsidiaries manage their loan portfolio to avoid concentration by industry or loan size to minimize their credit exposure. Commercial loans may be collateralized by the assets underlying the borrower's business such as accounts receivable, equipment, inventory, and real property. Consumer loans such as residential mortgage and installment loans are generally secured by the real or personal property financed. Commercial real estate loans are generally secured by the underlying real property and rental agreements.

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

   A summary of these financial instruments is as follows for the years ended:

                                              IN THOUSANDS
                                               DECEMBER 31,
                                          ---------------------
                                           1995          1994
                                          -------      --------
Financial Instruments Whose Contract
 Amounts Represent Credit Risk:
  Commitments to Extend Credit            $ 3,301       $ 8,794
  Standby Letters-of-Credit                 1,501         1,106
  Lines-of-Credit (Includes Credit Card    13,088        24,257
   Lines-of-Credit)                       -------       -------
TOTAL                                     $17,890       $34,157
                                          =======       =======

NOTE 12:  COMMITMENTS AND CONTINGENT LIABILITIES

   Two of the Subsidiaries of the Corporation lease properties for their branch facilities under non-cancelable operating leases which contain renewal or purchase options. Rent expense under these leases was $114 thousand for the year ended December 31, 1995 and $71 thousand per year for the years ended December 31, 1994, and 1993, respectively.

   Future minimum lease payments in thousands of dollars, excluding real estate taxes and insurance, for the years ending December 31 are as follows:

    1996        $124
    1997         109
    1998         109
    1999         109
    2000          94
    Thereafter   281
                ----
    TOTAL       $826
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

                            [Annual Report Page 16]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

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

   The payment of dividends to shareholders by Commercial BancShares, Inc. is not encumbered by any restrictive provisions in its long-term indentures. There are, however, limitations set by law on the amount of funds available to Commercial BancShares, Inc. from its Subsidiaries. Dividends may be paid out of funds legally available therefore subject to the restrictions set forth in West Virginia Code, Section 31A-4-25 which provides that prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank's net profits for that year combined with its retained net profits for the preceding two years. The amount of funds legally available for distribution of dividends by the Subsidiaries to the Corporation without prior approval from regulatory authorities at December 31, 1995 was $5,427 thousand.

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

   The Board also adopted the FFIEC's recommendation with respect to limiting the amount of deferred tax assets that can be used to meet risk-based capital requirements. This recommendation limits deferred tax assets to those assets which may be realized from income taxes paid in prior carryback years, the reversal of future taxable temporary differences, and the lesser of: (1) the amount of deferred tax assets expected to be realized within one year of the quarter-end date based on future taxable income (exclusive of tax carryforwards and reversals of existing temporary differences) for that year, or (2) ten percent of Tier 1 capital. The Corporation did not use the deferred tax asset at December 31, 1995 in computing regulatory risk-based capital. At December 31, 1995, the Corporation and its Subsidiaries are required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. The Corporation's consolidated actual ratios at that date were 14.25% and 15.50%, respectively, which exceeded the minimum regulatory requirements. The consolidated leverage ratio at December 31, 1995 was 9.51%.

   Management and the Board of Directors, based on an annual review of capital objectives, have adopted an objective of achieving a Tier 1 risk-based capital ratio of 6.00% and a total risk-based capital ratio of 10.00% for the Corporation and each of its subsidiary banks.

   The Corporation maintained average reserves of approximately $400 thousand in 1995 with the Federal Reserve Bank of Richmond as required by the depository agency.

NOTE 14:  POST-RETIREMENT BENEFIT PLANS

   The Corporation maintains an Employee Stock Ownership Plan with 401(k) provisions that covers all eligible employees of the Corporation and its Subsidiaries that qualify under the Plan's provisions. Annual contributions are provided in such amounts as the Board of Directors of the Corporation may determine and amounted to $460 thousand, $297 thousand and $297 thousand in 1995, 1994, and 1993, respectively.

NOTE 15:  EXECUTIVE AND DIRECTOR BENEFIT PLANS

   Five of the Subsidiaries of the Corporation have established Directors' Deferred Income Plans and Executive Supplemental Income Plans that cover certain directors and officers of their respective banks which defer payment of directors fees and officer income. The payment of the director fees will commence at such time the director reaches age 65. The Executive Supplemental Income Plan is non-contributory and non-vesting plan with benefits payable only upon retirement of the officer.

   The subsidiary banks are funding the future payments of these plans through an investment with a value of $3,329 thousand and $3,165 thousand in 1995 and 1994, respectively. The expense recorded for the future liability was $365 thousand, $338 thousand, and $193 thousand in 1995, 1994, and 1993, respectively.

   Four of the subsidiary bank's plans are primarily funded through insurance plans underwritten by Confederation Life. During 1994, Confederation Life was placed in rehabilitation, resulting in a temporary freeze on the applicable funding contracts. It is management's opinion, based partially on correspondence from the plan administrator, that the situation with Confederation Life is only temporary and the effect, if any, on the funding contracts will be immaterial.

                            [Annual Report Page 17]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

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

   Indebtedness of related parties is summarized as follows for the year:

                                          IN THOUSANDS
                                           DECEMBER 31,
                                     ------------------------
                                       1995         1994
                                     ---------  -------------
BALANCE AT BEGINNING OF YEAR
                                     $ 18,132       $ 14,168
   Repayments                         (12,487)       (11,458)
   Borrowings                           9,952         15,422
                                     --------       --------
BALANCE AT END OF YEAR               $ 15,597       $ 18,132
                                     ========       ========

NOTE 17: OTHER OPERATING EXPENSES

   The following represents the major expense classifications included in other operating expenses for the years ended:

                                                IN THOUSANDS
                                                DECEMBER 31,
                                          ----------------------
                                           1995    1994    1993
                                          ------  ------  ------
EDP Processing and Services               $  412  $  390  $  382
Professional and Directors Fees              997   1,335     725
Advertising and Public Relations             302     307     327
Deposit and Liability Insurance              551     755     736
Franchise and Other Taxes                    281     282     184
Provision for Losses on Foreclosed
 Properties                                  -0-     -0-     190
Other Operating Expense                    1,620   1,287   1,575
                                          ------  ------  ------
TOTAL                                     $4,163  $4,356  $4,119
                                          ======  ======  ======

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

                                                                       IN THOUSANDS
                                               DECEMBER 31, 1995                      DECEMBER 31, 1994
                                     ----------------------------------------------------------------------------
                                     CARRYING AMOUNT  ESTIMATED FAIR VALUE  CARRYING AMOUNT  ESTIMATED FAIR VALUE
FINANCIAL ASSETS:
  Cash and Short-Term Investments           $ 19,208              $ 19,208         $ 18,331              $ 18,331
  Marketable Securities                     $ 87,424              $ 88,041         $ 84,090              $ 83,324
  Loans, Net                                $263,731              $254,232         $256,402              $245,000
  Other Financial Instruments               $    255              $    255         $    255              $    200
FINANCIAL LIABILITIES:
  Demand Deposits                           $ 91,206              $ 91,206         $ 90,961              $ 90,961
  Time Deposits                             $249,378              $250,359         $232,998              $234,500

Cash and Cash Equivalents
-----------------------------------

   The carrying amounts reported in the Consolidated Balance Sheet for cash and cash equivalents approximate those assets' fair values.

Federal Funds Sold
------------------
   For Federal Funds sold, the carrying value approximates its fair value.

Investment Securities
---------------------

   Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans
-----
   For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk

                            [Annual Report Page 18]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

characteristics. The carrying amount of accrued interest receivable approximates its fair value.

Deposits
--------

   The fair values disclosed for demand deposits (for example, interest and non-interest bearing checking accounts, regular savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Off-Balance-Sheet Instruments
-----------------------------

   Commitments to extend credit were evaluated and fair value was based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The estimated fair values of these commitments approximate their carrying value.

   The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 19:  CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

   The following financial statements reflect the financial position and results of operations of Commercial BancShares, Inc. and Subsidiaries (Parent Company
Only).

                            CONDENSED BALANCE SHEETS
                                                 DECEMBER 31,
                                          --------------------------
                                             1995          1994
                                          -----------  -------------
ASSETS
  Cash and Due from Banks (All from
   Subsidiaries)                          $ 3,852,339   $   968,108

  Accounts Receivable                       1,099,199       835,243
  Notes Receivable                            255,331       254,813
  Investment in Subsidiaries (Equity
   Basis)                                  32,798,798    31,126,318

  Premises and Equipment - Net                422,558       333,250
  Other Assets                                794,396       651,786
                                          -----------   -----------
TOTAL ASSETS                              $39,222,621   $34,169,518
                                          ===========   ===========
LIABILITIES
  Other Liabilities                       $ 1,019,147   $   561,291
                                          -----------   -----------
TOTAL LIABILITIES                         $ 1,019,147   $   561,291
                                          -----------   -----------
SHAREHOLDERS' EQUITY
  Preferred Stock (Par Value $100.00),
   Authorized 43,328 Shares: (Issued
   Shares: -0- in 1995 and -0- in 1994)   $       -0-   $       -0-

  Common Stock (Par Value $5.00),
   Authorized 2,000,000 Shares, (Issued
   Shares: 1,469,670 in 1995 and
   1,467,040 in 1994)                       7,348,350     7,335,200

  Additional Paid in Capital               10,261,070    10,079,567
  Undivided Profits                        20,229,624    17,121,662
  Treasury Stock, at Cost (-0- Shares
   in 1995 and 10,578 Shares in 1994)             -0-      (209,496)

  Unrealized Gain (Loss) on Securities
   Available-for-Sale, Net of
   Applicable Deferred Income Taxes          364,430      (718,706)
                                          -----------   -----------

TOTAL SHAREHOLDERS' EQUITY                $38,203,474   $33,608,227
                                          -----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                   $39,222,621   $34,169,518
                                          ===========   ===========

                            [Annual Report Page 19]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------


                         CONDENSED STATEMENTS OF INCOME

                                                      DECEMBER 31,
                                          -------------------------------------
                                             1995         1994         1993
                                          -----------  -----------  -----------
REVENUE
  Interest Income                         $   21,471   $     (422)  $   17,351
  Management Fees from Subsidiaries        1,064,863      981,855      525,890
  Dividends from Subsidiaries              4,621,000    2,599,235    1,710,920
  Other Dividend Income                          -0-          -0-       13,932
  Other Income                                71,595           80        6,325
  Security Gains                                 -0-      102,717          -0-
                                          ----------   ----------   ----------
TOTAL REVENUE                             $5,778,929   $3,683,465   $2,274,418
                                          ----------   ----------   ----------
EXPENSES
  Employee Compensation and Benefits      $1,242,682   $  906,408   $  658,376
  Occupancy Expense, Net of Revenues          61,366       65,697       48,000
  Furniture and Equipment Expense            255,792      236,519      228,617
  Other Operating Expenses                   449,707      536,822      419,735
                                          ----------   ----------   ----------
TOTAL EXPENSES                            $2,009,547   $1,745,446   $1,354,728
                                          ----------   ----------   ----------
Income (Loss) before Income Taxes,
 Equity in Undistributed Net Income of
 Subsidiaries                             $3,769,382   $1,938,019   $  919,690

Applicable Income Taxes (Benefit)           (386,777)    (160,273)    (257,871)
                                          ----------   ----------   ----------
Income before Equity in Undistributed
 Net Income of Subsidiaries               $4,156,159   $2,098,292   $1,177,561

Equity in Undistributed Net Income
 (Loss)                                      589,344    2,299,445    2,538,447
                                          ----------   ----------   ----------
NET INCOME                                $4,745,503   $4,397,737   $3,716,008
                                          ==========   ==========   ==========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                        DECEMBER 31,
                                          -----------------------------------------
                                              1995          1994           1993
                                          ------------  -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                $ 4,745,503    $ 4,397,737   $ 3,716,008
                                          -----------    -----------   -----------
Adjustments to Reconcile Net Income to
 Net Cash Provided by Operating
 Activities:
 Deferred Employee Benefits               $       -0-    $       -0-   $    32,606
 Depreciation                                 152,174        170,061       165,034
 Net Amortization of Purchase
  Accounting Adjustments                       75,722         83,260       108,285
 Undistributed Net (Income) Loss of
  Subsidiaries                               (589,344)    (2,299,445)   (2,538,447)
 Provision for Deferred Taxes                 (21,210)           -0-           -0-
 (Gain) Loss from Sale of Investments             -0-       (102,717)          -0-
 Income Tax Benefit                          (365,567)      (160,273)     (257,871)
(Increase) Decrease:
 Accounts Receivable                         (263,956)      (743,860)      221,229
 Accrued Interest Receivable                   (1,648)         2,412       (11,833)
 Other Assets                                (217,246)       (57,916)       (4,430)
Increase (Decrease):
 Other Liabilities                            844,632        153,258      (154,577)
                                          -----------    -----------   -----------
TOTAL ADJUSTMENTS                         $  (386,443)   $(2,955,220)  $(2,440,004)
                                          -----------    -----------   -----------
NET CASH FLOWS FROM OPERATING ACTIVITIES  $ 4,359,060    $ 1,442,517   $ 1,276,004
                                          -----------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sales of Investments
 Available-for-Sale                       $       -0-    $   394,740   $       -0-
Proceeds from Sale of Capitalized Assets        1,458            -0-           -0-
Proceeds from Note Receivable                     -0-             39            99
Capitalized Expenditures                     (242,940)       (24,946)      (45,922)
Purchases of Investments
 Held-to-Maturity                                 -0-            -0-       (13,488)
                                          -----------    -----------   -----------
NET CASH FLOWS FROM INVESTING ACTIVITIES  $  (241,482)   $   369,833   $   (59,311)
                                          -----------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Common Stock    $    88,105    $       -0-   $       -0-
Proceeds from Sale of Treasury Stock          317,040        204,715         3,180
Payment for Fractional Shares of
 Converted Preferred Stock                       (995)        (5,993)          (16)
Principal Payments on Borrowings                  -0-            -0-       (32,606)
Proceeds from Issuance of ESOP Debt               -0-            -0-        94,180
Cash Dividends Paid                        (1,637,497)    (1,461,170)   (1,291,594)
                                          -----------    -----------   -----------
NET CASH FLOWS FROM FINANCING ACTIVITIES  $(1,233,347)   $(1,262,448)  $(1,226,856)
                                          -----------    -----------   -----------
NET INCREASE (DECREASE) IN CASH           $ 2,884,231    $   549,902   $   (10,163)
CASH AT BEGINNING OF YEAR                     968,108        418,206       428,369
                                          -----------    -----------   -----------
CASH AT END OF YEAR                       $ 3,852,339    $   968,108   $   418,206
                                          ===========    ===========   ===========
SUPPLEMENTARY DISCLOSURE OF CASH FLOWS
 INFORMATION
Cash Paid during the Year for:
    Interest                              $       -0-    $       -0-   $       -0-
    Income Taxes                          $ 1,945,381    $ 1,996,423   $ 2,090,038

                            [Annual Report Page 20]

Commercial BancShares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1995
-------------------------------------------------------------------------------

   Principal sources of revenues for the Corporation are dividends received from its subsidiary banks and fees for services provided to its Subsidiaries. State law imposes limitations on the payment of dividends by the Subsidiaries of the Corporation. A dividend may not be paid if the total of all dividends declared by a bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years unless the bank obtains regulatory approval.

   Loans and extensions of credit from an affiliate must be secured in specified amounts. The Corporation had no borrowings outstanding from any of its subsidiary banks during 1995.

NOTE 20: QUARTERLY FINANCIAL DATA (IN THOUSANDS OF DOLLARS EXCEPT FOR PER COMMON SHARE AND CASH DIVIDENDS PAID INFORMATION)

                                       FIRST   SECOND    THIRD    FOURTH
                                      QUARTER  QUARTER  QUARTER  QUARTER    TOTAL
1995
----
  Net Interest Revenue                 $4,461   $4,464   $4,465   $4,483    $17,873
  Provision for Possible Loan Loss     $  107   $  111   $  111   $   89    $   418
  Net Operating Revenue                $1,711   $1,902   $1,755   $1,553    $ 6,921
  Applicable Income Taxes              $  595   $  673   $  561   $  347    $ 2,176
  Net Income                           $1,116   $1,229   $1,193   $1,207    $ 4,745
  Applicable to Common Stock           $1,116   $1,229   $1,193   $1,207    $ 4,745
  Per Common Share                     $  .77   $  .84   $  .81   $  .82    $  3.24
  Cash Dividends Paid Common Stock     $  .28   $  .28   $  .28   $  .28    $  1.12
1994
----
  Net Interest Revenue                 $3,868   $4,300   $4,567   $4,577    $17,312
  Provision for Possible Loan Loss     $   93   $   89   $  114   $  121    $   417
  Net Operating Revenue                $1,798   $1,340   $1,953   $  833    $ 5,924
  Applicable Income Taxes              $  541   $  670   $  486   $ (171)   $ 1,526
  Net Income                           $  908   $1,019   $1,467   $1,004    $ 4,398
  Applicable to Common Stock           $  840   $  950   $1,400   $1,004    $ 4,194
  Per Common Share                     $ 0.65   $ 0.74   $ 1.09   $ 0.78    $  3.26
  Cash Dividends Paid Common Stock     $ 0.25   $ 0.25   $ 0.25   $ 0.28    $  1.03
1993
----
  Net Interest Revenue                 $3,872   $3,788   $3,974   $3,960    $15,594
  Provision for Possible Loan Loss     $  210   $   82   $   82   $ (127)   $   247
  Net Operating Revenue                $1,474   $1,570   $1,547   $1,041    $ 5,632
  Applicable Income Taxes              $  542   $  548   $  546   $  280    $ 1,916
  Net Income                           $1,013   $1,022   $1,001   $  680    $ 3,716
  Applicable to Common Stock           $  945   $  954   $  933   $  612    $ 3,444
  Per Common Share                     $ 0.79   $ 0.79   $ 0.78   $ 0.62    $  2.98
  Cash Dividends Paid Common Stock     $ 0.23   $ 0.23   $ 0.23   $ 0.25    $  0.94

                            [Annual Report Page 21]

Commercial BancShares, Inc. and Subsidiaries

Management's Discussion and Analysis
of Financial Condition and Results of Operations
-------------------------------------------------------------------------------


                     Harman, Thompson, Mallory & Ice, A.C.
                          Certified Public Accountants


Board of Directors
Commercial BancShares, Inc.
Parkersburg, West Virginia


       We have audited the accompanying consolidated balance sheets of Commercial BancShares, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1995, 1994, and 1993. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial BancShares, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994, and 1993 in conformity with generally accepted accounting principles.


                                    /s/Harman, Thompson, Mallory, & Ice A.C.



Parkersburg, West Virginia
February 9, 1996


                 Towne Square, Parkersburg, West Virginia 26102

                            [Annual Report Page 22]

Commercial BancShares, Inc. and Subsidiaries

Management's Discussion and Analysis
of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

          The purpose of this discussion is to focus on information about Commercial BancShares, Incorporated and its financial condition and results of operations that is not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and accompanying notes for an understanding of the following discussion and analysis.



                             Results of Operations

Summary
          Net income for 1995 was a record $4.745 million, up $347,000, or 7.9%, from the 1994 earnings of $4.398 million. Net income per share was $3.24 for 1995, an increase of $.21 or 6.9% over the fully diluted 1994 income per share. The net income was $3.716 million in 1993 and fully diluted income per share was $2.56.

          Dividends declared in 1995 amounted to $1.12 per share. This was an increase of 8.7% over 1994, when dividends declared were $1.03 per share. BancShares has increased its annual dividends for each of the last eight years. In 1993, the dividends were $.94 per share.

          BancShares' return on average shareholders' equity was 13.11%, compared to 13.61% in 1994 and 12.42% in 1993. Average shareholders' equity as a percentage of average total assets grew to 9.58% in 1995, up from 8.94% in 1994 and 8.68% in 1993. The return on total average assets for 1995 was 1.26%, compared to 1.22% in 1994 and 1.08% in 1993.

          Interest and fees on loans provide the major portion of BancShares' revenue, amounting to 73.5% of 1995 revenues, 75.2% of 1994, and 71.8% of 1993. Income from the interest and dividends on investment securities is also a significant source of revenue, accounting for 15.7% of revenues in 1995, 16.9% in 1994, and 17.8% in 1993.

Net Interest Income

          Net interest income, which is the major determinant of BancShares' income, increased by 3.24% in 1995 after increasing 11.02% in 1994. Factors affecting net interest income include fluctuations in interest rates as well as changes in the amount and type of earning assets and interest bearing
liabilities.    The increases in 1995 and 1994 were primarily due to an increase in the volume of average earning assets, which grew $15.8 million or 4.7% during
1995 and $17.6 million or 5.6% during 1994.   This growth was primarily in
loans, which increased $17.6 million in 1995 and $19.8 million in 1994.

          During 1995 interest income increased 12.97% after growing 5.38% in 1994. Along with loan growth, higher yields on loans and investments provided increased income. Interest expense increased 30.46% in 1995, following a decrease of 3.45% in 1994. The increased costs came from higher volume and rates on time deposits.

          BancShares expects interest rates during 1996 to continue the downward trend established in late 1995. This should cause the net interest margin to decrease. During times of decreasing rates, assets generally reprice more quickly than deposits, causing the effective yield of earning assets to decline faster than the costs of interest bearing liabilities. In addition, customers will often reallocate their investments, particularly in time deposits, into the highest yielding instruments available, further slowing the reduction in the effective rate paid on deposits.

          For more complete information regarding net interest income, the following tables of average balances and interest rates on a fully taxable equivalent basis are provided for the years indicated.

                            [Annual Report Page 23]

Commercial BancShares, Inc. and Subsidiaries

Management's Discussion and Analysis
of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

  Average Balances and Interest Rates
                                                                             (In Thousands)
                                       ------------------------------------------------------------------------------------------
                                                    1995                           1994                          1993
                                        ---------------------------     --------------------------   ---------------------------
                                     Average               Yield/   Average                Yield/   Average              Yield/
                                     Balance  Interest/2/   Rate    Balance   Interest/2/   Rate    Balance  Interest/2/  Rate
                                    --------  ----------   ------   -------   -----------  ------  --------  ----------- ------
Assets
Interest-earning assets:
   Interest-bearing deposits
      with other banks              $    639          38    5.95%   $    603           20    3.32% $    352           17   4.83%
   Federal funds sold                  7,438         535    7.19%      5,906          242    4.10%   16,726          498   2.98%
   Taxable investments                72,972       4,565    6.25%     75,181        4,084    5.43%   68,874        4,215    6.12%
   Non-taxable investments            12,227       1,027    8.41%     13,332        1,227    9.20%   11,204          833    7.43%
   Notes receivable                      255          21    8.24%        255            0    0.00%      255           17    6.67%
   Loans/1/                          257,527      24,588    9.55%    239,938       21,777    9.08%   220,164     20,052    9.11%
                                    --------     -------            --------      -------           --------    -------
TOTAL INTEREST-
   EARNING ASSETS                   $351,058     30,774     8.77%   $335,215       27,350    8.16%  $317,575     25,632    8.07%
                                    --------    -------             --------      -------    ----   --------    -------
Non-Interest Earning Assets:
   Cash and due from banks          $ 12,326                        $ 13,502                       $ 15,503
   Other Assets                       17,634                          16,047                         14,841
Less:  Allowance for
   Loan Losses                        -3,478                          -3,271                         -3,236
                                    --------                        --------                       --------
TOTAL ASSETS                        $377,540                        $361,493                       $344,683
                                    ========                        ========                       ========

Liabilities and
   Shareholders' Equity
Interest-bearing Liabilities:
   Savings Deposits                 $ 75,130      2,255     3.00%   $ 79,016        2,295    2.90% $ 75,278       1,847    2.45%
   NOW, MMDA Accounts                 59,647      1,408     2.36%     60,846        1,458    2.40%   59,104       1,513    2.56%
   Time Deposits                     154,324      8,498     5.51%    133,119        5,617    4.22%   133,969      6,446    4.81%
                                    --------    -------             --------      -------           --------    -------
      Total Deposits                $289,101     12,161     4.21%   $272,981        9,370    3.43%  $268,351      9,806    3.65%
   Other Borrowed Funds                5,236        391     7.47%      6,370          252    3.96%     6,251        160    2.56%
                                    --------    -------             --------      -------           --------    -------
TOTAL INTEREST-
   BEARING  LIABILITIES             $294,337     12,552     4.26%   $279,351        9,622    3.44%  $274,602      9,966    3.63%
                                                -------                           -------                       -------
Non-interest Bearing
   Liabilities:
      Demand Deposits                 43,410                          46,287                          37,134
      Other Liabilities                3,412                           3,539                           3,038
                                    --------                        --------                        --------
TOTAL  LIABILITIES                  $341,159                        $329,177                        $314,774
Shareholders' Equity                  36,181                          32,316                          29,909
                                    --------                        --------                        --------
LIABILITIES AND
   SHAREHOLDERS EQUITY              $377,540                        $361,493                        $344,683
                                    ========                        ========                        ========

Net Interest Earnings                           $18,221                           $17,728                       $15,666
                                                =======                           =======                       =======
Net Yield on Interest-earning
   Assets                                                   5.19%                            5.29%                         4.93%

/1/ For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.
/2/ Interest received on tax-exempt investments is calculated on a fully taxable equivalent at the 34% rate.

                            [Annual Report Page 24]

Commercial BancShares, Inc. and Subsidiaries

Management's Discussion and Analysis
of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

The following table presents the changes in interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume which cannot be segregated have been allocated in proportion to the changes due to rate and volume.


Rate/Volume Analysis of Net Interest Revenue
(Fully Taxable Equivalent Basis)
                                                        In Thousands
                                ----------------------------------------------------------
                                    1995 Compared to 1994        1994 Compared to 1993
                                     Increase (Decrease)          Increase (Decrease)
                                           Due to                       Due to
                                  Volume     Rate      Net   Volume          Rate      Net
                                ----------------------------------------------------------
Interest bearing deposits with
     other banks                  $    1   $   17   $   18   $    9       $    (6)  $    3
Federal funds sold                    75      218      293     (399)          143     (256)
Taxable investments                 (122)     603      481      367          (498)    (131)
Non-taxable investments              (98)    (102)    (200)     175           219      394
Notes receivable                       0       21       21        0           (17)     (17)
Loans                              1,648    1,163    2,811    1,791           (66)   1,725
                                ----------------------------------------------------------
TOTAL INTEREST EARNING
     ASSETS                       $1,504   $1,920   $3,424   $1,943       $  (225)  $1,718
                                ==========================================================
Savings deposits                  $ (116)  $   76   $  (40)  $   95       $   353   $  448
NOW, MMDA accounts                   (27)     (23)     (50)      43           (98)     (55)
Time deposits                        987    1,894    2,881      (41)         (788)    (829)
Other borrowed funds                 (52)     191      139        3            89       92
                                ----------------------------------------------------------
TOTAL INTEREST BEARING
     LIABILITIES                  $  792   $2,138   $2,930   $  100        $ (444)  $ (344)
                                ==========================================================

Other Income

          Non-interest income increased 49.83% in 1995, following a 14.44% decrease in 1994. Trust department income increased 29.30% in 1995 after declining 1.31% in 1994. Income for the department is affected by changes in the volume of estates being handled, as well as the value of assets owned. Service charges, fees and commissions decreased 1.80% in 1995, compared with a 1.50% increase in 1994.

          There were securities losses of $1 thousand in 1995. This compared to losses of $220 thousand in 1994 which primarily resulted from sales of lower-yielding securities late in the year. The proceeds from the sales were reinvested in higher-yielding securities that only modestly increased the average maturity of the investment. There were securities gains of $15 thousand in 1993. BancShares does not operate a trading account.

          All other income increased to $1.1 million in 1995, up from $.5 million in 1994 and $.6 million in 1993.

Other Expense

          Non-interest expenses were $13.6 million in 1995, compared to $13.0 million in 1994 and $12.0 million in 1993. Employee compensation and benefits increased $486 thousand in 1995, following a $722 thousand rise in 1994. Furniture and equipment expense increased 5.13% in 1995, after increasing 0.95% in 1994. Occupancy expense increased 33.33% in 1995, following a decrease of 7.15% in 1994. The increases in these two categories were primarily related to the expenses and depreciation associated with the expansion of a branch office and purchase of computers. Other operating expenses decreased 4.43% in 1995,
compared to an increase of 5.18% in 1994.   Major contributors to the decrease
were reductions in the amounts paid in professional and directors' fees and in Federal Deposit Insurance.

Income Taxes

          Income tax expense includes federal income tax and West Virginia income tax accrued by BancShares. The effective tax rate was 31% in 1995, 26% in 1994 and 34% in 1993. Tax exempt investment and loan income are the primary reason the effective tax rate is less than the Federal statutory rate of 34%. A decrease in nontaxable interest income in 1995, a decrease in the effective state income tax rate, and an increase in other items combined to cause the increase in the 1995 effective tax rate.








                              Financial Condition

Asset/Liability Management

          The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to minimize the risk of reduction in net interest income that could result from fluctuations in market interest rates.

Interest Rate Sensitivity

          The repricing schedule which follows reflects the contractual maturity or repricing of each of BancShares' rate sensitive assets and liabilities held at December 31, 1995. While most assets and liabilities reprice either at maturity or according to contractual terms, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect their pricing behavior. Assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposits to reflect the elasticity of the changes in their interest rates relative to the changes in market interest rates. In addition, estimates are made regarding early loan and security repayments. These adjustments provide a more accurate picture of BancShares' interest rate risk profile than the repricing schedule. Management considers the adjusted information in making its decisions regarding the pricing of loans and deposits and the purchase or sale of assets.

                            [Annual Report Page 25]

Commercial BancShares, Inc. and Subsidiaries

Management's Discussion and Analysis
of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

          The following table shows the interest sensitivity gaps for four different time intervals as of December 31, 1995.


                                                                          In Thousands
                             -----------------------------------------------------------------------------------------------------
                                   0-90                91-365               1 Year                Over
                                   Days                 Days                to 5 Yrs              5 Yrs
                             -----------------    -----------------    ------------------   -----------------
Federal funds sold               $  1,680              $     0              $      0             $     0
Investment securities               5,572               14,615                47,345              19,892
Loans                             100,532               46,713                80,770              35,716
Other interest-earning                354                    0                     0                   0
Total rate sensitive assets      $108,138              $61,328              $128,115             $55,608
                           =============================================================================
Interest-bearing demand
 deposits/1/                     $ 22,288              $     0              $      0             $22,289

Savings deposits/1/                42,837                    0                     0              42,836
CD's of $100,000 and more           7,808                7,191                 9,087                   0
Other time deposits                35,111               53,773                50,735                   0
Borrowed funds                      2,134                    0                     0                   0
Total rate sensitive             $110,178              $60,964              $ 59,822             $65,125
 liabilities
                           =============================================================================
Interest sensitivity gap         $ (2,040)             $   364              $ 68,293             $(9,517)
Cumulative gap                   $ (2,040)             $(1,676)             $ 66,617             $57,100
Cumulative gap/rate
 sensitive assets                  (0.58%)              (0.47%)               18.86%              16.17%

/1/ Although interest-bearing demand deposits and savings deposits are subject to immediate repricing contractually, experience has shown that portions of those deposits are much less sensitive to rate fluctuations. The amounts indicated as repricing in more than 3 months are estimates by Management of the true sensitivity of those deposits.

    Total interest earning assets exceeded total interest bearing liabilities by $57.1 million at December 31, 1995. This difference was funded through noninterest bearing liabilities and shareholder's equity. The table reflects contractual maturities of all investment securities and loans. It does not include assumptions regarding early loan or security repayments. The table indicates the total liabilities maturing or repricing within one year exceed assets maturing or repricing within one year by $1.7 million. However, repricing of some categories of assets or liabilities is subject to competitive and other influences beyond the control of BancShares. Therefore, certain assets and liabilities indicated as maturing or repricing within a certain period may, in fact, mature or reprice in other periods or in different volumes.

Loan Portfolio

    Ordinarily, BancShares' primary use of funds is to meet the loan demands of bank customers. The loan portfolio is the largest and most profitable component of average earning assets, totaling 73.4% of average earning assets. Average total loans increased by $17.6 million or 7.3% in 1995, which followed a 9.0% increase in 1994. As a result of net loan increases, BancShares' loan-to-deposit ratio continued to increase in 1995, averaging 77.45%. This compares to an average loan-to-deposit ratio of 75.15% in 1994 and 72.07% in 1993.

    The following table shows BancShares' loan distribution at December 31 for the years:

                                                    In thousands
                              ------------------------------------------------------
                                  1995      1994       1993       1992       1991
                                --------  ---------  ---------  ---------  ---------
Commercial and Industrial       $104,641   $103,230   $ 88,790   $ 93,216   $ 76,375
Real Estate                      102,843     88,321     82,354     76,715     73,071
Installment and Credit Cards      56,247     64,851     51,477     53,082     53,685
                              ------------------------------------------------------
   Total                        $263,731   $256,402   $222,621   $223,013   $203,131
                              ======================================================

    BancShares loan portfolio contains no loans to foreign borrowers. In addition to the loans reported, BancShares also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loans included in the loan portfolio and are included in BancShares' risk-based capital ratios.




Provision and Allowance for Loan Losses

    The provision for possible loan losses that is charged to operations is based on the growth of the loan portfolio, the amount of net loan losses incurred, and Management's estimation of potential losses based on an evaluation of the portfolio risk and economic factors. The allowance for loan losses was increased by the provision for possible loan losses of $418 thousand, $86 thousand more than net losses of $332 thousand. The net loss for 1995 represented 13% of average loans. This compares with a provision of $417 thousand in 1994, when net losses were $125 thousand (.05% of average loans). The provision was $247 thousand in 1993, when net losses were $67 thousand (.03% of average loans).

    The reserve for possible loan losses at year end 1995 totaled $3.5 million (1.33% of total loans), as compared to $3.4 million (1.34% of total loans) in 1994.
    The following table summarizes BancShares' loan loss experience for each of the five years ended December 31:

                                                                        In Thousands
                                    -------------------------------------------------------------------------------------
                                          1995              1994               1993             1992            1991
                                    ----------------  -----------------  ----------------  --------------  --------------
Balance at January 1                     $3,430             $3,138            $2,958          $2,360           $2,191
---------------------------
Charge-offs:
   Commercial loans                      $  148             $   81            $   74          $  406           $  532
   Real estate                               26                 43                51              25               88
   Consumer                                 254                121               155             268              311
                                    -------------------------------------------------------------------------------------

         Total                           $  428             $  245            $  280          $  699           $  931
Recoveries:
   Commercial loans                          32                 53               124             210               63
   Real estate                               13                  7                15              10                5
   Consumer                                  50                 60                74              94               70
                                    -------------------------------------------------------------------------------------
         Total                           $   95             $  120            $  213          $  314           $  138
                                    -------------------------------------------------------------------------------------
Net Charge-offs                             333                125            $   67          $  385           $  793
Additions charged to operations/1/          418                417               247             983              962
                                    -------------------------------------------------------------------------------------
Balance at December 31                   $3,515             $3,430            $3,138          $2,958           $2,360
                                    ======================================================================================
Ratio of net charge-offs
   to average loans outstanding            0.14%              0.05%             0.03%           0.18%           0.40%

/1/ The amount charged to operations and the related balance in the reserve for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several important factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimation of future potential losses.

                            [Annual Report Page 26]

Commercial BancShares, Inc. and Subsidiaries

Management's Discussion and Analysis
of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

          The following table shows an allocation of the allowance for loan losses for each of the years ended:

                                                                          In Thousands
                             -----------------------------------------------------------------------------------------------------
                                      Dec. 31, 1995                      Dec. 31, 1994                      Dec. 31, 1993
                             -------------------------------   ----------------------------------   ------------------------------
                                                 Percent                              Percent                          Percent
                                                of loans                             of loans                          of loans
                                                 in each                              in each                          in each
                                                category                             category                          category
                                                to total                             to total                          to total
                                 Amount           loans             Amount             loans           Amount           loans
                             --------------  ---------------   ----------------   ---------------   -------------   --------------
Commercial and industrial            $1,397             39.8%            $1,382              40.3%         $1,252            39.9%
Real estate                           1,270             36.1%             1,180              34.4%          1,161            37.0%
Consumer                                848             24.1%               868              25.3%            725            23.1%
                           -------------------------------------------------------------------------------------------------------
Total                                $3,515            100.0%            $3,430             100.0%         $3,138           100.0%
                           =======================================================================================================
                                                        In Thousands
                             --------------------------------------------------------------------
                                      Dec. 31, 1992                      Dec. 31, 1991
                             -------------------------------   ----------------------------------
                                                 Percent                              Percent
                                                of loans                             of loans
                                                 in each                              in each
                                                category                             category
                                                to total                             to total
                                 Amount           loans             Amount             loans
                             --------------  ---------------   ----------------   ---------------
Commercial and industrial            $1,236             41.8%            $  887              37.6%
Real estate                           1,017             34.4%               850              36.0%
Consumer                                705             23.8%               623              26.4%
                           ----------------------------------------------------------------------
Total                                $2,958            100.0%            $2,360             100.0%
                           ======================================================================

          Commercial BancShares, Inc. does not follow the practice of allocating the allowance for loan losses by loan category, therefore, the amounts allocated for this schedule were based on the percentage of loans in each category to total loans as of the end of each period.

Under-Performing Assets

          The following table summarizes BancShares' under-performing assets for the years ended

                                                       In Thousands
                                          -----------------------------------------
                                                      December 31,
                                          -----------------------------------------
                                            1995    1994      1993    1992     1991
                                          ------  ------    ------  ------   ------
Accruing Loans Past due
 90 days or more                          $  990  $  464    $  338  $  464   $  582
                                          -----------------------------------------
Principal amount of nonaccrual
 loans at year end                           821     739       355     766   $1,121
Restructured loans                         1,399   1,403       121      86      423
                                          -----------------------------------------
                                          $2,220  $2,142    $  476  $  852   $1,544
Other real estate acquired in
 satisfaction of loans                    $1,652  $1,329    $1,274  $1,593   $1,500
                                          -----------------------------------------
Total under-performing assets             $4,862  $3,935    $2,088  $2,909   $3,626
                                          =========================================

Securities

    BancShares' securities portfolio, including securities available for sale plus investment securities held to maturity, increased $3.3 million or 4.0% from December 31, 1994, to December 31, 1995. The largest portion of the portfolio at year-end 1995 was invested in U.S. government agency securities, which totaled $39.2 million and comprise 44.87% of the carrying value of total investments.

The following table sets forth the maturities of investment securities at December 31, 1995, and the weighted average yields of such securities (calculated after adjusting annualized interest revenue for the accretion of discounts and the amortization of premiums). Tax-equivalent adjustments (using a 34% rate) have been made in calculating yield on obligations of states and political subdivisions.

                                                             In Thousands
                               -------------------------------------------------------------------------
                                                               Maturing
                               -------------------------------------------------------------------------
                                                     After 1             After 5
                                   1 Year            Year to            Years to             Over
                                   or Less           5 Years            10 Years           10 Years
                               ---------------  -----------------  ------------------  -----------------
                               Amount   Yield   Amount    Yield    Amount     Yield    Amount    Yield
                               -------  ------  -------  --------  -------  ---------  ------  ---------
U.S. Treasury and other        $18,140   6.08%  $41,412     6.24%  $ 7,120      5.95%  $5,271      6.17%
   U.S. government agencies
States and political             1,971   7.61%    5,481     7.74%    4,946      7.56%   1,026      7.82%
   subdivisions
Other                                0               24     6.25%        0              1,446      6.04%
                               -------          -------            -------             ------
         Total                 $20,111   6.23%  $46,917     6.40%  $12,066      6.70%  $7,743      6.42%
                               =======          =======            =======             ======

Liquidity and Funding

          Deposits are the largest, most stable, and generally least costly source of funds for BancShares. During 1995, average deposits increased $13.2 million (4.1%) compared to $13.8 million (4.5%) in 1994. At December 31, 1995, deposits represented 129.1% of total loans, compared to 126.3% at December 31, 1994.

          Available to BancShares are short-term market-rate liabilities, including Federal funds purchased and securities sold under agreements to repurchase. These instruments are currently used to accommodate customers and on a limited basis to provide a short-term source of funds. Three of BancShares' subsidiaries are members of the Federal Home Loan Bank of Pittsburgh, which makes available to its members a number of credit products, any or all of which could be used to meet liquidity needs. Additionally, BancShares is aware of several brokers who could, in a short time, provide large amounts of certificates of deposit at market rates. None of BancShares' banks currently use or intend to use brokered funds, but the source exists should liquidity needs require its use. BancShares' banks also have extensions of credit that are guaranteed by U. S. government agencies and are, therefore, salable.

          Cash and due from banks are BancShares' most liquid assets. At December 31, 1995, cash and due from banks totaled $16.7 million, an increase of $802 thousand (4.8%) from December 31, 1994. Marketable investment securities, particularly those of short maturities, and Federal funds sold are also sources of asset liquidity. Securities maturing in one year or less amounted to $20.2 million at December 31, 1995, representing 23.5% of the investment portfolio. Federal funds sold at December 31, 1995, were $1.7 million. Along with these scheduled maturities, there will be repayments of mortgage backed securities and the possible early redemption of callable securities.

Capital Resources
          The following table presents the total common shareholders' equity in thousands of dollars and the book value per common share at December 31 of the years indicated.

                                1995     1994
                               -------  -------
Common Shareholders' Equity    $38,203  $33,608
Book Value Per Share           $ 25.99  $ 23.08

                            [Annual Report Page 27]

Commercial BancShares, Inc. and Subsidiaries

Management's Discussion and Analysis
of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

The following table illustrates BancShares' regulatory capital ratios at December 31 and compares them to the minimum requirements.

                                           In Thousands
                            ---------------------------------------
                              December 31, 1995   December 31, 1994
                            ---------------------------------------
                               Amount   Percent    Amount   Percent
                              --------  --------  --------  --------
Tier 1 Risk-based Capital
   Actual                     $ 36,550    14.25%  $ 32,553    13.16%
   Required                     10,261     4.00%     9,895     4.00%
Total Risk-based Capital
   Actual                       39,756    15.50%    35,645    14.41%
   Required                     20,522     8.00%    19,790     8.00%
Risk Adjusted Total Assets
                               256,519             247,375
Leverage Ratio
 Actual                         36,550     9.51%    32,553     8.79%
 Minimum required               11,531     3.00%    11,110     3.00%
 Maximum required               19,218     5.00%    18,517     5.00%

  Tier 1 capital is total shareholders' equity excluding intangible assets, deferred tax assets and the unrealized gain or loss in investment securities available for sale. Tier 2 capital includes tier 1 capital plus the allowance for loan losses not to exceed 1.25% of the risk weighted assets. The leverage ratio is calculated by dividing tier 1 capital by year-end assets, net of deferred tax assets and intangible assets.

  Along with these regulatory requirements, a certain level of capital growth must be achieved to maintain appropriate ratios of equity to total assets. As shown in the table on selected financial data, growth in total average assets was 4.4% in 1995 and 4.9% in 1994. To maintain appropriate ratios of equity to total assets, a corresponding level of capital growth must be achieved. During 1995 total shareholders' equity grew 13.7%, following an increase of 8.96% in 1994, as shown in the table of Selected Financial Data. BancShares expects to continue to rely on internal capital growth as the primary means of maintaining capital adequacy.

          The following table illustrates the relationship between earnings retention and internal capital growth.

                                                   1995                   1994                    1993
                                                  ------                 ------                  ------
Return on equity                                   13.11%                 13.61%                 12.42%
times
Earnings retained                                  65.50%                 62.85%                 66.50%
equals
Internal capital growth                             8.59%                  8.55%                  8.26%

      Management intends to continue its efforts to increase BancShares' return on assets while maintaining a dividend payout consistent with others in the banking industry. BancShares expects to pay quarterly cash dividends during 1996.

Financial Ratios

   One means of measuring the results of operations is analysis of various ratios. Two widely recognized performance indicators are the return on equity and the return on assets. The following table sets forth those and other ratios frequently used in analyzing bank holding company financial statements. For the years ended:

                                               December 31,
                                          ----------------------
                                           1995    1994    1993
                                          ------  ------  ------
Profitability ratios:
        Rate of Return/1/ on Average:
            Earning Assets                 1.35%   1.31%   1.17%
            Total Assets                   1.26%   1.22%   1.08%
            Total Shareholders' Equity    13.11%  13.61%  12.42%
Liquidity and Capital Ratios:
      Average Shareholders' Equity to
            Average Earning Assets        10.31%   9.64%   9.42%
      Average Shareholders' Equity to
            Average Total Assets           9.58%   8.94%   8.68%
Common Dividend Payout Ratio/2/           34.50%  29.97%  29.60%
Notes:

  /1/ Based on Net Income
  /2/ Cash dividends declared on common stock as a percentage of net income applicable to common stock.

                            [Annual Report Page 28]

Commercial BancShares, Inc. and Subsidiaries

Market for the Registrant's Common Stock
-------------------------------------------------------------------------------

   Commercial BancShares, Incorporated's common stock has not been traded extensively and such trades cannot be characterized as amounting to an active trading market. Commercial is not listed on any exchange and is not a NASDAQ quoted stock. In 1994, Legg Mason Wood Walker became an active market maker for Commercial's common stock. In addition, several trades throughout 1995 were initiated through Hazlett, Burt & Watson, Inc., although that firm is not considered to be making a market in BancShares stock. On December 31, 1995, the total number of holders of Commercial BancShares, Inc. common stock was 1,144.

   The tables below present the high and low sales price reported for Commercial BancShares, Incorporated, and the cash dividends declared on common stock in each quarter of the past five years.

Market Value of Common Stock:
(In Dollars)

                                                  1995          1994          1993          1992          1991
                                        ----------------------------------------------------------------------
First Quarter                             $30.00-31.00  $28.50-29.50  $24.00-25.00  $      18.50  $      21.00
Second Quarter                             30.25-31.25   28.50-29.50   26.00-27.00         19.50         21.00
Third Quarter                              32.00-33.00   28.50-29.50   27.00-29.00         20.00   17.00-20.50
Fourth Quarter                             33.00-34.00   29.50-30.50   28.00-29.50   21.00-22.00   17.50-21.00

Cash Dividends Declared on Common Stock:
(In Dollars)
                                                  1995          1994          1993          1992          1991
                                        ----------------------------------------------------------------------
First Quarter                             $        .28  $        .25  $        .23  $        .20  $        .20
Second Quarter                                     .28           .25           .23           .20           .20
Third Quarter                                      .28           .25           .23           .20           .20
Fourth Quarter                                     .28           .28           .25           .23           .20

                            [Annual Report Page 29]

Commercial BancShares, Inc. and Subsidiaries

Directors
-------------------------------------------------------------------------------


Commercial BancShares, Inc.
415 Market Street
Parkersburg, WV  26101
304/424-0300

William E. Mildren, Jr.
Chairman, President &
Chief Executive Officer

Bruce Bingham
Chairman, Jackson County Bank

Frank L. Christy
Real Estate Developer

A. V. Criss, III
President, Century Block, Inc.
President, Century Limestone, Inc.
Vice President, Atlas Towing
Secretary-Treasurer,
Bluestone Quarries, Inc.

Gary R. Davis
Chairman & Chief Executive Officer,
Union Bank of Tyler County

Wilson Davis
Chairman & President,
The Community Bank

Carl E. Dollman
Retired

James A. Meagle, Jr.
President & Chief Executive Officer,
The Dime Bank

David L. Mendenhall
President & Chief Executive Officer,
The Bank of Paden City

Jack F. Poe
Retired

Robert E. Richardson
Chairman, Richardson Printing Corp.

W. S. Ritchie, Jr.
Self-Employed

Susan S. Ross
Former Chairman,
Storck Baking Company, Inc.

Donald L. Scothorn
President & Chief Executive Officer,
Commercial Banking and Trust Co.

James L. Wahle
President & Chief Executive Officer,
Kardex Systems, Inc.

Thomas N. Webster
Vice-Chairman

Morris B. Wilkins
President, Caesars Pocono Resorts

William E. Mildren
Director Emeritus

Bank of Paden City
4th & Main Street
Paden City, WV  26159
304/337-2205

Edwin P. Barrett
Retired,  D& J Auto Parts &
Paden City Auto Parts

George G. Couch
Owner & Administrator,
New Martinsville Health Care Center

Robert M. Feldmeier
President,
The Paul Wissmach Glass Company




Robert W. Friend
Attorney at Law

Nelson Hachem
Owner, McDonald's Restaurant
New Martinsville and St. Marys

David L. Mendenhall
President & Chief Executive Officer

Donald L. Scothorn
President & Chief Executive Officer,
Commercial Banking and Trust Co.

Richard B. Stender
Optometrist

Lester Doak
Director Emeritus

June Nichols
Director Emeritus

Norman D. Trowbridge, Sr.
Director Emeritus

Commercial Banking and
Trust Company
415 Market Street
Parkersburg, WV  26101
304/424-0300

William E. Mildren, Jr.
Chairman

Carl E. Dollman
Retired

Peyton J. Dudley
J.W. Dudley Sons Company

Larry G. Johnson
Executive Vice President & CFO,
Commercial BancShares, Inc.

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

Gary R. Davis
Chairman & Chief Executive Officer,
Union Bank of Tyler County



Robert J. Michels
Owner, Michels Oil Co.

William F. Prunty
Retired Purchasing Manager,
Equitable Gas

                            [Annual Report Page 30]

Commercial BancShares, Inc. and Subsidiaries

Directors
------------------------------------------------------------------------------

The Dime Bank
200 Putnam St.
Marietta, OH  45750
614/373-0237

Robert E. Richardson
Chairman

Paul G. Bertram, Jr.
Vice-Chairman

Kenneth E. Bennett
Retired Physician

Harry M. Cogswell
President & Owner,
Apex Feed & Supply, Inc.

C. Fred Hunter, Jr.
C. Fred Hunter & Associates
M.A. Hanna Engineering Resins

Robert G. Kelley
Vice President & Director,
New Weihl Olds-GMC Trucks

Walter J. McCarthy
Real Estate Broker

James A. Meagle, Jr.
President

William E. Mildren, Jr.
Chairman
Commercial BancShares, Inc.

Richard A. Spindler
President,
Dowling Pool Company

Dan S. Stephan, Jr.
Vice President,
Valley News Service, Inc.

William C. Wigal
Retired Accountant

Neil R. Wynn
President,
Wynn Oil & Gas

Farmers & Merchants Bank
of Ritchie County
1500 East Main Street
Harrisville, WV  26362
304/643-2974

Donald L. Scothorn
Chairman

Bobby O. Chancey
Manager, Armstrong Telephone Co.

Kenneth Paul Goodnight
President, Allstate Energy Corporation

A.D. Jackson
Owner, Western Auto Store

Donna L. Perine
President & Chief Executive Officer
Henry D. Sassi
Vice-Chairman

Jackson County Bank
Wall Street
Ravenswood, WV  26164
304/273-9351

Bruce Bingham
Chairman

Robert P. Hartley
President, Hartley Oil Company
Incorporated & Subsidiaries

Larry G. Johnson
Executive Vice President & CFO,
Commercial BancShares, Inc.

Charles V. Kelly, O.D.
Retired Optometrist

Thomas M. Lookabaugh
President

William E. Mildren, Jr.
Chairman,
Commercial BancShares, Inc.

A. Clark Ritchie
Real Estate Developer
Data Processing Consultant

W.S. Ritchie, Jr.
Self-Employed

Stephen F. Seaman
Merchant - Almeda's

Thomas N. Webster
Vice-Chairman,
Commercial BancShares, Inc.

Union Bank of Tyler County
Fair & Dodd Streets
Middlebourne, WV  26149
304/758-2191

Gary R. Davis
Chairman & Chief Executive Officer

Timothy R. Aiken
President & Chief Operating Officer

Gloria J. Burge
Executive Vice President

Robert E. Doak
Retired Partner, Doak's IGA

William P. Ingram
Farmer

Donald K. Jemison
Retired Supervisor, Ormet Corporation

Paul E. Jemison
Retired Supervisor, P.P.G. Industries

David L. Mendenhall
President & Chief Executive Officer,
Bank of Paden City

William E. Mildren, Jr.
Chairman,
Commercial BancShares, Inc.

Harry S. Peters
Retired Supervisor,Union Carbide Corp.
Owner, Peters Realty Co.

Robert C. Sellers
Retired Supervisor,
LCP Chemicals of WV, Inc.

J. Allen Woodburn
Retired Colonel,
State of West Virginia
Department of Natural Resources

                            [Annual Report Page 31]

Commercial BancShares, Inc. and Subsidiaries

Officers
------------------------------------------------------------------------------

Commercial BancShares, Inc.

William E. Mildren, Jr.
Chairman, President &
Chief Executive Officer

Thomas N. Webster
Vice-Chairman

Larry G. Johnson
Executive Vice President &
Chief Financial Officer

Patricia A. Tucker
Assistant Vice President

Daniel N. Canada
Assistant Vice President &
Director of Human Resources

Data Processing Department
--------------------------
Leo P. Mallamaci
Vice President &
Senior Data Processing Officer

Peter G. Gallo
Systems & Programming Manager

Faith J. Smith
Data Center Operations Manager

Auditing Department
-------------------
W. Bryan Pennybacker, CPA
Senior Audit Manager

Marcia S. Westfall, CPA
Auditor

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

Douglass J. Swearingen
Senior Vice President

Debra V. Miller
Loan Officer

Mortgage Loan Department
------------------------
Henry D. Sassi
Senior Vice President

Carolyn S. Calhoun
Vice President

Consumer Loan Department
------------------------
Ronald L. Buchanan
Senior Vice President

Sallie A. Fankhauser
Mortgage Loan & Consumer Officer

Operations Department
---------------------
Wayne F. Lee
Senior Vice President & Cashier

Joan P. Snider
Vice President

William C. Deem
Data Support Manager

Theresa J. Westfall
Director of Marketing

Branch Management
-----------------
William P. Crites
Senior Vice President of
Branch Operations

Jack D. Carr
Vice President

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

Thomas L. Bogard
Assistant Vice President & Loan Officer

Carolyn A. Ewart
Assistant Vice President & Secretary

Susan J. Hobensack
Assistant Vice President & Loan Officer

Shirley K. Lang
Assistant Vice President & Head Teller

Patricia A. Norris
Assistant Vice President &
Branch  Manager

                            [Annual Report Page 32]

Commercial BancShares, Inc. and Subsidiaries

Officers
------------------------------------------------------------------------------

Farmers & Merchants Bank
of Ritchie County

Donald L. Scothorn
Chairman

Henry D. Sassi
Vice-Chairman

Donna L. Perine
President & Chief Executive Officer

Martha K. Kellar
Vice President & Cashier

Robert E. Bolin
Assistant Vice President

Sabrina Hanlon
Assistant Vice President
Jackson County Bank

Thomas M. Lookabaugh
President & Chief Executive Officer

B. Scott Miller
Executive Vice President

Betty L. Mathew
Assistant Vice President

Chad R. Matics
Cashier

Donna R. McCoy
Loan Officer

Union Bank of Tyler County

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

Janet W. Dieringer
Loan Officer

Margaret F. Jeffries
Assistant Vice President & Trust Officer

Patricia G. Mason
Vice President & Cashier

Linda L. Stackpole
Assistant Vice President & Loan Officer

R. R. Ullom
Loan Officer

                            [Annual Report Page 33]

Annual Meeting

The Annual Meeting of Shareholders will take place at 3:00 P.M. on Wednesday, May 8, 1996 at Dils Banquet & Meeting Center, 6th Street and Williams Court Alley, Parkersburg, WV.


Copies of Commercial BancShares, Inc.'s Annual Report to the Securities and Exchange Commission on Form 10-KSB are available to shareholders after March 29, 1996, on request to Larry G. Johnson, Secretary-Treasurer, Commercial BancShares, Inc., P.O. Box 1427, Parkersburg, WV 26102-1427.

                            [Annual Report Page 34]

                     [Logo of Commercial BancShares, Inc.]

                          Commercial BancShares, Inc.
                               415 Market Street
                       Parkersburg, West Virginia  26101




                         [Annual Report - Back Cover]