Form 10-K, Exhibit 13
period 1996-12-31
COMMERCIAL BANCSHARES INC /WV/
filed 1997-03-28
CIK 726738

                                                                     Exhibit 13




                                 ANNUAL REPORT

                                      1996

                          Commercial BancShares, Inc.

Commercial BancShares, Inc. and Subsidiaries
Selected Financial Data
                                 (In Thousands of Dollars Except Per Share Data)

At Year End                     1996      1995      1994      1993      1992
Total Assets                  $412,979  $385,656  $372,223  $349,713  $337,005
Total Deposits                 359,840   340,584   323,959   311,303   301,714
Total Loans                    297,515   263,986   256,402   222,621   223,013
Total Shareholders' Equity      40,995    38,203    33,608    30,844    28,373
Long-term Debt                   5,000       -0-       -0-       424       362

------------------------------------------------------------------------------
For the Year Ended
Total Interest Income         $ 31,445  $ 30,425  $ 26,933  $ 25,559  $ 27,468
Net Interest Income             18,051    17,873    17,312    15,594  15,494
Provision for Loan Losses          459       418       417       247     983
Net Income                       4,781     4,745     4,398     3,716   3,240

------------------------------------------------------------------------------

Per Common Share

Net Income (Fully Diluted)    $   3.25  $   3.24  $   3.03  $   2.56  $   2.24
Cash Dividends Declared           1.20      1.12      1.03       .94       .83




Annual Meeting

The Annual Meeting of Shareholders will take place at 3:00 P.M. on Wednesday, May 14, 1997 at Dils Banquet & Meeting Center, 6th Street and Williams Court Alley, Parkersburg, West Virginia.

--------------------------------------------------------------------------------

Copies of Commercial BancShares, Inc.'s Annual Report to the Securities and Exchange Commission on Form 10-K is available to shareholders after March 31, 1997, on request to Larry Johnson, Secretary, Commercial BancShares, Inc. P.O. Box 1427, Parkersburg, West Virginia 26102-1427.

Commercial BancShares, Inc. and Subsidiaries
President's Message

[Photograph]

Listing Day at the AMEX: Dennis J. Goin, President, Goin & Co. Inc., Member American Stock Exchange; Morris Wilkins, Commercial BancShares Director; William E. Mildren, Chairman, President and Chief Executive Officer; and Larry G. Johnson, Executive Vice President and Chief Financial Officer, on the floor of the American Stock Exchange, June 27, 1996, as Commercial BancShares opens.


To Our Shareholders:

       A significant milestone in Commercial BancShares' history was reached on June 27, 1996, when the American Stock Exchange began trading shares of our common stock. Trading under the ticker symbol CWV, the stock opened at $37.00 on 100 shares. Goin & Co., Inc., was chosen as the
specialist  firm  to  make  a  market in BancShares  stock.   To  meet  the
certificate handling requirements of AMEX, we had previously selected Fifth Third Bank of Cincinnati to be our transfer agent. We believe listing on a recognized exchange has made us more visible to the investment community and allows our shareholders to trade in an efficient manner in a fair market.

       Commercial BancShares completed another successful and profitable year in 1996. Net income for 1996 was $4,781, up 0.8% from $4,745 in 1995,
with  earnings  per  share  increasing  to  $3.25  from  $3.24  in   1995.
Consolidated total assets increased to $412,979, up 7.1% from  $385,656  in
1995.   Average  assets  of $399,181 in 1996 produced  returns  on  average assets of 1.2%. Regular cash dividends of $1.20 per share were paid in 1996, compared to $1.12 paid in 1995. At its February, 1997, meeting, the Board of Directors declared a 10% stock dividend in addition to a $0.30 per share cash dividend.

Commercial BancShares, Inc. and Subsidiaries
President's Message


       Since its formation in 1983 Commercial BancShares has grown considerably. During this time total assets have increased from $82 million to a record $413 million. We have expanded from a single location to a growing network of seven community banks located in 16 communities. Our most recent expansion is The Community Bank's branch office located at Ellenboro, in Ritchie County, West Virginia. Approval has also been received from the West Virginia Division of Banking for Commercial Banking and Trust Company to establish an office near West Virginia University_Parkersburg.

       Millions of dollars have been spent on technology to make banking easier and more efficient and convenient for our customers. Our new stateof-the-art check imaging system helps customers of all BancShares' banks manage their accounts. Statements and check images are printed using high quality laser printing, which results in crisp, clean type and makes reading the statement easier. They are printed on paper that has been prepunched for insertion into a three-ring binder. Binders reduce storage space and keep check images accessible and well-organized. In addition, the improved system allows bank personnel to provide fast, accurate service in the research process.

       New products being readied for offering by our network of community banks include telephone banking, a debit card and investment products such as mutual funds, annuities and stocks. We plan to continue to investigate new technologies and innovations so we can offer our customers the best products and services available.

       Commercial  Bank, our lead bank, began offering a home page  on  the
World  Wide  Web in November.  The address is: www.comrclbank.com/cwv.   We are
excited about this endeavor and feel it is our first step towards home banking. Commercial Bank uses the Internet to attract people moving into the Mid-Ohio Valley and to inform customers of bank services. The bank's site is linked to other sites such as the Federal Deposit Insurance Corporation, American Bankers Association, the Securities and Exchange Commission, and pcQuote, which provides 20-minutes delayed stock quotes.

       Commercial BancShares is committed to operating a growing network of community banks. We pledge our best efforts to seek opportunities for expansion that reinforce this commitment. We look forward to a year of
increased  earnings  and  growth in 1997.   We  appreciate  your  continued
support.

William E. Mildren, Jr.
Chairman, President and
Chief Executive Officer

Commercial BancShares, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 1996 and 1995
                                                       (In Thousands of Dollars)

                                                         1996      1995
                      ASSETS
Cash and Due from Banks                                $ 18,602   $16,743
Interest-Bearing Demand Deposits with Other Banks           669       686
Interest-Bearing Time Deposits with Other Banks             -0-        99
Federal Funds Sold                                        5,000     1,680
Investment Securities:
  Held to Maturity, at Amortized Costs
    (Market Values: 1996 - $27,052; 1995 - $34,675)      26,686    34,058
  Available-for-Sale, at Market Values                   48,335    53,366
Loans                                                   297,515   263,986
LESS:  Allowance for Loan Losses                         (3,574)   (3,516)
Premises and Equipment - Net                              8,851     8,585
Accrued Interest Receivable                               2,565     2,760
Foreclosed Properties - Net                               1,373     1,652
Other Assets                                              6,957     5,557
-------------------------------------------------------------------------
TOTAL ASSETS                                           $412,979  $385,656
-------------------------------------------------------------------------
                      LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
  Demand - Noninterest Bearing                         $ 48,697  $ 46,629
   Demand - Interest Bearing                             41,154    44,577
  Savings                                                84,135    85,673
  Time Deposits                                         185,854   163,705

TOTAL DEPOSITS                                         $359,840  $340,584
  Federal Funds Purchased and Repurchase Agreements       2,540     2,134
  Federal Home Loan Bank Advances                         5,000       -0-
  Accrued Interest Payable                                1,268     1,217
  Other Liabilities                                       3,336     3,518
-------------------------------------------------------------------------
        TOTAL LIABILITIES                              $371,984  $347,453
-------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
  Common Stock ($5.00 Par Value: 2,000,000 Shares
    Authorized; Issued Shares; 1,469,670 in 1996
    and in 1995)                                       $  7,348  $  7,348
  Additional Paid in Capital                             10,261    10,261
  Undivided Profits                                      23,247    20,230
  Unrealized Gain on Securities Available-for-Sale,
   Net of Applicable Deferred Income Taxes                  139       364
-------------------------------------------------------------------------
        TOTAL SHAREHOLDERS' EQUITY                     $ 40,995  $ 38,203
-------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $412,979  $385,656
-------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

Commercial BancShares, Inc. and Subsidiaries
Consolidated Statements of Income
As of December 31, 1996, 1995 and 1994

                             (In Thousands of Dollars except for Per Share Data)

                                                        1996      1995      1994
INTEREST INCOME
 Loans, Including Fees                                 $25,979  $24,609   $21,777
 Investment Securities                                   5,115    5,243     4,894
 Federal Funds Sold                                        302      535       242
 Deposits with Other Banks                                  49       38        20
---------------------------------------------------------------------------------
TOTAL INTEREST INCOME                                  $31,445  $30,425   $26,933
---------------------------------------------------------------------------------
INTEREST EXPENSE
 Deposits                                              $13,080  $12,161   $ 9,370
 Federal Funds Purchased and Repurchase Agreements         314      391       251
---------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                 $13,394  $12,552   $ 9,621
---------------------------------------------------------------------------------
NET INTEREST INCOME                                    $18,051  $17,873   $17,312
 Provision for Loan Losses                                 459      418       417
---------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    $17,592  $17,455   $16,895
---------------------------------------------------------------------------------
NONINTEREST INCOME
 Trust Department Income                               $   738  $   684   $   529
 Service Charges, Fees, and Commissions                  1,284    1,199     1,221
 Security Gains (Losses)                                    26       (1)     (220)
 Other Income                                            1,336    1,137       485
---------------------------------------------------------------------------------
TOTAL NONINTEREST INCOME                               $ 3,384  $ 3,019   $ 2,015
---------------------------------------------------------------------------------
NONINTEREST EXPENSES
 Employee Compensation and Benefits                    $ 7,732  $ 7,486   $ 7,000
 Occupancy Expense, Net of Revenues                        860      900       675
 Furniture and Equipment Expense                           933    1,004       955
 Other Operating Expenses                                4,366    4,163     4,356
---------------------------------------------------------------------------------
TOTAL NONINTEREST EXPENSES                             $13,891  $13,553   $12,986
---------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                             $ 7,085  $ 6,921   $ 5,924
 Applicable Income Taxes                                 2,304    2,176     1,526
---------------------------------------------------------------------------------
NET INCOME                                             $ 4,781  $ 4,745   $ 4,398
---------------------------------------------------------------------------------
NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS           $ 4,781  $ 4,745   $ 4,194
---------------------------------------------------------------------------------
EARNINGS PER SHARE DATA:
---------------------------------------------------------------------------------
 Primary                                                 $3.25    $3.24     $3.26
---------------------------------------------------------------------------------
 Fully Diluted                                           $3.25    $3.24     $3.03
---------------------------------------------------------------------------------




The accompanying notes are an integral part of these consolidated financial statements.

Commercial BancShares, Inc. and Subsidiaries
Consolidated Statements of Changes in Shareholders' Equity
As of December 31, 1996, 1995 and 1994

                                                       (In Thousands of Dollars)

                                                                     1996      1995      1994
CONVERTIBLE PREFERRED STOCK
Cumulative Preferred $100.00 Series:(43,328 Shares Authorized):
 Balance at Beginning of Year                                      $   -0-   $   -0-   $ 2,716
 Conversion of Preferred Stock to Common Stock                         -0-       -0-    (2,716)
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR -
 0 Shares Outstanding in 1996, 1995 and 1994                       $   -0-   $   -0-   $   -0-
----------------------------------------------------------------------------------------------
COMMON STOCK
($5.00 Par Value: 2,000,000 Shares Authorized):
 Balance at Beginning of Year                                      $ 7,348   $ 7,335   $ 6,339
 Issuance of Common Stock for Cash                                     -0-        13       -0-
 Issuance of Common Stock under
  Conversion of Preferred Stock                                        -0-       -0-       996
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR - 1,469,670  Shares Issued
 in 1996 and 1995, and 1,467,040 Shares Issued in 1994             $ 7,348   $ 7,348   $ 7,335
----------------------------------------------------------------------------------------------
ADDITIONAL PAID IN CAPITAL
 Balance at Beginning of Year                                      $10,261   $10,079   $ 8,298
 Additional Paid in Capital from New Issuance                          -0-        75       -0-
 Additional Paid in Capital from Conversion
   of Preferred Stock to Common Stock                                  -0-       -0-     1,720
 Additional Paid in Capital from Resale of Treasury Stock              -0-       108        68
 Payment of Fractional Shares                                          -0-        (1)       (7)
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                             $10,261   $10,261   $10,079
----------------------------------------------------------------------------------------------
UNDIVIDED PROFITS
 Balance at Beginning of Year                                      $20,230   $17,122   $14,185
 Net Income                                                          4,781     4,745     4,398
 Cash Dividends Declared:
  Convertible Preferred Stock                                          -0-       -0-      (204)
  Common Stock                                                      (1,764)   (1,637)   (1,257)
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                             $23,247   $20,230   $17,122
----------------------------------------------------------------------------------------------
UNREALIZED GAIN (LOSS) ON SECURITIES
 AVAILABLE-FOR-SALE, NET OF
 APPLICABLE DEFERRED INCOME TAXES
  Balance at Beginning of Year                                     $   364   $  (719)  $    77
  Change in Unrealized Gain (Loss)
    on Securities Available-for-Sale                                  (225)    1,083      (796)
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                             $   139   $   364   $  (719)
----------------------------------------------------------------------------------------------




The accompanying notes are an integral part of these consolidated financial statements.

Commercial BancShares, Inc. and Subsidiaries
Consolidated Statements of Changes in Shareholders' Equity
As of December 31, 1996, 1995 and 1994




                                                             1996      1995      1994
LESS: EMPLOYEE STOCK OWNERSHIP PLAN
    SHARES COLLATERALIZING DEBT AT COST
     Balance at Beginning of Year                           $   -0-  $   -0-   $   424
     Purchase of Common Stock                                   -0-      -0-       -0-
     Principal Reduction of ESOP Obligation                     -0-      -0-      (424)
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR - 0 Shares in 1996, 1995 and 1994    $   -0-  $   -0-   $   -0-
----------------------------------------------------------------------------------------------
LESS: TREASURY STOCK, AT COST
    Balance at Beginning of Year                            $   -0-  $   209   $   347
    Resale of 0 Shares, 10,578 Shares, and
     7,065 Shares of Treasury Stock, at Cost
     in 1996, 1995, and 1994, Respectively                      -0-     (209)     (138)
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR -
 0 Shares in 1996 and 1995, and 7,065 Shares in 1994        $   -0-  $   -0-   $   209
----------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                  $40,995  $38,203   $33,608
----------------------------------------------------------------------------------------------




The accompanying notes are an integral part of these consolidated financial statements.

Commercial BancShares, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
As of December 31, 1996, 1995 and 1994

                                                       (In Thousands of Dollars)

                                                                 1996       1995       1994
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                     $  4,781   $  4,745   $  4,398
Adjustments to Reconcile Net Income to Net Cash
from Operating Activities:
 Depreciation                                                       865        871        861
 Provision for Loan Losses                                          459        418        417
 Net Amortization (Accretion) on Investments                         16        227        610
 Provision for Deferred Taxes                                      (200)       (87)      (782)
 (Gain) Loss on Sale of Capitalized Assets                            3         19         21
 (Gain) Loss on Sale of Other Real Estate Owned                    (372)       -0-        -0-
 Realized (Gain) Loss on Sale of Investment Securities              (26)         1        220
 Income Tax Benefit                                                (321)      (366)      (160)
 Purchase Adjustments                                                64         76         83
Other Changes in Assets and Liabilities                            (998)       768       (574)
---------------------------------------------------------------------------------------------
TOTAL ADJUSTMENTS                                              $   (510)  $  1,927   $    696
---------------------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                       $  4,271   $  6,672   $  5,094
---------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net (Increase) Decrease in Short-Term Investments             $ (3,221)  $    (75)  $  7,294
 Proceeds from Sales of Investments Held-to-Maturity                999      1,274        806
 Proceeds from Sales of Investments Available-for-Sale              674        -0-     12,737
 Proceeds from Maturities of Investments Held-to-Maturity         8,187     15,272     15,911
 Proceeds from Maturities of Investments Available-for-Sale      22,478     12,282      6,364
 Purchases of Investments Held-to-Maturity                       (3,302)   (11,170)   (10,126)
 Purchases of Investments Available-for-Sale                    (16,804)   (19,250)   (18,265)
 Net (Increase) in Loans                                        (34,836)    (8,611)   (34,774)
 Proceeds from Sale of Other Real Estate Owned                    1,632        322        419
 Proceeds from Sale of Capital Assets                                55         11        -0-
 Capital Expenditures                                            (1,189)    (2,357)      (857)
---------------------------------------------------------------------------------------------
NET CASH FLOWS FROM INVESTING ACTIVITIES                       $(25,327)  $(12,302)  $(20,491)
---------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net Increase (Decrease) in Total Deposits                     $ 19,256   $ 16,503   $ 12,657
 Net Increase (Decrease) in Federal Funds Purchased
 and Repurchase Agreements                                          406     (8,838)     6,790
 Proceeds from Issuance of Common Stock                             -0-         88        -0-
 Proceeds from Sale of Treasury Stock                               -0-        317        204
 Payment for Fractional Shares                                      -0-         (1)        (7)
 Proceeds from Long-Term FHLB Advances                            5,000        -0-        -0-
 Liquidating Dividend Paid                                          -0-        -0-        (22)
 Dividends Paid                                                  (1,764)    (1,637)    (1,461)
---------------------------------------------------------------------------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES                       $ 22,898   $  6,432   $ 18,161
---------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS             $  1,842   $    802   $  2,764
---------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                     17,429     16,627     13,863
---------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                         $ 19,271   $ 17,429   $ 16,627
---------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)



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

Business Combinations
---------------------

       Effective August 1, 1994, the Corporation acquired the net consolidated assets of Hometown Bancshares, Inc. (Hometown) by exchanging 509,398 shares of its common stock for all of the outstanding shares of Hometown. The combination has been recorded using the pooling-of-interests method of accounting and, accordingly, the accompanying consolidated financial statements were prepared as if the combination had occurred on January 1, 1994. All significant intercompany transactions have been eliminated.

       Summarized results of operations of the Corporation and Hometown for the operating period 1994 is as follows:

                              COMMERCIAL      HOMETOWN
                              BANCSHARES,    BANCSHARES,
                               INC. AND       INC.  AND
                             SUBSIDIARIES   SUBSIDIARIES
Total Interest Income            $ 22,998        $ 3,935
Total Interest Expense             (8,155)        (1,466)
Provision for Loan Losses            (351)           (66)
Other Income                        1,563            452
Other Expenses                    (11,110)        (1,876)
Applicable Income Taxes            (1,176)          (350)
--------------------------------------------------------
NET INCOME                       $  3,769        $   629
--------------------------------------------------------

Nature of Operations
---------------------------

       The Corporation's Subsidiaries provide a variety of financial services to individuals and businesses through their 16 facilities located throughout the Mid-Ohio Valley area encompassing West Virginia and Ohio. The Subsidiaries' primary deposit products are demand deposits and certificates of deposit, and their primary lending products are real estate mortgage, commercial, and consumer loans.

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

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

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

Statement of Cash Flows
-----------------------

       For the purpose of reporting cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks" and "Interest-Bearing Demand Deposits with Other Banks." For the years ended December 31, 1996, 1995, and 1994, the Corporation paid interest of $11,812, $11,147, and $9,557, respectively, and income taxes of $2,310, $1,945, and $1,996, respectively.

       Details of noncash transactions of the Corporation are summarized as follows for the years ended:

                                                                           DECEMBER 31,
                                                                      1996     1995    1994
Conversion of Convertible Preferred Stock to Common Stock             $ -0-   $  -0-  $2,716
Loans Transferred to Foreclosed Properties                            $ 956   $  527  $  247
Change in Unrealized Gain (Loss) on Available-for-Sale Securities     $(225)  $1,083  $ (796)

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


Loans
-----
       Loans are stated at the amount of unpaid principal, reduced by deferred loan fees. Overdrafts of customer deposit accounts have been reclassified to commercial loans.

       The net amount of loan origination and commitment fees and direct costs incurred to underwrite and issue the loan are deferred and amortized as an adjustment of the related loan's yield over the contractual life of the loan in a manner which approximates the interest method. For all loans, interest is accrued daily on the outstanding balances.

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Loans (Continued)
-----------------

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

Allowance for Loan Losses
-------------------------

       The allowance for loan losses is maintained at a level determined by management to be adequate to provide for probable losses inherent in the loan portfolio, including commitments to extend credit. The allowance is maintained through the provision for loan losses, which is a charge to operations. When a loan is considered uncollectible, the loss is charged to the allowance. Recoveries of previously charged off loans are credited to the allowance. The potential for loss in the portfolio reflects the risks and uncertainties inherent in the extension of credit.

       The determination of the adequacy of the allowance is based upon management's assessment of risk elements in the portfolio, factors affecting loan quality, and assumptions about the economic environment in which the Corporation operates. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant individual problem credits. In addition, management reviews overall portfolio quality through an analysis of current levels and trends in charge-off, delinquency, and nonaccruing loan data, review of forecasted economic conditions, and the overall banking environment. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Subsidiaries' allowances for losses on outstanding credit and foreclosed properties in satisfaction of such credit. Such agencies may require the Subsidiaries to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. These reviews are of necessity dependent upon estimates, appraisals, and judgments which may change quickly because of changing economic conditions and the Corporation's perception as to how these factors may affect the financial condition of debtors.

       FASB Standard No. 114 was adopted at January 1, 1995. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as bad debt expense. The adoption of this standard had no effect to the Corporation's reported net income.

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

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

Earnings Per Share
------------------

       Primary earnings per share of common stock are based on the weighted-average number of shares of common stock outstanding during each period. Such weighted-average shares outstanding were 1,469,670 shares, 1,463,201 shares, and 1,285,391 shares for the years 1996, 1995, and 1994, respectively. Fully diluted earnings per share assumes the conversion of outstanding convertible preferred stock and elimination of dividends paid thereon, as of the beginning of each period, in order to compute the weighted-average of common shares outstanding during each period. Such weighted-average shares assuming full dilution were 1,469,670 shares, 1,463,201 shares, and 1,449,641 shares in 1996, 1995 and 1994, respectively.

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

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)


NOTE 2:  SECURITIES (CONTINUED)

       The following represents the investment securities portfolio for the years ended:

                                                                    DECEMBER 31, 1996
                                                        GROSS       GROSS      ESTIMATED
                                                      AMORTIZED   UNREALIZED  UNREALIZED    MARKET
                                                         COST       GAINS       LOSSES      VALUE
SECURITIES HELD-TO-MATURITY:
U. S. Government Agency and Corporate Obligations:
 Mortgage-Backed Securities                              $    11        $  1       $ -0-    $    12
 Other, Primarily U. S. Treasuries                        15,653          89         (41)    15,701
 Obligations of States and Political Subdivisions         10,974         336         (19)    11,291
Other Debt Securities                                         48         -0-         -0-         48
---------------------------------------------------------------------------------------------------
TOTAL                                                    $26,686        $426       $ (60)   $27,052
---------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE-FOR-SALE:
U. S. Government Agency and Corporate Obligations:
 Mortgage-Backed Securities                              $ 3,285        $ 26       $  (1)   $ 3,310
 Collateralized Mortgage Obligations                      10,745          39         (68)    10,716
 Other, Primarily U. S. Treasuries                        31,197         277         (62)    31,412
Other Debt Securities                                        950          36          (3)       983
---------------------------------------------------------------------------------------------------
                                                         $46,177        $378       $(134)   $46,421
Equity Securities                                          1,938          39         (63)     1,914
---------------------------------------------------------------------------------------------------
TOTAL                                                    $48,115        $417       $(197)   $48,335
---------------------------------------------------------------------------------------------------

                                                                    DECEMBER 31, 1995
                                                        GROSS       GROSS      ESTIMATED
                                                      AMORTIZED   UNREALIZED  UNREALIZED    MARKET
                                                         COST       GAINS       LOSSES      VALUE
SECURITIES HELD-TO-MATURITY:
U. S. Government Agency and Corporate Obligations:
 Mortgage-Backed Securities                              $    14        $-0-       $ -0-    $    14
 Other, Primarily U. S. Treasuries                        21,012         265         (35)    21,242
 Obligations of States and Political Subdivisions         12,903         388          (4)    13,287
Other Debt Securities                                        129           4          (1)       132
---------------------------------------------------------------------------------------------------
TOTAL                                                    $34,058        $657       $ (40)   $34,675
---------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE-FOR-SALE:
U. S. Government Agency and Corporate Obligations:
 Mortgage-Backed Securities                              $ 8,811        $ 49       $ (37)   $ 8,823
 Collateralized Mortgage Obligations                       4,559          62         -0-      4,621
 Other, Primarily U. S. Treasuries                        37,466         626         (66)    38,026
Other Debt Securities                                      1,127           6         (52)     1,081
---------------------------------------------------------------------------------------------------
                                                         $51,963        $743       $(155)   $52,551
Equity Securities                                            815         -0-         -0-        815
---------------------------------------------------------------------------------------------------
TOTAL                                                    $52,778        $743       $(155)   $53,366
---------------------------------------------------------------------------------------------------

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)


NOTE 2:  SECURITIES (CONTINUED)

       The amortized cost and estimated market value of securities at December 31, 1996, by contractual maturity, are presented as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

                                                SECURITIES              SECURITIES
                                             HELD-TO-MATURITY        AVAILABLE-FOR-SALE
                                                       ESTIMATED             ESTIMATED
                                           AMORTIZED    MARKET     AMORTIZED  MARKET
                                              COST      VALUE        COST      VALUE
Due in One Year or Less                     $ 5,654     $ 5,668     $ 8,643  $ 8,696
Due after One Year through Five Years        16,253      16,438      29,380   29,528
Due after Five Years through Ten Years        3,509       3,607       3,361    3,343
Due after Ten Years                           1,270       1,339       4,793    4,854
------------------------------------------------------------------------------------
                                            $26,686     $27,052     $46,177  $46,421
Equity Securities                               -0-         -0-       1,938    1,914
------------------------------------------------------------------------------------
TOTAL                                       $26,686     $27,052     $48,115  $48,335
------------------------------------------------------------------------------------

       Proceeds from sales of investments in debt securities during 1996, 1995, and 1994 were $1,673, $1,274, and $806, respectively. Gross gains of $33, $-0-, and $110 and gross losses of $7, $1, and $331 were realized on those sales during 1996, 1995, and 1994, respectively. Security gains of $26 in 1996 and $-0- in 1995, resulted from calls of investment obligations beyond the control of the Corporation.

       The market values of obligations of state and political subdivisions are established with the assistance of an independent pricing service and are based on available market data which often reflect transactions of relatively small size and are not necessarily indicative of the prices at which large amounts of particular issues could readily be sold or purchased.

       Securities pledged to secure public monies and other purposes as required or permitted by law had a carrying value of $14,191 and $17,098 and estimated market value of $14,309 and $18,671 at December 31, 1996 and 1995, respectively.

Interest on Securities
----------------------
       The following represents the interest on securities, presented by investment classifications, for the years ended:

                                                              DECEMBER 31,
                                                          1996    1995    1994
U. S. Government Agency and Corporate Obligations        $4,310  $4,367  $4,014
State, County, and Municipal Bonds (Substantially All
Exempt from Federal Income Tax)                             710     744     747
Other Investments                                            95     132     133
-------------------------------------------------------------------------------
TOTAL                                                    $5,115  $5,243  $4,894
-------------------------------------------------------------------------------

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)

NOTE 3:  LOANS

Major classifications of loans, net of deferred fees, are summarized as follows for the years ended:

                                                                                          DECEMBER 31,
                                                                                        1996         1995
       Real Estate                                                                    $109,624       $102,941
       Consumer                                                                         64,175         52,124
       Commercial and Industrial                                                       120,017        104,900
       Credit Card Loans                                                                 4,148          4,299
                                                                                      -----------------------
                                                                                      $297,964       $264,264
       Deferred Loan Fees                                                                 (449)          (278)
       ------------------------------------------------------------------------------------------------------
       LOANS                                                                          $297,515       $263,986
       ------------------------------------------------------------------------------------------------------
     Changes in the allowance for loan losses were as follows for the years ended:


                                                                                                 DECEMBER 31,
                                                                                          1996           1995      1994
BALANCE BEGINNING OF YEAR                                                             $  3,516       $  3,430    $3,138
 Provisions Charged to Operations                                                          459            418       417
 Loans Charged Off                                                                        (484)          (428)     (245)
 Recoveries                                                                                 83             96       120
-----------------------------------------------------------------------------------------------------------------------
BALANCE, END OF YEAR                                                                  $  3,574       $  3,516    $3,430
-----------------------------------------------------------------------------------------------------------------------

     Information regarding impaired loans is as follows for the years ended:

                                                                                           DECEMBER 31,
                                                                                          1996           1995
Information on Impaired Loans for the Period:
 Average Investment in Impaired Loans                                                 $  1,176       $    934
 Interest Income Recognized on Impaired Loans
  Including Interest Income Recognized on Cash Basis                                       123            132
 Interest Income Recognized on Impaired Loans on Cash Basis                                 96             30

Information on Impaired Loans for the Period Ended:
 Balance of Impaired Loans                                                            $  1,072       $  1,181
 LESS: Portion for which no Allowance for Loan Losses is Allocated                        (286)          (360)
-------------------------------------------------------------------------------------------------------------
 Portion of Impaired Loan Balance for which an Allowance
      for Loan Losses is Allocated                                                    $    786       $    821
 Portion of Allowance for Loan Losses Allocated to the
      Impaired Loan Balance                                                           $    354       $    102
-------------------------------------------------------------------------------------------------------------

       Set forth below are the principal balances of nonaccrual (cash basis) and renegotiated loans, including those loans which have been classified and presented as impaired loans, and other assets acquired in loan related transactions for the years ended:

                                                                                         DECEMBER 31,
                                                                                     1996    1995    1994
Nonaccrual Loans                                                                    $  505  $  821  $  739
Renegotiated or Restructured Loans                                                   2,389   1,399   1,403
-------------------------------------------------------------------------------------------------------------
    TOTAL UNDER-PERFORMING LOANS                                                    $2,894  $2,220  $2,142
Other Assets Acquired in Satisfaction of Loans (Primarily Foreclosed Properties)       956   1,652   1,329
-------------------------------------------------------------------------------------------------------------
TOTAL UNDER-PERFORMING ASSETS                                                       $3,850  $3,872  $3,471
-------------------------------------------------------------------------------------------------------------

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)

NOTE 3:  LOANS  (CONTINUED)

       Restructured or renegotiated loans are those loans on which the rate of interest has been reduced as a result of the inability of the borrower to meet the original terms of the loan. At December 31, 1996, there were no commitments to lend additional funds to borrowers whose loans were classified nonaccrual (cash basis) or renegotiated.

       The approximate effect of foregone revenue from nonaccrual or renegotiated loans was as follows for the years ended:

                                                                                                        DECEMBER 31,
                                                                                                    1996    1995    1994
Gross Amount of Interest That Would Have Been Recorded at Original Rate                            $ 138   $  81   $ 154
Interest That Was Reflected in Revenue (1)                                                          (107)    (30)    (17)
------------------------------------------------------------------------------------------------------------------------
NEGATIVE INTEREST REVENUE IMPACT                                                                   $  31   $  51   $ 137
------------------------------------------------------------------------------------------------------------------------

 (1) Represents interest collected on nonaccrual loans including loans classified as impaired.

       Foreclosed properties of $1,373 and $1,652 are stated net of reserves of $190 and $190 at December 31, 1996 and 1995, respectively. The reserve at December 31, 1996 includes $-0- for estimated selling costs. Provisions charged to operations for changes in the carrying value of foreclosed properties amounted to $-0-, $-0-, and $-0- in 1996, 1995, and 1994, respectively.

NOTE 4:  BANK PREMISES AND EQUIPMENT
       Bank premises and equipment is presented on the balance sheet at cost net of accumulated depreciation and consists of the following for the years ended:

                                                             DECEMBER 31,
DESCRIPTION                        ESTIMATED USEFUL LIFE    1996      1995
Land                                                      $ 1,734   $ 1,431
Bank Premises                      15 to 40 Years           8,989     8,970
Furniture and Equipment            5 to 10 Years            5,077     4,733
Construction in Progress                                      365       340
---------------------------------------------------------------------------
                                                          $16,165   $15,474
LESS:  Accumulated Depreciation                            (7,314)   (6,889)
---------------------------------------------------------------------------
TOTAL                                                     $ 8,851   $ 8,585
---------------------------------------------------------------------------

       Depreciation and amortization amounted to $865, $871, and $861 for the years ended December 31, 1996, 1995, and 1994, respectively.

NOTE 5:  INTEREST-BEARING DEPOSITS
       Total interest-bearing deposits as presented on the balance sheet are comprised of the following classification for the years ended:

                                                 DECEMBER 31,
                                                1996      1995
Interest-Bearing Demand                       $ 41,154  $ 44,577
Savings                                         84,135    85,673
Time:
 In Denominations Under $100 Thousand          154,104   139,619
 In Denominations of $100 Thousand or More      31,750    24,086
----------------------------------------------------------------
TOTAL INTEREST-BEARING DEPOSITS               $311,143  $293,955
----------------------------------------------------------------

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)

NOTE 5:  INTEREST-BEARING DEPOSITS (CONTINUED)

       At December 31, 1996, the scheduled maturities of time deposits are as follows:

         1997                                                           $130,777
         1998                                                             41,300
         1999                                                              9,023
         2000                                                              2,892
         2001 and thereafter                                               1,862
         -----------------------------------------------------------------------
         TOTAL                                                          $185,854
         -----------------------------------------------------------------------

     Interest expense on deposits is as follows for the years ended:
                                                                                  DECEMBER 31,
                                                                            1996          1995     1994
Demand                                                                  $    946       $ 1,023   $1,061
Savings                                                                    2,530         2,649    2,676
Time:
 In Denominations Under $100 Thousand                                      8,180         7,388    5,044
 In Denominations of $100 Thousand or More                                 1,424         1,101      589
-------------------------------------------------------------------------------------------------------
TOTAL                                                                   $ 13,080       $12,161   $9,370
-------------------------------------------------------------------------------------------------------

NOTE 6:  FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS

       Federal funds purchased and repurchase agreements generally represent overnight-borrowing transactions. The details of these classifications are as follows for the years ended:

                                               DECEMBER 31,
                                              1996      1995
FEDERAL FUNDS PURCHASED
 Balance at End of Year                     $ 1,062    $  606
 Average during Year                        $ 3,180    $  914
 Maximum Month-End Balance                  $13,648    $7,624
 Average Rate during Year                     5.35 %    5.91 %
 Rate at Year End                             6.96 %    5.23 %
REPURCHASE AGREEMENTS
 Balance at End of Year                     $ 1,478    $1,528
 Average during Year                        $ 1,799    $1,793
 Maximum Month-End Balance                  $ 2,988    $4,898
 Average Rate during Year                     5.21 %    5.04 %
 Rate at Year End                             5.03 %    5.20 %

NOTE 7:  FEDERAL HOME LOAN BANK ADVANCES

       A subsidiary of the Corporation has entered into a convertible advance agreement with the Federal Home Loan Bank of Pittsburgh ("FHLB") whereby the subsidiary was advanced $5,000 for a term of five years. Interest payment frequency is on a monthly basis at a fixed rate of 4.97%. The agreement has a conversion feature that at the discretion of FHLB the interest can become a floating rate, adjusted every three months at eight basis points above LIBOR. Should FHLB exercise this option the subsidiary must be notified in advance and has the right to repay the advance in full at the existing rate. The advance funding date was December 27, 1996 and the advance maturity date is December 27, 2001. The purpose of the advance is to fund future mortgage lending. The FHLB advances are collateralized by all of the FHLB stock owned by the subsidiary and a blanket collateral agreement which assigns a security interest in the subsidiary's capital stock, deposits, mortgage loans, and investment securities. The blanket collateral agreement provides flexibility in that it allows the subsidiary and FHLB the option of increasing the advance without requiring additional collateral agreements.

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)


NOTE 8:  INCOME TAXES

       A reconciliation of the Federal statutory tax rate to the reported effective tax rate is as follows for the years ended:

                                                                                                             DECEMBER 31,
                                                                                                     1996        1995        1994
Federal Statutory Tax Rate                                                                             34 %           34 %     34 %
Tax-Exempt Interest Income                                                                             (8)%           (9)%    (11)%
State Income Tax                                                                                        5 %            3 %      4 %
Tax Effect of Other Items                                                                               2 %            3 %     (1)%
---------------------------------------------------------------------------------------------------------------------------------
REPORTED EFFECTIVE TAX RATE                                                                            33 %           31 %     26 %
---------------------------------------------------------------------------------------------------------------------------------

       The provision for income taxes in the Consolidated Statement of Income consists of the following for the years ended:


                                                                                                            DECEMBER 31,
                                                                                                    1996           1995     1994
Current Income Taxes:
 Federal                                                                                           $2,179         $2,198   $2,014
 State                                                                                                325             61      294
Deferred Income Taxes                                                                                (200)           (83)    (782)
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME TAXES                                                                                   $2,304         $2,176   $1,526
---------------------------------------------------------------------------------------------------------------------------------

       The approximate tax effects of the net investment securities transactions for the years ended December 31, 1996, 1995, and 1994 were $10, $-0-, and $(88), respectively.

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

       Net deferred income taxes are included in other assets on the Consolidated Balance Sheets. Significant temporary differences between tax and financial reporting that give rise to net deferred tax assets (liabilities) are as follows for the years ended:

                                                                 DECEMBER 31,
                                                            1996     1995    CHANGE
Allowance for Loan Losses                                  $1,463   $1,399     $ 64
Valuation Allowance on Related Deferred Tax                  (500)    (492)      (8)
Organizational Expenses                                       -0-        3       (3)
Premises and Equipment                                       (243)    (234)      (9)
Deferred Compensation for Officers and Directors              717      561      156
-----------------------------------------------------------------------------------
                                                           $1,437   $1,237     $200
Unrealized Gain (Loss) On Securities Available-For-Sale       (49)    (222)     173
-----------------------------------------------------------------------------------
TOTAL                                                      $1,388   $1,015     $373
-----------------------------------------------------------------------------------

NOTE 9:  SHAREHOLDERS' EQUITY

Common Stock
------------

       The Corporation has 2,000,000 shares of $5.00 par value common stock authorized and each share carries voting rights of one vote per common share. Shares issued were 1,469,670 shares, 1,469,670 shares, and 1,467,040 shares at December 31, 1996, 1995, and 1994, respectively. Shares outstanding were 1,469,670 shares, 1,469,670 shares, and 1,456,462 shares at December 31, 1996,
1995, and 1994, respectively.

       The outstanding shares at December 31, 1996, 1995, and 1994 include 142,976 shares, 127,141 shares, and 87,427 shares, respectively, owned by the ESOP.

       Cash dividends paid per share on common stock were $1.20, $1.12, and $1.03 for the years 1996, 1995, and 1994, respectively.

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)

NOTE 9:  SHAREHOLDERS' EQUITY (CONTINUED)

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

NOTE 10:  CONCENTRATION OF CREDIT RISK

       Most loans, commitments, lines-of-credit, and standby letters-of-credit are granted by Subsidiaries to their customers in their respective market areas. Most loan customers are also depositors of that Subsidiary. The distribution of credits, by type of loan, are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters-of-credit were granted primarily to commercial borrowers. The Subsidiaries, as a matter of policy, do not extend credit to any single borrower or group of related borrowers in excess of 15% of that Subsidiary's capital at the time of the loan closing.

       The Subsidiaries manage their loan portfolios to avoid concentration by industry or loan size to minimize their credit exposure. Commercial loans may be collateralized by the assets underlying the borrower's business such as accounts receivable, equipment, inventory, and real property. Consumer loans such as residential mortgage and installment loans are generally secured by the real or personal property financed. Commercial real estate loans are generally secured by the underlying real property and rental agreements.

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

       Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Subsidiaries' normal credit policies. Collateral is obtained based on management's credit assessment of the customer. In management's opinion, these commitments represent normal banking transactions and no material losses are expected to result from them.

       There were $33,254 in variable rate commitments and $3,222 in fixed rate commitments at year end 1996. There were $16,458 in variable rate commitments and $1,432 in fixed rate commitments at year end 1995.

NOTE 12:  COMMITMENTS AND CONTINGENT LIABILITIES

       Four of the Subsidiaries of the Corporation lease properties for their branch facilities under non-cancelable operating leases which contain renewal or purchase options. Rent expense under these leases was $128 for the year ended December 31, 1996, $114 for the year ended December 31, 1995, and $71 for the year ended December 31, 1994.

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)


NOTE 12:  COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

       Future minimum lease payments, excluding real estate taxes and insurance, for the years ending December 31 are as follows:

            1997          $106
            1998           106
            1999           106
            2000            91
            2001            76
            Thereafter     282
            ------------------
            TOTAL         $767
            ------------------

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

       The payment of dividends to shareholders by Commercial BancShares, Inc. is not encumbered by any restrictive provisions in its long-term indentures. There are, however, limitations set by law on the amount of funds available to Commercial BancShares, Inc. from its Subsidiaries. Dividends may be paid out of funds legally available therefore subject to the restrictions set forth in West Virginia Code, Section 31A-4-25, which provides that prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank's net profits for that year combined with its retained net profits for the preceding two years. The amount of funds legally available for distribution of dividends by the Subsidiaries to the Corporation without prior approval from regulatory authorities at December 31, 1996, was $6,276.

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

       The Board also adopted the FFIEC's recommendation with respect to limiting the amount of deferred tax assets that can be used to meet risk-based capital requirements. This recommendation limits deferred tax assets to those assets which may be realized from income taxes paid in prior carryback years, the reversal of future taxable temporary differences, and the lesser of: (1) the amount of deferred tax assets expected to be realized within one year of the quarter-end date based on future taxable income (exclusive of tax carryforwards and reversals of existing temporary differences) for that year, or (2) ten percent of Tier 1 capital. The Corporation did not use the deferred tax asset at December 31, 1996 and 1995 in computing regulatory risk-based capital.

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)


NOTE 12:  REGULATORY MATTERS (CONTINUED)

       The following table summarizes the Corporation's actual consolidated total and Tier 1 risk-based capital amounts and ratios, and leverage capital amounts and ratios, as well as regulatory minimums, for the years ended:

                               DECEMBER 31, 1996       DECEMBER 31, 1995
                                AMOUNT   PERCENT        AMOUNT   PERCENT
Tier 1 Risk-Based Capital
 Actual                        $ 40,583    14.42%      $ 36,550    14.25%
 Required                      $ 11,254     4.00%      $ 10,261     4.00%
Total Risk-Based Capital
 Actual                        $ 44,100    15.67%      $ 39,756    15.50%
 Required                      $ 22,508     8.00%      $ 20,522     8.00%
Risk Adjusted Assets           $281,352                $256,519
Leverage Ratio
 Actual                        $ 40,583     9.87%      $ 36,550     9.51%
 Minimum Required              $ 12,330     3.00%      $ 11,531     3.00%
 Maximum Required              $ 20,549     5.00%      $ 19,218     5.00%

       The Corporation maintained average reserves of approximately $550 in 1996 with the Federal Reserve Bank as required by the depository agency.

NOTE 14:  POST-RETIREMENT BENEFIT PLANS

       The Corporation maintains an Employee Stock Ownership Plan with 401(k) provisions that covers all eligible employees of the Corporation and its Subsidiaries that qualify under the Plan's provisions. Annual contributions are provided in such amounts as the Board of Directors of the Corporation may determine and amounted to $430, $460 and $297 in 1996, 1995, and 1994, respectively. Contributions are allocated among participants based on paid compensation. ESOP owned shares are considered outstanding for earnings per share purposes, and dividends paid on these shares are treated as ordinary dividends.

NOTE 15:  EXECUTIVE AND DIRECTOR BENEFIT PLANS

       Five of the Subsidiaries of the Corporation have established Directors' Deferred Income Plans and Executive Supplemental Income Plans that cover certain directors and officers of their respective banks which defer payment of directors' fees and officer income. The payment of the director fees will commence at such time as the director reaches age 65. The Executive Supplemental Income Plan is non-contributory and non-vesting plan with benefits payable only upon retirement of the officer.

       The subsidiary banks are funding the future payments of these plans through an investment with a value of $4,264 and $3,329 in 1996 and 1995, respectively. The expense recorded for the future liability was $523, $365, and $338 in 1996, 1995, and 1994, respectively.

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

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)


NOTE 12:  TRANSACTIONS WITH OFFICERS AND DIRECTORS (CONTINUED)

       Indebtedness of related parties is summarized as follows for the years ended:

                                         DECEMBER 31,
                                       1996       1995
BALANCE AT BEGINNING OF YEAR         $ 15,597   $ 18,132
 Repayments                           (14,516)   (12,487)
 Borrowings                            14,833      9,952
 -------------------------------------------------------
BALANCE AT END OF YEAR               $ 15,914   $ 15,597
--------------------------------------------------------

NOTE 17: OTHER OPERATING EXPENSES

       The following represents the major expense classifications included in other operating expenses for the years ended:

                                                                       DECEMBER 31,
                                                                   1996   1995    1994
EDP Processing and Services                                        $ 379  $ 412  $  390
Professional and Directors Fees                                    $ 621  $ 997  $1,335
Advertising and Public Relations                                   $ 405  $ 302  $  307
Deposit and Liability Insurance                                    $ 117  $ 551  $  755
Franchise and Other Taxes                                          $ 367  $ 281  $  282

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

                                                                               DECEMBER 31, 1996           DECEMBER 31, 1995
                                                                             CARRYING   ESTIMATED        CARRYING   ESTIMATED
                                                                             AMOUNT     FAIR VALUE       AMOUNT     FAIR VALUE
FINANCIAL ASSETS:
Cash and Short-Term Investments                                               $ 24,271    $ 24,271        $ 19,208    $ 19,208
Marketable Securities                                                         $ 75,021    $ 75,386        $ 87,424    $ 88,041
Loans, Net                                                                    $297,515    $295,620        $263,986    $254,487
FINANCIAL LIABILITIES:
Demand Deposits                                                               $ 89,851    $ 89,851        $ 91,206    $ 91,206
Time Deposits                                                                 $269,989    $269,734        $249,378    $250,359

Cash and Cash Equivalents
-------------------------

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

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)


NOTE 12:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Loans
-----
       For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

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

       The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)

NOTE 19:  CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
       The following financial statements reflect the financial position and results of operations of Commercial BancShares, Inc. and Subsidiaries (Parent Company Only).
                            CONDENSED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                        1996         1995
ASSETS
 Cash and Due from Banks (Substantially All from Subsidiaries)       $ 3,052,368  $ 3,852,339
 Accounts Receivable                                                     640,616    1,099,199
 Investment Securities - Available for Sale                              484,636          -0-
 Investment in Subsidiaries (Equity Basis)                            35,937,326   32,798,798
 Loans                                                                   248,654      255,331
 Premises and Equipment - Net                                            352,978      422,558
 Other Assets                                                            924,612      794,396
---------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         $41,641,190  $39,222,621
---------------------------------------------------------------------------------------------
LIABILITIES
 Other Liabilities                                                   $   645,900  $ 1,019,147
---------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                    $   645,900  $ 1,019,147
---------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
 Common Stock ($5.00 Par Value: 2,000,000 Shares Authorized:
  Issued Shares; 1,469,670 in 1996 and in 1995)                      $ 7,348,350  $ 7,348,350
 Additional Paid in Capital                                           10,260,865   10,261,070
 Undivided Profits                                                    23,247,030   20,229,624
 Unrealized Gain (Loss) on Securities Available-for-Sale, Net of
  Applicable Deferred Income Taxes                                       139,045      364,430
---------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                           $40,995,290  $38,203,474
---------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                           $41,641,190  $39,222,621
---------------------------------------------------------------------------------------------

                         CONDENSED STATEMENTS OF INCOME

                                                                                   DECEMBER 31,
                                                                         1996          1995          1994
REVENUE
 Interest Income                                                      $   12,627    $   21,471    $     (422)
 Management Fees from Subsidiaries                                     1,205,511     1,064,863       981,855
 Dividends from Subsidiaries                                           1,942,000     4,621,000     2,599,235
 Other Dividend Income                                                     3,191           -0-           -0-
 Other Income                                                              7,976        71,595            80
 Security Gains                                                              -0-           -0-       102,717
------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                         $3,171,305    $5,778,929    $3,683,465
------------------------------------------------------------------------------------------------------------
EXPENSES
 Employee Compensation and Benefits                                   $1,290,039    $1,242,682    $  906,408
 Occupancy Expense, Net of Revenues                                       62,064        61,366        65,697
 Furniture and Equipment Expense                                         190,314       255,792       236,519
 Other Operating Expenses                                                564,733       449,707       536,822
------------------------------------------------------------------------------------------------------------
TOTAL EXPENSES                                                        $2,107,150    $2,009,547    $1,745,446
------------------------------------------------------------------------------------------------------------
 Income (Loss) before Income Taxes, Equity in
  Undistributed Net Income of Subsidiaries                            $1,064,155    $3,769,382    $1,938,019
 Applicable Income Taxes (Benefit)                                      (329,781)     (386,777)     (160,273)
------------------------------------------------------------------------------------------------------------
 Income before Equity in Undistributed Net Income of Subsidiaries     $1,393,936    $4,156,159    $2,098,292
 Equity in Undistributed Net Income                                    3,387,075       589,344     2,299,445
------------------------------------------------------------------------------------------------------------
NET INCOME                                                            $4,781,011    $4,745,503    $4,397,737
------------------------------------------------------------------------------------------------------------


Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)


NOTE 19:  CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                              DECEMBER 31,
                                                                   1996           1995           1994
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                      $ 4,781,011    $ 4,745,503    $ 4,397,737
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
 Depreciation                                                       110,214        152,174        170,061
 Net Amortization of Purchase Accounting Adjustments                 64,407         75,722         83,260
 Undistributed Net (Income) Loss of Subsidiaries                 (3,387,075)      (589,344)    (2,299,445)
 Provision for Deferred Taxes                                        (8,925)       (21,210)           -0-
 (Gain) Loss from Sale of Investments                                   -0-            -0-       (102,717)
 Income Tax Benefit                                                (320,856)      (365,567)      (160,273)
 Other Changes in Assets and Liabilities                            205,046        361,782       (646,067)
---------------------------------------------------------------------------------------------------------
TOTAL ADJUSTMENTS                                               $(3,337,189)   $  (386,443)   $(2,955,181)
---------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                        $ 1,443,822    $ 4,359,060    $ 1,442,556
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
---------------------------------------------------------------------------------------------------------
 Proceeds from Sale of Investments Available-for-Sale           $       -0-    $       -0-    $   394,740
 Proceeds from Sale of Capitalized Assets                               -0-          1,458            -0-
 Net Decrease in Loans                                                6,677            -0-            -0-
 Capitalized Expenditures                                           (40,634)      (242,940)       (24,946)
 Purchases of Investments Available-for-Sale                       (446,027)           -0-            -0-
---------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM INVESTING ACTIVITIES                        $  (479,984)   $  (241,482)   $   369,794
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
---------------------------------------------------------------------------------------------------------
 Proceeds from Issuance of Common Stock                         $       -0-    $    88,105    $       -0-
 Proceeds from Sale of Treasury Stock                                   -0-        317,040        204,715
 Payment for Fractional Shares of Converted Preferred Stock            (205)          (995)        (5,993)
 Cash Dividends Paid                                             (1,763,604)    (1,637,497)    (1,461,170)
---------------------------------------------------------------------------------------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES                        $(1,763,809)   $(1,233,347)   $(1,262,448)
---------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                 $  (799,971)   $ 2,884,231    $   549,902
---------------------------------------------------------------------------------------------------------
CASH AT BEGINNING OF YEAR                                         3,852,339        968,108        418,206
---------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                             $ 3,052,368    $ 3,852,339    $   968,108
---------------------------------------------------------------------------------------------------------

SUPPLEMENTARY DISCLOSURE OF CASH FLOWS INFORMATION
 Cash Paid during the Year for:
  Interest                                                      $       -0-    $       -0-    $       -0-
  Income Taxes                                                  $ 2,862,802    $ 1,945,381    $ 1,996,423

       Principal sources of revenues for the Corporation are dividends received from its subsidiary banks and fees for services provided to its Subsidiaries.

       Loans and extensions of credit from an affiliate must be secured in specified amounts. The Corporation had no borrowings outstanding from any of its subsidiary banks during 1996.

Commercial BancShares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1996

                             (In Thousands of Dollars Except for Per Share Data)

 NOTE 20:  QUARTERLY FINANCIAL DATA (IN THOUSANDS OF DOLLARS EXCEPT FOR PER
            COMMON SHARE AND CASH DIVIDENDS PAID INFORMATION)

                                                                               FIRST     SECOND      THIRD      FOURTH
                                                                              QUARTER    QUARTER    QUARTER    QUARTER      TOTAL
1996
----
  Interest Income                                                               $7,627     $7,772     $7,969     $8,077      $31,445

  Net Interest Revenue                                                          $4,369     $4,517     $4,564     $4,601      $18,051

  Provision for Possible Loan Loss                                              $  130     $  117     $  111     $  101      $   459

  Net Operating Revenue                                                         $1,436     $1,752     $1,832     $2,065      $ 7,085

  Applicable Income Taxes                                                       $  428     $  592     $  656     $  628      $ 2,304

  Net Income                                                                    $1,008     $1,160     $1,176     $1,437      $ 4,781

  Applicable to Common Stock                                                    $1,008     $1,160     $1,176     $1,437      $ 4,781

  Per Common Share                                                              $  .69     $  .79     $  .80     $  .97      $  3.25

  Cash Dividends Paid Common Stock                                              $  .30     $  .30     $  .30     $  .30      $  1.20

1995
----
  Interest Income                                                               $7,365     $7,654     $7,728     $7,678      $30,425

  Net Interest Revenue                                                          $4,461     $4,464     $4,465     $4,483      $17,873

  Provision for Possible Loan Loss                                              $  107     $  111     $  111     $   89      $   418

  Net Operating Revenue                                                         $1,711     $1,902     $1,755     $1,553      $ 6,921

  Applicable Income Taxes                                                       $  595     $  673     $  561     $  347      $ 2,176

  Net Income                                                                    $1,116     $1,229     $1,193     $1,207      $ 4,745

  Applicable to Common Stock                                                    $1,116     $1,229     $1,193     $1,207      $ 4,745

  Per Common Share                                                              $  .77     $  .84     $  .81     $  .82      $  3.24

  Cash Dividends Paid Common Stock                                              $  .28     $  .28     $  .28     $  .28      $  1.12

1994
----
  Interest Income                                                               $6,135     $6,637     $7,077     $7,084      $26,933

  Net Interest Revenue                                                          $3,868     $4,300     $4,567     $4,577      $17,312

  Provision for Possible Loan Loss                                              $   93     $   89     $  114     $  121      $   417

  Net Operating Revenue                                                         $1,798     $1,340     $1,953     $  833      $ 5,924

  Applicable Income Taxes                                                       $  541     $  670     $  486     $ (171)     $ 1,526

  Net Income                                                                    $  908     $1,019     $1,467     $1,004      $ 4,398

  Applicable to Common Stock                                                    $  840     $  950     $1,400     $1,004      $ 4,194

  Per Common Share                                                              $  .65     $  .74     $ 1.09     $  .78      $  3.26

  Cash Dividends Paid Common Stock                                              $  .25     $  .25     $  .25     $  .28      $  1.03
------------------------------------------------------------------------------------------------------------------------------------

                    Harman, Thompson, Mallory & Ice,  A. C.
                          Certified Public Accountants
                          Independent Auditors' Report

Board of Directors
Commercial BancShares, Inc.
Parkersburg, West Virginia

       We have audited the accompanying consolidated balance sheets of Commercial BancShares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1996, 1995, and 1994. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

       In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commercial BancShares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995, and 1994 in conformity with generally accepted accounting principles.

                                       /s/ Harman, Thompson, Mallory & Ice, A.C.

Parkersburg, West Virginia
February 10, 1997

                Towne Square,  Parkersburg, West Virginia  26102

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis of the Financial Condition and Results of Operations

                             (In Thousands of Dollars Except Per Share Data)

     The purpose of this discussion is to focus on information about Commercial BancShares, Incorporated and its financial condition and results of operations that is not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and accompanying notes for an understanding of the following discussion and analysis.



                             RESULTS OF OPERATIONS

Summary

     Net income for 1996 was a record $4,781, up $36, or 0.8%, from the 1995 earnings of $4,745. Net income per share was $3.25 for 1996, an increase of $.01 or 0.3% over the 1995 income per share. The net income was $4,398 in 1994 and fully diluted income per share was $3.03.

     Dividends declared in 1996 amounted to $1.20 per share. This was an increase of 7.1% over 1995, when dividends declared were $1.12 per share. BancShares has increased its annual dividends for each of the last nine years. In 1994, the dividends were $1.03 per share.

     BancShares' return on average shareholders' equity was 13.19%, compared to 13.11% in 1995 and 13.61% in 1994. Average shareholders' equity as a percentage of average total assets was 9.08% in 1996, compared to 9.58% in 1995 and 8.94% in 1994. The return on total average assets for 1996 was 1.20%, compared to 1.26% in 1995 and 1.22% in 1994.

     Interest and fees on loans provide the major portion of BancShares' revenue, amounting to 74.6% of 1996 revenues, 73.5% of 1995, and 75.2% of 1994. Income from the interest and dividends on investment securities is also a significant source of revenue, accounting for 14.7% of revenues in 1996, 15.7% in 1995, and 16.9% in 1994.

Net Interest Income

     Net interest income, which is the major determinant of BancShares' income, increased by 1.00% in 1996 after increasing 3.24% in 1995. Factors affecting net interest income include fluctuations in interest rates as well as changes in
the amount and type of earning assets and interest bearing liabilities.    The
increases in 1996 and 1995 were primarily due to an increase in the volume of average earning assets, which grew $16,922 or 6.6% during 1995 and $15,843 or
4.7% during 1995.   This growth was in loans, which increased $21,694 in 1996
and $17,589 in 1995.

     During 1996 interest income increased 3.35% after growing 12.97% in 1995. The growth in loans offset lower yields to provide the increased income. Interest expense increased 6.71% in 1996, following an increase of 30.46% in 1995. The increased costs came from the higher volume of time deposits.

     BancShares expects interest rates during 1997 to be relatively steady, with a modest increase affecting the second half of the year. Because of the stable rate environment of 1996 continuing into 1997, the net interest margin is expected to increase. The effective yield of earning assets should not decline further, and the costs of interest bearing liabilities are expected to decline somewhat. However, customers will often reallocate their investments, particularly in time deposits, into the highest yielding instruments available, slowing any reduction in the effective rate paid on deposits. As consumers become more willing to use non-bank investments such as mutual funds, banks' ability to attract deposits will become more dependent upon the use of higher rates. Alternatively, banks may turn to other sources of funds, such as long and short term borrowings.

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis of the Financial Condition and Results of Operations

                             (In Thousands of Dollars Except Per Share Data)

     For more complete information regarding net interest income, the following tables of average balances and interest rates on a fully taxable equivalent basis are provided for the years indicated.

                      Average Balances and Interest Rates

                                             1996                              1995                              1994
                                Average                 Yield/    Average                 Yield/    Average                 Yield/
                                Balance    Interest/2/   Rate     Balance    Interest/2/   Rate     Balance    Interest/2/   Rate
Assets
Interest-earning assets:
  Interest-bearing deposits
    with other banks             $    672           49    7.29%    $    639           38    5.95%    $    603           20    3.32%
  Federal funds sold                5,268          302    5.73%       7,438          535    7.19%       5,906          242    4.10%
   Taxable investments             70,383        4,405    6.26%      72,972        4,565    6.25%      75,181        4,084    5.43%
   Non-taxable investments         12,181        1,076    8.83%      12,227        1,027    8.41%      13,332        1,227    9.20%
Loans/1/                          279,476       25,979    9.30%     257,782       24,609    9.55%     240,193       21,777    9.07%
------------------------------------------------------------------------------------------------------------------------------------

TOTAL INTEREST-
   EARNING ASSETS                $367,980       31,811    8.64%    $351,058       30,774    8.77%    $335,215       27,350    8.16%
------------------------------------------------------------------------------------------------------------------------------------

Non-Interest Earning Assets:
   Cash and due from banks       $ 15,093                          $ 12,326                          $ 13,502
   Other Assets                    19,694                            17,634                            16,047
Less:  Allowance for
   Loan Losses                     -3,586                            -3,478                            -3,271
------------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                     $399,181                          $377,540                          $361,493
------------------------------------------------------------------------------------------------------------------------------------


Liabilities and
Shareholders' Equity
Interest-bearing Liabilities:
   Savings Deposits              $ 71,291        2,171    3.05%    $ 75,130        2,255    3.00%    $ 79,016        2,295    2.90%
   NOW, MMDA Accounts              55,083        1,305    2.37%      59,647        1,408    2.36%      60,846        1,458    2.40%
   Time Deposits                  176,976        9,604    5.43%     154,324        8,498    5.51%     133,119        5,617    4.22%
------------------------------------------------------------------------------------------------------------------------------------

TOTAL DEPOSITS                   $303,350       13,080    4.31%    $289,101       12,161    4.21%    $272,981        9,370    3.43%
   Other Borrowed Funds             5,399          314    5.82%       5,236          391    7.47%       6,370          251    3.94%
------------------------------------------------------------------------------------------------------------------------------------


TOTAL INTEREST-
   BEARING LIABILITIES           $308,749       13,394    4.34%    $294,337       12,552    4.26%    $279,351        9,621    3.44%
------------------------------------------------------------------------------------------------------------------------------------

Non-interest Bearing
  Liabilities:
   Demand Deposits                 46,902                            43,410                            46,287
   Other Liabilities                7,284                             3,612                             3,539
------------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                $362,935                          $341,159                          $329,177
------------------------------------------------------------------------------------------------------------------------------------

Shareholders' Equity               36,246                            36,181                            32,316
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND
SHAREHOLDERS' EQUITY             $399,181                          $377,540                          $361,493
------------------------------------------------------------------------------------------------------------------------------------

Net Interest Earnings                          $18,417                           $18,222                           $17,728
Net Yield on
 Interest-earning Assets                                  5.00%                             5.19%                             5.29%


/1/ For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.
/2/ Interest received on tax-exempt investments is calculated on a fully taxable equivalent at the 34% rate.

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis of the Financial Condition and Results of Operations

                             (In Thousands of Dollars Except Per Share Data)

The following table presents the changes in interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume that cannot be segregated have been allocated in proportion to the changes due to rate and volume.

                           Rate/Volume Analysis of Net Interest Revenue
                                 (Fully Taxable Equivalent Basis)

                                           1996 Compared to 1995          1995 Compared to 1994
                                       Increase (Decrease)            Increase (Decrease)
                                              Due to                         Due to
                                         Volume      Rate      Net     Volume      Rate       Net
Interest bearing deposits with
   other banks                             $    2    $   9   $   11     $    1     $   17   $   18
Federal funds sold                           (137)     (96)    (233)        75        218      293
Taxable investments                          (167)       7     (160)      (122)       603      481
Non-taxable investments                        (4)      53       49        (98)      (102)    (200)
Loans                                       2,028     (658)   1,370      1,659      1,173    2,832
--------------------------------------------------------------------------------------------------
 TOTAL INTEREST EARNING ASSETS             $1,722    $(685)  $1,037     $1,515     $1,909   $3,424
--------------------------------------------------------------------------------------------------

Savings deposits                           $ (120)   $  36   $  (84)    $ (116)    $   76   $  (40)
NOW, MMDA accounts                           (109)       6     (103)       (27)       (23)     (50)
Time deposits                               1,231     (125)   1,106        987      1,894    2,881
Other borrowed funds                           12      (89)     (77)       (52)       191      139
--------------------------------------------------------------------------------------------------
 TOTAL INTEREST BEARING LIABILITIES        $1,014    $(172)  $  842     $  792     $2,138   $2,930
--------------------------------------------------------------------------------------------------


Other Income

          Non-interest income increased 12.09% in 1996, following a 49.83% increase in 1995. Trust department income increased 7.89% in 1996 after growing 29.30% in 1995. Income for the department is affected by changes in the volume of estates being handled, as well as the value of assets owned. Service charges, fees and commissions increased 7.09% in 1996, compared with a 1.80% decrease in 1995.

          There were securities gains of $26 in 1996, which largely resulted from a bond being called. This compared to losses of $1 in 1995. There were securities losses of $220 in 1994, when lower-yielding securities were sold late in the year. BancShares does not operate a trading account.

          All other income increased to $1,336 in 1996, up from $1,137 in 1995 and $485 in 1994. A gain on sale of other real estate created the growth in the 1996 figure.

Other Expense

          Non-interest expenses were $13,891 in 1996, compared to $13,553 in 1995 and $12,986 in 1994. Employee compensation and benefits increased $246 (3.29%) in 1996, following a $486 rise in 1995. Furniture and equipment expense decreased 7.07% in 1996, after increasing 5.13% in 1995. Occupancy expense decreased 4.44% in 1996, following an increase of 33.33% in 1995. The 1995 increases in these two categories were related to the expenses associated with the expansion of a branch office and purchase of computers. Other operating expenses increased 4.88% in 1996, compared to a decrease of 4.43% in 1995. Contributing to the increase were professional fees and charitable donations.

Income Taxes

          Income tax expense includes federal income tax and West Virginia income tax accrued by BancShares. The effective tax rate was 33% in 1996, 31% in 1995 and 26% in 1994. Tax exempt investment and loan income are the primary reason the effective tax rate is less than the Federal statutory rate of 34%. A decrease in nontaxable interest income in 1996, an increase in the effective state income tax rate, and other items combined to cause the increase in the 1996 effective tax rate.

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis of the Financial Condition and Results of Operations

                             (In Thousands of Dollars Except Per Share Data)

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

Interest Rate Sensitivity

          The repricing schedule that follows reflects the contractual maturity or repricing of each of BancShares' rate sensitive assets and liabilities held at December 31, 1996. While most assets and liabilities reprice either at maturity or according to contractual terms, several balance sheet components demonstrate characteristics that require adjustments to more accurately reflect their pricing behavior. Assumptions based on historical pricing relationships and anticipated market reactions are made to certain core deposits to reflect the elasticity of the changes in their interest rates relative to the changes in market interest rates. In addition, estimates are made regarding early loan and security repayments. These adjustments provide a more accurate picture of BancShares' interest rate risk profile than the repricing schedule. Management considers the adjusted information in making its decisions regarding the pricing of loans and deposits and the purchase or sale of assets.

          The following table shows the interest sensitivity gaps for four different time intervals as of December 31, 1996.


                                              0-90                     91-365                     1 Year                    Over
                                              Days                      Days                     to 5 Yrs                  5 Yrs
Federal funds sold                         $  5,000                   $    -0-                   $    -0-                  $   -0-
Investment securities                         2,100                     12,185                     46,318                   14,418
Loans                                       101,605                     43,011                    111,700                   41,199
Other interest-earning                          669                        -0-                        -0-                      -0-
----------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets                $109,374                   $ 55,196                   $158,018                  $55,617
----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing demand
 deposits/1/                               $ 20,579                   $    -0-                   $    -0-                  $20,575
Savings deposits/1/                          42,067                        -0-                        -0-                   42,068
CD's of $100,000 and more                     6,704                     14,440                     10,606                      -0-
Other time deposits                          36,364                     71,498                     46,242                      -0-
Borrowed funds                                7,540                        -0-                        -0-                      -0-
----------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive
 liabilities                               $113,254                   $ 85,938                   $ 56,848                  $62,643
----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                   $ (3,880)                  $(30,742)                  $101,170                  $(7,026)
Cumulative gap                             $ (3,880)                  $(34,622)                  $ 66,548                  $59,522
Cumulative gap/rate
 sensitive assets                             (1.03%)                    (9.15%)                    17.60%                   15.74%

/1/ Although interest-bearing demand deposits and savings deposits are subject to immediate repricing contractually, experience has shown that portions of those deposits are much less sensitive to rate fluctuations. The amounts indicated as repricing in more than 3 months are estimates by Management of the true sensitivity of those deposits.

    Total interest earning assets exceeded total interest bearing liabilities by $59,522 at December 31, 1996. This difference was funded through noninterest bearing liabilities and shareholders' equity. The table reflects contractual maturities of all investment securities and loans. It does not include assumptions regarding early loan or security repayments. The table indicates the total liabilities maturing or repricing within one year exceed assets maturing or repricing within one year by $34,622. However, repricing of some categories of assets or liabilities is subject to competitive and other influences beyond the control of BancShares. Therefore, certain assets and liabilities indicated as maturing or repricing within a certain period may, in fact, mature or reprice in other periods or in different volumes.

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis of the Financial Condition and Results of Operations

                             (In Thousands of Dollars Except Per Share Data)
Loan Portfolio

    Ordinarily, BancShares' primary use of funds is to meet the loan demands of bank customers. The loan portfolio is the largest and most profitable component of average earning assets, totaling 76.0% of average earning assets. Average total loans increased by $21,694 or 8.4% in 1996, which followed a 7.3% increase in 1995. As a result of net loan increases, BancShares' loan-to-deposit ratio continued to increase in 1996, averaging 79.79%. This compares to an average loan-to-deposit ratio of 77.53% in 1995 and 75.23% in 1994.

    The following table shows BancShares' loan distribution at December 31 for the years:

                                                  DECEMBER 31,
                                  1996      1995      1994      1993      1992
Commercial and Industrial       $119,568  $104,896  $103,485   $ 88,790  $ 93,216
Real Estate                      109,624   102,843    88,321     82,354    76,715
Installment and Credit Cards      68,323    56,247    64,851     51,477    53,082
---------------------------------------------------------------------------------
   Total                        $297,515  $263,986  $256,657   $222,621  $223,013
---------------------------------------------------------------------------------

    BancShares loan portfolio contains no loans to foreign borrowers. Along with the loans reported, BancShares also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loans included in the loan portfolio and are included in BancShares' risk-based capital ratios.

Provision and Allowance for Loan Losses

    The provision for possible loan losses that is charged to operations is based on the growth of the loan portfolio, the amount of net loan losses incurred, and Management's estimation of potential losses based on an evaluation of the portfolio risk and economic factors. The allowance for loan losses was increased by the provision for possible loan losses of $459, $58 more than net losses of $401. The net loss for 1996 represented 0.14% of average loans. This compares with a provision of $418 in 1995, when net losses were $333 (.13% of average loans). The provision was $417 in 1994, when net losses were $125 (.05% of average loans).

    The reserve for possible loan losses at year end 1996 totaled $3,574 (1.20% of total loans), as compared to $3,516 (1.33% of total loans) in 1995.

    The following table summarizes BancShares' loan loss experience for each of the five years ended December 31:

                                                     DECEMBER 31,
                                       1996     1995     1994     1993     1992
Balance at January 1                  $3,516   $3,430   $3,138   $2,958   $2,360
Charge-offs:
   Commercial loans                   $  281   $  148   $   81   $   74   $  406
   Real estate                             9       26       43       51       25
   Consumer                              194      254      121      155      268
--------------------------------------------------------------------------------
Total Charge-offs                     $  484   $  428      245   $  280   $  699
--------------------------------------------------------------------------------
Recoveries:
   Commercial loans                       37       32       53      124      210
   Real estate                             4       13        7       15       10
   Consumer                               42       51       60       74       94
--------------------------------------------------------------------------------
Total Recoveries                      $   83   $   95   $  120   $  213   $  314
--------------------------------------------------------------------------------
Net Charge-offs                          401      333      125   $   67   $  385
Additions charged to operations/1/       459      418      417      247      983
--------------------------------------------------------------------------------
Balance at December 31                $3,574   $3,516   $3,430   $3,138   $2,958
--------------------------------------------------------------------------------
Ratio of net charge-offs
   to average loans outstanding         0.14%    0.13%    0.05%    0.03%    0.18%

/1/ The amount charged to operations and the related balance in the reserve for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several important factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimation of future potential losses.

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis of the Financial Condition and Results of Operations

                             (In Thousands of Dollars Except Per Share Data)

The following table shows an allocation of the allowance for loan losses for each of the years ended:

                                                          December 31,
                         1996                 1995                 1994                 1993                 1992
                            Percent              Percent              Percent              Percent              Percent
                           of loans             of loans             of loans             of loans             of loans
                            in each              in each              in each              in each              in each
                           category             category             category             category             category
                           to total             to total             to total             to total             to total
                   Amount    loans      Amount    loans      Amount    loans      Amount    loans      Amount    loans
Commercial and
  Industrial       $1,437      40.2%    $1,399      39.8%    $1,382      40.3%    $1,252      39.9%    $1,236      41.8%
Real estate         1,315      36.8%     1,269      36.1%     1,180      34.4%     1,161      37.0%     1,017      34.4%
Consumer              822      23.0%       848      24.1%       868      25.3%       725     23. 1%       705      23.8%
------------------------------------------------------------------------------------------------------------------------
Total              $3,574     100.0%    $3,516     100.0%    $3,430     100.0%    $3,138     100.0%    $2,958     100.0%
------------------------------------------------------------------------------------------------------------------------

    Commercial BancShares, Inc. does not follow the practice of allocating the allowance for loan losses by loan category, therefore, the amounts allocated for this schedule were based on the percentage of loans in each category to total loans as of the end of each period.

Under-Performing Assets

    The following table summarizes BancShares' under-performing assets for the years ended

                                                                    December 31
                                               1996         1995       1994       1993       1992
Accruing Loans Past due
  90 days or more                            $  251       $  990     $  464     $  338     $  464
-------------------------------------------------------------------------------------------------
Principal amount of nonaccrual
 loans at year end                              505          821        739        355        766
Restructured loans                            2,389        1,399      1,403        121         86
-------------------------------------------------------------------------------------------------
                                             $2,894       $2,220     $2,142     $  476     $  852

Other real estate acquired in
 satisfaction of loans                       $  956       $1,652     $1,329     $1,274     $1,593
-------------------------------------------------------------------------------------------------

Total under-performing assets                $4,101       $4,862     $3,935     $2,088     $2,909
-------------------------------------------------------------------------------------------------

Securities

    BancShares' securities portfolio, including securities available for sale plus investment securities held to maturity, decreased $12,304 or 14.19% from December 31, 1995, to December 31, 1996. The largest portion of the portfolio at year-end 1996 was invested in U.S. government and agency securities, which totaled $29,690 and comprise 39.58% of the carrying value of total investments.

    The following table sets forth the maturities of investment securities at December 31, 1996, and the weighted average yields of such securities (calculated after adjusting annualized interest revenue for the accretion of discounts and the amortization of premiums). Tax-equivalent adjustments (using a 34% rate) have been made in calculating yield on obligations of states and political subdivisions.

                                                                   MATURING IN
                                                          After 1               After 5
                                     1 Year               Year to              Years to                Over
                                    or Less               5 Years              10 Years              10 Years
                               Amount    Yield       Amount    Yield       Amount    Yield       Amount    Yield

U.S. Treasury and other        $13,503     6.47%     $40,255     6.38%     $2,949      5.90%     $4,313      6.29%
   U.S. government agencies
States and political               822     8.19%       5,525     8.14%      3,903      8.21%      1,707      9.61%
   subdivisions
Other                               25     6.65%         -0-                  -0-                   105      6.37%
-----------------------------------------------------------------------------------------------------------------
         Total                 $14,350     6.57%     $45,780     6.59%     $6,852      7.21%     $6,125      7.22%
-----------------------------------------------------------------------------------------------------------------

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis of the Financial Condition and Results of Operations

                                (In Thousands of Dollars Except Per Share Data)

Liquidity and Funding

    Deposits are the largest, most stable, and generally least costly source of funds for BancShares. During 1996, average deposits increased $17,741 (5.3%) compared to $13,243 (4.1%) in 1995. At December 31, 1996, deposits represented 120.9% of total loans, compared to 129.1% at December 31, 1995.

    Available to BancShares are short-term market-rate liabilities, including Federal funds purchased and securities sold under agreements to repurchase. These instruments are currently used to accommodate customers and, on a limited basis, to provide a short-term source of funds. Three of BancShares' subsidiaries are members of the Federal Home Loan Bank of Pittsburgh, which makes available to its members a number of credit products, any or all of which could be used to meet liquidity needs. Additionally, BancShares is aware of several brokers who could, in a short time, provide large amounts of certificates of deposit at market rates. None of BancShares' banks currently use or intend to use brokered funds, but the source exists should liquidity needs require its use. BancShares' banks also have extensions of credit that are guaranteed by U. S. government agencies and are, therefore, salable.

    Cash and due from banks are BancShares' most liquid assets. At December 31, 1996, cash and due from banks totaled $18,602, an increase of $1,859 (11.1%) from December 31, 1995. Marketable investment securities, particularly those of short maturities, and Federal funds sold are also sources of asset liquidity. Securities maturing in one year or less amounted to $14,350 at December 31, 1996, representing 19.3% of the investment portfolio. Federal funds sold at December 31, 1996, were $5,000. Along with these scheduled maturities, there will be repayments of mortgage backed securities and the possible early redemption of callable securities.

Capital Resources
    The following table presents the total common shareholders' equity in thousands of dollars and the book value per common share at December 31 of the years indicated.

                                1996     1995
Common Shareholders' Equity    $40,995  $38,203
Book Value Per Share           $ 27.89  $ 25.99

    Besides meeting regulatory capital requirements, a certain level of capital growth must be achieved to maintain appropriate ratios of equity to total assets. As shown in the table on selected financial data, growth in total average assets was 5.7% in 1996 and 4.4% in 1995. To maintain appropriate ratios of equity to total assets, a corresponding level of capital growth must be achieved. During 1996 total shareholders' equity grew 7.31%, following an increase of 13.7% in 1995, as shown in the table of Selected Financial Data. BancShares expects to continue to rely on internal capital growth as the primary means of maintaining capital adequacy.

    The following table illustrates the relationship between earnings retention and internal capital growth.

                                                  1996                   1995                   1994
Return on equity                                 13.19%                 13.11%                 13.61%
times
Earnings retained                                63.10%                 65.50%                 62.85%
equals
Internal capital growth                           8.32%                  8.59%                  8.55%

      Management intends to continue its efforts to increase BancShares' return on assets while maintaining a dividend payout consistent with others in the banking industry. BancShares expects to pay quarterly cash dividends during 1997.

Commercial BancShares, Inc. and Subsidiaries
Management's Discussion and Analysis of the Financial Condition and Results of Operations

                             (In Thousands of Dollars Except Per Share Data)

Financial Ratios

   One means of measuring the results of operations is analysis of various ratios. Two widely recognized performance indicators are the return on equity and the return on assets. The following table sets forth those and other ratios frequently used in analyzing bank holding company financial statements. For the years ended:

                                           DECEMBER 31,
                                       1996    1995    1994
Profitability ratios:
   Rate of Return/1/ on Average:
      Earning Assets                       1.30%   1.35%   1.31%
      Total Assets                         1.20%   1.26%   1.22%
      Total Shareholders' Equity          13.19%  13.11%  13.61%
Liquidity and Capital Ratios:
   Average Shareholders' Equity to
      Average Earning Assets               9.85%  10.31%   9.64%
   Average Shareholders' Equity to
      Average Total Assets                 9.08%   9.58%   8.94%
Common Dividend Payout Ratio/2/           36.90%  34.50%  29.97%

Notes:
       /1/ Based on Net Income
       /2/ Cash dividends declared on common stock as a percentage of net income applicable to common stock.

Commercial BancShares, Inc. and Subsidiaries
Market for the Registrant's Common Stock


     Commercial BancShares, Incorporated's common stock began trading on the American Stock Exchange on June 27, 1996. It trades under the symbol CWV.
Before Commercial's common stock was listed on the AMEX, Legg Mason Wood Walker had been an active market maker and several trades were initiated through Hazlett, Burt & Watson, Inc., although that firm was not considered to be making a market in BancShares stock. On December 31, 1996, the total number of holders of Commercial BancShares, Inc. common stock was 1,139.

     The tables below present the high and low sales price reported for Commercial BancShares, Incorporated, and the cash dividends declared on common stock in each quarter of the past five years.

---------------------------------------------------------------------------------------------------------------
Market Value of Common Stock:
(In Dollars)
                                                  1996          1995          1994          1993          1992
First Quarter                             $33.25-35.00   $30.00-31.00  $28.50-29.50  $24.00-25.00  $18.50
Second Quarter                            $34.25-37.50   $30.25-31.25  $28.50-29.50  $26.00-27.00  $19.50
Third Quarter                             $37.50-39.375  $32.00-33.00  $28.50-29.50  $27.00-29.00  $20.00
Fourth Quarter                            $39.00-40.25   $33.00-34.00  $29.50-30.50  $28.00-29.50  $21.00-22.00
---------------------------------------------------------------------------------------------------------------
Cash Dividends Declared on Common Stock:
(In Dollars)

                                                   1996          1995          1994          1993          1992

First Quarter                             $         .30  $        .28  $        .25  $        .23  $        .20
Second Quarter                                      .30           .28           .25           .23           .20
Third Quarter                                       .30           .28           .25           .23           .20
Fourth Quarter                                      .30           .28           .28           .25           .23


Commercial BancShares, Inc. and Subsidiaries
Directors

Commercial BancShares, Inc.     Commercial Banking and        Jackson County Bank
                                Trust Company
William E. Mildren, Jr.                                       Bruce Bingham
Chairman, President &           William E. Mildren, Jr.       Chairman
Chief Executive Officer         Chairman                      Robert P. Hartley
Bruce Bingham                   Carl E. Dollman               President, Hartley Oil
                                                              Company
Chairman, Jackson County        Retired                       Incorporated &
 Bank                                                         Subsidiaries
Frank L. Christy                Peyton J. Dudley              Larry G. Johnson
Real Estate Developer           J.W. Dudley Sons Company      Executive Vice
                                                              President & CFO,
A. V. Criss, III                Larry G. Johnson              Commercial BancShares,
                                                               Inc.
President, Century Block,       Executive Vice President      Charles V. Kelly, O.D.
 Inc.                            & CFO,
President, Century              Commercial BancShares, Inc.   Retired Optometrist
 Limestone, Inc.
Vice President, Atlas           Arthur A. Maher               Thomas M. Lookabaugh
 Towing
Secretary-Treasurer,            Retired                       President
Bluestone Quarries, Inc.        Daniel O. Martin              William E. Mildren, Jr.
Gary R. Davis                   Executive Vice President,     Chairman,
Chairman & Chief Executive      Mullen Motors Company         Commercial BancShares, Inc.
 Officer,
Union Bank of Tyler County      William E. Mildren            A. Clark Ritchie
Wilson Davis                    Retired Chairman              Real Estate Developer
Chairman & President,           Jack F. Poe                   Data Processing Consultant

The Community Bank              Retired President             W.S. Ritchie, Jr.
Carl E. Dollman                 Donald L. Scothorn            Self-Employed
Retired                         President & Chief             Stephen F. Seaman
                                 Executive Officer
James A. Meagle, Jr.            James W. Swearingen           Merchant - Almeda's
President & Chief               Retired                       Thomas N. Webster
 Executive Officer,
The Dime Bank                   Robert K. Tebay               Vice-Chairman,
David L. Mendenhall             Owner-Operator, Tebay         Commercial BancShares,
                                 Dairy                         Inc.
President & Chief               Thomas N. Webster
 Executive Officer,
The Bank of Paden City          Vice-Chairman,
Jack F. Poe                     Commercial BancShares, Inc.   Farmers & Merchants Bank
                                                              of Ritchie County
Retired                         Bert F. Hider
Robert E. Richardson            Director Emeritus
Chairman, Richardson                                          Donald L. Scothorn
 Printing Corp.                                               Chairman
W. S. Ritchie, Jr.
Self-Employed                                                 Bobby O. Chancey
Susan S. Ross                                                 Retired Manager,
Former Chairman,                                              Armstrong Telephone Co.
Storck Baking Company, Inc.                                   Kenneth Paul Goodnight
Donald L. Scothorn                                            President,
President & Chief                                             Allstate Energy
 Executive Officer,                                            Corporation
Commercial Banking and                                        A.D. Jackson
 Trust Co.                                                    Owner, Western Auto
James L. Wahle                                                 Store

President,                                                    Donna L. Perine
Accu-Sort Systems, Inc.                                       President & Chief
                                                              Executive Officer
Thomas N. Webster                                             Henry D. Sassi
Vice-Chairman                                                 Vice-Chairman
Morris B. Wilkins
President, Caesars Pocono
 Resorts
William E. Mildren
Director Emeritus

Commercial BancShares, Inc. and Subsidiaries
Directors


 The Dime Bank                  Union Bank of Tyler        Bank of Paden City
                                County

 Robert E. Richardson           Gary R. Davis              Edwin P. Barrett
 Chairman                       Chairman & Chief           Retired,  D & J Auto
                                Executive Officer          Parts & Paden City Auto Parts
 Paul G. Bertram, Jr.           Timothy R. Aiken
 Vice-Chairman                  President & Chief
                                Operating Officer          George G. Couch
 Harry M. Cogswell              Gloria J. Burge            Owner & Administrator,
 President & Owner,             Executive Vice             New Martinsville Health
                                President                  Care Center
 Apex Feed & Supply, Inc.       Robert E. Doak             Robert M. Feldmeier
 C. Fred Hunter, Jr.            Retired Partner,           President,
                                Doak's IGA
 Sales Director,                William P. Ingram          The Paul Wissmach Glass
                                                           Company
 Magnum Magnetics               Farmer                     Robert W. Friend
 Robert G. Kelly                Donald K. Jemison          Attorney at Law
 President,                     Retired Supervisor,        Nelson Hachem
                                Ormet Corporation
 Quantum Leasing & Auto         Paul E. Jemison            Owner, McDonald's
  Sales, Inc.                                              Restaurant
 Walter J. McCarthy             Retired Supervisor,        New Martinsville and
                                P.P.G. Industries          St. Marys
 Real Estate Broker             David L. Mendenhall        David L. Mendenhall
 James A. Meagle, Jr.           President & Chief          President & Chief
                                Executive Officer,         Executive Officer
 President                      Bank of Paden City         Donald L. Scothorn
 William E. Mildren, Jr.        William E. Mildren, Jr.    President & Chief
 Chairman,                      Chairman,                  Executive Officer,
                                                           Commercial Banking and
                                                           Trust Co.
 Commercial BancShares, Inc.    Commercial BancShares,     Richard B. Stender
                                Inc.
 Richard A. Spindler            Harry S. Peters            Optometrist
 President,                     Retired Supervisor,        Lester Doak
                                Union Carbide Corp.
 Dowling Pool Company           Owner, Peters Realty       Director Emeritus
                                Co.
 Dan S. Stephan, Jr.            Robert C. Sellers          June Nichols
 Vice President,                Retired Supervisor,        Director Emeritus
 Anderson-Stephan News Co.      LCP Chemicals of WV,       Norman D. Trowbridge, Sr.
                                Inc.
 William C. Wigal               J. Allen Woodburn          Director Emeritus
 Retired Accountant             Retired Colonel,
 Neil R. Wynn                   State of West Virginia
 President,                     Department of Natural
                                Resources
 Wynn Oil & Gas
                                The Community Bank

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

Commercial BancShares, Inc. and Subsidiaries
Officers


Commercial BancShares, Inc.  Commercial Banking         Branch Management
415 Market Street            and Trust Company          ------------------------
Parkersburg, WV  26101       415 Market Street          William P. Crites
(304) 424-0300               Parkersburg, WV  26101     Senior Vice President of
                             (304) 424-0300             Branch Operations
William E. Mildren, Jr.
Chairman, President &        William E. Mildren, Jr.    Jack D. Carr
Chief Executive Officer      Chairman                   Vice President

Thomas N. Webster            Donald L. Scothorn         Paul R. Mancuso, Jr.
Vice-Chairman                President & Chief          Vice President
                             Executive Officer          John O. Stewart
Larry G. Johnson                                        Vice President
Executive Vice President &   Thomas N. Webster
Chief Financial Officer      Vice-Chairman              Trust Department
                                                        -----------------------
David L. Mendenhall          Commercial Loan            C. Randall Law
Senior Vice President        Department                 Senior Vice President
                             -------------------------  & Senior Trust Officer
Donald L. Scothorn           David M. Righter
Senior Vice President        Senior Vice President      Charlotte J. Potter
                                                        Vice President & Trust
Patricia A. Tucker           Douglass J. Swearingen     Officer
Assistant Vice President     Senior Vice President
                                                        Linda L. Daggett
Daniel N. Canada             Debra V. Miller            Trust Operations Officer
Assistant Vice President &   Loan Officer
Director of Human Resources                             Pamela S. Robinson
                             Mortgage Loan Department   Assistant Trust
Data Processing Department    -------------------------  Operations Officer
---------------------------  Henry D. Sassi
Leo P. Mallamaci                                        Farmers & Merchants Bank
Vice President &             Senior Vice President      of Ritchie County
Senior Data Processing       Carolyn S. Calhoun         1500 East Main Street
 Officer                     Vice President             Harrisville, WV  26362
                                                        (304) 643-2974
Peter G. Gallo               Consumer Loan Department
Systems & Programming        -------------------------  Donald L. Scothorn
 Manager                     Ronald L. Buchanan         Chairman
                             Senior Vice President
Faith J. Smith                                          Henry D. Sassi
Data Center Operations       Sallie A. Fankhauser       Vice-Chairman
 Manager                     Mortgage Loan & Consumer
                             Officer                    Donna L. Perine
Auditing Department                                     President & Chief
---------------------------  Operations Department      Executive Officer
W. Bryan Pennybacker, CPA    -------------------------
Senior Audit Manager         Wayne F. Lee               Martha K. Kellar
                             Senior Vice President &    Executive Vice
Marcia S. Westfall, CPA      Cashier                    President & Cashier
Auditor
                             Joan P. Snider             Robert E. Bolin
Jackson County Bank          Vice President             Vice President
Wall Street
Ravenswood, WV  26164        William C. Deem            Sabrina Hanlon
304/273-9351                 Data Support Manager       Assistant Vice President

Thomas M. Lookabaugh         Theresa J. Westfall
President & Chief            Director of Marketing
 Executive Officer

B. Scott Miller
Executive Vice President

Donna R. McCoy
Loan Officer



Commercial BancShares, Inc. and Subsidiaries
Officers



The Dime Bank                Union Bank of Tyler       Bank of Paden City
200 Putnam St.               County                    4th & Main Street
Marietta, OH  45750          Fair & Dodd Streets       Paden City, WV  26159
(614) 373-0237               Middlebourne, WV  26149   (304) 337-2205
                             (304) 758-2191
James A. Meagle, Jr.                                   David L. Mendenhall
President & Chief            Gary R. Davis             President & Chief
                             Chairman & Chief          Executive Officer
Executive Officer            Executive Officer
Steven C. Hall                                         Larry M. Tracey
Executive Vice President &   Timothy R. Aiken          Executive Vice President
Senior Loan Officer          President & Chief
                             Operating Officer         Shirley D. Kendle
Alice V. Skidmore                                      Vice President & Cashier
Vice President & Security    Gloria J. Burge
 Officer                     Executive Vice President  Judith M. Yeager
                                                       Assistant Vice President
Sonja P. Van Wey             Paul E. Davis
Cashier & Treasurer          Vice President            Genelle Ferrebee
                                                       Assistant Vice President
Jennifer L. Antill           Janet W. Dieringer
Assistant Vice President &   Loan Officer              Julia A. Haught
Compliance Officer                                     Administrative Assistant
                             Margaret F. Jeffries
Thomas L. Bogard             Assistant Vice            Tammy R. Waggoner
Assistant Vice President &   President &               Loan Officer
Loan Officer                 Trust Officer
                                                       Kathy A. Howell
Carolyn A. Ewart             Patricia G. Mason         Assistant Cashier
Assistant Vice President &   Vice President & Cashier
 Secretary                                             Tamara J. Bowers
                             Linda L. Stackpole        Assistant Cashier
Susan J. Hobensack           Assistant Vice
Assistant Vice President &   President &               Ruth B. Longwell
Loan Officer                 Loan Officer              Assistant Loan Officer

Shirley K. Lang              R. R. Ullom
Assistant Vice President &   Loan Officer
 Head Teller
                             The Community Bank
Patricia A. Norris           112 Collins Ave.
Assistant Vice President &   Pennsboro, WV  26415
Branch  Manager              (304) 659-2964

                             Wilson Davis
                             Chairman & President

                             Robert J. Michels
                             Vice President

                             Patty S. Poling
                             Cashier & Chief
                             Executive Officer

                             Rosa Wright
                             Assistant Vice
                             President &
                             Loan Officer

                             Shirley L. Dulaney
                             Assistant Cashier

                             Barbara A. Devericks
                             Assistant Cashier

                             Deana P. Hudkins
                             Assistant Cashier

                                     [Logo]
                          Commercial BancShares, Inc.
                               415 Market Street
                       Parkersburg, West Virginia  26101